EXECUTION COPY

Exhibit 2.1

PURCHASE AND OPTION AGREEMENT

by and among

ALLIANCE BOOTS GMBH,

AB ACQUISITIONS HOLDINGS LIMITED,

and

WALGREEN CO.,

dated as of June 18, 2012

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Section 11.11	Dispute Resolution; Consent to Arbitration	117
Section 11.12	Specific Performance	118
Section 11.13	Waiver of Jury Trial	118
Section 11.14	Other
Section 11.15	No Recourse	119
Section 11.16	Disclosure Schedules	119
Section 11.17	Conflicts and Privilege	120

ANNEX A	Form of Shareholders Agreement
ANNEX B	Form of Buyer Shareholders Agreement

EXHIBIT A	Specified Companies for Purposes of “Prohibited Consideration”
EXHIBIT B	JV Term Sheet
EXHIBIT C	Form of Principal Investor Side Letters
EXHIBIT D	Form of Amended and Restated Charter Documents
EXHIBIT E	List of Guarantors and Form of Limited Guaranty

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PURCHASE AND OPTION AGREEMENT

This PURCHASE AND OPTION AGREEMENT (this “Agreement”) is made as of June 18, 2012, by and among Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland, having its registered office at Baarerstrasse 94, CH 6300 Zug, Switzerland and registered in the Register of Commerce and Companies of the Canton of Zug under No. CH-170.4.007-953-1 (the “Company”), AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476 (the “Seller”), and Walgreen Co., a corporation organized under the laws of Illinois (the “Buyer”, and together with the Company and the Seller, the “Parties”).

WHEREAS, as of the date hereof, the Seller owns, beneficially and of record, all of the outstanding Company Ordinary Shares;

WHEREAS, at the First Step Closing, the Buyer wishes to purchase from the Seller and the MEP Trustee, and the Seller wishes to, and to cause the MEP Trustee to, sell, to the Buyer, the First Step Company Shares, subject to and on the terms and conditions provided herein;

WHEREAS, subject to and on the terms and conditions provided herein, in consideration in part of the Clawback Option, the Seller wishes to grant to the Buyer, and the Buyer wishes to accept, the Call Option, and the Buyer and the Seller wish to set forth certain agreements regarding the exercise of that Call Option and the potential purchase by the Buyer and the potential sale by the Seller and the MEP Trustee of the Second Step Company Shares at the Second Step Closing;

WHEREAS, each of the Buyer and its Representatives and the Seller, the Company and their Representatives (i) have been provided access to certain books and records, facilities, equipment, Tax Returns, Contracts, Leases, insurance policies and other properties and assets of the other, (ii) have had access to electronic data rooms maintained by the Company and the Buyer, respectively, for purposes of the Transactions, (iii) have conducted an independent investigation of the other and of the Transactions and (iv) have had the opportunity to meet with the Representatives of the other to discuss the business of the other and the Transactions;

WHEREAS, the Seller has delivered, or caused to be delivered, to the Buyer, prior to the execution of this Agreement, the Company Disclosure Schedule and the Seller Disclosure Schedule, each dated as of the date hereof, and the Buyer has delivered to the Seller, prior to the execution of this Agreement, the Buyer Disclosure Schedule, dated as of the date hereof;

WHEREAS, the Buyer, the Company and the Seller will, at the First Step Closing, enter into a shareholders agreement, substantially in the form of Annex A (the “Shareholders Agreement”), providing for certain corporate governance and other matters with respect to the Company and the Company Ordinary Shares from and after the First Step Closing and certain other agreements between the Buyer, the Company and the Seller; and

WHEREAS, the Buyer, Stefano Pessina, Alliance Santé Participations S.A., the KKR Investment Funds and the KKR Principal Investors (each as defined in applicable Principal Investor Side Letter) have, simultaneously with the execution and delivery of this Agreement, entered into the Principal Investor Side Letters, and, if the Guarantee Option is selected by the Seller, the Buyer, the Seller and each of the Persons set forth on Exhibit E (each, a “Guarantor”, and together, the “Guarantors”) will each, at the Second Step Closing, enter into a Limited Guaranty in substantially the form attached hereto as Exhibit E (each a “Limited Guaranty”);

WHEREAS, the Buyer, the Initial KKR Investors, the Initial SP Investors, Kohlberg Kravis Roberts & Co. L.P. and SP (each as defined in the Buyer Shareholders Agreement) will, at the First Step Closing, enter into a shareholders agreement, substantially in the form of Annex B (the “Buyer Shareholders Agreement”), providing for certain corporate governance and other matters with respect to the Buyer and the holders of First Step Buyer Shares and, if applicable, of the Second Step Buyer Shares and certain other agreements between the Buyer, the Initial Investors (as defined in the Buyer Shareholders Agreement) and KKR;

NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

INTERPRETATION

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“£” or “GBP” means British pounds sterling.

“AB Acquisitions UK Holdco 3 Limited” means AB Acquisitions UK Holdco 3 Limited, a private company limited by shares organized under the laws of England and Wales, registered at Companies House under company number 06849845 and having its registered office at Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom, which holds 51% of the outstanding share capital of Alliance Healthcare Italy.

“AB Group” means, collectively, the Company, its Subsidiaries and the UK Holdings Group Members, and references to a “member” of the AB Group shall mean any one of them.

“AB Luxco 1” has the meaning set forth in Section 2.02(a).

“AB Principal JVs” mean, collectively, Alliance Healthcare S.A., Guangzhou Pharmaceuticals Corp. and Unidrug Distribution Group Limited, and references to a “AB Principal JV” shall mean any one of them.

“Accounting Firm” has the meaning set forth in Section 2.07.

“Acquisition Proposal” has the meaning set forth in Section 7.08.

“Action” means any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of any Transaction Document or any other agreement that expressly incorporates this definition by reference hereto, (i) the Seller shall be deemed an Affiliate of the SP Investors and the KKR Investors, (ii) in no event shall the Company (or any of the other members of the AB Group) be deemed an Affiliate of the Buyer (and vice versa) at any time prior to the Second Step Closing and (iii) in no event shall an Affiliate of any Person include any “portfolio company” (as such term is customarily used among institutional investors) of Kohlberg Kravis Roberts & Co. L.P., any of its Affiliates or any of the KKR Principal Investors so long as such portfolio company has not received any Confidential Information (as defined in the Shareholders Agreement) and none of Kohlberg Kravis Roberts & Co. L.P., any of its Affiliates or any of the KKR Principal Investors instructs or overtly encourages any such portfolio company to take any action that would violate any provision of this Agreement that would be applicable to such portfolio company were it to be deemed an Affiliate hereunder.

“Agreed Form” means, in relation to any document, the form of that document as initialed on the date of this Agreement for the purpose of identification by or on behalf of the Buyer and the Seller, in each case with such amendments as the Buyer and the Seller (and each other party thereto, as applicable) shall reasonably agree between the Signing Date and the First Step Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alliance Healthcare Italy” means Alliance Healthcare Italia S.p.a., a Societa per azioni organized under the laws of Italy with its registered office at Via Moggia 75A, Lavagna (GE) 16033, Italy, it being understood that 51% of the share capital of Alliance Healthcare Italy is held by AB Acquisitions UK Holdco 3 Limited and 49% is held, indirectly, by the Company.

“Allocation Delivery Date” has the meaning set forth in Section 2.07.

“Anti-Bribery Laws” has the meaning set forth in Section 4.09.

“ANZAG” means Andreae-Noris Zahn AG, a public limited company (Aktien Gesellschaft) organized under the laws of Germany and having its registered office at Solmsstrube 25, 60468 Frankfurt am Main, Germany.

“ANZAG Shares” means the 8,817,190 bearer shares, no par value per share, of ANZAG (ISIN: DE0005047005), owned, as of the date hereof, indirectly by the German Holdco, which shares represent approximately 81.88% of the 10,678,430 outstanding shares of ANZAG.

“Applicable Exchange Rate” means, as agreed by the Parties as of the date hereof, the exchange rate for U.S. dollars into British pounds sterling at a rate of exchange of £1=$1.5478.

“Applicable Law” means, with respect to any Person, any federal, national, state, local, cantonal, municipal, international or multinational statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, Order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, for purposes of determining beneficial ownership of Company Ordinary Shares by the Buyer, (i) the Call Option (but not the Clawback Option, to the extent it has become exercisable), (ii) any Common Ordinary Shares held by the Company in its treasury and (iii) the provisions of the Shareholders Agreement in respect of the voting of Company Ordinary Shares, shall each be disregarded.

“Bringdown Certificate” means, (i) in the case of the Company, an unqualified certificate, dated as of the first day of the Call Exercise Period and signed by a duly authorized officer of the Company, attesting to the effect that, assuming the substitution of the phrase “first day of the Call Exercise Period” in place of “Second Step Closing Date” for all purposes thereof, the conditions set forth in paragraphs (a), (c) and, with respect to the Company, (e)(i) of Section 9.02 have been satisfied, (ii) in the case of the Seller, means an unqualified certificate, dated as of the first day of the Call Exercise Period and signed by a duly authorized officer of such Seller, to the effect that, assuming the substitution of the phrase “first day of the Call Exercise Period” in place of “Second Step Closing Date” for all purposes thereof, the conditions set forth in paragraphs (b), (c), (e)(ii), (g) (but only with respect to the Principal Investor Side Letters) and, with respect to the Seller, (e)(i) of Section 9.02 have been satisfied, and (iii) in the case of the Buyer, an unqualified certificate, dated as of the first day of the Call Exercise Period and signed by a duly authorized officer of the Buyer, attesting to the effect that, assuming the substitution of the phrase “first day of the Call Exercise Period” in place of “Second Step Closing Date” for all purposes thereof, the conditions set forth in paragraphs (a), (b) and (c) of Section 9.03 have been satisfied; provided, that the Parties agree that (x) in the case of the Company or the Seller, with respect to the condition set forth in paragraph (e) of Section 9.02, except to the extent the applicable breach is not capable of being cured prior to the Second Step End Date, such condition shall be deemed satisfied (solely for purposes of the Bringdown Certificate) as of the first day of the Call Exercise Period notwithstanding an uncured breach in any material respect of any of the agreements, covenants or obligations described in Section 9.02(e), so long as the Company, the Seller, the KKR Investors, the SP Investors, KKR and/or SP, as applicable, has commenced curing such breach within 10 days following written notice from the Buyer of such breach and has continued to use good faith efforts to cure such breach and (y) in the case of the Buyer, with respect to the condition set forth in paragraph (c) of Section 9.03, except to the extent the applicable breach is not capable of being cured prior to the Second Step End Date, such condition shall be deemed satisfied (solely for purposes of the Bringdown Certificate) as of the first day of the Call Exercise Period notwithstanding an uncured breach in any material respect of any of the agreements, covenants or obligations described in Section 9.03(c), so long as the Buyer has commenced curing such breach within 10 days following written notice from the Seller of such breach and has continued to use good faith efforts to cure such breach.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, Zug, Switzerland and London, United Kingdom, which day is not a Saturday or a Sunday.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Board Recommendation” has the meaning set forth in Section 7.05.

“Buyer Change Event” has the meaning set forth in Section 2.05.

“Buyer Change of Control” means any transaction or series of related transactions (including a tender offer, merger, consolidation or otherwise) that results in (a) any Third Party or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Parties acquiring Beneficial Ownership, directly or indirectly, of a majority of the then issued and outstanding Buyer Common Shares; (b) the sale, lease, exchange, conveyance, transfer or other disposition of all or substantially all of the property and assets of the Buyer and its Subsidiaries, on a consolidated basis, to any Third Party or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Parties; or (c) Continuing Directors ceasing to constitute at least a majority of the Board of Directors of the Buyer.

“Buyer Charter Documents” has the meaning set forth in Section 6.01.

“Buyer Common Shares” has the meaning set forth in Section 6.04.

“Buyer Disclosure Schedule” has the meaning set forth in Article VI.

“Buyer Incurred Damages” has the meaning set forth in Section 10.01.

“Buyer Material Adverse Effect” means any Effect that, taken individually or when taken together with all other applicable Effects, has been, is or would reasonably be expected to be materially adverse to (a) the business, assets, Liabilities, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer to complete the Transactions or perform its obligations under the Transaction Documents; provided, however, that, with respect to clause (a) only, a “Buyer Material Adverse Effect” shall be deemed not to include Effects to the extent resulting from (i) changes after the Signing Date in GAAP, (ii) changes after the Signing Date in Applicable Laws applicable to companies in any industry in which the Buyer and its Subsidiaries operate, (iii) changes after the Signing Date in global, national or regional political conditions or general economic or market conditions generally affecting companies in any industry in which the Buyer and its Subsidiaries operate, (iv) the failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (v) the public disclosure of this Agreement or the transactions contemplated hereby or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except, with respect to clauses (ii), (iii) and (vi), to the extent that such Effects disproportionately adversely affect the Buyer and its Subsidiaries, taken as a whole, as compared to other companies in any industry in which the Buyer and its Subsidiaries operate.

“Buyer Preferred Shares” has the meaning set forth in Section 6.04.

“Buyer Provided Information” has the meaning set forth in Section 7.16.

“Buyer SEC Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement, in each case together with all exhibits and schedules thereto and all information incorporated therein by reference, filed with or furnished to the SEC by the Buyer or any of its Subsidiaries, pursuant to the Securities Act or the Exchange Act from and after January 1, 2010 and on or prior to the Signing Date.

“Buyer Shareholder Approval” has the meaning set forth in Section 6.02.

“Buyer Shareholders Agreement” has the meaning set forth in the recitals to this Agreement.

“Buyer’s Share” has the meaning set forth in Section 10.01.

“Call Exercise Period” has the meaning set forth in Section 3.01.

“Call Option” has the meaning set forth in Section 3.01.

“Cash Option” has the meaning set forth in Section 3.06.

“Cash-Option Event” has the meaning set forth in Section 3.06.

“Cash-Option Payment” means, in the aggregate for the Seller and the MEP Trustee, an amount in cash (in GBP, converted at the Applicable Exchange Rate) equal to the greater of (1) the Fair Market Value of the applicable Prohibited Consideration (for the avoidance of doubt, together with the Fair Market Value of any other shares and/or other property that, in the absence of the Cash Option, would have otherwise been deliverable, together with such Prohibited Consideration, to the Seller and the MEP Trustee in lieu of the Second Step Buyer Shares pursuant to Section 3.06) and (2) the product of the number of Second Step Buyer Shares as set forth in Section 3.02(b) and the higher of (i) the Original Share Issuance Price (in GBP, converted at the Applicable Exchange Rate) and (ii) the per share price of the Buyer Common Shares (in GBP, converted at the Applicable Exchange Rate) that was agreed upon by the parties in the Buyer Change of Control (for the avoidance of doubt, together with the Fair Market Value of any other shares and/or other property that, in the absence of the Cash Option, would have otherwise been deliverable, together with such Prohibited Consideration, to the Seller and the MEP Trustee in lieu of the Second Step Buyer Shares pursuant to Section 3.06).

“Change of Recommendation” has the meaning set forth in Section 7.05.

“Charter Documents” means any by-law, charter, memorandum, certificate of incorporation, formation or organization, articles of association or incorporation, operating agreement, partnership agreement or other similar constituting, organizational or governing document.

“Clawback Option” has the meaning set forth in Section 3.07.

“Clawback Shares” has the meaning set forth in Section 3.07.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.19.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means each Material Employment Agreement, each material Share Plan and each material compensation and employee benefit, bonus, incentive, profit sharing, deferred compensation, pension, healthcare, welfare, retiree medical, disability, termination indemnities and long service leave program, share purchase, share ownership, share option, phantom interest or other Equity Interest-based, severance, change-in-control, retention, consulting, vacation or other fringe benefit plan, program policy, scheme, arrangement, commitment and agreement sponsored, maintained, or contributed to by or on behalf of the Company or other members of the AB Group or with respect to which the Company or other members of the AB Group would incur any Liability for the benefit of any current or former Employee of the Company or other members of the AB Group or their respective dependents with respect to any service for the Company or other members of the AB Group, other than state or mandatory social security arrangements or mandatory collective bargaining agreements.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Financial Statements” has the meaning set forth in Section 4.05.

“Company Intellectual Property” means all Intellectual Property that is used, held for use or otherwise exploited in the business of the Company or any other member of the AB Group, in each case that is material to the business of the Company and the other members of the AB Group, taken as a whole.

“Company Material Adverse Effect” means any change, effect, event, development, circumstance or occurrence (each, an “Effect”) that, taken individually or when taken together with all other applicable Effects, has been, is or would reasonably be expected to be materially adverse to (a) the business, assets, Liabilities, financial condition or results of operations of the Company and the other members of the AB Group, taken as a whole, or (b) the ability of the Company or the Seller to complete the Transactions or perform their respective obligations under the Transaction Documents; provided, however, that, with respect to clause (a) only, a “Company Material Adverse Effect” shall be deemed not to include Effects to the extent resulting from (i) changes after the Signing Date in IFRS, (ii) changes after the Signing Date in Applicable Laws applicable to companies in any industry in which the AB Group operates, (iii) changes after the Signing Date in global, national or regional political conditions or general economic or market conditions generally affecting companies in any industry in which the AB Group operates, (iv) the failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (v) the public disclosure of this Agreement or the transactions contemplated hereby or (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except, with respect to clauses (ii), (iii) and (vi), to the extent that such Effects disproportionately adversely affect the Company and the other members of the AB Group, taken as a whole, as compared to other companies in any industry in which the AB Group operates).

“Company Ordinary Shares” has the definition set forth in Section 4.04.

“Confidentiality Agreement” means that certain letter agreement, dated as of June 17, 2011, by and between the Buyer and the Seller.

“Consent” means consents, waivers, approvals, notifications, licenses, Permits, Orders or authorizations of, or registration, declaration or filing with any Governmental Authority or any other Person.

“Consider in Good Faith” means giving reasonable consideration in good faith to taking or refraining from taking, as applicable, the relevant action or transaction, taking into account the relative benefits and adverse effects to the Buyer (and its Affiliates), on the one hand, and the Company and any shareholder of the Company (other than the Buyer), on the other hand, that would reasonably be expected to result from taking or refraining from taking, as applicable, such action or transaction, and giving due consideration to any benefits and adverse effects to the Buyer (and its Affiliates) that are significantly disproportionate to the benefits and adverse effects to the Company and any shareholder of the Company (other than the Buyer) that would reasonably be expected to result from taking or refraining from taking, as applicable, such action or transaction; provided, for the avoidance of doubt, that nothing in this definition shall be construed as obligating the Company to take or refrain from taking the relevant action or transaction if the Company reasonably determines in good faith that there is any adverse effect to the Company or any shareholder of the Company (other than the Buyer).

“Continuing Director” means, at any date in question, an individual (a) who is a member of the Board of Directors of the Buyer as of the Signing Date, (b) who, as at such date in question, has been a member of such Board of Directors for at least the twelve (12) preceding months or (c) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office or a nominating committee in which other Continuing Directors then in office form the majority of the members thereof.

“Contract” means any contract, Lease, license, indenture, loan, note, agreement or other legally binding commitment, arrangement or undertaking (whether written or oral and whether express or implied).

“Control” has the meaning set forth in the definition of Affiliate.

“Data Room” means the electronic data room (which was locked at 1:00 p.m. New York City time on the Signing Date) set up by the Company in connection with the Transactions, the documents, materials and information in which are contained on a set of CD-ROMs, a complete and identical copy of which has been provided to each of the Buyer, the Seller and the Company.

“Debt Financing” means any debt financing incurred by the Buyer or any of its Subsidiaries for purposes of consummating the Transactions, including, for the avoidance of doubt, any refinancings or “take-out” financings with respect thereto (subject to the 365-day limitation on the Seller’s and the Company’s obligations under Section 7.09 after the First Step Closing).

“Disclosure Schedule” means the disclosure schedule delivered by the applicable Party or Parties concurrently with the execution of this Agreement.

“Distribution Liabilities” has the meaning set forth in Section 7.16(e).

“Dispute” has the meaning set forth in Section 11.11.

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Election Deadline” has the meaning set forth in Section 7.14(a)(ii).

“Eligible Entity” means an entity that qualifies as an “eligible entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3(a).

“Employees” means the employees employed by the Company or other members of the AB Group.

“Employment Agreement” means a Contract or offer letter of the Company or any other member of the AB Group with or addressed to any individual who is rendering or has rendered services thereto as an Employee, director, officer or consultant pursuant to which the Company or any such other member has any actual or contingent Liability to provide compensation, payments and/or benefits in consideration for past, present or future services.

“Encumbrance” means any charge, mortgage, lien, community property interest, condition, equitable interest, right of way, easement, encroachment, servitude, right of first offer, right of first refusal, option or right to acquire, pledge, usufruct, charge, title defect, claim, deed of trust, option, warrant, purchase right or security interest of any kind or an agreement to create any of the foregoing, including any restriction or covenant with respect to voting, transfer or exercise of other attributes of ownership.

“Environment” means of any or all of the following: natural resources, endangered or threatened species, the air (including ambient air, air within any building or other natural or man-made structure whether above or below ground), water (including water vapor, surface vapor, surface water, groundwater, underground waters, drinking water supply, coastal and inland waters and water within any natural or man-made structure), land (including surface land, subsurface strata and land under water) and any living systems or organisms, plant and animal life, ecosystems or any other natural resource.

“Environmental Claim” means any written notice, claim, demand, action, suit or complaint from any Person alleging any Liability (including Liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Applicable Law: (a) relating to pollution and/or contamination (or the cleanup thereof) and/or (b) the protection of the Environment; and/or (c) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, deposit, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written notice or directive, notice of violation or infraction, or notice with respect to any to actual or alleged non-compliance with, or Liability under, any Environmental Law or any term or condition of any Environmental Permit and/or Environmental Claim.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” shall mean (i) any capital stock of a corporation, any partnership interest, any limited liability company interest or any other analogous equity interest or security of any Person; (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe or exercise for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any Contract to grant, issue, award, convey or sell any of the foregoing.

“European Commission” means the Commission of the European Communities.

“Excessively Leveraged” means, with respect to the Buyer (or any successor thereto following a Buyer Change of Control) as of the date of the consummation of such Buyer Change of Control, (i) having a long-term corporate credit rating as of such date of determination of less than (a) “Ba3” by Moody’s Investors Service, (b) “BB-” by Standard & Poor’s or (c) “BB-” by Fitch Ratings (provided, that if two out of the three of clauses (a), (b) and (c) are not applicable, clause (i) of this definition shall be deemed not to be applicable), or (ii) having a Debt to EBITDA ratio as calculated using the methodology of Standard & Poor’s for the Buyer exceeding 6.0x or greater (but excluding in such calculation the impact of rents and any Indebtedness of the AB Group).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Notice” has the meaning set forth in Section 3.01.

“Exercise Notice Date” has the meaning set forth in Section 3.01.

“Fair Market Value” means:

(i) with respect to any Security or other non-cash property (in each case, other than a Security that is publicly traded), the fair market value of such Security or other non-cash property as determined in good faith by the Buyer, which determination shall be final, binding and conclusive unless a notice of objection is delivered in accordance with the last paragraph of this definition;

(ii) with respect to cash, the amount of such cash; and

(iii) with respect to any Security that is publicly traded, the Thirty Day VWAP of such security as of the date of the consummation of the Buyer Change Event in question.

In the case of the Buyer’s determination of Fair Market Value as contemplated by clause (i) above, such determination shall be delivered in writing to the Seller on the date of the consummation of the Buyer Change Event or Buyer Change of Control in question (as the case may be), following which the Seller may give to the Buyer a notice of objection in writing to such determination prior to the close of business on the tenth Business Day following receipt of such Buyer written notice, which notice of objection shall include in reasonable detail the Seller’s proposed alternative determination of such Fair Market Value. If the Buyer and the Seller are unable to agree upon such Fair Market Value within ten (10) Business Days after delivery of such notice of objection to the Buyer, then (A) the Buyer and (B) the Seller shall each select one independent, internationally recognized appraiser having experience in the valuation of illiquid assets, within five (5) Business Days after delivery of such notice of objection, such that two independent, internationally recognized appraisers are selected. If such firms shall agree upon the Fair Market Value of the Securities and/or other property in question, such determination shall be final, binding and conclusive; provided that such firms shall be deemed to have agreed upon the Fair Market Value of the Securities and/or other property in question if the valuations of the two firms are within 5% of the value of the lower valuation and in such case, the average of such valuations shall be deemed the Fair Market Value of the Securities and/or other property in question. If within ten (10) Business Days after appointment of the two appraisers, they are unable to agree upon such Fair Market Value, a third independent, internationally recognized appraiser having experience in the valuation of illiquid assets shall be chosen within three (3) Business Days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser within such period, such appointment shall be made by the American Arbitration Association or any organization successor thereto. The written determination of the Fair Market Value of the Securities and/or other property in question by the third appraiser so appointed and chosen shall be given within ten (10) Business Days after its appointment, and shall be final, binding and conclusive. If either the Buyer or the Seller does not select an appraiser by the applicable deadline, such Party shall have waived its right of selection and shall be bound by the determination of the appraiser selected by the other. The costs of conducting such dispute resolution, including the fees of all appointed appraisers, shall be borne by the Company. Each of the deadlines provided for in the above procedure may be extended by mutual agreement of the Buyer and the Seller. Notwithstanding the foregoing, the Fair Market Value of the Securities and/or other property in question as determined by either the first two appraisers or the third appraiser, as the case may be, must be, and the Parties agree that applicable appraiser(s) shall be instructed that any such determination must be, no greater than the higher of, and no lower than the lower of, (1) the Buyer’s determination of Fair Market Value set forth in the Buyer’s written notice to the Seller contemplated by the first sentence of this paragraph and (2) the Seller’s proposed alternative determination of Fair Market Value set forth in the Seller’s written notice of objection to the Buyer contemplated by the first sentence of this paragraph.

“Final Allocation Statement” has the meaning set forth in Section 2.07.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates involved in the Debt Financing, and their and their respective Affiliates’ officers, directors, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“First Step Acquisition” has the meaning set forth in Section 2.01.

“First Step Buyer Shares” has the meaning set forth in Section 2.01.

“First Step Cash Consideration” has the meaning set forth in Section 2.01.

“First Step Closing” has the meaning set forth in Section 2.03.

“First Step Closing Date” has the meaning set forth in Section 2.03.

“First Step Company Shares” means that number of Company Ordinary Shares that immediately prior to the First Step Closing will represent 45% of the issued and outstanding share capital, and 45% of the total voting power, of the Company on a fully-diluted basis.

“First Step End Date” has the meaning set forth in Section 8.04.

“First Step MEP Buyer Shares” has the meaning set forth in Section 2.02.

“First Step MEP Cash Consideration” has the meaning set forth in Section 2.02.

“First Step MEP Company Shares” has the meaning set forth in Section 2.02.

“First Step Purchase Price” has the meaning set forth in Section 2.01.

“First Step Seller Buyer Shares” has the meaning set forth in Section 2.02.

“First Step Seller Cash Consideration” has the meaning set forth in Section 2.02.

“First Step Seller Company Shares” has the meaning set forth in Section 2.02.

“Fundamental Buyer Representations” means the representations and warranties of the Buyer in Sections 6.01(a)-(b), 6.02, 6.03(a)(i), 6.04(a), 6.04(b) (excluding the last sentence thereof), 6.10 and 6.11.

“Fundamental Company Representations” means the representations and warranties of the Company in Sections 4.01(a), 4.01(b), 4.01(c) (second sentence only), 4.02, 4.03, 4.04(a), 4.04(b), 4.04(c) (first sentence only) and 4.20.

“Fundamental Seller Representations” means the representations and warranties of the Seller in Sections 5.01, 5.02, 5.03, 5.05 and 5.06.

“GAAP” means the accounting principles generally accepted in the United States, consistently applied, as in effect at the date of such financial statement or information to which it refers.

“Galenica” means Galenica A.G., a public limited company (Aktien Gesellschaft) organized under the laws of Switzerland and having its registered office at Untermattweg 8, 3001 Berne, Switzerland.

“Galenica Beneficiaries” has the meaning set forth in Section 7.18(b).

“Galenica Distribution” has the meaning set forth in Section 7.18(b).

“Galenica Distribution Liabilities” has the meaning set forth in Section 7.18(f).

“Galenica Restructuring Liabilities” has the meaning set forth in Section 7.18(e).

“Galenica Shares” means the 1,656,172 ordinary shares, par value CHF 0.10 per share, of Galenica, held indirectly by the Company (and as of record by Alliance Boots Investments 2 Limited, a private company limited by shares organized under the laws of England and Wales, registered at Companies House under company number 00292165 and having its registered office at 2, The Heights Brooklands, Weybridge, Surrey KT13 0NY, United Kingdom), which ordinary shares represent approximately 25.48% of the outstanding ordinary shares of Galenica.

“German Holdco” means AB Acquisitions UK Holdco 5 Limited, a private company limited by shares organized under the laws of England and Wales, registered at Companies House under company number 07398678 and having its registered office at Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom, which holds, among other things, the ANZAG Shares.

“German Holdco Minority Consideration” means GBP 25 million.

“German Holdco Ordinary Shares” means the ordinary shares, nominal value £100 per share, of German Holdco, 30 of which are issued and outstanding, 6 (representing 20%) of which are held by UK Holdings, and 24 (representing 80%) are held indirectly by the Company (and as of record by Alliance Boots Holdings Limited, a private company limited by shares organized under the laws of England and Wales, registered at Companies House under company number 00292165 and having its registered office at 2, The Heights Brooklands, Weybridge, Surrey KT13 0NY, United Kingdom).

“Gibco Principal Investors” has the meaning set forth in the Shareholders Agreement.

“Governance Clawback Event” has the meaning set forth in Section 3.07(a)(ii)(B).

“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, bureau, agency, subdivision, instrumentality or other regulatory or judicial authority.

“Guarantee Option” has the meaning set forth in Section 7.16(b).

“Guarantor” has the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” means (a) any material listed, defined or regulated as hazardous, toxic, dangerous, harmful or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“IASB” has the meaning set forth in the definition of IFRS.

“ICC” has the meaning set forth in Section 11.11.

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board (“IASB”), including (i) the International Financial Reporting Standards issued by the IASB, (ii) the International Accounting Standards originally issued by the International Accounting Standards Committee, in the form adopted by the IASB (iii) the final interpretations issued by the International Financial Reporting Interpretations Committee and (iv) the final interpretations issued by the Standing Interpretations Committee, consistently applied, as in effect at the date of such financial statements or information to which it refers.

“Indebtedness” of a Person means, without duplication, as of any date of determination (i) all indebtedness of such Person for borrowed money, (ii) the amount of any unreimbursed drawings under letters of credit issued for the account of such Person, and (iii) the principal component of all capitalized lease obligations of such Person, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent actually owing by such Person on such date and appearing on the balance sheet of such Person determined on a consolidated basis in accordance with IFRS; provided, that Indebtedness of the Company or any of its Subsidiaries shall not include any intercompany Indebtedness of members of the AB Group.

“Initial Allocation Statement” has the meaning set forth in Section 2.07.

“Intellectual Property” means, collectively, all intellectual property, industrial property and other similar proprietary rights throughout the world, whether registered or unregistered, including: (a) patents and patent applications, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations of any of the foregoing, and the inventions and discoveries therein; (b) Trademarks; (c) copyrights and all copyrightable works (including copyrights in software (in any form including source code and executable or object code), databases, applications, code, systems, networks, website content, documentation and related items), and all copyright registrations and applications, including all renewals, and extensions of the foregoing; and (d) all trade secrets, formulae, methods, processes, protocols, specifications, know-how and other confidential and proprietary information.

“ITEPA 2003” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“JV Agreement” has the meaning set forth in Section 7.12.

“KKR” has the meaning set forth in the Buyer Shareholders Agreement.

“KKR Investors” has the meaning set forth in the Buyer Shareholders Agreement.

“Knowledge of the Buyer” means the actual knowledge of each of the individuals listed on Section 1.01 of the Buyer Disclosure Schedule.

“Knowledge of the Company” means the actual knowledge of each of the individuals listed on Section 1.01 of the Company Disclosure Schedule.

“Lease” means any lease, sublease, license or other written agreement for the use or occupancy of the Leased Real Property, including any master lease.

“Leased Real Property” means all real property leased or subleased by the Company or any other member of the AB Group.

“Liability” means any debt, obligation, commitment, liability, or Indebtedness of any kind, character or description, whether absolute, contingent, accrued, liquidated, unliquidated, known, unknown, matured or unmatured.

“Limited Guaranty” has the meaning set forth in the recitals to this Agreement.

“Loss” has the meaning set forth in Section 10.01.

“Luxco 2A” has the meaning set forth in Section 7.21(a).

“Make-Whole Amount” has the meaning set forth in Section 3.02.

“Manager” and “Managers” have the meanings set forth in the MEP Agreement.

“Material Company Subsidiaries” means those principal Subsidiaries set forth at page 112 of the Company’s Annual Report for FY 2011/2012 and any holding company through which such Subsidiary is held, and those UK Holdings Group Members listed on Section 1.1 of the Company Disclosure Schedule and any holding company Subsidiary of UK Holdings through which such UK Holdings Group Member is held.

“Material Contracts” means each of the following Contracts to which the Company or any other member of the AB Group is a party, or to which any of them or their respective properties or assets are subject or bound:

(a) any Contract containing any standstill or similar agreement pursuant to which one Person has agreed not to acquire assets or securities of another Person, to the extent any such Contract would purport to bind any of their respective Affiliates, including the Buyer or its Affiliates after the First Step Closing or the Second Step Closing;

(b) (x) any Contract that materially restricts the ability of the Company or any other member of the AB Group (or would purport to restrict the ability of any of their respective Affiliates, including the Buyer or its Affiliates after the First Step Closing or the Second Step Closing) to compete in any business or geographic area or any particular medium that is material to the Company and the other members of the AB Group, taken as a whole, or the Buyer and its Subsidiaries, taken as a whole, or (y) any material Contract that grants a Person other than the Company or any other member of the AB Group “most favored nation” status or “exclusivity” or similar rights, except in each case for any such Contracts (i) that may be cancelled by the member of the AB Group party thereto without penalty upon notice of six (6) months or less or (ii) the terms and scope of which (including with respect to the restrictive or exclusive covenants) are customary in the industry for such Contracts of that type (expressly excluding for purposes of this clause (ii) to the extent such covenants purport to restrict any of their respective Affiliates, including the Buyer or its Affiliates after the First Step Closing or the Second Step Closing, in the United States);

(c) any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any other member of the AB Group, except for any such Contracts that may be cancelled by the member of the AB Group party thereto without penalty upon notice of six (6) months or less;

(d) any Contract (x) providing for indemnification by the AB Group of any Person that could reasonably be expected to result in an uninsured indemnification Liability of the Company or any other member of the AB Group in excess of £50 million, or (y) providing for indemnification by the Company or any other member of the AB Group of any current or former director, officer or employee thereof and that could reasonably be expected to result in an uninsured indemnification Liability of the Company or any other member of the AB Group in excess of £50 million;

(e) any Contract that contains a put, call or similar right pursuant to which any of the Company or any other member of the AB Group could be required to purchase or sell, as applicable, material assets or any Equity Interests of any Person that have a fair market value or purchase price of more than £50 million;

(f) any Contract for Indebtedness of the Company or any other member of the AB Group of money or the deferred purchase price of property in excess of £50 million (in either case, whether incurred, assumed, guaranteed or secured by any asset), or any other Contract including provisions whereby the Company or any other member of the AB Group is guaranteeing such Indebtedness of or agreeing to provide financial support to or on behalf of the obligor of such Indebtedness;

(g) any Contract for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets that (x) provides for either annual payments or obligations of £200 million or more or (y) provides for aggregate payments or obligations of £400 million or more, except for any such Contracts that may be cancelled by the member of the AB Group party thereto without penalty upon notice of six (6) months or less;

(h) any partnership, joint venture, securityholders, collaboration, variable interest entity or other similar agreement or arrangement that is material to the Company and the other members of the AB Group, taken as a whole;

(i) any Contract pursuant to which (x) any of the Company or any other member of the AB Group grants a material license or other material right to use any Company Intellectual Property to a Third Party or (y) a Third Party grants a material license or other material right to the Company or any other member of the AB Group to any Company Intellectual Property (but excluding licenses to commercially available “off the shelf”, “click-wrap” or “shrink-wrap” software);

(j) any material settlement agreement with respect to disputes concerning Intellectual Property that (i) as of the date hereof, has material unperformed or continuing obligations by any party thereto or (ii) would purport to bind any of the Affiliates of Company or other members of the AB Group not a party thereto, including the Buyer or its Affiliates after the First Step Closing or the Second Step Closing, to any material unperformed or continuing obligations;

(k) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any other member of the AB Group, as of the date hereof, in each case that would reasonably be expected to result in aggregate payments or obligations in excess of £100 million; and

(l) any consent decree or other Contract entered into with a Governmental Authority pertaining to alleged violations of Applicable Law that would reasonably be expected to result in aggregate payments or obligations in excess of £50 million or any restrictions on, or agreements with respect to the conduct of, the business or operations of the Company or any other Member of the AB Group, or any of their respective Affiliates, including the Buyer or its Affiliates after the First Step Closing or the Second Step Closing.

“Material Employment Agreement” means an Employment Agreement with respect to the employment or service of any current or former director or officer of the Company or any other member of the AB Group, or any Employment Agreement with a current or former director, officer or Employee with change-in-control or severance or other provisions which could, on or following the date hereof, result in or cause the acceleration of any compensation or benefit upon a change-in-control or termination of employment following a change-in-control.

“Material Lease” means any Lease of the Company or any member of the AB Group pertaining to (a) a retail location that (i) provides for aggregate annual rental or lease payments in excess of £50 million or (ii) accounted for (during the twelve-month period ended the date of the most recent balance sheet included in the Company Financial Statements) revenues in excess of £50 million, or (b) a warehouse, distribution or other non-retail location of a total size exceeding 150,000 square meters.

“Material Owned Real Property” means any Owned Real Property of the Company or any member of the AB Group (a) consisting of or housing a retail location that accounted for (during the twelve-month period ended the date of the most recent balance sheet included in the Company Financial Statements) revenues in excess of £50 million, (b) consisting of or housing a warehouse, distribution or other non-retail location of a total size exceeding 50,000 square meters or (c) with a book or fair market value (as of the date of the most recent consolidated balance sheet included in the Company Financial Statements) in excess of £50 million.

“MEP Agreement” means (i) the Investment Agreement, dated as of March 21, 2008 as amended on December 29, 2009, by and among AB Acquisitions Luxco 1 S.à.r.l., the Company, Alliance Boots (Nominees) Limited, the Managers party thereto and the MEP Trustee and (ii) the Investment Agreement, dated as of December 29, 2009, by and among AB Acquisitions Luxco 1 S.à.r.l., the Company, Alliance Boots (Nominees) Limited, SP and the MEP Trustee, each as in effect on the date hereof.

“MEP Liabilities” has the meaning set forth in Section 7.19(b).

“MEP Make Whole Percentage” has the meaning set forth in Section 3.03.

“MEP Restructuring” has the meaning set forth in Section 7.19(a).

“MEP Trustee” means Barclays Wealth Trustees (Guernsey) Limited, in its capacity as trustee of the Alliance Boots Management Equity Plan Employee Trust, or any successor thereto.

“New LTIP” has the meaning set forth in Section 7.20.

“New Plan” has the meaning set forth in Section 7.20.

“Non-Liable Person” has the meaning set forth in Section 11.15.

“Old Plans” has the meaning set forth in Section 7.20.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business in a manner consistent with past custom and practice.

“Original Share Issuance Price” means $31.1778 per Buyer Common Share.

“Owned Real Property” shall mean all real property owned in fee (or analogous concept under Applicable Law) by the Company or any other member of the AB Group.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Per Se Entity” means any entity that is not an Eligible Entity.

“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals, permission, accreditation, consent, exemption, or licenses required by Applicable Law.

“Permitted Encumbrances” means any Encumbrances (i) created by any of the Transaction Documents, (ii) arising as a matter of Applicable Law or under applicable Charter Documents or (iii) created by or at the direction of the Buyer or any of its Affiliates.

“Permitted Property Encumbrances” means (i) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, exclusions, encumbrances and other similar matters, whether or not are matters of record or may be shown or disclosed by an inspection, survey or title report or other similar report, provided, that none of the matters set forth in this clause (i) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith; (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority; (v) title of a lessor under a capital or operating lease; (vi) such other imperfections in title, charges, easements, rights of way, restrictions, covenants, conditions, defects, exceptions and encumbrances that do not materially and adversely impact the current use of the affected property; (vii) purchase money liens and liens securing rental payments under capital lease arrangements; (viii) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (ix) Encumbrances created by any of the Transaction Documents; (x) Encumbrances created by or at the direction of the Buyer or any of its Affiliates; and (xi) any Encumbrances specifically reflected in the Company Financial Statements.

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Plan of Delivery” has the meaning set forth in Section 7.16(d).

“Pre-First Step Closing Statement” has the meaning set forth in Section 2.02(b).

“Pre-Second Step Closing Statement” has the meaning set forth in Section 3.03(b).

“Principal Investor Side Letters” means the letter agreements, substantially in the form attached hereto as Exhibit C, entered into on the Signing Date.

“Proceeding” means any suit, action, condemnation, audit, investigation, inquiry, examination, claim, litigation, arbitration or dispute resolution proceeding, Intellectual Property proceeding (including opposition and other proceedings before a trademark, patent and/or copyright office of a Governmental Authority) or disciplinary, enforcement or other proceeding, including any forfeiture proceedings.

“Prohibited Consideration” means (i) any non-cash property, other than any Security that (x) is listed or traded on a national securities exchange (as defined in the Exchange Act) or on the London Stock Exchange, Euronext Paris (Premier Marché), the Frankfurt Stock Exchange, the Tokyo Stock Exchange, the Hong Kong Stock Exchange and the Shanghai Stock Exchange, in each case or successors thereto, and (y) has an average weekly volume of trading (on a value basis, not on a shares traded basis), as reported by Bloomberg L.P., over the four most recently completed calendar weeks ended immediately prior to the measurement date of at least 20% of the average of the average weekly trading volumes (on a value basis, not on a shares traded basis), each as reported by Bloomberg L.P., over the same period of issuers with a market capitalization on the New York Stock Exchange or the Nasdaq Stock Market of no more than 20% greater or 20% lower than the market capitalization of the Buyer immediately prior to the applicable Buyer Change of Control, (ii) any Security of an issuer that is Excessively Leveraged or (iii) any Security of an issuer that is set forth on Exhibit A.

“Proxy Statement” means the proxy statement of the Buyer relating to the Shareholder Meeting, as amended or supplemented from time to time.

“Regarded FinCo” has the meaning set forth in Section 7.14(a)(i).

“Regarded UKCo” means (x) AB Acquisitions UK Holdco 1 Limited if the Galenica Distribution described in clause (ii) of Section 7.18(b) is completed or (y) AB Acquisitions UK Topco Limited if the Galenica Distribution described in clause (ii) of Section 7.18(b) is not completed.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or allowing to escape or migrate into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, or other occupied structure, facility or fixture).

“Representatives” has the meaning set forth in Section 6.15.

“Rules” has the meaning set forth in Section 11.11.

“Russia Option” has the meaning set forth in Section 3.02(a).

“Russia Option Exercise Price” means £3.0 million.

“Russia Sale Consideration” has the meaning set forth in Section 3.02.

“Russian Holdco” means Alliance Boots Investments 1 Limited, a private company limited by shares organized under the laws of England and Wales, registered at Companies

House under company number 00668238 and having its registered office at 2, The Heights Brooklands, Weybridge, Surrey KT13 0NY, United Kingdom.

“Russian Holdco Ordinary Shares” means the ordinary shares, nominal value £1 per share, of Russian Holdco, 22,000 of which are issued and outstanding, 11,220 (representing 51%) of which are held by UK Holdings, and 10,780 (representing 49%) are held indirectly by the Company (and as of record by Alliance Boots Group Limited, a private company limited by shares organized under the laws of England and Wales, registered at Companies House under company number 00546864 and having its registered office at 2, The Heights Brooklands, Weybridge, Surrey KT13 0NY, United Kingdom).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Step Acquisition” has the meaning set forth in Section 3.02.

“Second Step Buyer Shares” has the meaning set forth in Section 3.02.

“Second Step Cash Consideration” has the meaning set forth in Section 3.02.

“Second Step Closing” has the meaning set forth in Section 3.04.

“Second Step Closing Date” has the meaning set forth in Section 3.04.

“Second Step Company Shares” has the meaning set forth in Section 3.02.

“Second Step End Date” has the meaning set forth in Section 9.04.

“Second Step MEP Buyer Shares” has the meaning set forth in Section 3.03.

“Second Step MEP Cash Consideration” has the meaning set forth in Section 3.03.

“Second Step MEP Company Shares” has the meaning set forth in Section 3.03.

“Second Step Purchase Price” has the meaning set forth in Section 3.02.

“Second Step Seller Buyer Shares” has the meaning set forth in Section 3.03.

“Second Step Seller Cash Consideration” has the meaning set forth in Section 3.03.

“Second Step Seller Company Shares” has the meaning set forth in Section 3.03.

“Securities” means, with respect to any Person, all shares and all other debt or equity or equity-linked interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person, including common or preferred Equity Interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in Article V.

“Seller Make Whole Percentage” has the meaning set forth in Section 3.03.

“Senior Facilities Agreement” means that £8,270,000,000 Senior Facilities Agreement, dated as of July 5, 2007 (as amended and restated on September 10, 2007 and May 30, 2008 and as amended on October 16, 2007), by and among, among others, Alliance Boots Limited (formerly AB Acquisitions UK Topco 2 Limited), Banc of America Securities Limited, Barclays Capital (The Investment Banking Division of Barclays Bank plc), Bayerische Hypo- Und Vereinsbank AG, London Branch, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, J.P. Morgan plc, Merrill Lynch International and The Royal Bank Of Scotland plc, as mandated lead arrangers, and Deutsche Bank AG, London Branch, as facility agent, security agent and original issuing bank, together with each of the finance documents entered into under or in connection with the foregoing facilities agreement, each as in effect on the Signing Date.

“Shareholder Distributee” means (i) any direct shareholder of the Seller and (ii) any direct holder of any Equity Interests in any direct shareholder of the Seller, and such Person receives, or, assuming Section 7.16(b) were not in effect, would be entitled to receive, whether voluntarily (by election or otherwise) or involuntarily, any of the First Step Buyer Shares or the Second Step Buyer Shares.

“Shareholder Distributee” means (i) any direct shareholder of the Seller and (ii) any direct holder of any Equity Interests in any direct shareholder of the Seller, and such Person receives, or, assuming Section 7.16(b) were not in effect, would be entitled to receive, whether voluntarily (by election or otherwise) or involuntarily, any of the First Step Buyer Shares or the Second Step Buyer Shares.

“Share Plan” means any incentive plan or arrangement involving Securities of the Company or which is based on Securities of the Company, in which any Employee may participate, including share option plans, long-term incentive plans, restricted share plans, savings-related share option plans, share incentive plans and phantom plans.

“Senior Manager” has the meaning set forth in Section 7.01(b).

“Shareholders Agreement” has the meaning set forth in the recitals to this Agreement.

“Shareholder Meeting” has the meaning set forth in Section 7.05.

“Signing Date” shall mean the date of this Agreement.

“SP” has the meaning set forth in the Buyer Shareholders Agreement.

“Special Indemnification Matters” has the meaning set forth in Section 10.01.

“Specified First Step Damages” has the meaning set forth in Section 10.01(a)(ii).

“Specified Regarded Subsidiaries” means (1) Regarded Finco, (2) AB Acquisitions UK Holdco 1 Limited, (3) AB Acquisitions Limited, (4) at the Buyer’s sole election, Alliance Boots Holdings Ltd., (5) Boots Company Plc., (6) if the Galenica Distribution described in clause (ii) of Section 7.18(b) is not completed, AB Acquisitions UK Topco Ltd., and (7) if the Galenica Distribution described in clause (ii) of Section 7.18(b) is not completed, Alliance Boots Ltd.

“SP Investors” has the meaning set forth in the Buyer Shareholders Agreement.

“Strategic Sale” has the meaning set forth in Section 7.17.

“Subordinated Facility Agreement” means that £750,000,000 Subordinated Facility Agreement, dated as of July 5, 2007 (as amended and restated on September 3, 2007 and as amended on October 16, 2007) by and among, among others, Alliance Boots Limited (formerly AB Acquisitions UK Topco 2 Limited), Banc of America Securities Limited, Barclays Capital (The Investment Banking Division of Barclays Bank plc), Bayerische Hypo- Und Vereinsbank AG, London Branch, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, J.P. Morgan plc, Merrill Lynch International and The Royal Bank Of Scotland plc, as mandated lead arrangers, and Deutsche Bank AG, London Branch, as facility agent and security agent, together with each of the finance documents entered into under or in connection with the foregoing facility agreement, each as in effect on the Signing Date.

“Subsidiary” of any Person means any other Person, an amount of the voting Securities of which is sufficient to elect at least a majority of its board of directors or other similar governing body of such Person, or fifty percent (50%) or more of the Equity Interests of such Person, is owned directly or indirectly by such first Person or by another Subsidiary of such first Person, or of which such first Person or another Subsidiary of such first Person serves as general partner or managing member of, or in a similar capacity for, such Person, or over which such first Person or another Subsidiary of such first Person has or exercises Control. For purposes of this Agreement, the Company’s Subsidiaries shall be deemed to include any Person an amount of the voting Securities of which is sufficient to elect at least a majority of its board of directors or other similar governing body of such Person, or fifty percent (50%) or more of the Equity Interests of such Person, is owned directly or indirectly, in the aggregate, by the Company and the UK Holdings Group Members, or over which the Company and the UK Holdings Group Members, in the aggregate, directly or indirectly have or exercise Control.

“Substantial Asset Divestment” means, with respect to a Buyer Change of Control, any action, or agreement to take any action or consent to the taking of any action, in which (i) the consummation of the Buyer Change of Control is conditioned on the taking of such action and (ii) such action would, or would reasonably be expected to, result in, (x) the Buyer or its successor thereto following a Buyer Change of Control, or any of their Affiliates, being required to sell, transfer, assign, lease, dispose of or hold separate any business or assets of the Buyer or any of its Subsidiaries, or of the AB Group, or (y) any restrictions that would limit or restrict the ability of the Buyer or the Surviving Company, or any of their Affiliates, to own, retain, conduct or operate any business or assets of the Buyer or any of its Subsidiaries, or of the AB Group, in any case, in the event that the taking of such actions or acceptance of such limitations would entail divestitures of, or other actions or limitations materially restricting, businesses and assets of the Buyer and/or any of its Subsidiaries, or of the AB Group, having, individually or in the aggregate, net sales (measured on a basis consistent with the Buyer’s audited financial statements included in the latest Buyer SEC Reports) equal to or in excess of 30% or more of the combined total consolidated net sales of the Buyer and the Company, and their respective Subsidiaries, calculated on a pro forma combined basis for the twelve month period ending on the last day of the most recently ended fiscal quarter of the Buyer as of the date of consummation of the Buyer Change of Control.

“Tax” (and, with the correlative meaning “Taxes”) means all national, federal, state, cantonal, municipal, or local taxes, charges, fees, imposts, levies or other assessments in any jurisdiction, including all net income, gross receipts, gains, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, employee social security (or similar), employer social security (or equivalent), unemployment, premium, excise, stamp, occupation, and property taxes, customs duties, and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect to such amounts.

“Tax Return” means any report, return, information return, computation form, declaration, claim for refund, statements, or other information filed or required to be filed by Applicable Law relating to Taxes, including any attachments thereto and any amendments thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any national, federal, state, cantonal, municipal or local jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third Party” with respect to any specified Person, means any other Person who is not an Affiliate of such specified Person.

“Thirty Day VWAP” means, with respect to any security, as of any day, the volume weighted average price of such security for the thirty trading days ending on (and including) the trading day immediately prior to such day, as obtained from Bloomberg L.P. using the “Bloomberg definition” for calculation of “all day VWAP”.

“Trademarks” means trademarks, service marks, certification marks, collective marks, trade dress, domain names, trade names, corporate names and other source identifiers, and any and all common law rights thereto, and registrations and applications for registration of any of the foregoing, including all renewals, and the goodwill of the business appurtenant thereto.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Buyer Shareholders Agreement, the Principal Investors Side Letters, the Limited Guaranties (if the Guarantee Option is exercised), and any other certificate or instrument delivered pursuant hereto or thereto.

“Transactions” means the First Step Acquisition and the Second Step Acquisition.

“Transfer Taxes” means any excise, sales, use, value added, goods and services, transfer (including real property transfer or gains), stamp, documentary, filing, notary, recordation, registration and other similar Taxes or fees.

“UK Holdings” means ABG UK Holdings 1 Limited, a private company limited by shares under the Companies Act 2006 organized under the laws of England and Wales, registered at Companies House under company number 07398284 and having its registered office at Sedley Place, 4th Floor, 361 Oxford Street, London W1C 2JL, United Kingdom.

“UK Holdings Group Member” means (x) AB Acquisitions UK Holdco 3 Limited and Alliance Healthcare Italy and (y) Russian Holdco and, in each case, their respective Subsidiaries.

“UK Pension Arrangements” has the meaning set forth in Section 4.18(c).

“VAT” means any value added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EC Directive 2006/112/EC (and other EC directives relating to VAT) and/or local legislation imposing value added Tax in the relevant jurisdiction.

“Wholly-Owned Subsidiary” means any Subsidiary of Regarded Finco or Regarded UKCo with respect to which one hundred percent (100%) of the Equity Interests of such Subsidiary, is owned directly or indirectly, in the aggregate, by the Regarded Finco, Regarded UKCo, the other members of the AB Group, the AB Principal JVs and the Seller.

ARTICLE II

FIRST STEP ACQUISITION

Section 2.01 Purchase and Sale of the First Step Company Shares. (a) Upon the terms and subject to the conditions of this Agreement, at the First Step Closing, (i) the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the rights, title and interest in, to and under the First Step Seller Company Shares owned by the Seller, free and clear of any Encumbrances other than Permitted Encumbrances, and (ii) the Seller shall cause the MEP Trustee to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the MEP Trustee, all of the rights, title and interest in, to and under the First Step MEP Company Shares owned by the MEP Trustee on behalf of the Managers, free and clear of any Encumbrances other than Permitted Encumbrances, which First Step MEP Company Shares, when taken together with the First Step Seller Company Shares to be sold pursuant to clause (i) shall, immediately following the First Step Closing, represent, in aggregate, forty-five percent (45%) of the outstanding Company Ordinary Shares, and forty-five percent (45%) of the total voting power of the Company, on a fully-diluted basis.

(b) In consideration for the sale, transfer, conveyance, assignment and delivery of the First Step Company Shares, upon the terms and subject to the conditions set forth in this Agreement, at the First Step Closing, the Buyer shall deliver to the Seller and the MEP Trustee on behalf of the Managers consideration consisting, in the aggregate, of (i) $4,025 million (the “First Step Cash Consideration”) and (ii) 83,392,670 Buyer Common Shares (the “First Step

Buyer Shares”, and together with the First Step Cash Consideration, the “First Step Purchase Price”), in each case payable as provided in Section 2.04.

(c) The purchase and sale of the First Step Company Shares as set forth in this Section 2.01 is referred to as the “First Step Acquisition” in this Agreement.

Section 2.02 Pre-First Step Closing MEP Restructuring

(a) Prior to the First Step Closing, pursuant to and in accordance with the terms of the MEP Agreement, the Seller shall cause the MEP Trustee, acting on behalf of the Managers, to exchange 45% of the securities of AB Acquisitions Luxco 1 S.à.r.l (“AB Luxco 1”) held of record by the MEP Trustee on behalf of the Managers into that number of new Company Ordinary Shares (the “First Step MEP Company Shares”) which in the aggregate has a value equivalent to the amount of the First Step Purchase Price the Managers are entitled to receive at the First Step Closing pursuant to and in accordance with the MEP Agreement.

(b) No later than five (5) Business Days prior to the First Step Closing Date, the Seller shall cause to be delivered to the Buyer a statement (the “Pre-First Step Closing Statement”), setting forth:

(i) (x) the number of First Step Company Shares to be delivered to the Buyer by the Seller at the First Step Closing, being the First Step Company Shares less the First Step MEP Company Shares (the “First Step Seller Company Shares”), (y) the aggregate amount of the First Step Cash Consideration to be delivered by the Buyer to the Seller at the First Step Closing, being the First Step Cash Consideration less the First Step MEP Cash Consideration (the “First Step Seller Cash Consideration”), together with the details of the bank account(s) to which such amount(s) should be delivered, and (z) the aggregate number of the First Step Buyer Shares to be delivered by the Buyer to the Seller at the First Step Closing, being the First Step Buyer Shares less the First Step MEP Buyer Shares (the “First Step Seller Buyer Shares”);

(ii) (x) the number of First Step MEP Company Shares to be delivered to the Buyer by the MEP Trustee on behalf of the Managers at the First Step Closing, (y) the aggregate amount of the First Step Cash Consideration to be delivered by the Buyer to the MEP Trustee, on behalf of the Managers, at the First Step Closing (the “First Step MEP Cash Consideration”), together with the details of the bank account(s) to which such amounts should be delivered, and (z) the aggregate number of the First Step Buyer Shares to be delivered by the Buyer to the MEP Trustee, on behalf of the Managers, at the First Step Closing (all of which the Buyer agrees shall be newly issued Buyer Common Shares) (the “First Step MEP Buyer Shares”);

Section 2.03 First Step Closing Date and Place. The closing of the First Step Acquisition (the “First Step Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., New York City time, on the fifth (5th) Business Day following the satisfaction (or, to the extent permitted, the waiver in writing by each Party entitled to the benefit thereof under Article VIII) of the conditions set forth in Article VIII, other than any condition which by its nature is to be satisfied at the First Step Closing (but in each case subject to the satisfaction (or, to the extent permitted, the waiver in writing by each Party entitled to the benefit thereof under Article VIII) of such condition), or at such other place, time and date as may be agreed in writing by the Buyer and the Seller (such date, the “First Step Closing Date”); provided, that in no event will the First Step Closing Date occur prior to the 45th day after the Signing Date.

Section 2.04 First Step Closing Actions. At the First Step Closing:

(a) the Buyer shall:

(i) deliver to (A) the Seller by wire transfer of immediately available funds to the bank account(s) designated in the Pre-First Step Closing Statement an amount equal to the First Step Seller Cash Consideration and (B) the MEP Trustee by wire transfer of immediately available funds to the bank account(s) designated in the Pre-First Step Closing Statement an amount equal to the First Step MEP Cash Consideration;

(ii) deliver to (A) the Seller the First Step Seller Buyer Shares and (B) the MEP Trustee the First Step MEP Buyer Shares, in each case free and clear of any Encumbrances other than any Encumbrances (x) created by any of the Transaction Documents, (y) arising as a matter of Applicable Law or under the Charter Documents of the Buyer or (z) created by or at the direction of the Seller or any of its Affiliates or the MEP Trustee or the Managers, and which deliveries shall be evidenced by certificates representing such Buyer Common Shares, accompanied by duly executed instruments of assignment, in proper form for transfer and satisfactory in form and substance to the Seller;

(iii) deliver to the Seller the officer’s certificate to be delivered pursuant to Section 8.03(d);

(iv) deliver to the Seller and the Company the Shareholders Agreement in the Agreed Form set forth on Annex A, duly executed by the Buyer;

(v) deliver to the Seller the Buyer Shareholders Agreement in Agreed Form set forth on Annex B, duly executed by the Buyer;

(vi) subject to Section 7.12, deliver to the Company the JV Agreement, duly executed by the Buyer; and

(vii) take such other steps as may be necessary or reasonable under Applicable Law or the Charter Documents of the Buyer in order to transfer the First Step Buyer Shares to the Seller.

(b) the Seller shall:

(i) deliver to the Buyer the First Step Seller Company Shares, free and clear of any Encumbrances other than Permitted Encumbrances, evidenced by certificates representing such Company Ordinary Shares, accompanied by a duly executed deed of assignment (Abtretungsvertrag), in proper form for transfer and satisfactory in form and substance to the Buyer;

(ii) cause the MEP Trustee to deliver the First Step MEP Company Shares, free and clear of any Encumbrances other than Permitted Encumbrances, evidenced by certificates representing such Company Ordinary Shares, accompanied by a duly executed deed of assignment (Abtretungsvertrag), in proper form for transfer and satisfactory in form and substance to the Buyer;

(iii) deliver to the Buyer the officer’s certificate of the Seller, and cause the Company to, and the Company shall, deliver to the Buyer the officer’s certificate of the Company, in each case to be delivered pursuant to Section 8.02;

(iv) deliver to the Buyer the Shareholders Agreement in the Agreed Form set forth on Annex A, duly executed by the Seller, and cause the Company to, and the Company shall, deliver to the Buyer the Shareholders Agreement in substantially the form set forth on Annex A, duly executed by the Company;

(v) deliver to the Buyer the Buyer Shareholders Agreement in the Agreed Form set forth on Annex B, duly executed by each of the Initial Investors, KKR and the MEP Investors (as defined therein);

(vi) subject to Section 7.12, cause the Company to, and the Company shall, deliver to the Buyer the JV Agreement, duly executed by the Company;

(vii) deliver, and/or cause the Company to deliver, amended and restated Articles of Association (Statuten) of the Company effective as of the First Step Closing and in the Agreed Form set forth on Exhibit D; and

(viii) deliver to the Buyer a duly executed filing request with the commercial register for the purpose of registering the Buyer as the holder of such Company Ordinary Shares, and take such other steps as may be necessary or reasonable under Applicable Law or the Charter Documents of the Company in order to transfer the First Step Company Shares to the Buyer.

Section 2.05 Adjustments. Notwithstanding the foregoing, if between the Signing Date and the First Step Closing Date, and without limiting any other provision of this Agreement:

(a) (i) the number of outstanding Company Ordinary Shares (together with any outstanding securities convertible or exchangeable into or exercisable for Company Ordinary Shares) shall have been changed into a different number or a different class of shares, or any other property (including cash), by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse split), combination, spin-off, reorganization, or exchange of shares, or issuance of options, warrants or other securities convertible or exchangeable into or exercisable for Company Ordinary Shares, or any similar event, then any number or amount contained herein that is based upon the number of First Step Company Shares will be appropriately and equitably adjusted to reflect such change or event and to provide the Buyer and the Seller the same economic effect as contemplated by this Agreement prior to such change or event. Without limiting the generality of the foregoing, the definition of “First Step Company Shares” shall be deemed to include (x) any shares and/or other property into which the Company Ordinary Shares shall have been so converted, (y) any shares and/or other property so exchanged for such Company Ordinary Shares and (z) any shares and/or other property so distributed or paid in respect of such Company Ordinary Shares; or

(b) the number of outstanding Buyer Common Shares (together with any outstanding securities convertible or exchangeable into or exercisable for Buyer Common Shares) shall have been changed into a different number or a different class of shares, or any other property (including cash), by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse split), combination, spin-off, reorganization, or exchange of shares, or any similar event (any such event contemplated in this clause (b), a “Buyer Change Event”), then (and subject to clause (c) of this Section 2.05) any number or amount contained herein that is based upon the number of First Step Buyer Shares will be appropriately and equitably adjusted to reflect such change or event and to provide the Buyer and the Seller the same economic effect as contemplated by this Agreement prior to such change or event. Without limiting the generality of the foregoing, the definition of “First Step Buyer Shares” shall be deemed to include (x) any shares and/or other property into which the Buyer Common Shares shall have been so converted in such Buyer Change Event, (y) any shares and/or other property so exchanged for such Buyer Common Shares in such Buyer Change Event and (z) any shares and/or other property so distributed or paid in respect of such Buyer Common Shares in such Buyer Change Event.

(c) In the event of any Buyer Change Event that involves the receipt by holders of Buyer Common Shares, in respect of any Buyer Common Share, of any different combination of shares and/or other property than is received by holders of Buyer Common Shares in respect of any other Buyer Common Shares (pursuant to an election feature or otherwise) in such Buyer Change Event, then for purposes of this Section 2.05, each holder of Buyer Common Shares shall be deemed to have received in such Buyer Change Event in respect of each Buyer Common Share the average per Buyer Common Share combination of shares and/or other property received in respect of all Buyer Common Shares in such Buyer Change Event.

(d) In the event of any Buyer Change Event, for purposes of calculating the Make-Whole Amount, if any, pursuant to Section 3.02(e) (which, for the avoidance of doubt, is only applicable at the time of the Second Step Closing), the Parties agree that the Fair Market Value of the applicable shares and/or other property shall be applied.

(e) The provisions of this Section 2.05 shall apply successively to the extent applicable.

Section 2.06 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under Applicable Law. To the extent that amounts are so deducted and withheld by the Buyer or any of its Affiliates, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller, the MEP Trustee on behalf of the Managers or other Person in respect of which such deduction and withholding was made.

Section 2.07 Purchase Price Allocation.

(a) For U.S. federal income tax purposes, in the event that the Company is a “disregarded entity” for U.S. federal income tax purposes immediately prior to the First Step Closing, the Parties agree to treat (and to cause their respective Affiliates to treat) the acquisition of the First Step Company Shares as a pro rata acquisition of the assets of the Company by the Buyer followed by a contribution of the assets of the Company by the Seller and the Buyer to the Company pursuant so Situation 1 of Rev. Rul. 99-5, 1999-1 C.B. 434, and, in the event that the Company is a partnership for U.S. federal income tax purposes immediately prior to the First Step Closing, the Parties agree to treat (and to cause their respective Affiliates to treat) the acquisition as an acquisition of partnership interests of the Company.

(b) No more than 90 days after the First Step Closing Date, the Buyer shall prepare and deliver to the Seller (the date delivered, the “Allocation Delivery Date”) a written statement setting forth the allocation of the First Step Purchase Price between the First Step Company Shares and the Call Option and a further allocation of the portion of the First Step Purchase Price that is allocated to the First Step Company Shares among the assets of the Company (as determined for U.S. federal income tax purposes) (the “Initial Allocation Statement”). If the Seller disagrees with the Initial Allocation Statement, the Seller shall notify the Buyer in writing of such disagreement within 30 days after the Allocation Delivery Date (which notice shall specify the basis for such disagreement and such items or amounts as to which the Seller so disagrees), and the Seller and the Buyer shall proceed in good faith to negotiate a resolution to such dispute. If within 15 days of such notification, the Seller and the Buyer shall have been unable to resolve their dispute, all unresolved items shall be submitted to an independent accounting firm mutually agreeable to the Buyer and the Seller (the “Accounting Firm”) to be resolved in accordance with the terms of this Agreement and in no event shall the Accounting Firm’s determination be for an amount outside the range of disagreement by the Buyer and the Seller. The determination of the Accounting Firm shall be final, binding and conclusive upon the Parties. Each Party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the disputed item as the Accounting Firm may request. The “Final Allocation Statement” shall be the Initial Allocation Statement if the Seller does not notify the Buyer of a disagreement in writing within 30 days after the Allocation Delivery Date, or, if the Seller notifies the Buyer in writing of a disagreement within 30 days after the Allocation Delivery Date, the Initial Allocation Statement as adjusted upon resolution of the disputed items by agreement by the Buyer and the Seller or resolution by the Accounting Firm. The Buyer and the Seller agree to be bound by the Final Allocation Statement for Tax purposes and not to take any position inconsistent therewith in the preparation, filing and audit of any Tax Return.

ARTICLE III

SECOND STEP ACQUISITION

Section 3.01 Call Option. On any Business Day during the period beginning on the date that is 30 months after the First Step Closing Date and ending on the third anniversary of the First Step Closing Date (such period, or such other period as may be agreed by the Buyer and the Seller, the “Call Exercise Period”), the Buyer shall have the right, but not the obligation, to deliver a written notice to the Seller of its intent to purchase from the Seller and the MEP Trustee on behalf of the Mangers the Second Step Company Shares (such notice, an “Exercise Notice”, and such right, the “Call Option”). The date on which the Exercise Notice is first properly delivered hereunder is referred to as the “Exercise Notice Date”.

Section 3.02 Purchase and Sale of the Second Step Company Shares.

(a) Upon the terms and subject to the conditions of this Agreement, following delivery of the Exercise Notice, at the Second Step Closing:

(i) (x) the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the rights, title and interest in, to and under the Second Step Seller Company Shares owned by the Seller, free and clear of any Encumbrances other than Permitted Encumbrances, and (y) the Seller shall cause the MEP Trustee to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the MEP Trustee, all of the rights, title and interest in, to and under the Second Step MEP Company Shares owned by the MEP Trustee on behalf of the Managers, free and clear of any Encumbrances other than Permitted Encumbrances, which Second Step MEP Company Shares, when taken together with the Second Step Seller Company Shares to be sold pursuant to clause (x) shall represent, in aggregate, (1) immediately prior to the Second Step Closing all of the Company Ordinary Shares not owned by the Buyer, beneficially and of record (the “Second Step Company Shares”) and (2) in aggregate, immediately following the Second Step Closing and together with the First Step Company Shares, one hundred percent (100%) of the outstanding Company Ordinary Shares on a fully-diluted basis and, for the avoidance of doubt, indirectly one hundred percent (100%) of the outstanding Equity Interests in AB LuxCo 1 on a fully diluted basis; and

(ii) solely at the option of the Buyer (the “Russia Option”), exercisable pursuant to a written notice delivered to the Seller no later than ten (10) Business Days prior to the Second Step Closing Date, the Seller shall cause UK Holdings to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from UK Holdings, all the rights, title and interest in, to and under the 11,220 Russian Holdco Ordinary Shares that are owned by UK Holdings, free and clear of all Encumbrances other than Permitted Encumbrances, which 11,220 Russian Holdco Ordinary Shares shall represent (1) all of the Russian Holdco Ordinary Shares then-owned by UK Holdings beneficially and of record and (2) in aggregate, immediately following the Second Step Closing and together with the Russian Holdco Ordinary Shares indirectly Beneficially Owned by the Company, one hundred percent (100%) of the outstanding Russian Holdco Ordinary Shares on a fully-diluted basis.

(b) In consideration for the sale, transfer, conveyance, assignment and delivery of the Second Step Company Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Second Step Closing, the Buyer shall deliver to the Seller and the MEP Trustee on behalf of the Managers consideration consisting, in the aggregate, of (i) £3,133 million (the “Second Step Cash Consideration”) and (ii) 144,333,468 Buyer Common Shares (the “Second Step Buyer Shares”); and (iii) solely if and to the extent applicable, the Make-Whole Amount (together with the Second Step Cash Consideration and the Second Step Buyer Shares, the “Second Step Purchase Price”), payable as provided in Section 3.05(a).

(c) Solely if the Russia Option is exercised by the Buyer, in consideration of the sale, transfer, conveyance, assignment and delivery of the Russia Holdco Ordinary Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Second Step Closing, the Buyer shall pay to the Seller an amount equal to the Russia Option Exercise Price.

(d) The purchase and sale of the Second Step Shares and, solely if the Russia Option is exercised by the Buyer, 11,220 Russian Holdco Ordinary Shares in this Section 3.02 is referred to as the “Second Step Acquisition” in this Agreement.

(e) As used in this Agreement, the “Make-Whole Amount” means the product of the aggregate number of Second Step Buyer Shares as set forth in Section 3.02(b) and the excess, if any, of the Original Share Issuance Price over the Thirty Day VWAP (calculated in U.S. dollars) of the Buyer Common Shares as of the third Business Day prior to the Second Step Closing Date. The Buyer may elect (in its sole discretion) to pay the Make-Whole Amount, if any, in any combination of cash (in GBP, converted at the Applicable Exchange Rate) and/or additional Buyer Common Shares (based on an issuance price equal to the Thirty Day VWAP (calculated in U.S. dollars) of the Buyer Common Shares as of the third Business Day prior to the Second Step Closing Date); provided that, for the avoidance of doubt, in the event of the payment at the Second Step Closing of the Cash Option Payment pursuant to Section 3.06, there shall be no Make-Whole Amount.

(f) Notwithstanding the foregoing, at any time prior to the time that the Russia Option is exercised by the Buyer, the Parties hereby agree that the Seller and the Company shall be permitted to explore, in cooperation with UK Holdings, and in consultation with (which shall not be an approval or consent right, subject to remainder of this Section 3.02(f)) the Buyer, the arm’s length sale (by way of a merger, share exchange, or disposition of assets or similar business combination) of the Russian Holdco to a bona fide third party not Affiliated with the Company or the Seller or any of their respective Affiliates, and in the case of any such sale, if the Buyer exercises the Russia Option pursuant to a written notice delivered to the Seller no later than ten (10) Business Days prior to the Second Step Closing Date, at the Second Step Closing, the Seller shall or shall cause UK Holdings to, as applicable, in lieu of the Russian Holdco Ordinary Shares that were otherwise subject to the Russia Option, sell, transfer, convey, assign and deliver to the Buyer the property (including cash, Securities or other assets, as applicable)

that the Buyer would have been entitled to receive in respect of such Russian Holdco Ordinary Shares if the Buyer held such Russian Holdco Ordinary Shares immediately prior to the consummation of such sale (the “Russia Sale Consideration”) and, in any case, the consideration received by the Company for its indirect interests in the Russia Holdco in such sale shall be no less (and any indemnification or other Liability incurred in connection with such sale shall be no more) on a per share basis than that received (or incurred), directly or indirectly, by UK Holdings.

Section 3.03 Pre-Second Closing MEP Restructuring

(a) After the Call Exercise Date and prior to the Second Step Closing, pursuant to and in accordance with the terms of the MEP Agreement, the Seller shall cause the MEP Trustee, acting on behalf of the Managers, to exchange the remaining 55% of the securities of AB Luxco 1 held of record by the MEP Trustee on behalf of the Managers into that number of new Company Ordinary Shares (the “Second Step MEP Company Shares”) which in the aggregate has a value equivalent to the amount of the Second Step Purchase Price the Managers are entitled to receive at the Second Step Closing pursuant to and in accordance with the MEP Agreement.

(b) No later than five (5) Business Days prior to the Second Step Closing Date, the Seller shall cause to be delivered to the Buyer a statement (the “Pre-Second Step Closing Statement”) setting forth:

(i) (x) the number of Second Step Company Shares to be delivered to the Buyer by the Seller at the Second Step Closing, being the Second Step Company Shares less the Second Step MEP Company Shares (the “Second Step Seller Company Shares”), (y) the aggregate amount of the Second Step Cash Consideration to be delivered by the Buyer to the Seller at the Second Step Closing, being the Second Step Cash Consideration less the Second Step MEP Cash Consideration (the “Second Step Seller Cash Consideration”), together with the details of the bank account(s) to which such amount(s) should be delivered, and (z) the aggregate number of the Second Step Buyer Shares to be delivered by the Buyer to the Seller at the Second Step Closing, being the Second Step Buyer Shares less the Second Step MEP Buyer Shares (the “Second Step Seller Buyer Shares”);

(ii) (x) the number of Second Step MEP Company Shares to be delivered to the Buyer by the MEP Trustee on behalf of the Managers at the Second Step Closing (the “Second Step MEP Company Shares”), (y) the aggregate amount of the Second Step Cash Consideration to be delivered by the Buyer to the MEP Trustee, on behalf of the Managers, at the Second Step Closing (the “Second Step MEP Cash Consideration”) together with the details of the bank account(s) to which such amounts should be delivered, and (z) the aggregate number of the Second Step Buyer Shares to be delivered by the Buyer to the MEP Trustee, on behalf of the Managers, at the Second Step Closing (all of the which the Buyer agrees shall be newly issued Buyer Common Shares) (the “Second Step MEP Buyer Shares”);

(iii) the MEP Make-Whole Percentage and the Seller Make-Whole Percentage. As used in this Agreement, (1) the “MEP Make-Whole Percentage” shall mean a fraction, expressed as a percentage, (x) the numerator of which is the Second Step MEP Buyer Shares and (y) the denominator of which is the Second Step Buyer Shares, and (2) the “Seller Make-Whole Percentage” shall mean a fraction, expressed as a percentage, (x) the numerator of which is the Second Step Seller Buyer Shares and (y) the denominator of which is the Second Step Buyer Shares.

Section 3.04 Second Step Closing Date and Place. The closing of the Second Step Acquisition (the “Second Step Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., New York City time, on the fifth (5th) Business Day following the satisfaction (or, to the extent permitted, the waiver in writing by each Party entitled to the benefit thereof under Article IX) of the conditions set forth in Article IX, other than any condition which by its nature is to be satisfied at the Second Step Closing (but in each case subject to the satisfaction (or, to the extent permitted, the waiver in writing by each Party entitled to the benefit thereof under Article IX) of such condition), or at such other place, time and date as may be agreed in writing by the Buyer and the Seller (such date, the “Second Step Closing Date”).

Section 3.05 Second Step Closing Actions. At the Second Step Closing:

(a) the Buyer shall:

(i) deliver to (A) the Seller by wire transfer of immediately available funds to the bank account(s) designated in the Pre-Second Step Closing Statement an amount equal to the Second Step Seller Cash Consideration and (B) the MEP Trustee by wire transfer of immediately available funds to the bank account(s) designated in the Pre-Second Step Closing Statement an amount equal to the Second Step MEP Cash Consideration;

(ii) deliver to (A) the Seller the Second Step Seller Buyer Shares and (B) the MEP Trustee the Second Step MEP Buyer Shares, in each case free and clear of any Encumbrances other than any Encumbrances (x) created by any of the Transaction Documents, (y) arising as a matter of Applicable Law or under the Charter Documents of the Buyer or (z) created by or at the direction of the Seller or any of its Affiliates or the MEP Trustee or the Managers, and which deliveries shall be evidenced by certificates representing such Buyer Common Shares, accompanied by duly executed instruments of assignment, in proper form for transfer and satisfactory in form and substance to the Seller;

(iii) solely if the Russia Option is exercised by the Buyer, deliver to the Seller by wire transfer of immediately available funds to a bank account designated in writing by the Seller (such designation to be made at least three Business Days prior to the date on which the Second Step Closing shall occur) an amount equal to the Russia Option Exercise Price;

(iv) deliver to (A) the Seller by wire transfer of immediately available funds to the bank account(s) designated in the Pre-Second Step Closing Statement, an amount equal to (1) the product of (x) the portion, if any, of the Make-Whole Amount, if any, that the Buyer elects to pay in cash multiplied by (y) the Seller Make-Whole Percentage and (B) the MEP Trustee by wire transfer of immediately available funds to the bank account(s) designated in the Pre-Second Step Closing Statement, an amount equal to (1) the product of (x) the portion, if any, of the Make-Whole Amount, if any, that the Buyer elects to pay in cash multiplied by (y) the MEP Make-Whole Percentage;

(v) if the Guarantee Option is selected by the Seller, deliver to the Seller and the Guarantors the Limited Guaranties, each in the Agreed Form set forth on Exhibit E, duly executed by the Buyer;

(vi) deliver to (A) the Seller (1) the number of Buyer Common Shares equal to (x) the portion, if any, of the Make-Whole Amount, if any, that the Buyer elects to pay in Buyer Common Shares, divided by (y) the Thirty Day VWAP (calculated in U.S. dollars) of the Buyer Common Shares as of the third Business Day prior to the Second Step Closing Date multiplied by (z) the Seller Make-Whole Percentage and (B) the MEP Trustee (1) the number of Buyer Common Shares equal to (x) the portion, if any, of the Make-Whole Amount, if any, that the Buyer elects to pay in Buyer Common Shares, divided by (y) the Thirty Day VWAP (calculated in U.S. dollars) of the Buyer Common Shares as of the third Business Day prior to the Second Step Closing Date multiplied by (z) the MEP Make-Whole Percentage, in each case rounded up to the nearest whole Buyer Common Share, and which delivery shall be evidenced by certificates representing such Buyer Common Shares, accompanied by duly executed instruments of assignment, in proper form for transfer and satisfactory in form and substance to the Seller;

(vii) deliver to the Seller the officer’s certificate of the Buyer to be delivered pursuant to Section 9.03(e); and

(viii) take such other steps as may be necessary or reasonable under Applicable Law or the Charter Documents of the Buyer in order to transfer the Second Step Buyer Shares to the Seller.

(b) the Seller shall:

(i) (A) deliver to the Buyer the Second Step Seller Company Shares, free and clear of any Encumbrances other than Permitted Encumbrances, and (B) cause the MEP Trustee to deliver to the Buyer the Second Step MEP Company Shares, free and clear of any Encumbrances other than Permitted Encumbrances, which Second Step MEP Company Shares shall, when taken together with the Second Step Seller Company Shares, in aggregate represent, immediately following the Second Step Closing and together with the First Step Company Shares, one hundred percent (100%) of the outstanding Company Ordinary Shares on a fully-diluted basis, and which deliveries shall be evidenced by certificates representing such Company Ordinary Shares, accompanied by duly executed deeds of assignment (Abtretungsvertrag), in proper form for transfer and satisfactory in form and substance to the Buyer;

(ii) solely if the Russia Option is exercised by the Buyer, (x) cause UK Holdings to deliver to the Buyer 11,220 Russian Holdco Ordinary Shares, free and clear of any Encumbrances other than Permitted Encumbrances, which shall represent, if applicable, immediately following the Second Step Closing and together with the Russian Holdco Ordinary Shares indirectly Beneficially Owned by the Company, one hundred percent (100%) of the outstanding Russian Holdco Ordinary Shares, on a fully-diluted basis, and which delivery shall be evidenced by certificates representing such 11,220 Russian Holdco Ordinary Shares, accompanied by duly executed instruments of assignment, in proper form for transfer and satisfactory in form and substance to the Buyer or (y) deliver, or cause UK Holdings to deliver, to the Buyer the Russia Sale Consideration, as applicable;

(iii) if the Guarantee Option is selected by the Seller, deliver to the Buyer the Limited Guaranties in the Agreed Form set forth on Exhibit E, duly executed by the Guarantors and the Seller;

(iv) deliver to the Buyer the officer’s certificate of the Seller, and cause the Company to, and the Company shall, deliver to the Buyer the officer’s certificate of the Company, in each case to be delivered pursuant to Section 9.02(f);

(v) deliver, and/or cause the Company to deliver, Charter Documents of the Company or any other member of the AB Group, in each case amended and/or amended and restated, effective as of the Second Step Closing, to the extent requested by the Buyer a reasonable time prior to the Second Step Closing (subject to Applicable Law);

(vi) deliver to the Buyer a duly executed filing request with the commercial register for the purpose of registering the Buyer as the holder of such Company Ordinary Shares, and take such other steps as may be necessary or reasonable under Applicable Law or the Charter Documents of the Company in order to transfer the Second Step Company Shares to the Buyer; and

(vii) to the extent required, deliver to the Buyer a duly executed instrument for filing with Companies House for the purpose of registering the Buyer as the holder of such German Holdco Ordinary Shares and, if applicable, such Russian Holdco Ordinary Shares, and take such other steps as may be necessary under Applicable Law or the Charter Documents of German Holdco and, if applicable, the Russian Holdco in order to transfer the German Holdco Ordinary Shares and, if applicable, the Russian Holdco Ordinary Shares to the Buyer.

Section 3.06 Adjustments. Notwithstanding the foregoing, if between the Signing Date and the Second Step Closing Date, and without limiting any other provision of this Agreement:

(a) (i) the number of outstanding Company Ordinary Shares (together with any outstanding securities convertible or exchangeable into or exercisable for Company Ordinary Shares) shall have been changed into a different number or a different class of shares, or any other property (including cash), by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including a reverse split), combination, spin-off, reorganization, or exchange of shares, or issuance of options, warrants or other securities convertible or exchangeable into or exercisable for Company Ordinary Shares, or any similar event, then any number or amount contained herein that is based upon the number of Second Step Company Shares will be appropriately and equitably adjusted to reflect such change or event and to provide the Buyer, the Seller and the MEP Trustee on behalf of the Managers the same economic effect as contemplated by this Agreement prior to such change or event. Without limiting the generality of the foregoing, the definition of “Second Step Company Shares” shall be deemed to include (x) any shares and/or other property into which the Company Ordinary Shares shall have been so converted, (y) any shares and/or other property so exchanged for such Company Ordinary Shares and (z) any shares and/or other property so distributed or paid in respect of such Company Ordinary Shares; or

(b) a Buyer Change Event shall have occurred, then any number or amount contained herein that is based upon the number of Second Step Buyer Shares will be appropriately adjusted to reflect such change or event and to provide the Buyer, the Seller and the MEP Trustee on behalf of the Managers the same economic effect as contemplated by this Agreement prior to such change or event. Without limiting the generality of the foregoing, the definition of “Second Step Buyer Shares” shall be deemed to include (x) any shares and/or other property into which the Buyer Common Shares shall have been so converted in such Buyer Change Event, (y) any shares and/or other property so exchanged for such Buyer Common Shares in such Buyer Change Event and (z) any shares and/or other property so distributed or paid in respect of such Buyer Common Shares in such Buyer Change Event.

(c) In the event of any Buyer Change Event that involves the receipt by holders of Buyer Common Shares, in respect of any Buyer Common Share, of any different combination of shares and/or other property than is received by holders of Buyer Common Shares in respect of any other Buyer Common Shares in such Buyer Change Event (pursuant to an election feature or otherwise), then for purposes of this Section 3.06, each holder of Buyer Common Shares shall be deemed to have received in such Buyer Change Event in respect of each Buyer Common Share the average per Buyer Common Share combination of shares and/or other property received in respect of all Buyer Common Shares in such Buyer Change Event.

(d) In the event of any Buyer Change Event, for purposes of calculating the Make-Whole Amount, if any, pursuant to Section 3.02(e) (which for the avoidance of doubt, is only applicable at the time of the Second Step Closing), the Parties agree that the Fair Market Value of the applicable shares and/or other property shall be applied.

(e) In the event of a Buyer Change of Control that occurs at any time prior to the Second Step Closing (and neither a Koala Investor Director nor a SP Investor Director voted as a member of the Board of Directors of the Buyer to approve such Buyer Change of Control) and (i) that would result in the Seller receiving at the Second Step Closing any Prohibited Consideration or (ii) has resulted in a Substantial Asset Divestment or an obligation of the Buyer to undertake a Substantial Asset Divestment as a condition to obtaining any regulatory approval that is a condition to the consummation of such Buyer Change of Control (in the case of clause (i), during such time as the condition set forth in clause (i) continues to be satisfied, and in the case of clause (ii), each a “Cash-Option Event”), then notwithstanding anything to the contrary contained in this Article III, the Seller (on behalf of itself and the MEP Trustee) shall have the option (the “Cash Option”), exercisable by written notice delivered to the Buyer no later than on the later of (1) the thirtieth (30th) Business Day following delivery by the Buyer to the Seller of written notice that such Cash-Option Event has occurred (which notice the Buyer agrees to deliver to the Seller no later than on the fifth (5th) Business Day following the occurrence of such Cash-Option Event) and (2) the first day of the Call Exercise Period, to receive, at the Second Step Closing, the Cash-Option Payment in lieu of (and in full satisfaction for all purposes hereunder of the Buyer’s obligation to deliver) the Second Step Buyer Shares and/or any shares and/or other property that, in the absence of the Cash Option, would have otherwise been deliverable to the Seller and the MEP Trustee on behalf of the Managers in place of such Second Step Buyer Shares pursuant to this Section 3.06; provided, that, in the event of a Cash-Option Event described in clause (i) of the definition of Cash-Option Event, to the extent that the condition set forth in such clause (i) does not continue to be satisfied as of the Second Step Closing, then for all purposes hereunder the Seller (on behalf of itself and the MEP Trustee) shall be deemed not to have exercised the Cash Option hereunder.

(f) The provisions of this Section 3.06 shall apply successively to the extent applicable.

Section 3.07 Clawback Option. (a) In the event that:

(i) the Buyer does not duly and timely exercise the Call Option prior to the expiration of the Call Exercise Period as set forth in Section 3.01;

(ii) the Buyer exercises the Call Option by delivering an Exercise Notice during the Call Exercise Period as set forth in Section 3.01 and the Second Step Closing nevertheless does not occur and this Agreement is terminated other than pursuant to:

(A) Section 9.04(a)(iv); or

(B) Section 9.04(a)(v), provided the following conditions shall all have been satisfied in connection with the Shareholder Meeting at which there was a failure to obtain the Buyer Shareholder Approval by reason of the failure to obtain the required vote of the holders of Buyer Common Shares: (1) the Buyer shall have complied with its agreements, covenants and obligations pursuant to Section 7.05, including with respect to the inclusion of the Buyer Board Recommendation in the Proxy Statement, subject to the provisions of Section 7.05; and (2) the Buyer shall have obtained, and the Proxy Statement shall have included (or attached as an Annex thereto), the written opinion of an internationally recognized investment banking firm to the effect that the Second Step Purchase Price is fair from a financial point of view to the Buyer (such termination, a “Governance Clawback Event”);

(iii) this Agreement has been terminated after the First Step Closing and prior to the Second Step Closing pursuant to Sections 9.04(a) (ii) or (iii); or

(iv) (x) no more than thirty (30) days, and no less than ten (10) days, prior to the first day of the Call Exercise Period, the Seller shall have delivered to the Buyer a written request for the Bringdown Certificate and (y) the Buyer shall fail or be unable to deliver to the Seller on the first day of the Call Exercise Period its Bringdown Certificate;

then, subject to Section 3.07 of the Buyer Disclosure Schedule, the Seller shall have the right, but not the obligation, to purchase from the Buyer one-fifteenth (1/15th) of the First Step Company Shares, rounded up to the nearest whole Company Ordinary Share (such First Step Company Shares, the “Clawback Shares”), in exchange for the aggregate purchase price of £1, which right shall be exercisable through and until the tenth Business Day following the earlier of (A) the later of (x) the last day of the Call Exercise Period, in the case of clause (i) above in this Section 3.07, (y) the termination of this Agreement pursuant to clause (ii) or (iii) above in this Section 3.07, and (B) the first day of the Call Exercise Period, in the case of clause (iv) above in this Section 3.07, pursuant to written notice thereof delivered by the Seller to the Buyer prior to the expiration of such ten Business Day period (such right the “Clawback Option”). For the avoidance of doubt, the exercise of the Clawback Option by the Seller pursuant to this Section 3.07 shall not be exclusive of any other remedies to which it would be entitled under this Agreement or otherwise for any breach of the Buyer’s obligations hereunder, including pursuant to Section 11.12 (Specific Performance). For the avoidance of doubt, the MEP Trustee and the Managers shall not have any right to any portion of the Clawback Shares.

(b) Notwithstanding the foregoing, in the event that:

(i) (x) no more than thirty (30) days, and no less than ten (10) days, prior to the first day of the Call Exercise Period, the Buyer shall have delivered to the Seller a written request for the Bringdown Certificates and (y) the Seller or the Company shall fail or be unable to deliver to the Buyer on the first day of the Call Exercise Period its Bringdown Certificate; or

(ii) assuming the substitution of the phrase “last day of the Call Exercise Period” in place of “Second Step Closing Date” for all purposes thereof, any of the conditions set forth in Section 9.02(a), 9.02(b), 9.02(c), 9.02(e) and 9.02(g) (but only with respect to the Principal Investor Side Letters) shall not have been satisfied on and as of the last day of the Call Exercise Period, there shall be no Clawback Option and (except for this Section 3.07(b)) this Section 3.07 shall not apply and be of no force and effect.

(c) In the event that the Seller shall have exercised the Clawback Option, if any, in accordance with Section 3.07(a) (but subject to Section 3.07(b)), within ten (10) Business Days following the delivery of such notice of exercise, or at such other time and place as may be agreed by the Buyer and the Seller:

(i) subject to the prior or simultaneous payment by the Seller to the Buyer of the amounts, if any, that have been finally determined to be due and payable to the Buyer under Article X, the Buyer shall sell, transfer, convey, assign and deliver, and shall take such other steps as may be necessary under Applicable Law or the Charter Documents of the Company in order to transfer, to the Seller, and the Seller shall purchase and acquire from Buyer, the Clawback Shares, free and clear of any Encumbrances other than any Encumbrances (x) created by any of the Transaction Documents, (y) that are transfer restrictions arising as a matter of applicable securities law or (z) created by or at the direction of the Seller or any of its Affiliates or the MEP Trustee or the Managers, which delivery shall be evidenced by certificates representing such Clawback Shares, accompanied by a duly executed deed of assignment (Abtretungsvertrag), in proper form for transfer and satisfactory in form and substance to the Seller;

(ii) the Buyer shall deliver to the Seller a duly executed filing request with the commercial register for the purpose of registering the Seller as the holder of the Clawback Shares, and take such other steps as may be necessary under Applicable Law or the Charter Documents of the Buyer in order to transfer such number of Clawback Shares to the Seller; and

(iii) in consideration for the sale, transfer, conveyance, assignment and delivery of the Clawback Shares, the Seller shall deliver to the Buyer £1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule delivered by the Company to the Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”) or (b) with respect to the Galenica Shares, as to which the Company makes no representation and gives no warranty (other than as expressly set forth in Article IV), the Company hereby represents and warrants to the Buyer (I) as of the Signing Date and as of the First Step Closing Date and (II) solely with respect to the Fundamental Company Representations, as of the Second Step Closing Date, in each case as though such representations and warranties were made by the Company as of such date (except in the case of any representations or warranties that speak as of a specific date, in which case as of such specific date) as follows:

Section 4.01 Organization and Qualification. (a) Each member of the AB Group, and, to the Knowledge of the Company, each AB Principal JV, is duly organized, validly existing and, where such concept is applicable, in good standing under the Applicable Laws of its jurisdiction of incorporation or organization, with all requisite power and authority to own its properties and to conduct its business as currently conducted, except, in the case of the AB Group (other than the Company and the Material Company Subsidiaries) and the AB Principal JVs, for those jurisdictions in which the failure to have such power or authority or to be so organized, validly existing or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each member of the AB Group and, to the Knowledge of the Company, each AB Principal JV, is duly licensed, authorized or qualified for the transaction of business in each jurisdiction in which its ownership, lease, license, use or operation of assets or properties or conduct of business requires such qualification, except where the absence of such license, authorization or qualification has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Access to true and complete copies of the Charter Documents of each member of the AB Group and each AB Principal JV, in each case as of the date hereof, has previously been made available to the Buyer in the Data Room prior to the Signing Date. None of the AB Group Members and, to the Knowledge of the Company, the AB Principal JVs, is in violation or breach of, or default under, any such Charter Document, except, in the case of the Company and the Material Company Subsidiaries for de minimis violations, breaches or defaults and except, in the case of the AB Group (other than the Company and the Material Company Subsidiaries) and the AB Principal JVs for violations, breaches or defaults, which, individually and in the aggregate, are not materially adverse to the AB Group and the AB Principal JVs, taken as a whole.

Section 4.02 Authority; Execution and Delivery; Enforceability. (a) The Company has the requisite power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate actions.

(b) The Company has duly executed and delivered this Agreement and shall, subject to the terms and conditions of this Agreement, duly execute and deliver each of the other Transaction Documents to which it is or will be a party and, assuming the due authorization, execution and delivery by each other party thereto, this Agreement constitutes and such other Transaction Documents shall constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions do not and will not (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation of (including by triggering a “change of control” or analogous provision or right) any of the provisions of any Charter Documents of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV;

(ii) assuming that all Consents contemplated by clause (b) below have been obtained, contravene, conflict with or result in a violation of any Applicable

Law or Order to which the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, or any of the assets or businesses owned, used or operated by any of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is subject;

(iii) assuming that all Consents contemplated by clause (b) below have been obtained, (A) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract to which the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is a party, or to which the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, or any of the assets or businesses owned, used or operated by any of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is subject, (B) give any Person the right to: (1) declare a default or exercise any remedy under any such Material Contract (including a right or remedy triggered by a “change of control” or similar transaction); (2) accelerate the maturity or performance of any such Material Contract; or (3) cancel, terminate or modify any such Material Contract, or (C) result in the imposition of any material Encumbrances on any of the assets of the AB Group or, to the Knowledge of the Company, any AB Principal JV, other than Permitted Encumbrances;

(iv) assuming that all Consents contemplated by clause (b) below have been obtained, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Consent that is held by the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, or to which the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, or any of the assets or businesses owned, used or operated by any of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is subject; or

(v) assuming that all Consents contemplated by clause (b) below have been obtained, result in the imposition of any Encumbrances on the First Step Company Shares, the Second Step Company Shares, or the German Holdco Ordinary Shares or the Russian Holdco Ordinary Shares to be delivered (including at the option of the Buyer) at the Second Step Closing, as applicable, other than Permitted Encumbrances;

except, in the case of any of clauses (ii) through (iv) of this Section 4.03(a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No Consent of any Governmental Authority or Person is necessary for the execution, delivery or performance of this Agreement or the Transaction Documents by the

Company or the consummation of the Transactions, except to the extent applicable for (i) those set forth on Section 4.03(b) of the Company Disclosure Schedule, (ii) with respect to the Second Step Closing, Consents of Governmental Authorities under antitrust or merger control Applicable Laws, (iii) compliance with and filings under the Securities Act and the Exchange Act by the Buyer and (iv) those the failure of which to make or obtain have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists solely of 2,098,000 ordinary shares with a par value of CHF 1,000 each (the “Company Ordinary Shares”), all of which are issued and outstanding as of the Signing Date and as of the Signing Date constitute the total issued and outstanding share capital of the Company and (A) are duly authorized and validly issued, (B) are fully paid and non-assessable, and (C) were issued in compliance with all Applicable Laws concerning the issuance of securities and the Company’s Charter Documents. As of the Signing Date, there are no other Equity Interests of the Company authorized, issued or outstanding. As of the Signing Date, the First Step Company Shares and Second Step Company Shares are owned of record by the Seller, free and clear of any Encumbrances, other than Permitted Encumbrances. As of the First Step Closing Date, the First Step MEP Company Shares and the First Step Seller Company Shares collectively will constitute forty-five percent (45%) of the total issued and outstanding share capital, and forty-five percent (45%) of the total voting power, of the Company and (A) will be duly authorized and validly issued, (B) will be fully paid and non-assessable, and (C) will have been issued in compliance with all Applicable Laws concerning the issuance of securities and the Company’s Charter Documents. As of the Second Step Closing Date, the Second Step MEP Company Shares and the Second Step Seller Company Shares, taken together with the First Step Company Shares, collectively will constitute one hundred per cent (100%) of the total issued and outstanding share capital of the Company and (A) will be duly authorized and validly issued, (B) will be fully paid and non-assessable, and (C) will have been issued in compliance with all Applicable Laws concerning the issuance of securities and the Company’s Charter Documents.

(b) A true and complete list of the members of the AB Group and AB Principal JVs as of the Signing Date is set forth in Section 4.04(b) of the Company Disclosure Schedule, and such list sets forth as of the Signing Date, with respect to each such Person (A) its jurisdiction of organization or formation and (B) the direct or indirect Equity Interest ownership of the Company or the Seller, as applicable, in each such Person, as well as the Equity Interest ownership interest of any other Person in each such Person that is not wholly owned, directly or indirectly, by the Company or the Seller, as applicable. Except as set forth on Section 4.04(b) of the Company Disclosure Schedule, all of the issued and outstanding Equity Interests of any member of the AB Group or any AB Principal JV owned, directly or indirectly, by the Company and/or the Seller, as applicable, are owned free and clear of any Encumbrances, other than Permitted Encumbrances and other Encumbrances, which other Encumbrances have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the AB Group and the AB Principal JVs, taken as a whole.

(c) All of the outstanding Equity Interests of each member of the AB Group other than the Company and, to the Knowledge of the Company, each AB Principal JV (A) are duly authorized and validly issued, (B) are fully paid and non-assessable and (C) were issued in compliance with all Applicable Law and such Person’s Charter Documents, except in each case (other than with respect to the Material Company Subsidiaries) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to such Person, as applicable. Except as set forth in Section 4.04(c) of the Company Disclosure Schedule, as of the date hereof, (i) the Company does not own, directly or indirectly, any Equity Interests in any Person that is not a member of the AB Group or a AB Principal JV and (ii) no UK Holdings Group Member owns, directly or indirectly, any Equity Interests in any Person that is not a member of the AB Group or a AB Principal JV.

(d) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments or other similar Equity Interests of any character under which the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is obligated to issue or sell, or giving any Third Party a right to subscribe for or acquire, or in any way dispose of, any Equity Interests of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV. The outstanding Equity Interests of the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV and no obligations, contingent or otherwise, of the Company or any other member of the AB Group to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any other member of the AB Group.

(e) There are no bonds, debentures, notes or other Indebtedness of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, having the right to vote on the election of the board of directors (or similar governing bodies) of the Company or any other member of the AB Group or any AB Principal JV, or otherwise vote with or as part of a class with any Equity Interests of the Company or any other member of the AB Group or any AB Principal JV issued or outstanding.

Section 4.05 Financial Statements; Internal Controls. (a) Attached hereto as Section 4.05 of the Company Disclosure Schedule are true and complete copies of the following financial statements (such statements and the notes related thereto, the “Company Financial Statements”): the audited consolidated financial statements of the Company, which comprise the Group (being the Company and its Subsidiaries and their interests in associates and joint ventures) income statement, Group statement of comprehensive income, Group statement of financial position, Group statement of changes in equity, Group statement of cash flows, and related notes, for the fiscal years ended, March 31, 2010, March 31, 2011, March 31, 2012, including the directors’ responsibilities statements and unqualified statutory auditor’s reports related thereto.

(b) Since March 31, 2009, the Company Financial Statements (i) have been prepared from and for the periods covered thereby are in accordance in all material respects with the books and records of the Company and its consolidated Subsidiaries, (ii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby (except as expressly indicated in the notes thereto) and (iii) give a true and fair view of the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and the cash flows for the periods then ended in accordance with IFRS.

(c) Since March 31, 2009, the books of account, minute books and other records of the Company and each other member of the AB Group and, to the Knowledge of the Company, each AB Principal JV, are complete and correct in all material respects in accordance with Applicable Law, and have recorded therein the results of operations and the assets and liabilities of the Company and each other member of the AB Group and, to the Knowledge of the Company, each AB Principal JV, as applicable, required to be reflected in accordance with IFRS in all material respects. Since March 31, 2009, each of the Company and the other members of the AB Group and, to the Knowledge of the Company, each AB Principal JV, has maintained a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries in accordance with IFRS in all material respects.

(d) Since March 31, 2009, neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any other member of the AB Group or any AB Principal JV, or their respective internal accounting controls, relating to periods after March 31, 2009, except for any complaints, allegations, assertions or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as set forth on Section 4.05(e) of the Company Disclosure Schedule, neither the Company nor any other member of the AB Group is a party to, or has any commitment to become a party to, any material off-balance sheet partnership or arrangements, or any similar Contract where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any other member of the AB Group, as applicable, in their respective financial statements (including the Company Financial Statements).

Section 4.06 Undisclosed Liabilities. Except for Liabilities as and to the extent expressly disclosed in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has any Liabilities except for (i) Liabilities reflected or reserved against on the most recent balance sheet included in the Company Financial Statements and not heretofore paid or discharged, (ii) Liabilities incurred since March 31, 2012 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) Liabilities that were incurred pursuant to this Agreement.

Section 4.07 Proceedings. (a) As of the date hereof, there are no Proceedings by or before any Governmental Authority pending or, to the Knowledge of the

Company, threatened in writing against the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, is in violation of any outstanding Order, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08 Material Contracts. (a) Schedule 4.08(a) of the Company Disclosure Schedule sets forth a true and complete list as of the Signing Date of each Material Contract, to the extent any such Material Contract would purport to bind the Buyer or any of its Affiliates with respect to any activities in the United States after the First Step Closing or the Second Step Closing. True and complete copies of all such Material Contracts have been provided to the Buyer in the Data Room prior to the Signing Date, in accordance with Applicable Law.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Material Contract is in full force and effect, and is valid, binding and is enforceable against the Company or the applicable other member of the AB Group, as the case may be, and, to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity); (ii) neither the Company nor any applicable member of the AB Group, nor, to the Knowledge of the Company, any other party thereto, is (with or without notice or lapse of time or both) in default under any Material Contract, and, to the Knowledge of the Company, no other party has repudiated any provision thereof; (iii) to the Knowledge of the Company, there does not exist any event, circumstance or condition, upon consummation of the Transactions or otherwise, which upon the giving of notice or the lapse of time or both, would (x) constitute an event of default or default under any Material Contract or (y) entitle any other party thereto to accelerate, renegotiate or terminate, or receive any payment under, any Material Contract; and (iv) neither the Company nor, to the Knowledge of the Company, any applicable member of the AB Group has received any written notice of the intention of any Person to terminate any Material Contract.

Section 4.09 Compliance with Legal Requirements; Permits. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, are currently conducting their respective businesses, and such respective businesses in the past since March 31, 2009 have been conducted, in compliance with all Applicable Laws and Permits.

(b) The Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, hold all Permits necessary to own, operate and conduct their respective businesses as they are currently being conducted, all such Permits are in full force and effect and any necessary application for renewal of any such Permit has been timely filed, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since March 31, 2009, neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has received any written notice which would indicate that the Company or any other member of the AB Group or any AB Principal JV is not, or was not at the time of such notice, in compliance with all Applicable Laws and Permits, except with respect to noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Knowledge of the Company, no basis exists therefor.

(d) Without limiting the other provisions of this Section 4.09, the Company and the other members of the AB Group and, to the Knowledge of the Company, each AB Principal JV, in each case, for the avoidance of doubt, including through their respective directors, officers, employees or agents or distributors or other Persons associated with or acting on their behalf, since March 31, 2009 have been in compliance in all material respects with all requirements under the United Kingdom Bribery Act 2010, as amended (including when assuming any applicable activity was carried out in the United Kingdom), the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), as amended, the Anti-Kickback Act of 1986, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery, anti-corruption, bribery, anti-boycott, embargo, anti-money laundering and similar Applicable Laws and Orders (including any applicable written standards, requirements, directives or policies of any Governmental Authority) (the “Anti-Bribery Laws”), including with respect to making, offering to make, promising to make or authorizing the payment or giving of, or requesting, agreeing to receive or accept, directly or indirectly, any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift. Since March 31, 2009, neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has (i) received any written communication from any Governmental Authority or from any Third Person that alleges that the Company or any other member of the AB Group or any AB Principal JV, or any director, officer, employee or agent or distributor thereof or any other Person associated with or acting on the Company’s or any such other member of the AB Group’s or any such AB Principal JV’s behalf, has violated or is in violation of any Anti-Bribery Laws or (ii) made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other violation or liability arising under or relating to any Anti-Bribery Law.

Section 4.10 Absence of Certain Developments. Since March 31, 2012 until the date hereof, (a) neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has undergone or experienced any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, (b) the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, have conducted their business and operations in the Ordinary Course of Business and (c) neither the Company nor any other member of the AB Group has taken any action that, if taken after the Signing Date, would constitute a breach of Section 7.01 absent consent of the Buyer.

Section 4.11 Insurance. Except where the failure to be covered has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all properties of the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, are currently covered by insurance or self-insurance programs in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to the business of the Company and Applicable Law. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance programs of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, are in full force and effect and all premiums thereon have been timely paid, (b) since March 31, 2010 until the date hereof, there has been no claim made by or on behalf of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, as to which coverage has been denied and (c) other than in the Ordinary Course of Business, no written notice of termination, or reduction in benefits, or increase in cost, of any such programs has been received by the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV.

Section 4.12 Environmental Matters. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, are, and since March 31, 2009 have been, in compliance with all applicable Environmental Laws.

(ii) The Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, hold and are in compliance with all Environmental Permits that are required in order to operate as they currently operate, and all such Environmental Permits are in full force and effect. Neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has received any written communication regarding any adverse change in the status or terms and conditions of any Environmental Permit or alleging that any of the Company or any other member of the AB Group or any AB Principal JV has been, is or may be in violation of any Environmental Law or Environmental Permit, that any further Environmental Permit may be required or that any Environmental Permit may be subject to termination, modification, suspension or revocation.

(iii) Neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has received from any Person any: (x) Environmental Notice or Environmental Claim; or (y) written request for information pursuant to Environmental Law, which, in the case of either clause (x) or clause (y), either remains pending or unresolved, or is the source of ongoing obligations or requirements; and, to the Knowledge of the Company, no such Environmental Notice, Environmental Claim or request is threatened.

(iv) To the Knowledge of the Company, there has been no actual or threatened Release of Hazardous Materials with respect to any real property currently or formerly owned, operated or leased by the Company or any other member of the AB Group or any AB Principal JV or any Third Party, which could reasonably be expected to result in an Environmental Claim against the Company or any other member of the AB Group or any AB Principal JV. Neither the Company nor any other member of the AB Group nor, to the Knowledge of the Company, any AB Principal JV, has received any Environmental Notice that any real property currently or formerly owned, occupied, used, operated or leased in connection with the businesses of the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material.

(v) To the Knowledge of the Company, neither the Company nor any other member of the AB Group nor any AB Principal JV, has retained or assumed, by Contract or operation of law, any Liabilities of any Third Party under any Environmental Law.

Section 4.13 Intellectual Property. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the other members of the AB Group exclusively own all right, title and interest in and to the Company Intellectual Property registered with the applicable Governmental Authorities as owned by such entity and own or have the right to use all other Intellectual Property used by the Company and the other members of the AB Group in the conduct of their businesses as currently conducted and as has been conducted during the twelve month period immediately preceding the Signing Date.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no oppositions, cancellations, invalidity Proceedings, interferences or re-examination Proceedings (other than routine office actions and similar matters with the applicable Governmental Authority with respect to applications or registrations of Intellectual Property) pending or, to the Knowledge of the Company, threatened in writing with respect to any Intellectual Property owned by the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, and (ii) all registrations of Intellectual Property owned by the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, are currently in good standing and subsisting and recorded in the name of such Persons with the applicable Governmental Authority against each such item of registered or applied for Company Intellectual Property, and to the Knowledge of the Company, are valid.

(c) To the Knowledge of the Company, since March 31, 2009, no Third Party has infringed the Company Intellectual Property, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business as currently conducted of the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, does not infringe, misappropriate or otherwise violate any Intellectual Property owned by a Third Party and (ii) since March 31, 2009, no Proceeding has been commenced or, to the Knowledge of the Company, threatened in writing (except, in each case, for matters that have since been fully resolved as of the date hereof without any material unperformed or continuing obligations applicable to the Company or any other member of the AB Group) or is pending, alleging that the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, has violated any Intellectual Property of a Third Party.

Section 4.14 Real Property. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the other members of the AB Group have good, valid and beneficial indefeasible freehold (or analogous concept under Applicable Law) title to all of Material Owned Real Property, free and clear of all Encumbrances, other than Permitted Property Encumbrances, and (i) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Material Owned Real Property or any portion thereof and (ii) neither the Company nor any other member of the AB Group is a party to any agreement or option to sell any Material Owned Real Property.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or the applicable member of the AB Group has a good, valid and beneficial leasehold interest in each Material Lease, free and clear of all Encumbrances, other than Permitted Property Encumbrances. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there exists no outstanding default, or any condition, state of facts or event that with the passage of time or giving of notice would constitute a breach or a default, in the performance of its obligations under any of the Material Leases by the Company or any other member of the AB Group, or, to the Knowledge of the Company, by the landlord or any other party to any of the Material Leases, and neither the Company nor any other member of the AB Group has received or delivered any written notice claiming a breach or default in any respect under any Material Lease, which notice remains outstanding. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or the applicable member of the AB Group is in sole possession of the premises demised under each Material Lease and (ii) neither the Company nor the applicable member of the AB Group has assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any of the Material Leases or the premises demised under any of the Material Leases.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor the applicable member of the AB Group has received written notice of any condemnation Proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such Proceeding, action or agreement pending or, to the Knowledge of the Company, threatened in writing, with respect to any portion of any material Leased Real Property or Material Owned Real Property.

Section 4.15 Related Party Transactions. Section 4.15 of the Company Disclosure Schedule sets forth all Contracts in effect between (i) the Seller or any of its Affiliates (other than the Company, the other members of the AB Group and the AB Principal JVs, but expressly including for this purpose, as an Affiliate of the Seller, Galenica and its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries), on the one hand, and the Company or any other member of the AB Group or any AB Principal JV (other than Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries), on the other hand, (ii) the Seller or any of its Affiliates (other than the Company, the other members of the AB Group and the AB Principal JVs, but expressly including for this purpose, as an Affiliate of the Seller, Galenica and its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries) and any Third Party under which the Company or any other member of the AB Group or any AB Principal JV (other than Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries) receives a benefit and (iii) the Company or any other member of the AB Group or any AB Principal JV (other than Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries), on the one hand, and any Third Party, on the other hand, under which the Seller or any of its Affiliates (other than the Company, the other members of the AB Group and the AB Principal JVs, but expressly including for this purpose, as an Affiliate of the Seller, Galenica and its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries), receives a benefit.

Section 4.16 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and the other members of the AB Group and, to the Knowledge of the Company, each AB Principal JV, has (A) duly and timely filed (or has had duly and timely filed on its behalf) with the appropriate Taxing Authority all Tax Returns required to be filed by or with respect to it, and all such Tax Returns are true, correct and complete in all respects and (B) timely paid in full (or there has been timely paid in full on its behalf) all Taxes of the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs (whether or not shown as due and payable on any Tax Return).

(ii) Each of the Company and the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, has complied in all respects with all Applicable Laws relating to the payment and withholding of Taxes, including with respect to payments (including in Securities) made to any employee, independent contractor, creditor, stockholder, partner or other third party, and has, within the time and manner prescribed, withheld and paid over to the appropriate Taxing Authority all amounts required to be withheld and paid over under all Applicable Laws.

(iii) There are no Liens for Taxes upon the assets or properties, tangible or intangible, of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV. There are no currently effective waivers or comparable consents of any applicable statute of limitations with respect to, or extensions of the period for assessment of, any Taxes or Tax Returns of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV.

(iv) None of the Company or any other member of the AB Group, or to the Knowledge of the Company, any AB Principal JV is treated as a resident for Tax purposes in a jurisdiction other than the jurisdiction under the laws of which it is organized. No jurisdiction in which the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, does not currently file Tax Returns has made a written claim that the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is required to file a Tax Return with such jurisdiction or that the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, may be subject to taxation by such jurisdiction. There are no claims, disputes or other Proceeding pending or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV.

(v) None of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, has participated in any transaction, scheme, or arrangement (x) which is required to be disclosed or reported to any Taxing Authority on the basis that it is or may be a Tax avoidance or abusive transaction, scheme, or arrangement or (y) which has been identified by any Taxing Authority as a tax avoidance or abusive transaction, scheme, or arrangement.

(vi) No rulings from or agreements with any Taxing Authority have been requested or received by or with respect to the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV.

(vii) None the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, (i) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement with any Person other than any member of the AB Group, (ii) is or was a member of any consolidated, combined, unitary or affiliated Tax Return group other than a group whose members are all members of the AB Group, or (iii) is liable under any Applicable Law to pay to a Taxing Authority an amount in respect of a Tax Liability which is the primary Liability of another Person other than any member of the AB Group, or (iv) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within three years prior to the date of this Agreement.

(b) In connection with the acquisition of Alliance Boots plc on June 26, 2007, the Seller timely filed or caused to be timely filed with the United States Internal Revenue Service each of the United States Internal Revenue Service Forms 8023 contained in the Data Room (collectively, the “2007 Section 338(g) Elections”) the 2007 Section 338(g) Elections have not subsequently been revoked or otherwise modified. As of the date hereof, no Taxing Authority has challenged or threatened to challenge any of the 2007 Section 338(g) Elections and there are no claims, disputes or other Proceeding pending or threatened in writing with respect to any of the 2007 Section 338(g) Elections. None of the Seller, any member of the AB Group or, to the Knowledge of the Company, any other Person has taken any position for U.S. federal income tax purposes inconsistent with any of the 2007 Section 338(g) Elections.

(c) To the Knowledge of the Company, (i) neither the Company nor any Subsidiary of the Company is, or prior to the First Step Closing will be, a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and (ii) neither the Company nor any Subsidiary of the Company is or, or prior to the First Step Closing will be, required to conform its taxable year for U.S. federal income tax purposes to a “required year” within the meaning of Section 898 of the Code, in each case determined without regard to the Buyer or this Agreement. Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any other Person has filed a U.S. federal income tax return adopting or otherwise designating a taxable year for U.S. federal income tax purposes for any Subsidiary of the Company that is treated as of the date hereof, or will be at the First Step Closing, treated as a foreign corporation for U.S. federal income tax purposes.

(d) Entity classification elections pursuant to U.S. Treasury Regulation Section 301.7701-3(c) have been filed to classify each of the Company and AB Acquisitions LuxCo 1 S.a.r.l. as a “disregarded entity” or partnership status, as applicable, for U.S. federal income tax purposes and, at the First Step Closing, each of the Company and AB Acquisitions LuxCo 1 S.a.r.l. will be classified as a “disregarded entity” or partnership status, as applicable, for U.S. federal income tax purposes. Neither the Seller nor the Company nor any Subsidiary of the Company has taken any position on any Tax Return or in any Tax proceeding, which is inconsistent with such classification, for U.S. federal income tax purposes. No Taxing Authority has challenged or threatened in writing to challenge such classification for U.S. federal income tax purposes.

Section 4.17 Employment Matters. Other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the Company and each of the other members of the AB Group and, to the Knowledge of the Company, the AB Principal JVs, have complied with all Applicable Laws regarding (a) employment and employment practices, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence and unemployment insurance and (b) the payment and withholding of Taxes and other amounts in respect of their employment of the Employees and workers, and (y) except in respect of normal accruals, none of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is liable for arrears of wages, taxes, penalties or other sums for failure to comply with such Applicable Laws.

Section 4.18 Company Benefit Plans. (a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the other members of the AB Group, as of the date hereof, have complied, and are now in compliance, with the Applicable Laws regarding each Company Benefit Plan and each Company Benefit Plan has been administered in accordance with its terms; and (ii) each Company Benefit Plan intended to qualify for a particular tax treatment under Applicable Law meets all the requirements for such treatment and has received, to the extent available, confirmation of its intended tax treatment from the applicable Governmental Authority.

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than in respect of the Company Benefits Plans identified in Section 4.18(c) of the Company Disclosure (the “UK Pension Arrangements”), none of the Company or any other members of the AB Group or, to the Knowledge of the Company, any AB Principal JV, is or has at any time been the employer, or connected or associated with the employer (as those terms are used in the UK Pensions Act 2004) in relation to a UK defined benefit pension scheme. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no notifiable event (as defined in Section 69 of the UK Pensions Act 2004) has occurred in relation to any Company Benefit Plan subject to the Applicable Laws of the United Kingdom and the completion of the transactions contemplated by this Agreement will not constitute such a notifiable event. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no circumstances exist or have existed which could lead to any material liability for the Company or any other members of the AB Group or, to the Knowledge of the Company, any AB Principal JV, under Sections 38 to 56 of the UK Pensions Act 2004. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no debt under Section 75 has arisen in respect of the Company or any other members of the AB Group or, to the Knowledge of the Company, any AB Principal JV, that has not been settled in full nor will any such debt arise on completion of the transactions contemplated by this Agreement.

(d) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the defined benefit pension schemes of Boots Norge AS and Alliance Healthcare Norge AS which were liquidated with effect from January 1, 2011 have been fully funded in accordance with their terms and Applicable Laws to cover (i) any payment of disability pension (Nw.: “uførepensjon”) to members under said schemes, (ii) any future disability pension obligations for members who prior to the liquidation of said schemes had a pending application for disability pension with the Norwegian National Insurance authority (Nw.: “Folketrygden”); and (iii) any and all rights that can be derived from the paid-up pension policies (Nw.: “fripoliser”) issued to the members of the scheme as a result of the defined benefit pension schemes being liquidated.

(e) Since the last 12 months prior to the Signing Date, no Employee, officer, director or consultant who is party to a Material Employment Agreement has given or received notice terminating his or her employment or service relationship with the Company or any other members of the AB Group.

(f) Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents, nor the consummation of the Transactions, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee or officer or director of the Company or any other members of the AB Group or, to the Knowledge of the Company, any AB Principal JV.

(g) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no pending or, to the Knowledge of the Company, threatened Proceedings (other than claims for benefits in the ordinary course) which have been asserted or instituted, and, (ii) to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a Proceeding, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts or other funding arrangements under any of the Company Benefit Plans which could reasonably be expected to result in any Liability of the Company or any of its subsidiaries to any Governmental Authority, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party.

(h) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each individual who renders services to the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, who is classified by the Company or such other Person, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized under Applicable Law.

(i) None of the Company or any other members of the AB Group has any Liability with respect to the purchase of Qualifying Securities or Remaining Qualifying Securities (in each case as defined in Part D of Schedule 6 of the MEP Agreement) from any Manager (as defined in Section 1.1. of the MEP Agreement).

(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Share Plans, (i) each Share Plan has at all times been operated by the relevant member of the AB Group in accordance with its terms, and, to the Knowledge of the Company, there is no ground on which approval for an HM Revenue & Customs-approved Share Plan may be withdrawn or cease to apply; (ii) all national insurance elections and elections under Chapter 2 of Part 7 of the ITEPA 2003 have been properly entered into by the Employees concerned and their employer; and (iii) all reporting requirements in relation to the Employees’ participation in the Share Plans, including filing requirements under Section 421J of ITEPA 2003, have been complied with.

Section 4.19 Certain Labor Matters. (a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, as of the date hereof: (i) neither the Company nor any other member of the AB Group is a party to, bound by, or negotiating any collective bargaining agreement, union recognition agreement, European Works Council Agreement or other similar material Contract (collectively, “Collective Bargaining Agreements”) with a labor or trade union, guild, works council or other analogous labor or employee representative body or organization, (ii) to the Knowledge of the Company, there is not any labor union, guild, works council or other analogous labor or employee representative body or organization representing or purporting to represent any Employees (including by seeking recognition), and, to the Knowledge of the Company, no labor union, guild, works council or other analogous labor organization, or group of Employees is seeking or has sought since March 31, 2009, to organize Employees for the purpose of collective bargaining and (iii) none of the Company or any other member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, has any duty to bargain with any labor union, guild, works council or other analogous labor organization. Since March 31, 2009 until the date hereof, there has not been, and, to the Knowledge of the Company, there has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any other member of the AB Group, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except where the failure to take such actions have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Seller, the Company and each of the other members of the AB Group and, to the Knowledge of the Company, each AB Principal JV, have taken all actions required under Applicable Law or under any Collective Bargaining Agreement, and all other actions that are reasonably necessary, with respect to labor unions, guilds, works councils or other analogous labor organizations to enable the Parties to carry out the Transactions as contemplated by the Transaction Documents, including any notification, consultation or approval requirements.

Section 4.20 Brokers. Except for Centerview Partners LLC, no agent, broker, investment banker or other firm or Person is or will be entitled to receive any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions based on arrangements made by the Seller, the Company or any of their respective Affiliates. The Seller (and not the Buyer or any member of the AB Group) is solely responsible for any fees, commissions and expenses or other amounts that are or may become payable to Centerview Partners LLC or any Affiliate thereof in connection with the Transaction Documents or the Transactions.

Section 4.21 Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any other member of the AB Group, for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Buyer’s shareholders or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Company or any other member of the AB Group or any of their Affiliates makes any representation or warranty with respect to any information supplied by Buyer or any of its Affiliates or Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.22 Foreign Business. The Company is majority owned by Persons who are not citizens or residents of the United States and either (a) more than 50 percent of its assets are located outside the United States or (b) the majority of its executive officers and directors are not United States citizens or residents.

Section 4.23 Restrictions on the Transaction. Except as set forth on Section 4.23 of the Company Disclosure Schedule, as of the date hereof, there are no anti-takeover, mandatory offer, fair price or similar statutes or regulations or other Applicable Law or provision of the articles of association or organizational regulations or other Charter Documents of any member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, that would prevent, impede or delay the consummation of the Transactions. Except for the actions set forth on Section 4.23 of the Company Disclosure Schedule, as of the date hereof, no action by the Board of Directors or similar governing body of any member of the AB Group or, to the Knowledge of the Company, any AB Principal JV, or by any of their respective shareholders, members, partners or other equityholders, as the case may be, is or would be necessary to approve the Transactions.

Section 4.24 No Additional Representations. Except as otherwise expressly set forth in this Article IV, neither the Company nor any other member of the AB Group nor any AB Principal JV, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither the Company nor any other member of the AB Group nor any AB Principal JV, nor any other Person acting on their behalf, has made or makes any representation or warranty with respect to any projections, forecasts, estimates or budgets made available to the Buyer or any of its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company or any other member of the AB Group or any AB Principal JV, or the future business and operations of the Company or any other member of the AB Group or any AB Principal JV, whether or not included in any management presentation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as set forth in the Seller Disclosure Schedule delivered by the Seller to the Buyer prior to the execution of this Agreement (the “Seller Disclosure Schedule”), the Seller hereby represents and warrants to the Buyer, (I) as of the Signing Date and as of the First Step Closing Date and (II) solely to the extent of the Fundamental Seller Representations, as of the Second

Step Closing Date, in each case as though such representations and warranties were made by the Seller as of such date (except in the case of any representations or warranties that speak as of a specific date, in which case as of such specific date) as follows:

Section 5.01 Organization and Qualification. (a) The Seller is duly organized, validly existing and, where such concept is applicable, in good standing under the Applicable Laws of its jurisdiction of incorporation or organization, with all requisite power and authority to own its properties and to conduct its business as currently conducted, except for those jurisdictions in which the failure to have such power or authority or to be so organized, validly existing or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents.

(b) The Seller is duly licensed, authorized or qualified for the transaction of business in each jurisdiction in which its ownership, lease, license, use or operation of assets or properties or conduct of business requires such qualification, except where the absence of such license, authorization or qualification has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents.

(c) Access to true and complete copies of the Charter Documents of the Seller has previously been made available to the Buyer. The Seller is not in violation or breach of, or default under, any such Charter Document, except such violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents, breaches or defaults.

Section 5.02 Authority; Execution and Delivery; Enforceability. (a) The Seller has the requisite power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate or analogous actions.

(b) The Seller has duly executed and delivered this Agreement and shall, subject to the terms and conditions of this Agreement, duly execute and deliver each of the other Transaction Documents to which it is or will be a party and, assuming the due authorization, execution and delivery by each other party thereto, this Agreement constitutes, and the other Transaction Documents shall constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. (a) The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions do not and will not (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation of any of the provisions of any Charter Documents of the Seller;

(ii) assuming that all Consents contemplated by clause (b) below have been obtained, contravene, conflict with or result in a violation of any Applicable Law or Order to which the Seller, or any of the assets or businesses owned, used or operated by the Seller, is subject;

(iii) assuming that all Consents contemplated by clause (b) below have been obtained, (A) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Seller is a party, or to which the Seller or any of the assets or businesses owned, used or operated by the Seller is subject, (B) give any Person the right to: (1) declare a default or exercise any remedy under any such material Contract (including a right or remedy triggered by a “change of control” or similar transaction); (2) accelerate the maturity or performance of any such material Contract; or (3) cancel, terminate or modify any such material Contract, or (C) result in the imposition of any material Encumbrances on any of the assets of the Seller, other than Permitted Encumbrances;

(iv) assuming that all Consents contemplated by clause (b) below have been obtained, result in the imposition of any Encumbrances on the First Step Company Shares, the Second Step Company Shares, or the German Holdco Ordinary Shares or the Russian Holdco Ordinary Shares to be delivered (including at the option of the Buyer) at the Second Step Closing, as applicable, other than Permitted Encumbrances;

except, in the case of clauses (ii) and (iii) of this Section 5.03(a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents.

(b) No Consent of any Governmental Authority or Person is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents by the Seller or the consummation of the Transactions, except to the extent applicable for (i) those set forth on Section 5.03(b) of the Seller Disclosure Schedule; (ii) with respect to the Second Step Closing, Consents of Governmental Authorities under antitrust or merger control Applicable Laws; (iii) compliance with and filings under the Securities Act and the Exchange Act by the Buyer and (iv) those the failure of which to obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents.

Section 5.04 Proceedings. (a) As of the date hereof, there are no Proceedings by or before any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Seller, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents. The Seller is not subject to any outstanding Order, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to complete the Transactions or perform its obligations under the Transaction Documents.

Section 5.05 Brokers. Except for Centerview Partners LLC, no agent, broker, investment banker or other firm or Person is or will be entitled to receive any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions based on arrangements made by the Seller or any of its Affiliates. The Seller (and not the Buyer or any member of the AB Group) is solely responsible for any fees, commissions and expenses or other amounts that are or may become payable to Centerview Partners LLC or any Affiliate thereof in connection with the Transaction Documents or the Transactions.

Section 5.06 Ownership of Interests.

(a) As of the Signing Date, the Seller owns beneficially and of record, and has good and valid title to the First Step Seller Company Shares, which as of such date constitute all of the Company Ordinary Shares issued and outstanding, free and clear of all Encumbrances, other than Permitted Encumbrances. As of the First Step Closing Date, the Seller will own beneficially and of record and will have good and valid legal title to, the First Step Seller Company Shares, and the MEP Trustee will own of record, on behalf of the Managers, and will have good and valid legal title to, and the Managers will beneficially own, the First Step MEP Company Shares, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. As of the Second Step Closing Date, the Seller will own beneficially and of record and will have good and valid legal title to, the Second Step Seller Company Shares, and the MEP Trustee will own of record, on behalf of the Managers, and will have good and valid legal title to, and the Managers will beneficially own, the Second Step MEP Company Shares, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) As of the Signing Date and as of the Second Step Closing Date, the Seller owns beneficially and UK Holdings owns beneficially and of record, and has good and valid title to, (if applicable) the Russian Holdco Ordinary Shares to be delivered at the Second Step Closing, free and clear of all Encumbrances, other than Permitted Encumbrances, and upon the delivery of (if applicable) the Russian Holdco Ordinary Shares to be delivered at the Second Step Closing, the Buyer will acquire good and valid title to such Russian Holdco Ordinary Shares, free and clear of any Encumbrances, other than Permitted Encumbrances.

(c) Upon the delivery of the First Step Company Shares, the Buyer will acquire good and valid title to such First Step Company Shares, free and clear of any Encumbrances, other than Permitted Encumbrances, which shall, immediately following the First Step Closing, represent, in the aggregate, forty-five percent (45%) of the outstanding Company Ordinary Shares on a fully-diluted basis (and, for the avoidance of doubt, indirectly no less than ninety-

seven percent (97%) of the outstanding Equity Interests in AB Acquisitions LuxCo 1 S.a.r.l., and forty-five percent (45%) (after giving effect to the indemnification obligations of the Seller set forth in Article X) of the economic benefits of ownership of the outstanding Equity Interests in AB Acquisitions LuxCo 1 S.à.r.l., in each case on a fully-diluted basis. Upon the delivery of the Second Step Company Shares, the Buyer will acquire good and valid title to such Second Step Company Shares, free and clear of any Encumbrances, other than Permitted Encumbrances, which shall, immediately following the Second Step Closing, represent, when taken together with the First Step Company Shares, in the aggregate, one hundred percent (100%) of the outstanding Company Ordinary Shares on a fully-diluted basis (and, for the avoidance of doubt, indirectly one hundred percent (100%) of the outstanding Equity Interests in AB Acquisitions LuxCo 1 S.a.r.l., and one hundred percent (100%) of the economic benefits of ownership of the outstanding Equity Interests in AB Acquisitions LuxCo 1 S.a.r.l., in each case on a fully-diluted basis).

Section 5.07 Investment Decision. The Seller will be receiving the First Step Seller Buyer Shares (with respect to the First Step Acquisition) and the Second Step Seller Buyer Shares (with respect to the Second Step Acquisition) for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such First Step Seller Buyer Shares or such Second Step Seller Buyer Shares (in each case except for the delivery of such shares to Shareholder Distributees as contemplated by, and in accordance with, the provisions of Section 7.16). The MEP Trustee will be receiving the First Step MEP Buyer Shares (with respect to the First Step Acquisition) and the Second Step MEP Buyer Shares (with respect to the Second Step Acquisition) on behalf of the Managers for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such First Step MEP Buyer Shares or such Second Step MEP Buyer Shares (in each case except for delivery of legal title to such shares to the Managers). The Seller acknowledges that the First Step Buyer Shares (with respect to the First Step Acquisition) and the Second Step Buyer Shares (with respect to the Second Step Acquisition) have not been registered under the Securities Act or any other federal, state, foreign or local securities Applicable Law, and agrees that such First Step Buyer Shares or such Second Step Buyer Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of (including the delivery of such shares to Shareholder Distributees as contemplated by, and in accordance with, the provisions of Section 7.16) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Applicable Law, in each case, to the extent applicable. Neither the Seller nor any Manager is a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act. The Seller represents, warrants and undertakes that neither it, its affiliates (as defined in Regulation 501 under the Securities Act), nor any Persons acting on its or their behalf, nor any Shareholder Distributee, the MEP Trustee or any Manager has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) or “general solicitation” (as defined in Regulation D under the Securities Act) with respect to the First Step Buyer Shares (with respect to the First Step Acquisition) or the Second Step Buyer Shares (with respect to the Second Step Acquisition), and it and they have complied and will comply with the offering restrictions requirement of Regulation S and Regulation D, as applicable, under the Securities Act.

Section 5.08 Seller Information. None of the information supplied or to be supplied by or on behalf of the Seller or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Buyer’s shareholders or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Seller or any of its Affiliates makes any representation or warranty with respect to any information supplied by the Buyer or any of its Affiliates or Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 5.09 No Additional Representations. Except as otherwise expressly set forth in this Article V, none of the Seller or any Person acting on its behalf makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

Section 5.10 Independent Investigation. The Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Buyer and its Subsidiaries, which investigation, review and analysis was done by the Seller, the Company and their respective Representatives. In entering into this Agreement, the Seller acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Buyer, its Affiliates or any of their respective Representatives (except the representations and warranties of the Buyer set forth in Article VI). The Seller hereby acknowledges that none of the Buyer or any of its Affiliates or any of their respective Representatives or shareholders or any other Person will have or be subject to any liability to the Seller, the Company, any of their respective Affiliates or any of their respective Representatives or any other Person resulting from the distribution to any such Persons of, or any such Person’s use of, any information relating to the Buyer or any of its Subsidiaries, including any information, documents or material made available to any such Persons, whether orally or in writing, any electronic data room set up by the Buyer in connection with the Transactions, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of any such Persons or in any other form in connection with the transactions contemplated by this Agreement. The Seller further acknowledges that no Representative of the Buyer or any of its Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except (a) as disclosed in the Buyer SEC Reports (excluding any disclosures set forth in any risk factor Section and in any Section relating to forward-looking or safe harbor statements); or (b) as set forth in the Buyer Disclosure Schedule delivered to the Seller by the Buyer prior to the execution of this Agreement (the “Buyer Disclosure Schedule”) the Buyer hereby represents and warrants to the Seller as of (I) the Signing Date and as of the First Step Closing Date and (II)

the Second Step Closing Date, in each case as though such representations and warranties were made by the Buyer as of such date (except in the case of any representations or warranties that speak as of a specific date, in which case, as of such specific date) as follows:

Section 6.01 Organization and Qualification. (a) The Buyer is duly organized, validly existing and in good standing under the Applicable Laws of the State of Illinois, with all requisite corporate power and authority to own its properties and to conduct its business as currently conducted.

(b) The Buyer is duly licensed, authorized or qualified for the transaction of business in each jurisdiction in which its ownership, lease, license, use or operation of assets or properties or conduct of business requires such qualification, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c) Access (including pursuant to publicly available filings with the SEC) to true and complete copies of Amended and Restated Articles of Incorporation and the By-laws of the Buyer as of the date hereof (collectively, the “Buyer Charter Documents”) has previously been made available to the Seller, and the Buyer is not in violation or breach of, or default under, either such document, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to complete the Transactions or perform its obligations under the Transaction Documents.

Section 6.02 Authority; Execution and Delivery; Enforceability. (a) The Buyer has the requisite power and authority to execute this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate actions, subject to the Buyer Shareholder Approval; provided, that the exercise of the Call Option and Second Step Acquisition (including the issuance of the Second Step Buyer Shares) shall require the approval of the Board of Directors of the Buyer, which approval has not been obtained as of the Signing Date. The affirmative vote of the majority of the Buyer Common Shares represented and entitled to vote at the Shareholder Meeting, voting to approve the issuance (collectively) of the First Step Buyer Shares and the Second Step Buyer Shares, is the only vote of the holders of the Buyer’s capital stock necessary in connection with the consummation of the Transactions (the “Buyer Shareholder Approval”).

(b) The Buyer has duly executed and delivered this Agreement and shall, subject to the terms and conditions of this Agreement, duly execute and deliver each of the other Transaction Documents to which it is or will be a party and, assuming the due authorization, execution and delivery by each other party thereto, this Agreement constitutes and the other Transaction Documents shall constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity).

Section 6.03 No Conflicts; Consents. (a) The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions do not and will not (with or without notice or lapse of time or both):

(i) assuming that all Consents contemplated by clause (b) below, the approval of the Board of Directors of the Buyer of the exercise of the Call Option and the consummation of the Second Step Acquisition (including the issuance of the Second Step Buyer Shares), and the Buyer Shareholder Approval, have been obtained, contravene, conflict with or result in a violation of (including by triggering a “change of control” or analogous provision or right) any of the provisions of the Buyer Charter Documents;

(ii) assuming that all Consents contemplated by clause (b) below, the approval of the Board of Directors of the Buyer of the exercise of the Call Option and the consummation of the Second Step Acquisition (including the issuance of the Second Step Buyer Shares), and the Buyer Shareholder Approval, have been obtained, contravene, conflict with or result in a violation of any Applicable Law or Order to which the Buyer, or any of the assets or businesses owned, used or operated by the Buyer, is subject;

(iii) assuming that all Consents contemplated by clause (b) below, the approval of the Board of Directors of the Buyer of the exercise of the Call Option and the consummation of the Second Step Acquisition (including the issuance of the Second Step Buyer Shares), and the Buyer Shareholder Approval, have been obtained, (A) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which the Buyer is a party, or any of the assets or businesses owned, used or operated by any of the Buyer is subject, (B) give any Person the right to: (1) declare a default or exercise any remedy under any such material Contract (including a right or remedy triggered by a “change of control” or similar transaction); (2) accelerate the maturity or performance of any such material Contract; or (3) cancel, terminate or modify any such material Contract or (C) result in the imposition of any Encumbrances on any of the assets of the Buyer, other than any Encumbrances (x) created by any of the Transaction Documents, (y) that are transfer restrictions arising as a matter of applicable securities law or (z) created by or at the direction of the Seller or any of its Affiliates or the MEP Trustee or the Managers; or

(iv) assuming that all Consents contemplated by clause (b) below, the approval of the Board of Directors of the Buyer of the exercise of the Call Option and the consummation of the Second Step Acquisition (including the issuance of the Second Step Buyer Shares), and the Buyer Shareholder Approval, have been obtained, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Consent that is held by the Buyer, or to which the Buyer, or any of the assets or businesses owned, used or operated by the Buyer, is subject;

(v) assuming that all Consents contemplated by clause (b) below, the approval of the Board of Directors of the Buyer of the exercise of the Call Option and the consummation of the Second Step Acquisition (including the issuance of the Second Step Buyer Shares), and the Buyer Shareholder Approval, have been obtained, result in the imposition of any Encumbrances on the First Step Buyer Shares or the Second Step Buyer Shares, as applicable, other than any Encumbrances (x) created by any of the Transaction Documents, (y) that are transfer restrictions arising as a matter of applicable securities law or (z) created by or at the direction of the Seller or any of its Affiliates or the MEP Trustee or the Managers;

except, in the case of any of clauses (ii) through (iv) of this Section 6.03(a), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) No Consent of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the Transaction Documents by the Buyer or the consummation of the Transactions, except for (i) with respect to the First Step Closing, those set forth on Section 6.03(b) of the Buyer Disclosure Schedule, (ii) with respect to the Second Step Closing, Consents of Governmental Authorities under antitrust or merger control Applicable Laws, (iii) compliance with and filings under the Securities Act and the Exchange Act by the Buyer and (iv) those the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.04 Capitalization. (a) As of the Signing Date, the authorized capital stock of the Buyer consists solely of (i) 3,200,000,000 Common Shares, par value $0.078125 (the “Buyer Common Shares”) and (ii) 32,000,000 Preferred Shares, par value $0.0625 (the “Buyer Preferred Shares”). As of May 31, 2012, there were (i) 1,025,400,000 Buyer Common Shares issued and 858,464,942 Buyer Common Shares outstanding and (ii) no Buyer Preferred Shares issued or outstanding. In addition, as of May 31, 2012, (i) 51,673,662 Buyer Common Shares were authorized for issuance upon the exercise of outstanding options, and (ii) 4,334,730 restricted stock units were issued and outstanding. All the outstanding Buyer Common Shares are, and all Buyer Common Shares reserved for issuance as noted in the immediately prior sentence will be, when issued in accordance with the terms thereof, (A) duly authorized and validly issued, (B) fully paid and nonassessable and (C) were issued in compliance with all Applicable Laws concerning the issuance of securities and the Buyer Charter

Documents. As of May 31, 2012, except as described in this Section 6.04, there are no other Equity Interests of the Buyer authorized, issued or outstanding and no Subsidiary of the Buyer owns, beneficially or of record, any Buyer Common Shares.

(b) Each Subsidiary of the Buyer is duly organized, validly existing and, where such concept is applicable, in good standing under the Applicable Laws of its jurisdiction of incorporation or organization, with all requisite power and authority to own its properties and to conduct its business as currently conducted, each such Subsidiary is duly licensed, authorized or qualified for the transaction of business in each jurisdiction in which its ownership, lease, license, use or operation of assets or properties or conduct of business requires such qualification, and all of the outstanding Equity Interests of each such Subsidiary (A) are duly authorized and validly issued, (B) are fully paid and non-assessable and (C) were issued in compliance with all Applicable Law and such Subsidiary’s organizational documents, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the Signing Date, each Significant Subsidiary (as defined in Regulation S-X of the Exchange Act) of the Buyer and its respective jurisdiction of incorporation are identified in the Buyer SEC Reports.

(c) As of the Signing Date, except as set forth on Section 6.04(c) of the Buyer Disclosure Schedule, the Buyer owns, directly or indirectly, all of the outstanding Equity Interests in each Subsidiary of the Buyer, free and clear of any Encumbrances.

(d) As of the Signing Date, other than as set forth in Section 6.04(a), there are no (i) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, commitments or other similar Equity Interests of any character under which the Buyer or any of its Subsidiaries is obligated to issue or sell, or giving any Third Party a right to subscribe for or acquire, or in any way dispose of, any Equity Interests of the Buyer or such Subsidiary, and no Securities or Contracts evidencing such rights are agreed, authorized, issued or outstanding and (ii) no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of the Buyer or its Subsidiaries and no obligations, contingent or otherwise, of the Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Buyer or such Subsidiary. As of the Signing Date, to the Knowledge of the Buyer, the outstanding shares of Equity Interests of the Buyer and its Subsidiaries are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests.

(e) As of the Signing Date, there are no bonds, debentures, notes or other Indebtedness of the Buyer or any of its Subsidiaries having the right to vote on the election of the Board of Directors of the Buyer or otherwise vote with or as part of a class with any Equity Interests of the Buyer issued or outstanding.

Section 6.05 Reports. (a) The Buyer and each of its Subsidiaries have timely filed with the SEC all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, presently required to be filed since January 1, 2010 with the SEC, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each Buyer SEC Report is publicly available. As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Buyer SEC Report has been amended by a subsequently filed Buyer SEC Report prior to the Signing Date, in which case, as of the date of such amendment, (i) the Buyer SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding comments from or material unresolved issues raised by the SEC staff with respect to the Buyer SEC Reports.

Section 6.06 Financial Statements; Internal Controls. (a) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Buyer SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and, in each case, except as expressly indicated in the notes thereto) applied on a consistent basis throughout the periods covered thereby (except as may be expressly indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in equity for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount) in accordance with GAAP.

(b) Since August 31, 2009, the books of account, minute books and other records of the Buyer and its Subsidiaries are complete and correct in all material respects in accordance with Applicable Law. Since August 31, 2009, the accounts, books and records of the Buyer and its Subsidiaries are maintained in a manner substantially consistent in all material respects with Applicable Law and have recorded therein the results of operations and the assets and liabilities of the Buyer and its Subsidiaries required to be reflected in accordance with GAAP in all material respects.

(c) Since August 31, 2009, the Buyer and its Subsidiaries have maintained a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Buyer has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to the Buyer, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Buyer by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Reports. Since August 31, 2009, neither the Buyer nor any of its Subsidiaries has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or any of its Subsidiaries or their respective internal accounting controls relating to periods after August 31, 2009, except for any complaints, allegations, assertions or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) Except as set forth on Section 6.06(d) of the Buyer Disclosure Schedule, neither the Buyer nor any of the Buyer’s Subsidiaries is a party to, or has any commitment to become a party to, any material off-balance sheet partnership or arrangements, or any similar Contract where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Buyer or any of its Subsidiaries in the Buyer’s financial statements included in the Buyer SEC Reports.

Section 6.07 Undisclosed Liabilities. Neither the Buyer nor any of its Subsidiaries has any Liabilities except for (i) Liabilities reflected or reserved against on the most recent balance sheet included in the Buyer SEC Reports and not heretofore paid or discharged, (ii) Liabilities incurred since February 29, 2012 that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (iii) Liabilities that were incurred pursuant to this Agreement.

Section 6.08 Proceedings. (a) As of the date hereof, there are no Proceedings by or before any Governmental Authority pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer or any of its Subsidiaries, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Neither the Buyer nor any of its Subsidiaries is in violation of any outstanding Order, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.09 Buyer Information. None of the information supplied or to be supplied by or on behalf of the Buyer or any of its Subsidiaries, for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Buyer’s shareholders or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, none of the Buyer or any of their Affiliates makes any representation or warranty with respect to any information supplied by the Company, the Seller or any of their Affiliates or Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 6.10 Availability of Funds. The Buyer will have (a) at the First Step Closing, available cash in an aggregate amount sufficient to pay the First Step Cash Consideration and (b) at the Second Step Closing, available cash in an aggregate amount sufficient to pay the Second Step Cash Consideration and the portion, if any, of the Make-Whole Amount, if any, elected by the Buyer to be paid in cash, and will have sufficient funds to enable it to pay any fees and expenses of, or payable by, Buyer hereunder and any other amounts required to be paid by Buyer hereunder.

Section 6.11 Brokers. Except for Goldman, Sachs & Co. and Lazard Frères & Co., no agent, broker, investment banker or other firm or Person is or will be entitled to receive any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions based on arrangements made by the Buyer or any of its Affiliates. The Buyer and its Affiliates are solely responsible for any fees, commissions and expenses or other amounts that are or may become payable to Goldman, Sachs & Co., Lazard Frères & Co., or any of their respective Affiliates in connection with the Transaction Documents or the Transactions.

Section 6.12 Investment Decision. The Buyer will be receiving the First Step Company Shares (with respect to the First Step Acquisition) and the Second Step Company Shares (with respect to the Second Step Acquisition) for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling the such First Step Company Shares or such Second Step Company Shares. The Buyer acknowledges that the First Step Company Shares (with respect to the First Step Acquisition) and the Second Step Company Shares (with respect to the Second Step Acquisition) have not been registered under the Securities Act or any other federal, state, foreign or local securities Applicable Law, and agrees that such First Step Company Shares or such Second Step Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and compliance with any other federal, state, foreign or local securities Applicable Law, to the extent applicable.

Section 6.13 Absence of Certain Developments. Since February 29, 2012 until the date hereof, neither the Buyer nor any of its Subsidiaries has undergone or experienced any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.14 No Additional Representations. Except as otherwise expressly set forth in this Article VI, neither the Buyer nor any other Person acting on its behalf makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither the Buyer or any of its Subsidiaries, nor any other Person acting on their behalf, has made or makes any representation or warranty with respect to any projections, forecasts, estimates or budgets made available to the Seller, the Company or any of their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Buyer or any of its Subsidiaries, or the future business and operations of the Buyer or any of its Subsidiaries, whether or not included in any management presentation.

Section 6.15 Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the members of the AB Group and the AB Principal JVs, which investigation, review and analysis was done by the Buyer and its respective officers, directors, employees, accountants, financial advisors, attorneys, agents and other representatives (collectively, “Representatives”). In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Seller, the members of the AB Group, the AB Principal JVs, their respective Affiliates or any of their respective Representatives (except the representations and warranties of the Company and the Seller set forth in Article IV and Article V). The Buyer hereby acknowledges that none of the Seller, any member of the AB Group, any AB Principal JVs or any of their Affiliates or any of their respective Representatives or any other Person will have or be subject to any liability to the Buyer, its Affiliates or any of their respective Representatives or shareholders or any other Person resulting from the distribution to the Buyer, its Affiliates or their respective Representatives of, or the Buyer’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Seller or any member of the AB Group or any AB Principal JVs, including any information, documents or material made available to the Buyer, its Affiliates or their respective Representatives, whether orally or in writing, in the Data Room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of the Buyer or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement. The Buyer further acknowledges that no Representative of the Seller or any member of the AB Group or any AB Principal JVs has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

ARTICLE VII

COVENANTS

Section 7.01 Covenants Relating to Conduct of Business. Except as expressly contemplated in this Agreement, as set forth on Section 7.01 of the Company Disclosure Schedule or Section 7.01 of the Seller Disclosure Schedule, or as consented to in writing by the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, prior to the First Step Closing, the Company shall, and the Seller shall cause the Company and the UK Holdings Group Members to, conduct, and cause to be conducted, the businesses of the Company and the other members of the AB Group in the Ordinary Course of Business. In addition (and without limiting the generality of the foregoing), (x) no Party shall take any action that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article VIII or Article IX not being satisfied, or prevent, materially delay or impede the ability of such Party to consummate the Transactions; and (y) except as expressly contemplated in this Agreement, as set forth on Section 7.01 of the Company Disclosure Schedule or Section 7.01 of the Seller Disclosure Schedule, or as consented to in writing by the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and the Seller shall cause the UK Holdings Group Members and the Company to (and the Company shall cause its direct or indirect wholly owned Subsidiaries to, and use its reasonable best efforts to cause each of its other Subsidiaries to):

(a) prior to the First Step Closing, use its reasonable best efforts to preserve its assets and organization, its lines of business, its rights and its relationships with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, landlords, Employees, business associates and other Third Parties, in each case consistent with past practice;

(b) without limiting the generality of the foregoing, prior to the First Step Closing, refrain from, directly or indirectly (other than as expressly required by the Galenica Distribution or the MEP Restructuring):

(i) issuing any Securities, other than (1) (except for Securities of the Company) to a member of the AB Group that is the Company or directly or indirectly Beneficially Owned solely by the Company and the Managers and no other Person, (2) (except for Securities of the Company) in connection with an existing Company Benefit Plan (provided that any such action in connection with any such existing Company Benefit Plan is permitted by clause (xii) of this Section 7.01(b)), (3) (except for Securities of the Company) in accordance with the annual budget and business plan of the Company and its Subsidiaries set forth on Section 7.01(b)(i) of the Company Disclosure Schedule, (4) (except for Securities of the Company) as consideration in, or in connection with, any transaction approved under clause (iv) below or permitted thereunder as a result of not exceeding the limits contemplated thereby, (5) (except for Securities of the Company) any issuance of Securities to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence of Indebtedness of the Company or any of its Subsidiaries or (6) in connection with the MEP Restructuring in accordance with Section 7.19;

(ii) amending or otherwise modifying or changing its Charter Documents in a manner that is adverse to the Buyer, in each case unless such amendment, modification or change is required by Applicable Law;

(iii) making any distributions or paying any dividends with respect to, or redeeming or purchasing, any Securities of the Company or any other member of the AB Group (other than in respect of a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued by any of the Material Company Subsidiaries on a pro rata basis, if such Material Company Subsidiaries’ results are not 100% attributable to equity shareholders of the Company), or otherwise making any payments to any equityholders of the Company or any other member of the AB Group (except solely to the extent the prohibitions pursuant to this clause (iii) would be prohibited under Section 23(h)(h) of the Senior Facilities Agreement or Section 18(ff) of the Subordinated Facility Agreement), or effecting any other recapitalization or reclassification, equity interest split or combination, or like reorganization or change in capitalization, other than (1) as required by the terms of Securities outstanding as of the date hereof and described on Section 7.01(b)(iii)(1) of the Company Disclosure Schedule or (2) as expressly contemplated by Section 7.18 in connection with the Galenica Shares;

(iv) (x) other than in the Ordinary Course of Business (including the procurement of supplies and inventory and capital expenditures in accordance with the annual budget and business plan of the Company and its Subsidiaries set forth on Section 7.01(b)(i) of the Company Disclosure Schedule), acquiring, including by merger or business combination with another Person, any assets of any Person, or entering into any joint venture or making any investments in equity or capital contributions in any Person, in excess of £1,000 million (on an enterprise value basis) in the aggregate or (y) other than in accordance with the annual budget and business plan of the Company and its Subsidiaries set forth on Section 7.01(b)(i) of the Company Disclosure Schedule, making any investments in equity or capital contributions in, or guaranteeing the obligations of or providing financial support to or on behalf of, Galenica or any of its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy or any of its Subsidiaries, or the Russian Holdco or any of its Subsidiaries;

(v) except as expressly permitted under Section 7.17 or Section 7.18, and other than inventory in the Ordinary Course of Business, or on the completion of transactions that are pending as of the date hereof, pursuant to Contracts that were entered into prior to the date hereof and which were entered into pursuant to the delegated authorities set forth on Exhibit C to the Shareholders Agreement, selling, transferring, mortgaging, encumbering, letting lapse, cancelling, abandoning or otherwise disposing of any of its assets (including Securities), business or properties which, at the time of such sale or disposition, have a fair market value in excess of £150 million in the aggregate;

(vi) transferring ownership of any Company Intellectual Property, or granting any material license or other material right to use any Company Intellectual Property to a Third Party, other than non-exclusive licenses pursuant to license agreements entered into in the Ordinary Course of Business;

(vii) entering into any Contract with any Affiliate, officer, director, equityholder, partner or member of the Company, any UK Holdings Group Member, or any of their respective Affiliates, or any of their respective immediate family members, including for the avoidance of doubt, Galenica or any of its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy or any of its Subsidiaries, and the Russian Holdco or any of its Subsidiaries, or discharging any Liability of or on behalf of any such Person, or otherwise undertaking any material transactions with any such Person, other than (1) in connection with any Contract related solely to the rights of any Manager under, and in accordance with, the MEP Agreement (provided that all Liabilities under any such Contract shall be fully directly and economically borne by Seller and its Affiliates and not the Buyer or any of its Affiliates or any member of the AB Group or the AB Principal JVs) or (2) any agreement or transaction entered into in the Ordinary Course of Business that is on arm’s length terms or entered into pursuant to the delegated authorities set forth on Exhibit C to the Shareholders Agreement;

(viii) (A) other than in accordance with the annual budget and business plan of the Company and its Subsidiaries set forth on Section 7.01(b)(i) of the Company Disclosure Schedule, materially changing the business purpose of the Group or (B) undertaking any business operations in any jurisdiction that is then subject to a sanction program administered by The Office of Foreign Assets

Control of the United States Department of the Treasury;

(ix) removing, replacing or appointing the Chief Executive Officer or Executive Chairperson of the Company (it being understood that, for purposes of the condition to the First Step Closing under Section 8.02(c), except in the case of the death, disability or incapacity of SP, in the event that SP shall not be the Executive Chairperson of the Company as of the First Step Closing Date, it shall be deemed a material breach by the Company and the Seller of their agreements, covenants and obligations under this Agreement);

(x) unless required by Applicable Law, adopting any plan for the voluntary winding up, dissolution, liquidation or similar restructuring or other reorganization of the Company or any Material Company Subsidiaries;

(xi) replacing the independent auditor of the Group (except with any internationally recognized independent public accounting firm), materially changing the Group’s accounting policies, practices or principles, other than as required by IFRS, or materially changing its methods of reporting income or deductions for Tax purposes, other than as required by Applicable Law;

(xii) after the date, if any, on which SP no longer serves as Executive Chairperson of the Company and other than as required by Applicable Law or by a Company Benefit Plan as in effect on the Signing Date:

(A) employing or agreeing to employ any person as a member of, or terminating the employment of any Person (other than for gross misconduct) who is a member of, either the Boots Executive Team or the Alliance Boots Wholesale Operating Committee (each such Employee or former Employee, a “Senior Manager”);

(B) making changes in the value of the total annual compensation package (including for any Senior Manager, their annual rate of base salary or wages, the annual increase in any pension benefit commitments and the awarding of incentive compensation (other than pursuant to the MEP Agreement (provided that any such awards pursuant to the MEP Agreement shall be fully directly and economically borne by Seller and its Affiliates and not the Buyer or any of its Affiliates or any member of the AB Group or the AB Principal JVs)), including annual target cash incentive compensation opportunities) of any Senior Manager, if such changes are, in the aggregate, likely to result in an increase in the total annual compensation package for such Senior Manager by more than 20% per annum, or for all Senior Managers in the aggregate by more than 20% per annum, or

(C) other than in the Ordinary Course of Business, terminating or materially amending any Company Benefit Plan or adopting any other employee benefit plan, policy or arrangement (including an arrangement which would be a Company Benefit Plan if it were in effect on the Signing Date);

(xiii) accelerating the vesting, funding, or payment of any compensation or benefits, in connection with the Transactions (in whole or in part), other than as required by Applicable Law or a Company Benefit Plan provided to the Buyer in the Data Room prior to the Signing Date; or

(xiv) agreeing to or authorizing, or committing to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i)-(xiii) above.

Section 7.02 Access to Information Prior to the First Step Closing;

Confidentiality Agreement. (a) Subject to the Confidentiality Agreement and Applicable Law relating to the sharing of information, the Company agrees to, and the Seller agrees to use its reasonable best efforts to cause the Company and the other members of the AB Group to, from the Signing Date until the First Step Closing Date, (i) provide, and to use its reasonable best efforts to cause the other members of the AB Group, and its and their respective Representatives, to provide, the Buyer and its Representatives reasonable access as the Buyer may reasonably request upon reasonable prior notice during normal business hours to (A) its and their respective properties, books, Contracts, commitments, personnel and records and (B) such other information as the Buyer may reasonably request with respect to the Company and the other members of the AB Group, and their respective businesses, financial condition and operations; and (ii) request its and their respective Representatives to cooperate with the Buyer with respect to the foregoing; provided that (1) the Buyer shall have no right to perform invasive or subsurface investigations of any properties or facilities of the Company or any other member of the AB Group without the prior written consent of the Company and (2) nothing in this Agreement shall require the Company or any other member of the AB Group to disclose or provide access to any information to the Buyer that would reasonably be likely to (w) cause a loss of privilege to the Company or any of such member, (x) cause a material breach of an existing Contract (including with respect to confidentiality) of the Company or any of such member, (y) create an undue burden on or unreasonable interference with the business or operations of the Company or its Subsidiaries or any UK Holdings Group Member or (z) constitute a violation of Applicable Law, subject, in the case of clauses (w) through (z), to the Seller and the Company using reasonable efforts to, and cooperating with the Buyer in, developing and implementing reasonable alternative arrangements to provide the Buyer and its Representatives with the full benefit of this Section 7.02 without causing, creating or constituting any such loss, breach, burden, interference or violation, as applicable; provided, further, that no investigation of the Company’s or any such AB Group member’s business shall affect any representation or warranty given by the Company or the Seller hereunder, in the Company Disclosure Schedule or the Seller Disclosure Schedule or in any certificate delivered in accordance herewith, or otherwise limit or affect the remedies available under this Agreement to the Buyer.

(b) The terms of the Confidentiality Agreement are hereby incorporated herein by reference and will continue in full force and effect until the First Step Closing Date, at which time the Buyer’s obligations under the Confidentiality Agreement will terminate. If, however, the First Step Closing is not consummated, the Confidentiality Agreement will remain in full force and effect.

Section 7.03 Further Actions. (a) Subject to the terms and conditions hereof (including Section 7.04), each of the Parties will execute and deliver such documents and other papers and take such further actions and do or cause to be done all things necessary, proper or advisable under Applicable Law, as may be reasonably required to carry out the provisions hereof and to give effect to the Transactions.

(b) To the extent that the execution, delivery and/or performance of this Agreement or any other Transaction Document, or the Transactions (or any element thereof) causes a breach of any Material Contract, material permit or right or gives any Person other than the Company or any other member of the AB Group the ability to terminate any such Material Contract, material permit or right, or otherwise causes or requires any Consent under any such Material Contract, material permit or right, the Seller and the Company shall use reasonable best efforts to cause the Company or the applicable member of the AB Group to obtain the Consent of any such Person required to prevent such breach or termination. Without limiting the generality of the foregoing, the Seller and the Company shall use reasonable best efforts to cause the Company or the applicable member of the AB Group to obtain all requisite Consents with respect to the Material Contracts listed in Section 4.03(a)(iii) of the Company Disclosure Schedule. Notwithstanding the foregoing or anything to the contrary herein, in no circumstances shall the Seller or the Company or any member of the AB Group or any of their Affiliates be required to agree to any conditions relating to, or changes or restrictions in, or any modification or waiver of the terms and conditions of such Material Contract, material Permit or right, or be required to pay any out-of-pocket amounts (other than de minimis amounts), in connection with preventing such breach or termination or obtaining any such Consents.

Section 7.04 Regulatory and Other Authorizations. (a) Subject to the other provisions of this Agreement, including in this Section 7.04, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under Applicable Law to consummate the Transactions and to cause the conditions to the First Step Closing and, following the Exercise Notice Date, the Second Step Closing to be satisfied as promptly as reasonably practicable. In furtherance and not in limitation of the foregoing, the Parties will (i) (A) with respect to the First Step Closing, use their reasonable best efforts to obtain as promptly as reasonably practicable all Consents from, and to make all filings with and to give all notices to, all Governmental Authorities required pursuant to the HSR Act and in Germany under Chapter VII of the Act against Restraints of Competition of 1958, as currently amended, and (B) with respect to the Second Step Closing, use their reasonable best efforts to obtain as promptly as reasonably practicable (x) all Consents from, and to make all filings with and to give all notices to, the United States and the European Commission, if required, (y) those Consents to be identified by Buyer in the Exercise Notice, and (z) such other Consents from, and to make all filings with and to give all notices to, any other Governmental Authorities required to consummate the Second Step Closing, the failure of which to obtain would, individually or in the aggregate, reasonably be expected to materially and adversely impact the business of, or the economic or business benefits of the Transactions to, the Buyer or the Seller, or the Company or any of their respective Affiliates, as the case may be, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such Consents and to make all such filings and give such notices and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection therewith. Subject to the other provisions of this Agreement, including in this Section 7.04, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Transactions, each Party shall cooperate with the other Parties and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(b) Without limiting the generality of the foregoing, each Party agrees to make (and, in the case of the Seller, to also cause the Company, its Subsidiaries and the UK Holdings Group Members to make, to the extent applicable) as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the Signing Date or later than 20 Business Days after the Exercise Notice Date, as applicable) any required filings with respect to the First Step Acquisition and the Second Step Acquisition, as applicable, pursuant to the HSR Act and to supply (and, in the case of the Seller, to also cause the Company, its Subsidiaries and the UK Holdings Group to supply) as promptly as reasonably practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested pursuant to the HSR Act. In addition, each Party agrees to make (and, in the case of the Seller, to also cause the Company, its Subsidiaries and the UK Holdings Group to make) as promptly as reasonably practicable following the Signing Date or the Exercise Notice Date (but in no event later than 15 Business Days after the Signing Date or 20 Business Days after the Exercise Notice Date, as applicable), as applicable, any filing(s) required to be made with member states of the European Union in which such filing(s) are required and with the United Kingdom Office of Fair Trading (in the event that the United Kingdom Office of Fair Trading claims jurisdiction to review the Transactions) or with the European Commission, as applicable, and to supply (and, in the case of the Seller, to also cause the Company, its Subsidiaries and the UK Holdings Group to supply) as promptly as reasonably practicable to the European Commission or any such member states any additional information and documentary material that may be reasonably requested.

(c) Subject to the other terms and conditions of this Agreement, each of the Parties agrees to (and, in the case of the Seller, agrees to also cause the Company, its Subsidiaries and the UK Holdings Group to) use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Applicable Law that may be asserted by any antitrust or competition Governmental Authority, so as to enable the Parties to close the Transactions in accordance herewith; provided, that notwithstanding anything to contrary contained herein, nothing in this Agreement shall require, or be construed to require, the Buyer, the Seller, the Company or any other member of the AB Group or any of their Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the First Step Closing Date or the Second Step Closing Date, any assets, businesses or interests of Buyer, the Seller, the Company or any other member of the AB Group or any of their respective Affiliates; (ii) without limiting clause (i) in any respect, any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that would reasonably be expected to materially and adversely impact the business of, or the economic or business benefits of the Transactions to, the Buyer or the Seller, the Company or any other member of the AB Group or any of their Affiliates, as the case may be; or (iii) without limiting clause (i) in any respect, any modification or waiver of the terms and conditions of this Agreement that would reasonably be expected to materially and adversely impact the business of, or the economic or business benefits of the Transactions to, the Buyer or the Seller, the Company or any other member of the AB Group or any of their Affiliates, as the case may be. Notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to do or omit to do anything, or agree or commit to do or omit to do anything, to the extent relating to any such new or increased impediment, that otherwise would be required pursuant to the provisions of this Section 7.04(c), to the extent that such impediment is created or increased as a result of any acquisition (including joint ventures) by the Company or any of its Subsidiaries or any UK Holdings Group Member, unless such acquisition was approved by the Buyer in accordance with Section 7.01(b)(iv) or such approval was not required as a result of not exceeding the limits contemplated thereby.

(d) Each of the Parties will (and, in the case of the Seller, will also cause the Company, its Subsidiaries and the UK Holdings Group to) promptly notify the other Parties of any substantive communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and, to the extent reasonably practicable, permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority and consider the other Parties’ reasonable comments on any proposed communications prior to their submission. No Party will agree to (and, in the case of the Seller, will also cause the Company, its Subsidiaries and the UK Holdings Group Members not to agree to) participate in any meeting with any Governmental Authority in respect of any filings or Proceedings (including any settlement of any Proceedings) unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, in the case of in-person meetings, invite the other Parties to attend and participate at any such meeting. The Parties will (and, in the case of the Seller, will also cause the Company, its Subsidiaries and the UK Holdings Group Members to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing (i.e., in particular, in relation to all necessary merger control Proceedings worldwide) and in seeking early termination of any applicable waiting periods. The Parties will (and, in the case of the Seller, will also cause the Company, its Subsidiaries and the UK Holdings Group Members to) provide each other with copies (subject to reasonable redactions) of all substantive correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

(e) The Parties shall, and shall cause their respective Affiliates to, notify their respective employees in respect of whom notification is required under Applicable Law or by contract of the Transactions.

(f) Notwithstanding the foregoing, for the avoidance of doubt, except as expressly provided in the Principal Investors Side Letters, neither Kohlberg Kravis Roberts & Co. L.P. nor SP or any of their respective Affiliates (including, solely for this purpose, any portfolio company of Kohlberg Kravis Roberts & Co. L.P. or its Affiliates) shall be required to take any action or to refrain from taking any action under this Section 7.04 and with respect to any such portfolio company so long as such portfolio company has not received any Confidential Information (as defined in the Shareholders Agreement) and none of Kohlberg Kravis Roberts & Co. L.P. or any of its controlled Affiliates instructs or overtly encourages any such portfolio company to take any action that would be a violation of the terms and conditions of this Agreement were such portfolio company a party hereto.

Section 7.05 Proxy Statement; Shareholder Approval. (a) Prior to the Exercise Notice Date, if the Buyer shall, through its Board of Directors, in its sole discretion, authorize the exercise of the Call Option, the Buyer shall, through its Board of Directors, unless the Buyer Shareholder Approval shall have been previously obtained, recommend (without any qualification that is adverse to the Seller or the Company) that the shareholders of the Buyer approve the issuance of the Second Step Buyer Shares in connection with the Second Step Closing (such recommendation, the “Buyer Board Recommendation”). As promptly as reasonably practicable after the Exercise Notice Date, unless the Buyer Shareholder Approval shall have previously been obtained, the Buyer shall prepare the Proxy Statement (which shall, subject to the remainder of this Section 7.05, contain the Buyer Board Recommendation) and file it with the SEC under the Exchange Act. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Buyer without first providing the Seller and its counsel reasonable opportunity to review and comment thereon and subject to and in accordance with Section 3.06 of the Buyer Disclosure Schedule, consider in good faith, acting reasonably, such comments prior to such filing. The Buyer shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as reasonably practicable after such filing. The Parties shall cooperate with each other in the preparation of the Proxy Statement, and the Buyer shall promptly advise the Seller after it receives oral or written notice thereof, of the time when the Proxy Statement has been cleared or any supplement or amendment has been filed, or any oral or written request by the SEC for an amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall promptly provide the Seller with copies of any written communication from the SEC or any state securities commission. The Buyer will respond as promptly as reasonably practicable to any comments that the Buyer or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of Buyer Common Shares as promptly as reasonably practicable, as and to the extent required by Applicable Law. Subject to Applicable Law and the remainder of this Section 7.05, the Buyer shall use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the Agreement and shall take all other action necessary or advisable to obtain the Buyer Shareholder Approval, including by taking, in accordance with Applicable Law and the Charter Documents of the Buyer, all actions necessary to convene a meeting of its shareholders (the “Shareholder Meeting”) as promptly as reasonably practicable after the date of the Exercise Notice Date (unless the Buyer Shareholder Approval shall have been previously obtained), to consider and vote upon approval of the issuance of the Second Step Buyer Shares. The Buyer will keep the Seller updated with respect to proxy solicitation results as reasonably requested by the Seller. Neither the Board of Directors of the Buyer nor any committee thereof shall, directly or indirectly, withdraw (or modify or qualify in a manner adverse to the Seller or the Company), or publicly propose to do any of the foregoing, the Buyer Board Recommendation (any such action being referred to as a “Change of Recommendation”); provided, that prior to obtaining the Buyer Shareholder Approval, the Board of Directors of the Buyer may effect a Change of Recommendation if (i) the Board of Directors shall have reasonably determined in good faith, pursuant to advice of its outside legal counsel, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law, and (ii) the Buyer has provided the Seller with at least 5 Business Days’ prior written notice of such Change of

Recommendation. The Buyer shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Buyer Common Shares for the Transactions. Notwithstanding anything to the contrary herein, unless this Agreement is terminated pursuant to the terms hereunder, the obligation of the Buyer to call, give notice of, convene and hold the Shareholder Meeting and to submit the issuance of the Second Step Buyer Shares in connection with the Transactions for approval by its shareholders thereat as promptly as practicable after the Exercise Notice Date (unless the Buyer Shareholder Approval shall have previously been obtained) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by a Change of Recommendation.

(b) The Seller and the Company will provide for inclusion in the Proxy Statement all required information relating to the Seller, the Company, its Subsidiaries, the UK Holdings Group Members, or any of their respective Affiliates (including as contemplated under Section 7.09(a)). Each of Parties agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Buyer further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Buyer Common Shares, in each case as and to the extent required by Applicable Law.

Section 7.06 Notifications. Until the First Step Closing or the Second Step Closing, as applicable, each Party shall promptly notify the other Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII or Article IX, as applicable, of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 will not limit or otherwise affect any representation or warranty given by the Party delivering, or the remedies available hereunder to the Party receiving, such notice, it being further understood and agreed that the delivery of such information shall not in any manner constitute a waiver by any Party of any of the conditions precedent to the First Step Closing or the Second Step Closing, as applicable; provided, further, that a breach of this Section 7.06 shall not be considered for purposes of determining the satisfaction of the closing conditions, or give rise to the right of termination, under Article VIII or Article IX if the underlying fact, change, condition, circumstance or occurrence or nonoccurrence with respect to which any Party failed to give notice would not result in the failure of the closing conditions, or would not give rise to a right of termination, under Article VIII or Article IX, as the case may be.

Section 7.07 Public Announcement. Except as required by Applicable Law or by the rules or requirements of any stock exchange on which the securities of a Party are listed, no Party shall make, or cause to be made, or permit any of its Affiliates to make, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Transactions without prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Buyer (in the case of any such release, announcement or communication being made by the Seller, the Company or any of their respective Affiliates) or the Seller (in the case of any such release, announcement or communication being made by the Buyer or any of its Affiliates), to the extent such release, announcement or communication relates to the Transactions, provided that no Party shall have the right to consent to any release, announcement or communication of any other Party (including, in the case of the Buyer, any filing required to be made by the Buyer under the Exchange Act) made in the Ordinary Course of Business unless such release, announcement or communication relates specifically to the signing or completion of the Transactions, including the exercise of the Call Option or the Clawback Option.

Section 7.08 Buyer’s Exclusivity. (a) The Company and the Seller shall not, and shall not authorize or permit any of their respective Affiliates, or any of its or their respective Representatives, to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any Contracts (whether or not binding) regarding an Acquisition Proposal. The Company and the Seller shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Seller or the AB Group; (2) the direct or indirect issuance or acquisition of shares of capital stock or other equity securities of the Seller or the AB Group; or (3) the direct or indirect sale, lease, exchange or other disposition of any significant portion of properties or assets of the Seller or the AB Group, in each case, whether in a single transaction or series of related transactions, to the extent that any such transaction or series of related transactions, either alone or when taken together would not be permitted without the prior consent of the Buyer under the Transaction Documents, and except for acquisitions undertaken in accordance with the Transaction Documents, including Section 7.01(b)(iv) and Annex A(h) of the Shareholders Agreement.

Section 7.09 Informational and Financing Cooperation. (a) (i) Prior to the First Step Closing (or, if bridge Debt Financing is used to consummate the First Step Closing and the Buyer requests the continued assistance and cooperation of the Seller with respect to a permanent Debt Financing, such time period shall be extended for a period not to exceed 365 days after the First Step Closing for such purpose) and (ii) during the period beginning six months prior to the first day of the Call Exercise Period through the Second Step Closing or the termination of this Agreement with respect to the Second Step Acquisition, the Seller and the Company shall, and shall cause the other members of the AB Group to, and shall use reasonable best efforts to cause their respective Representatives to, provide such cooperation in connection with the Debt Financing and the Proxy Statement (or, in the event that the Buyer elects to seek the Buyer Shareholder Approval earlier than required pursuant to this Agreement, during the time the Buyer is preparing for and seeking such approval), and/or any other filing or submission reasonably necessary in connection with the Buyer’s obligations under the Securities Act or the Exchange Act, or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market, as may reasonably be requested by the Buyer, including:

(i) furnishing the report(s) of the auditors with respect to the audited financial statements of the AB Group, and using reasonable best efforts to obtain the Consent of such auditors to the use of such report(s) in accordance with normal custom and practice with respect to the Debt Financing, the Proxy Statement and/or any other filing or submission reasonably necessary in connection with the Buyer’s obligations under the Securities Act or the Exchange Act, or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market, and using reasonable best efforts to cause such auditors to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with the Debt Financing;

(ii) furnishing or assisting the Buyer with preparing additional financial statements (including pro forma financial statements), schedules or other financial data relating to the AB Group (in each case, including, if and as requested in accordance with this Section 7.09, in accordance with United States generally accepted auditing standards, in the case of annual financial statements, or SAS 100, in the case of interim financial statements), reasonably requested in connection with the Debt Financing, the Proxy Statement and/or any other filing or submission reasonably necessary in connection with the Buyer’s obligations under the Securities Act or the Exchange Act, or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market (including, for the avoidance of doubt, as promptly as reasonably practicable (and no later than 45 days after the end of the relevant fiscal quarter), unaudited financial statements of the AB Group for each fiscal quarter ended after March 31, 2012);

(iii) providing a reasonable amount of direct contact, including participating in meetings, presentations and conference calls, between (x) senior management and Representatives, including auditors, of the AB Group and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or the Buyer and the Buyer’s Representatives in connection with the Debt Financing, the Proxy Statement and/or any other filing or submission reasonably necessary in connection with the Buyer’s obligations under the Securities Act or the Exchange Act, or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market, at reasonable times and upon reasonable advance notice;

(iv) assisting in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials;

(v) with respect to the Debt Financing, using commercially reasonable efforts to support the syndication efforts with respect to the Debt Financing;

(vi) with respect to the Debt Financing, permitting the Buyer’s reasonable use of the AB Group’s logos in connection with the Debt Financing

(subject to reasonable advance review of and consultation with respect to such use);

(vii) using reasonable best efforts to assist in procuring any customary and reasonable rating agency corporate and facilities ratings;

(viii) providing other customary and reasonable information, documents, authorization letters, opinions and certificates and entering into customary and reasonable agreements (including supplemental indentures), and taking other actions that are or may be customary, in connection with the Debt Financing or necessary to permit the Buyer to fulfill conditions or obligations under applicable financing documents (provided, that such agreements entered into shall be conditioned upon, and shall not take effect until, the Second Step Closing Date); and

(ix) with respect to the Debt Financing in connection with the Second Step Acquisition, not commencing or effecting any offering, placement or arrangement of any debt securities or bank financing that would be reasonably expected to materially and adversely impact the Debt Financing.

(b) The Company shall (or shall procure that the relevant other members of the AB Group shall), with respect to the Debt Financing in connection with the Second Step Acquisition, use reasonable best efforts to (i) exercise any rights it has under the relevant credit facilities to obtain customary payoff letters from third-party lenders and trustees with respect to Indebtedness of the AB Group, as specified by the Buyer to the Company no later than ten (10) days prior to the Second Step Closing Date and (ii) if such payoff letters required under clause (i) of this clause (b) have been obtained, deliver or cause to be delivered copies of such payoff letters to the Buyer at the Second Step Closing. At the Second Step Closing, subject to the Buyer making available necessary funds to do so, the Company shall (or shall procure that the relevant other members of the AB Group) use reasonable best efforts to permanently (x) exercise any rights it has under the relevant credit facilities to serve termination notices in respect of the credit facilities requested by the Buyer to be so terminated, if and to the extent any such facilities are specified by the Buyer to the Company no later than ten (10) days prior to the Second Step Closing Date, and, at the reasonable request of the Buyer, such related Contracts to which any member of the AB Group is a party and (y) exercise any rights it has under the relevant credit facilities to cause to be released any Encumbrances on its assets relating to such terminated credit facilities (it being recognized that such Encumbrances will not be released until such time as all relevant amounts outstanding under the terminated credit facilities have been irrevocably paid in full).

(c) Notwithstanding anything in this Section 7.09 to the contrary, in fulfilling obligations of the AB Group pursuant to this Section 7.09, neither the Company nor any other member of the AB Group or any of their respective Representatives (i) shall be required to pay any commitment or other fee) other than de minimis determined in the aggregate with all such commitments or fees, provide any security or incur any other Liability in connection with any financing or related agreements (provided that the Company and its Subsidiaries may be required to take any such action or incur any such Liability after the Second Step Closing); (ii) shall be required to provide any requested cooperation if and to the extent the Company reasonably determines such cooperation would be reasonably likely to unreasonably interfere with the ongoing operations or business of any member of the AB Group; (iii) shall be required to comply with the provisions of this Section 7.09 if to do so would, or would be reasonably likely to, negatively impact their relationship with any provider of any financing to the Company or any member of the AB Group or cause them or any of their Affiliates to breach any agreement or document to which they are party; and (iv) shall be required to take any action which is not in the reasonable opinion of the Company directly in its control; subject in the case of clauses (ii) through (iv), to the Company using reasonable efforts to, and cooperating in good faith with the Buyer in, developing and implementing reasonable alternative arrangements to provide the Buyer and its Representatives with the intended benefits of this Section 7.09 without resulting in such unreasonable interference, breach or action, as applicable.

Section 7.10 Mandatory Offer Provisions. If any mandatory offer or similar statute or regulation is or may become applicable to the Transactions (including if the Transactions would trigger any such statute, regulation or provision as it relates to the Company or any of its Subsidiaries or any of their Affiliates), but not to the extent such applicability is a result of any acquisition or divestiture (including joint ventures) by the Company or any of its Subsidiaries or any UK Holdings Group Member after the date hereof, unless such transaction was approved in writing by the Buyer, the Buyer shall take all such actions as required by or under such statute, regulation or provision applicable to the Transactions so that the Transactions may be consummated on the terms contemplated hereby. Except to the extent the applicability thereof is a result of any acquisition or divestiture (including joint ventures) by the Company or any of its Subsidiaries or any UK Holdings Group Member after the date hereof (unless (1) such transaction was approved in writing by the Buyer or (2) no such approval or consent was required hereunder or under the Shareholders Agreement; provided, that in the case of this clause (2), neither the Company nor any of its Subsidiaries nor any UK Holdings Group Member shall engage in any such transaction or series or related transactions if it would result in the applicability of any such statute, regulation or provision to either the First Step Acquisition or the Second Step Acquisition, and the enterprise value of the subject company, as of the date of such transaction or series of related transactions, exceeds £1,000 million), neither the Seller nor any of its Affiliates shall have any Liability in relation to any such statute, regulation or provision to the extent that it is or becomes applicable to the Transactions, and the Buyer shall indemnify and hold harmless the Seller and such Affiliates against any such Liability or other Loss suffered or incurred by any of them. The Seller’s direct and indirect shareholders and Affiliates shall be express third party beneficiaries of this Section 7.10. The obligations of the Buyer to indemnify and hold harmless the Seller and such Affiliates pursuant to this Section 7.10 shall survive until nine (9) months after the First Step Closing or nine (9) months after the Second Step Closing, as applicable; provided, that, in each case, any claim made with reasonable specificity by the Seller or its Affiliates within such applicable nine (9) period shall survive until such claim is finally resolved.

Section 7.11 Limitation on Purchases and Sales of Common Shares. From the period beginning on the Signing Date until the Second Step Closing Date or the termination of this Agreement with respect to the Second Step Acquisition, the Seller shall not, and shall procure that its Affiliates, including UK Holdings, shall not, Transfer (as defined in the Buyer Shareholders Agreement) any Company Ordinary Shares (or any other Equity Interests of the

Company) or any Equity Interests in the German Holdco or the Russian Holdco (except as permitted under Section 3.02(f) and prior to the exercise of the Russian Option), and the Seller shall not, and shall procure that its Affiliates, including UK Holdings, shall not, register, request registration of or take any action to begin the process of registering Company Ordinary Shares (or any other Equity Interests of the Company) or any Equity Interests in the German Holdco or the Russian Holdco (except as permitted under Section 3.02(f) and prior to the exercise of the Russian Option) for sale pursuant to a registration statement filed with the SEC (or similar process in any non-United States jurisdiction), in each case except as expressly permitted by and in accordance with the Transaction Documents.

Section 7.12 JV Agreement. Prior to the First Step Closing, the Buyer and the Company shall negotiate in good faith in order to be able at the First Step Closing to enter into a definitive joint venture agreement reflecting the principles set forth on Exhibit B and such other terms as the Buyer and the Company may mutually agree in writing prior to the First Step Closing (the “JV Agreement”). Each of the Buyer, the Company and the Seller agrees to work together and cooperate in good faith to negotiate and complete prior to the First Step Closing full definitive documentation in respect of the JV Agreement based on the principles set forth on Exhibit B and other terms customary and reasonable for transactions of the type contemplated by Exhibit B; provided that the Parties agree that if the full definitive documentation in respect of the JV Agreement is not completed prior to the First Step Closing, the Parties shall continue to negotiate in good faith to complete such documentation as soon as reasonably practicable after the First Step Closing, and, with respect to those terms set forth on Exhibit B which are able to be reasonably executed upon in an objective manner, without undue ambiguity, the Parties agree to implement such terms on the basis set forth on Exhibit B, and such other terms as the Buyer and the Company may mutually agree in writing, until superseded by such full definitive documentation. For the avoidance of doubt, notwithstanding anything to the contrary herein, but (for the avoidance of doubt) not limiting the Parties obligations under this Section 7.12, the Parties acknowledge and agree that the entry into full definitive documentation in respect of the JV Agreement shall not be required as a condition for the consummation of the First Step Acquisition.

Section 7.13 Affiliate Agreements and Accounts. Effective as of and subject to the First Step Closing, but excluding for all purposes under this Section 7.13 any Contract which would be permitted without the approval of the Buyer pursuant to Annex A(g) under the Shareholders Agreement, and except as otherwise agreed to in writing by the Buyer or any Contract that is specifically disclosed in the Company’s Annual Report for its fiscal year ended March 31, 2012, each of the Seller and the Company shall, and shall cause its respective Affiliates to, take all necessary actions to cause each Contract between the Seller or any of its Affiliates (other than the Company or any other member of the AB Group or any AB Principal JV, but expressly including for this purpose, as an Affiliate of the Seller, Galenica and its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries)), on the one hand, and the Company or any other member of the AB Group or any AB Principal JV (other than Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries), on the other hand, to be terminated, with no further force and effect. In addition, effective as of and subject to the First Step Closing, but excluding for all purposes under this Section 7.13 any transaction or account which would be permitted without the approval of the Buyer pursuant to Annex A(g) under the

Shareholders Agreement, and except as otherwise agreed to in writing by the Buyer or any Contract that is specifically disclosed in the Company’s Annual Report for its fiscal year ended March 31, 2012, each of the Seller and the Company shall, and shall cause its respective Affiliates to, take all necessary actions to cause all intercompany accounts, between the Seller or any of its Affiliates (other than the Company or any other member of the AB Group or any AB Principal JV, but expressly including for this purpose, as an Affiliate of the Seller, Galenica and its Affiliates (other than Alliance Boots Investments 2 Limited), Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries)), on the one hand, and the Company or any other member of the AB Group or any AB Principal JV (other than Alliance Healthcare Italy and its Subsidiaries and the Russian Holdco and its Subsidiaries), on the other hand, to be settled in full as of or prior to the First Step Closing, and, to the extent requested by the Buyer, shall provide the Buyer with supporting documentation to verify in reasonable detail the underlying intercompany charges and transactions.

Section 7.14 Tax Matters.

(a) Certain U.S. Tax Elections for Specified Entities. Except to the extent otherwise agreed by the Parties:

(i) The Company shall make an election pursuant to Section 754 of the Code for the taxable year during which the First Step Closing occurs (in the event the Company is a partnership for U.S. federal income tax purposes on the First Step Closing Date) or for the taxable year following the First Step Closing (in the event the Company is a “disregarded entity” for U.S. federal income tax purposes at the First Step Closing), and the Company and the Seller shall cause AB Acquisitions Luxco 1 S.a.r.l. to make or cause to be made an election pursuant to Section 754 of the Code for the taxable year during which the First Step Closing occurs. Prior to the First Step Closing Date, the Company shall (A) cause to be formed as a direct, wholly-owned Subsidiary of AB Acquisitions LuxCo 1 S.a.r.l. a new limited partnership formed under the laws of England (the “Regarded Finco”) and cause AB Acquisitions Luxco 2 S.a.r.l. to become a direct, wholly-owned Subsidiary of Regarded Finco and (B) transfer or caused to be transferred to Boots Company plc all of the Equity Interests owned by the Company or any Subsidiary of the Company in each of Boots Retail (Ireland) Limited, Boots Retail (Thailand) Limited, and Boots Norge AS.

(ii) Unless the Buyer otherwise instructs the Company in writing, no later than the 75th day following the First Step Closing (the “Election Deadline”), the Company shall make or cause to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date as of or prior to the First Step Closing Date and electing (A) “disregarded entity” or partnership status, as applicable, with respect to (x) each of AB Acquisitions UK Topco Limited and Alliance Boots Limited (if AB Acquisitions UK Holdco 1 Limited is the Regarded UKCo), and (y) each Wholly-Owned Subsidiary that is an Eligible Entity (other than the Specified Regarded Subsidiaries), and (B) corporate status with respect to the Regarded FinCo; provided that if there is a change in Applicable Law or other circumstances (other than in the Ordinary Course of Business or as otherwise contemplated by this Agreement, the Shareholders Agreement or the Buyer Shareholders Agreement) after the Signing Date and prior to the Election Deadline such that any such election would reasonably be expected to have an adverse effect on the Company or any shareholder of the Company (other than the Buyer), the Company shall inform the Buyer of such change in writing no later than 30 days prior to the Election Deadline describing in reasonable detail the change and the adverse effect and requesting Buyer’s consent not to make such election, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer must respond to such request no later than 5 Business Days prior to the Election Deadline or be deemed to have given its consent. The Company and the Buyer shall cooperate in good faith to resolve any dispute over such consent. If such consent is given or is unreasonably withheld, conditioned or delayed, the Company shall not be required to make such election.

(iii) Prior to the First Step Closing, the Seller and the Company shall consult and cooperate in good faith with Buyer regarding minimizing the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code that the Buyer or its Affiliates could realize following the First Step Closing. At the prior written request of the Buyer, the Company shall Consider in Good Faith (1) making or causing to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date prior to or as of the First Step Closing Date and electing “disregarded entity” or partnership status, as applicable, with respect to any Subsidiary of the Company (other than a Wholly-Owned Subsidiary that is an Eligible Entity, AB Acquisitions Limited, Regarded Finco or Regarded UKCo) and (2) taking or refraining from taking any other action to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code that the Buyer or its Affiliates are reasonably expected to realize following the First Step Closing.

(iv) From the Signing Date until the First Step Closing Date, except as otherwise provided in this Section 7.14, the Company and the other members of the AB Group shall, and the Seller shall cause the Company and the members of the AB Group to, refrain from, directly or indirectly, (A) filing or permitting to be filed any elections pursuant to Section 754 or entity classification elections pursuant to U.S. Treasury Regulations Section 301.7701-3(c) with respect to the Company or any of its Subsidiaries; (B) converting the Company or any Subsidiary of the Company under local law from an Eligible Entity to a Per Se Entity or from a Per Se Entity into an Eligible Entity, as applicable; (C) amending or otherwise modifying the organizational documents of the Company or any Subsidiary of the Company that qualifies as an Eligible Entity (or any other agreements or arrangements relating to the personal liability of any member of the Company or any such Subsidiary) if such amendment or modification would cause the Company or the respective Subsidiary, as applicable, not to qualify as an Eligible Entity or to change the default classification of the Company or any such Subsidiary pursuant to U.S. Treasury Regulation Section 301.7701-3(b); or (D) agreeing to or authorizing, or committing to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (A)-(C) above; provided that the Company shall be permitted to take any such action with Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed.

(v) The Company shall use reasonable best efforts to make entity classification elections pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date prior to or as of the First Step Closing Date and electing “disregarded entity” or partnership status, as applicable, with respect to Walvis Limited, Walvis 2 Limited, and AB Acquisitions Luxco 5 S.a.r.l. (including obtaining all shareholder approvals the Company determines are necessary), in each case, if doing so would not adversely impact SP or the economic value of any of SP’s investments.

(b) Tax Cooperation. From the Signing Date until the First Step Closing Date, (x) the Company and the Buyer shall reasonably cooperate with each other to prepare a list of Wholly-Owned Subsidiaries that specifies which Wholly-Owned Subsidiaries are Per Se Entities and which are Eligible Entities; and (y) each of the Buyer, the Seller and the Company shall (and shall cause their respective Affiliates, officers, employees, agents and representatives to) reasonably cooperate with each other and shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company, the other members of the AB Group, the AB Principal JVs or their respective assets or businesses (including reasonable access to books, records and personnel) as the other party may reasonably request, including for purposes of preparing and filing Tax Returns, making any Tax elections, preparing for any claim, audit or other Proceeding with any Tax Authority, prosecuting or defending any claim, audit or other Proceeding with any Tax Authority relating to any Tax or Tax Return, or accounting for Taxes.

(c) Transfer Taxes. The Seller, on the one hand, and the Buyer, on the other, shall each be responsible for and shall pay 50% of any Transfer Taxes imposed on or otherwise payable as a result of the purchase and sale of the First Step Company Shares or the Second Step Company Shares pursuant to this Agreement. The Party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare and file, with the other Party’s cooperation, any Tax Returns required to be filed with respect to Transfer Taxes. The Parties agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 7.15 No Control of Other Party’s Business. Prior to the Second Step Closing and except as expressly set forth in the Shareholders Agreement, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to Control or direct the Company’s or its Subsidiaries’ or any other member of the AB Group’s business or operations, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to Control or direct the Buyer’s or its Subsidiaries’ business or operations.

Section 7.16 Distribution to Shareholder Distributees. (a) As soon as practicable after the First Step Closing (subject, if necessary, to receipt by each Shareholder Distributee of any required Consents of Governmental Authorities), the Seller shall deliver or cause to be delivered to each Shareholder Distributee, in compliance with all Applicable Laws, the number of First Step Buyer Shares that such Shareholder Distributee is entitled to receive in accordance with arrangements by and among the Seller, the Gibco Principal Investors and the Shareholder Distributees; provided, that the number of First Step Buyer Shares that will be delivered to the SP Investors, solely in their capacity as shareholders of the Seller, shall not be less than 66 million First Step Buyer Shares; provided that the SP Investors may reduce the number of First Step Buyer Shares to be delivered to them in the event that as a result of any election or elections by one or more Shareholder Distributees, the SP Investors determine that it would be appropriate to reduce such number of First Step Buyer Shares to satisfy such election or elections.

(b) Subject to Section 10.01(e)(ii), (x) as soon as practicable after the date that is nine (9) months after the Second Step Closing (subject, if necessary, to receipt by each Shareholder Distributee of any required Consents of Governmental Authorities), the Seller shall deliver to each Shareholder Distributee, in compliance with all Applicable Laws, (1) no more than 10% of the number of Second Step Buyer Shares that such Shareholder Distributee is entitled to receive in accordance with arrangements by and among the Seller, the Gibco Principal Investors and the Shareholder Distributees or (2) if the Seller selects, in its sole discretion, exercisable pursuant to written notice delivered to the Buyer no later than three (3) Business Days prior to the Second Step Closing, to execute and deliver, and to cause the Guarantors to execute and deliver, the Limited Guaranties at the Second Step Closing (the “Guarantee Option”), and such Limited Guaranties are so executed and delivered, then subject to the remainder of this Section 7.16(b) and Section 10.01(e)(ii), up to 100% of the number of Second Step Buyer Shares that such Shareholder Distributee is entitled to receive in accordance with arrangements by and among the Seller, the Gibco Principal Investors and the Shareholder Distributees, (y) if the Seller does not exercise the Guarantee Option, as soon as practicable after the date that is twelve (12) months after the Second Step Closing (subject, if necessary, to receipt by each Shareholder Distributee of any required Consents of Governmental Authorities), the Seller shall deliver to each Shareholder Distributee, in compliance with all Applicable Laws, the remainder of the number of Second Step Buyer Shares that such Shareholder Distributee is entitled to receive in accordance with arrangements by and among the Seller, the Gibco Principal Investors and the Shareholder Distributees, and (z) subject to Section 10.01(e)(ii), prior to the date that is nine (9) months after the Second Step Closing, if the Guarantee Option is exercised, or prior to the date that is twelve (12) months after the Second Step Closing, if the Guarantee Option is not exercised, the Seller shall not deliver any Second Step Buyer Shares to any such Shareholder Distributees, except as expressly permitted by this Section 7.16(b) and Section 10.01(e)(ii), and shall take all necessary and appropriate action to retain and keep available such Second Step Buyer Shares to satisfy any obligations of the Seller under Article X, it being understood that no Shareholder Distributee shall have any claim whatsoever in respect of any Second Step Buyer Shares that are delivered to the Buyer or otherwise transferred or disposed of in order to satisfy any obligations of the Seller under Article X.

(c) The Seller undertakes that no First Step Buyer Shares and no Second Step Buyer Shares shall be delivered to any Shareholder Distributee that is not a party to the Buyer

Shareholders Agreement unless and until such Shareholder Distributee shall have first agreed to become a party to the Buyer Shareholders Agreement by executing a customary joinder thereto, in form and substance reasonably acceptable to the Buyer, in which such Shareholder Distributee agrees to be an “Other Gibco Investor” (as defined in the Buyer Shareholders Agreement). If, in connection with the delivery of the First Step Buyer Shares or the Second Step Buyer Shares, any such Shareholder Distributee refuses to become a party to the Buyer Shareholders Agreement by executing such a joinder, the Seller shall ensure that such Shareholder Distributee shall forfeit any and all right to receive any portion of the First Step Buyer Shares or of the Second Step Buyer Shares, as the case may be, and, subject to clause (z) of Section 7.16(b) and Article X, such portion of the First Step Buyer Shares or of the Second Step Buyer Shares shall be retained by the Seller and may be held or disposed of by the Seller for its own account.

(d) In furtherance of the foregoing, if the Buyer exercises the Call Option, as soon as practicable after the later of (x) such exercise by Buyer and (y) if the Buyer Shareholder Approval has not already been obtained, the filing of the Proxy Statement by the Buyer with the SEC, and in no event later than ten (10) Business Days prior to the Second Step Closing, the Seller shall communicate to each Shareholder Distributee the written plan of delivery with respect to the delivery of the Second Step Purchase Price to the Shareholder Distributees (including any election mechanism) (the “Plan of Delivery”). Seller shall provide Buyer with a copy of any written materials prepared in connection with such communication of the Plan of Delivery promptly after such communication. The Seller further agrees to provide the Buyer notice of any written, or any material oral, objections Seller or any of its Affiliates receives arising out of or related to the Plan of Delivery, or any aspect thereof, promptly after receipt thereof (and if such notice is in writing, a copy of any such written material), from any Shareholder Distributee or its Affiliates or any Governmental Authority.

(e) For purposes of this Agreement, “Distribution Liabilities” shall mean any and all Losses arising out of or resulting from or incurred in connection with: (i) the delivery (or lack thereof, or whether related to the timing, manner, allocation, terms, conditions or any other aspect thereof, and whether or not as described, and/or subject to the terms set forth, in this Section 7.16) of any portion of the First Step Purchase Price or the Second Step Purchase Price, including First Step Buyer Shares or Second Step Buyers Shares, to any Shareholder Distributee, including any breach of or noncompliance with, or alleged breach of or noncompliance with, any Applicable Laws in connection therewith, (ii) any claim by any Person that such Person is directly or indirectly entitled to receive any portion (or a greater portion) of the First Step Purchase Price or the Second Step Purchase Price, or any Company Ordinary Shares delivered to the Buyer pursuant to the terms of this Agreement, (iii) any claim by any Person related to any alleged breach or noncompliance by any Person of or with any Charter Documents or Contracts of the Seller in connection with the First Step Closing or the Second Step Closing, or the distribution to Shareholder Distributees of the First Step Purchase Price or the Second Step Purchase Price in connection therewith or (iv) any claim related to Section 10.01(e)(ii) or the Plan of Delivery.

(f) Notwithstanding anything to the contrary contained herein, the Buyer hereby acknowledges and agrees that in connection with the delivery of First Step Buyer Shares and Second Step Buyer Shares to the Shareholder Distributees, the Seller will provide the Shareholder Distributees with information with respect to the Buyer that has been publicly filed by the Buyer (such information, the “Buyer Provided Information”), and no Loss or claim by any Shareholder Distributee or any other Person to the extent it arises out of or results from any untrue statement of a material fact or omission of any material fact required to be stated in such Buyer Provided Information (as of the date of such Buyer Provided Information, unless amended or supplemented, in which case as amended or supplemented and as of the date of such amendment or supplement) or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, shall be deemed to be a Seller Distribution Liability, except to the extent, if any, arising out of or resulting from any information supplied by the Company, the Seller or any of their Affiliates or Representatives which is contained or incorporated by reference in any such Buyer Provided Information. From and after the First Step Closing and, if applicable, from and after the Second Step Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates (but for the avoidance of doubt, no Shareholder Distributee) from and against any Loss incurred by any of them arising out of any claim by any Person (other than the Seller and its Affiliates) with respect to any untrue statement of a material fact or omission of any material fact required to be stated in such Buyer Provided Information (as of the date of such Buyer Provided Information, unless amended or supplemented, in which case as amended or supplemented and as of the date of such amendment or supplement) or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except to the extent, if any, arising out of or resulting from any information supplied by the Company, the Seller or any of their Affiliates or Representatives which is contained or incorporated by reference in any such Buyer Provided Information. The obligations of the Buyer pursuant to the immediately foregoing sentence shall survive until nine (9) months after the First Step Closing or nine (9) months after the Second Step Closing, as applicable; provided, that, in each case, any claim made with reasonable specificity by the Seller or its Affiliates within such applicable nine (9) period shall survive until such claim is finally resolved.

Section 7.17 Alliance Healthcare Italy and Other Matters. (a) Except as they may hereafter agree, the Parties hereby expressly acknowledge that neither at the First Step Closing nor at the Second Step Closing shall the Buyer have any right to, and the Buyer shall not, acquire or purchase indirectly, any interest, right or title in, the 51% of the share capital of Alliance Healthcare Italy held indirectly by UK Holdings and both the First Step Purchase Price and the Second Step Purchase Price have been determined on such basis. From and after the date hereof, the Seller and the Company shall be permitted to explore, in cooperation with UK Holdings, strategic options for Alliance Healthcare Italy (any transaction resulting therefrom, a “Strategic Sale), in each case subject to the other terms and provisions of this Agreement, including Section 7.01, and the Shareholders Agreement; provided, that the Parties acknowledge and agree that the arm’s length sale (by way of a merger, share exchange, or disposition of assets or similar business combination) of Alliance Healthcare Italy to a bona fide third party not Affiliated with the Company or the Seller or any of their respective Affiliates shall be permitted hereunder and thereunder, so long as (in the case of any “Strategic Sale”) the consideration received by the Company for its indirect interests in Alliance Healthcare Italy shall be no less (and any indemnification or other Liability incurred in connection with such Strategic Sale shall be no more) on a per share basis than that received (or incurred), directly or indirectly, by UK Holdings

(b) From and after the date hereof, the Seller, in its capacity as sole shareholder of UK Holdings, shall seek the cooperation of UK Holdings, as the majority shareholder of Alliance Healthcare Italy, with respect to the management of the operations of Alliance Healthcare Italy, including with respect to compliance with this Agreement and the other Transaction Documents and the implementation of the JV Agreement. In furtherance of the foregoing, and notwithstanding anything to the contrary herein or in any of the other Transaction Documents, the Parties hereby acknowledge and agree that each UK Holdings Group Member (other than Alliance Healthcare Italy and its Subsidiaries) shall be deemed to be a Subsidiary of the Company for all purposes under the Shareholders Agreement, and each of the Seller and the Company hereby agrees that it shall, and shall cause UK Holdings to, comply with all provisions of the Shareholders Agreement as though each such UK Holdings Group Member (other than Alliance Healthcare Italy and its Subsidiaries) is such a Subsidiary of the Company.

Section 7.18 Galenica Shares. (a) The Parties hereby expressly acknowledge their agreement that the Buyer does not wish to, and shall not, acquire or purchase indirectly (or assume or otherwise be responsible for any Liabilities of any nature related to), any interest, right or title in, to or under the Galenica Shares and both the First Step Purchase Price and the Second Step Purchase Price have been determined on the assumption that the Galenica Shares shall cease to be Beneficially Owned by the Company no later than the Second Step Closing Date.

(b) No later than the day prior to the First Step Closing, the Seller shall cause the relevant members of the AB Group to either (i) transfer the Galenica Shares (or 100% of the equity of an entity that directly or indirectly owns the Galenica Shares, but no other assets) to the Seller, or (ii) cause the Galenica Shares to be owned at the First Step Closing (x) directly by the Company (which, at the First Step Closing, will be treated as a “disregarded entity” or partnership for U.S. federal income tax purposes) or (y) indirectly by the Company (which, at the First Step Closing, will be treated as a “disregarded entity” or partnership, for U.S. federal income tax purposes) through one or more Subsidiaries that, at the First Step Closing, are classified as “disregarded entities” or partnerships, as applicable, for U.S. federal income tax purposes (each of (i) and (ii), a “Galenica Distribution”). In the event of a Galenica Distribution described in clause (ii), the agreements regarding the U.S. federal income tax allocations of items of income, gain, loss and deduction of the Company and each Subsidiary of the Company that directly or indirectly owns the Galenica Shares (including AB Acquisitions Luxco I S.a.r.l.) shall be amended so that all such items of income, gain, loss and deduction relating to the Galenica Shares shall be allocated to the Seller and each Person, including the Managers, that has any right to receive a portion of the First Step Purchase Price or the Second Step Purchase Consideration (such Persons together with the Seller, the “Galenica Beneficiaries”). If the Seller causes the Galenica Distribution described in clause (ii), without the prior written consent of the Buyer, from and after the First Step Closing Date, the Seller and the Company shall (and shall cause its Subsidiaries to) refrain from taking any action that would result in the Company being classified as a corporation for U.S. federal income tax purposes or the Galenica Shares being owned, directly or indirectly, by any Subsidiary of the Company that is classified as a corporation for U.S. federal income tax purposes. All dividends, other distributions paid and any proceeds received in respect of the Galenica Shares after the date hereof shall be deemed received for the benefit of the Galenica Beneficiaries and the Company shall cause the Galenica Shares and any such dividends, distributions or proceeds (net of any withholding Taxes and any other Taxes incurred by any member of the AB Group in connection with the receipt of such dividends, distributions, or proceeds by any member of the AB Group or the payment of such dividends, distributions or proceeds to the Galenica Beneficiaries) (without interest) to be distributed or otherwise transferred without any payment in consideration therefor to the Galenica Beneficiaries as soon as practicable and permitted under the Senior Facilities Agreement and the Subordinated Facility Agreement, and in no event later than the Second Step Closing Date. At the prior written request of the Seller, the Buyer shall consider in good faith any actions, transactions or reporting positions proposed to be taken by the Seller with respect to the Galenica Shares to mitigate any adverse consequences to the Seller, the Buyer, the Company and their respective Affiliates that could result from the failure to complete a Galenica Distribution by the day prior to the First Step Closing.

(c) The Parties shall, and shall cause the Subsidiaries of the Company to, cooperate in good faith and will execute and deliver such documents and other papers and take such further actions and do or cause to be done all things necessary, proper or advisable under Applicable Law, as may be reasonably required to give effect to Section 7.18(b) (plus any necessary gross-up to ensure that the economic impact of any such Taxes to the such applicable Person are as though such Taxes never became or become payable in any respect). Notwithstanding anything to the contrary herein, but, for the avoidance of doubt, not limiting the Parties obligations under this Section 7.18(c) or Section 7.18(b), the Parties acknowledge and agree that the consummation of a Galenica Distribution prior to the First Step Closing Date shall not be required as a condition for the consummation of the First Step Acquisition.

(d) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, including Section 7.01, or in the Shareholders Agreement, the Buyer shall have no right to direct or influence the voting or the disposition of the Galenica Shares (so long as such disposition is in accordance with Section 7.18(c)). Effective from and after the First Step Closing, the Company shall cause its Subsidiary that is the holder of record of any Galenica Shares to appoint SP its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all such Galenica Shares, which proxy and power of attorney shall be irrevocable until completion of the Galenica Distribution, shall be deemed to be coupled with an interest sufficient under Applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Subsidiary of the Company with respect to any Galenica Shares held by it.

(e) For purposes of this Agreement, the “Galenica Restructuring Liabilities” shall mean any and all Losses (including, for the absence of doubt, any Taxes incurred by the Company or any other member of the AB Group) arising out of or resulting from or incurred in connection with (i) the Galenica Distribution, or any other transfer of disposition by any Person (including internal transfers among the Company and any other member of the AB Group) of any Galenica Shares, including, for the avoidance of doubt, any Constructive Distribution, (ii) the direct or indirect ownership by the Buyer, the Company or any other member of the AB Group of, or interest in, any Galenica Shares after the First Step Closing, whether or not there has been any Galenica Restructuring or other transfer or disposition of any Galenica Shares, including any matters related to or arising from the subject matter of Section 7.18(d), (iii) any breach or noncompliance by the Seller or the Company of or with any provisions of the Transaction Documents governing the relationship between the AB Group, on the one hand, and

Galenica or any of its Affiliates, on the other hand, or any alleged breach or noncompliance by SP, the Seller or any member of the AB Group, or any other Person, of or with any other Contract or Charter Document relating to Galenica or any of its Affiliates, and (iv) any dividends or distributions described in the penultimate sentence of Section 7.18(b), including any claim by any Person, including any Galenica Beneficiary, that such Person is directly or indirectly entitled to receive any portion of, or otherwise relating to, such dividends or distributions; provided that the Galenica Restructuring Liabilities shall not include any Taxes of the Buyer or its Affiliates other than the Company or any member of the AB Group, and shall not include Galenica Distribution Liabilities.

(f) For purposes of this Agreement, “Galenica Distribution Liabilities” shall mean any and all Losses (including, for the absence of doubt, any Taxes of the Buyer or its Affiliates) incurred by the Buyer or any of its Affiliates arising out of or resulting from or incurred in connection with the failure of the Seller to cause the relevant members of the AB Group to consummate a Galenica Distribution prior to the First Step Closing Date, and, in the case of a Galenica Distribution described in clause (ii) of the definition thereof, a breach by the Seller or the Company of its further agreements set forth in the third sentence of Section 7.18(b); provided that the Galenica Distribution Liabilities shall only include Taxes of the Buyer or its Affiliates arising out of or resulting from or incurred in connection with any income or gain recognized by any member of the AB Group that is treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (x) during any taxable period of such member that, for U.S. federal income tax purposes, begins after the First Step Closing Date or (y) during any taxable period of such member that, for U.S. federal income tax purposes, begins on or before and ends after the First Step Closing Date, provided that in the case of clause (y), Galenica Distribution Liabilities shall include such Taxes solely to the extent they exceed the amount of Taxes that would have been incurred by Buyer or its Affiliates had the Galenica Distribution been completed on the day prior to the First Step Closing Date. Subject to Article X, from and after the First Step Closing, the Seller shall indemnify and hold harmless the Buyer from and against fifty-five percent (55%) of any and all Galenica Distribution Liabilities. For the avoidance of doubt, (x) in the event that a Galenica Distribution described in clause (i) of the definition thereof is consummated prior to the First Step Closing, this Section 7.18(f) shall be inapplicable (unless such actions are subsequently reversed, in which this Section 7.18(f) shall become effective and survive, and be extended in the event of unresolved claims as set forth in next sentence, until nine (9) months after the date that the Buyer is notified of such reversal) and (y) in no event shall any Buyer recoveries under this Section 7.18(f) be in duplication of any recoveries of the Buyer under Article X. The obligations of the Seller pursuant to this Section 7.18(f) shall survive until nine (9) months after the First Step Closing; provided, that any claim made with reasonable specificity by the Buyer or its Affiliates within such applicable nine (9) month period (which the Parties agree shall not require (x) specificity as to the amount of any such claim to the extent that the exposure to Buyer is not yet reasonably quantifiable or (y) actual incurrence of the Loss that the Buyer reasonably expects in respect of the Galenica Shares, including with respect to dividends or distributions in respect of the Galenica Shares and any income or gain upon a subsequent sale, disposition or other transfer by the Company or any Subsidiary of the Company with respect to the Galenica Shares) shall survive until such claim is finally resolved.

Section 7.19 MEP Restructuring. (a) Notwithstanding anything to the contrary herein or otherwise, after the date hereof, the Parties agree that nothing shall prohibit, constrain or otherwise limit the Seller, the Company or any of its Subsidiaries, or any of their respective Affiliates, from amending the MEP Agreement and taking any and all other actions in connection therewith reasonably necessary in order to facilitate the transactions contemplated by this Agreement or contemplated by any other agreement entered into in connection herewith, including the Shareholders Agreement and the Buyer Shareholders Agreement (including the transactions contemplated by Section 2.02(a) and Section 3.03(a), the “MEP Restructuring”); provided, that (i) all Liabilities in respect of the MEP Restructuring and the MEP Agreement (as amended or otherwise modified in connection with the MEP Restructuring) shall be fully, directly and economically borne by Seller and not the Buyer or any of its Affiliates or any member of the AB Group or the AB Principal JVs, and any such MEP Restructuring shall not affect in any manner the terms and conditions of this Agreement, including the requirement of the Seller to deliver the First Step Company Shares and the Second Step Company Shares at the First Step Closing and the Second Step Closing, respectively, which, in aggregate, represent and shall represent one hundred percent (100%) of the outstanding Company Ordinary Shares on a fully-diluted basis from the date hereof through and including the consummation of the Second Step Closing, as well as Beneficial Ownership of one hundred percent (100%) of the Equity Interests in AB Acquisitions LuxCo 1 S.a.r.l. (Luxembourg) without any further Liabilities on the part of the Company, AB Acquisitions LuxCo 1 S.a.r.l. (Luxembourg) or any other member of the AB Group in respect of the MEP Agreement, and (ii) notwithstanding any such MEP Restructuring, as of immediately following the Second Step Closing, neither the MEP Trustee nor any Manager, nor any of their Affiliates, shall hold or otherwise Beneficially Own any interest in or to any Equity Interests of the Company or any other member of the AB Group (other than indirectly through the Beneficial Ownership of Buyer Common Shares and other than any Equity Interests that may have been issued under the New LTIP in accordance with this Agreement and are then outstanding). The Seller and the Company shall, and shall cause their Subsidiaries or any of their respective Affiliates to, use reasonable efforts to minimize the amount of any “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates after the First Step Closing in connection with, or resulting from the MEP, the MEP Agreement, and the MEP Restructuring.

(b) For purposes of this Agreement, the “MEP Liabilities” shall mean (w) any and all Losses (including, for the absence of doubt, any Taxes incurred by the Company or any other member of the AB Group) arising out of or resulting from or incurred in connection with (i) the MEP Restructuring, (ii) any breach or noncompliance by the Seller or the Company with any provisions of the Transaction Documents governing the relationship between the AB Group, on the one hand, and the MEP, the Managers or any of their Affiliates, on the other hand, or any alleged breach or noncompliance by the Seller or any member of the AB Group, or any other Person, of or with the MEP Agreement or any other Contract or Charter Document relating thereto and (iii) any claim by any Manager relating to any of the foregoing or with respect to any other matter relating to the MEP Agreement, (x) any Liability with respect to the sale of Securities (as defined in Section 1.1 of the MEP Agreement) by any Manager, and any Liability described in clause (i) of Section 7.19(a) above, (y) the actual amount of any economic dilution borne by the Buyer in its capacity as a shareholder of the Company as a result of any dividend, distribution or other payment, whether in connection with the Transactions or otherwise, with respect to any Equity Interest of AB Acquisitions Luxco 1 S.a r.l. that is Beneficially Owned or held of record by the MEP Trustee or any Manager under the MEP Agreement and (z) any claim by any Manager or MEP Distributee which would qualify as a Distribution Liability if such Manager were a Shareholder Distributee or any claim related to the last sentence of Section 3.07(a).

Section 7.20 Employee Matters. (a) Benefits, Compensation. Subject to Section 7.20(e), the Buyer agrees that, from the Second Step Closing Date until the second anniversary thereof, the Buyer shall maintain base salary and base wages, and employee benefit and compensation (including cash incentive bonus opportunities, but excluding equity-based compensation) plans, programs and arrangements for the benefit of Employees that, when taken as a whole for all Employees, are , at least as favorable as those in effect as of immediately prior to the Second Step Closing Date).

(b) Credited Service. To the extent permitted by Applicable Law, following the Second Step Closing, the Buyer shall, or shall cause the applicable Affiliate and any successor thereto to cause any employee benefit plans of the Buyer or any of its Affiliates which the employees of the Company and its Subsidiaries are entitled to participate in following the Second Step Closing Date (each, a “New Plan”) to take into account for purposes of eligibility, vesting, and benefit accrual thereunder all years of service by Employees of the Company and/or the applicable other member(s) of the AB Group (and any additional service credited under the applicable Company Benefit Plan) as if such service were with Buyer, to the same extent such service was credited under a comparable plan of the Company and/or the applicable other member(s) of the AB Group (except in respect of defined benefit pension schemes or to the extent such credit would result in an unintended duplication of benefits). Without limiting the generality of the foregoing, (i) to the extent any New Plan replaces coverage under a comparable Company Benefit Plan in which Employees participated immediately prior to the Second Step Closing (such Company Benefit Plans, collectively, the “Old Plans”), the participating Employees generally shall be immediately eligible to participate, without any waiting period, in such New Plan, and (ii) for the purposes of each New Plan providing medical, dental, pharmaceutical, vision, and/or disability benefits to Employees to replace coverage under an Old Plan, the Buyer shall use reasonable commercial efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employees and their respective covered dependents, and the Buyer shall use reasonable commercial efforts to cause any eligible expenses incurred by such Employees and their respective covered dependents during the portion of the plan year of the Old Plan ending on the date such Employees’ participation in the New Plan begins to be taken into account under such New Plan for the purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Employees and their respective covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Annual Bonus. Without limiting the generality of Section 7.20(a) of this Agreement, the Buyer shall pay, or cause to be paid, an annual cash bonus in respect of the Company’s fiscal year in which the Second Step Closing Date occurs (the “Closing Date Bonus Year”) to each Employee who would be eligible to be considered for an annual cash bonus under any Company Benefit Plan had the Closing Date Bonus Year ended immediately prior to the Second Step Closing, at the end of the Closing Date Bonus Year. Such annual bonus payments shall be made, in all cases in accordance with the Company Benefit Plans as in effect as of immediately prior to the Second Step Closing Date and the aggregate amount of such annual bonuses shall in no event be less than the amount that is accrued in the Company Financial Statements in respect of such bonuses in respect of the Second Step Closing Date Bonus Year in respect of such bonuses due in respect of the Closing Date Bonus Year as of the Second Step Closing Date.

(d) Severance. Without limiting the generality of Sections 7.20(a) or (b), from the Second Step Closing Date until the second anniversary thereof and subject to Applicable Law, the Buyer (i) will provide the Employees with severance policies that are substantially comparable, in the aggregate to the severance policies under which the Employees were eligible for benefits as in effect immediately prior to the Second Step Closing Date and, (ii) for all purposes with respect to any such severance policies, generally will provide the Employees with past service credit for years of service of such Employees with the Company and other member of the AB Group (and any additional service credited under such severance policies).

(e) For the avoidance of doubt, the provisions of this Section 7.20 are solely for the benefit of the Parties, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement and nothing contained herein, express or implied, shall be construed to (i) establish, amend, or modify any benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Buyer or its Affiliates (including, after the First Step Closing Date or the Second Step Closing Date, the Company) to amend, modify or terminate any Company Benefit Plan, Material Employment Agreement or any other benefit or employment plan, program, agreement or arrangement after such closing date to the extent such action would not result in a breach of any of the covenants in this Section 7.20. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.20 shall not create any right in any Employee or any other Person to any continued employment with the Company, the other members of the AB Group, the Buyer, or any of their respective Affiliates, successors or assigns.

(f) Following the date hereof, the Company may, in good faith consultation with the Buyer, adopt one or more definitive agreements or schemes regarding new management long-term incentive arrangements to be applicable to such Employees of the AB Group as SP shall determine from and after the First Step Closing, which shall be established on terms and conditions that, from an economic perspective, are substantially equivalent to comparable long-term incentive arrangements in effect with the Buyer and the peer group of the Company (with such equivalency at least equal to the median percentage within such peer group) and on such other terms and conditions as the Company may reasonably determine (collectively, the “New LTIP”), provided that the Buyer, the Company and the Seller agree that, once the New LTIP is agreed and established, for so long as SP is Executive Chairperson of the Company, SP shall have the right to allocate and make grants under the New LTIP in his sole discretion and, if SP is no longer Executive Chairperson of the Company, such allocations and grants shall be made by the board of directors of the Company (or if the board so determines, the remuneration committee thereof).

Section 7.21 Germany

(a) As soon as practicable after the date hereof and in any event prior to the First Step Closing, Seller shall cause UK Holdings to transfer, convey, assign and deliver to AB Acquisitions Luxco 2A S.à.r.l. (“Luxco 2A”), and Seller shall cause Luxco 2A to purchase and acquire from UK Holdings, all of the rights, title and interest in, to and under 6 German Holdco Ordinary Shares owned by UK Holdings, free and clear of any Encumbrances other than Permitted Encumbrances, which 6 German Holdco Ordinary Shares represent all of the German Holdco Ordinary Shares owned by UK Holdings beneficially and of record as of the date hereof.

(b) Immediately following the sale and transfer referred to in Section 7.21(a), the Company will Beneficially Own one hundred percent (100%) of the outstanding German Holdco Ordinary Shares on a fully-diluted basis.

(c) In consideration for the sale, transfer, conveyance, assignment and delivery of the six (6) German Holdco Ordinary Shares, Luxco 2A shall pay to UK Holdings the German Holdco Minority Consideration. Immediately on receipt of the German Holdco Minority Consideration, UK Holdco shall use such funds to repay in full the £25 million loan outstanding to AB Acquisitions Luxco 3A S.à.r.l.

ARTICLE VIII

CONDITIONS PRECEDENT AND TERMINATION PROVISIONS OF FIRST STEP ACQUISITION

Section 8.01 Conditions Precedent to Performance of the Parties. The respective obligations of the Buyer and the Seller to consummate the First Step Acquisition are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Buyer and the Seller on or prior to the First Step Closing Date of the following conditions:

(a) Regulatory Requirements. Any Consents, filings and notices required to be obtained or made at or prior to the First Step Closing under any applicable antitrust, competition or other Applicable Law and identified in Section 8.01(a) of the Buyer Disclosure Schedule shall have been obtained or made, as applicable.

(b) No Order. No Governmental Authority will have enacted, issued, enforced or entered into any Applicable Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the First Step Acquisition and/or the Second Step Acquisition illegal or otherwise restraining or prohibiting the consummation of either; provided, however, that a Party shall not be entitled to invoke this condition if such Party is in material breach of its obligations under Section 7.04(a).

Section 8.02 Conditions Precedent to Performance of the Buyer. The obligation of the Buyer to consummate the First Step Acquisition is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Buyer at or prior to the First Step Closing of each of the following conditions:

(a) Representations and Warranties Regarding the Company. (x) The Fundamental Company Representations, except to the extent relating to the Second Step Acquisition, and Section 4.10(a) shall be true and correct (in the case of Section 4.04(a)

(second sentence only), 4.04(b) and 4.04(c) (first sentence only), other than de minimis inaccuracies) as of the Signing Date and as of the First Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of or limited by an earlier date, in which case as of such date), and (y) the remaining representations and warranties of the Company contained in Article IV shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Company Material Adverse Effect, or any similar standard or qualification) as of the Signing Date and as of the First Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of or limited by an earlier date, in which case as of such date) except in the case of clause (y) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Representations and Warranties Regarding the Seller. (x) The Fundamental Seller Representations, except to the extent relating to the Second Step Acquisition, shall be true and correct as of the Signing Date and as of the First Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of or limited by an earlier date, in which case as of such date), and (y) the remaining representations and warranties of the Seller contained in Article V shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar standard or qualification) as of the Signing Date and as of the First Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of or limited by an earlier date, in which case as of such date) except in the case of clause (y) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Compliance with Covenants. Each of the Company and the Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the First Step Closing; provided that, notwithstanding anything to the contrary herein, the failure of the Parties to enter into full definitive documentation in respect of the JV Agreement at or prior to the First Step Closing shall not, in and of itself (subject to the Company’s and the Seller’s obligations under Section 7.12), be deemed to be a failure to comply in all material respects for purposes of this Section 8.02(c).

(d) No Material Adverse Effect. No Effect shall have occurred or be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Officer’s Certificates. The Company shall have delivered to the Buyer an officer’s certificate, dated as of the First Step Closing Date and signed by a duly authorized officer of the Company, to the effect that the conditions set forth in paragraphs (a), (c) and (d) of this Section 8.02 have been satisfied. Each Seller shall have delivered to the Buyer an officer’s certificate, dated as of the First Step Closing Date and signed by a duly authorized officer of the Seller, to the effect that the conditions set forth in paragraphs (b), (c) and (f) of this Section 8.02 have been satisfied.

(f) Compliance with Principal Investor Side Letters. The Principal Investor Side Letters shall be in full force and effect, and each of the parties thereto (other than the Buyer) shall have performed and complied in all material respects with all agreements, covenants and obligations required by each such Principal Investor Side Letter to be performed or complied with by it at or prior to the First Step Closing.

Section 8.03 Conditions Precedent to Performance of the Seller. (a) The obligation of the Seller to consummate the First Step Acquisition is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Seller at or prior to the First Step Closing of each of the following conditions:

(a) Representations and Warranties of the Buyer. (x) The Fundamental Buyer Representations, except to the extent relating to the Second Step Acquisition, shall be true and correct (in the case of Section 6.04(a), other than de minimis inaccuracies) as of the Signing Date and as of the First Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of or limited by an earlier date, in which case as of such date), and (y) the remaining representations and warranties of the Buyer contained in Article VI shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Buyer Material Adverse Effect, or any similar standard or qualification) as of the Signing Date and as of the First Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of or limited by an earlier date, in which case as of such date) except in the case of clause (y) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Compliance with Covenants. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to the First Step Closing; provided that, notwithstanding anything to the contrary herein, the failure of the Parties to enter into full definitive documentation in respect of the JV Agreement at or prior to the First Step Closing shall not, in and of itself (subject to the Buyer’s obligations under Section 7.12), be deemed to be a failure to comply in all material respects for purposes of this Section 8.03(b).

(c) No Material Adverse Effect. No Effect shall have occurred or be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) Officer’s Certificate. The Buyer shall have delivered to the Seller an officer’s certificate, dated as of the First Step Closing Date and signed by a duly authorized officer of the Buyer, to the effect that the conditions set forth in paragraphs (a), (b) and (c) of this Section 8.03 have been satisfied.

Section 8.04 Termination Prior to First Step Closing. (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the First Step Closing:

(i) by the written agreement of the Seller (on behalf of the Seller and the Company) and the Buyer; or

(ii) by the Seller (on behalf of the Seller and the Company) or the Buyer, if:

(A) the First Step Closing shall not have occurred on or prior to the date that is four (4) months after the Signing Date (the “First Step End Date”); provided that this Agreement may not be so terminated pursuant to this Section 8.04(a)(ii)(A) if the breach of any obligation, representation or warranty under this Agreement by the Party (including, in the case of the Seller, any of the Seller and/or the Company) seeking to so terminate this Agreement has been the cause of, or resulted in, the failure of the First Step Closing to have occurred on or prior to the First Step End Date; provided, further, to the extent the failure of the First Step Closing to have occurred prior to the First Step End Date is solely the failure to satisfy the condition set forth in Section 8.01(a), either the Seller or the Buyer may elect to extend the First Step End Date by two (2) additional months; or

(B) any Governmental Authority shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the First Step Acquisition and/or the Second Step Acquisition and such Order or other action shall have become final and non-appealable; or

(iii) by the Seller, if:

(A) the Buyer has breached in any material respect any of its agreements, covenants or obligations described in Section 8.03(b) and such breach has not been cured by the day immediately prior to the First Step End Date; it being agreed that the Buyer shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the First Step End Date) until the day immediately prior to the First Step End Date so long as it commences curing such breach within 10 days following written notice from the Seller of such breach and continues to use good faith efforts to cure such breach prior to the First Step End Date; or

(B) there is a breach by the Buyer of any of its representations or warranties, which breach would render the condition set forth in Section 8.03(a) incapable of being satisfied and such breach has not been cured by the day immediately prior to the First Step End Date; it being agreed that the Buyer shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the First Step End Date) until the day immediately prior to the First Step End Date so long as it commences curing such breach within 10 days following written notice from the Seller of such breach and continues to use good faith efforts to cure such breach prior to the First Step End Date; or

(iv) by the Buyer, if:

(A) the Seller or the Company, or any party to a Principal Investor Side Letter (other than the Buyer) has breached in any material respect any of its agreements, covenants or obligations described in Section 8.02(c) or Section 8.02(f), as applicable, and such breach has not been cured by the day immediately prior to the First Step End Date; it being agreed that the Seller or the Company, or such other party, as the case may be, shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the First Step End Date) until the day immediately prior to the First Step End Date so long as it commences curing such breach within 10 days following written notice from the Buyer of such breach and continues to use good faith efforts to cure such breach prior to the First Step End Date; or

(B) there is a breach by the Seller or the Company of any of its representations or warranties, which breach would render the condition set forth in Section 8.02(a) or Section 8.02(b), as applicable, incapable of being satisfied and such breach has not been cured by the day immediately prior to the First Step End Date; it being agreed that the Seller or the Company, as applicable, shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the First Step End Date) until the day immediately prior to the First Step End Date so long as it commences curing such breach within 10 days following written notice from the Buyer of such breach and continues to use good faith efforts to cure such breach prior to the First Step End Date.

(b) In the event of termination of this Agreement under this Section 8.04, such termination shall be without liability to any Party to this Agreement or any Affiliate, equityholder, partner, member director or representative of such Party, except (i) that this Section 8.04(b), Sections 7.02(b), 7.07 and 8.04(c) and Article XI shall survive any termination of this Agreement and (ii) to the extent that such termination results from fraud or the willful and material breach by a Party of any of its representations and warranties contained in this Agreement, or from the willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement or the Transaction Documents.

(c) In consideration of the significant fees and expenses incurred and to be incurred by the respective Parties in connection this Agreement and the Transactions, including the fees and expenses of accountants, counsel, investment banking firms, financial advisors, financing sources, experts and consultants (and their respective counsel and representatives), if (i) the Buyer terminates this Agreement pursuant to Section 8.04(a)(iv), or (ii) the Seller terminates this

Agreement pursuant to Section 8.04(a)(iii), as the case may be, then, in the case of clause (i), the Seller shall pay the Buyer and, in the case of clause (ii), the Buyer shall pay at the direction of the Seller, respectively, no later than two (2) Business Days after the date of such termination, an amount in immediately available funds equal to £35 million. Each Party acknowledges that the agreements contained in this Section 8.04(c) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement or the other Transaction Documents. Accordingly, if any Party fails to pay in a timely manner any amount due pursuant to this Section 8.04(c), then (x) such Party shall reimburse the owed Party or Parties for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceeding commenced by or against such owed Party or Parties and (y) such Party shall pay to the owed Party or Parties interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%. For the avoidance of doubt, the provisions of this Section 8.04(c) shall not be exclusive of the remedies to which the Parties may be entitled hereunder, including pursuant to Section 11.12 (Specific Performance).

(d) None of the Financing Sources will have any liability to the Seller or the Company or any of their Affiliates arising out of this Agreement, whether at law, or equity, in contract, in tort or otherwise, and none of the Seller, the Company or any of their Affiliates will have any rights or claims against any of the Financing Sources hereunder. In no event shall the Seller or the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

ARTICLE IX

CONDITIONS PRECEDENT AND TERMINATION PROVISIONS OF SECOND STEP ACQUISITION

Section 9.01 Conditions Precedent to Performance of the Parties. After the delivery of the Exercise Notice, the respective obligations of the Buyer and the Seller to consummate the Second Step Acquisition are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Buyer and the Seller on or prior to the Second Step Closing Date of the following conditions:

(a) First Step Closing. The First Step Closing shall have occurred.

(b) Regulatory Requirements. Any Consents, filings and notices required or, in the reasonable judgment of the Buyer, advisable to be obtained or made at or prior to the Second Step Closing under (i) each of the HSR Act and the European Union Merger Regulation and (ii) any other applicable antitrust, competition or other Applicable Law identified as Conditions Precedent to the Second Step Acquisition in the Exercise Notice and consented to by the Seller, which consent shall not be unreasonably withheld, shall have been obtained or made, as applicable.

(c) No Order. No Governmental Authority will have enacted, issued, enforced or entered into any Applicable Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Second Step Acquisition illegal or otherwise restraining or prohibiting its consummation; provided, however, that a Party shall not be entitled to invoke this condition if such Party is in material breach of its obligations under Section 7.04(a).

Section 9.02 Conditions Precedent to Performance of the Buyer. After the delivery of the Exercise Notice, the obligation of the Buyer to consummate the Second Step Acquisition is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Buyer at or prior to the Second Step Closing of each of the following conditions:

(a) Representations and Warranties Regarding the Company. The Fundamental Company Representations, except to the extent relating to the First Step Acquisition, shall be true and correct (in the case of Section 4.04(a) (second sentence only), 4.04(b) and 4.04(c) (first sentence only), other than de minimis inaccuracies) as of the Second Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Representations and Warranties Regarding the Seller. The Fundamental Seller Representations, except to the extent relating to the First Step Acquisition, shall be true and correct as of the Second Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(c) Compliance with Covenants. Each of the Company and the Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by Section 7.04, Section 7.05(b), and Section 7.09 to be performed or complied with by it at or prior to the Second Step Closing; provided, that in the case of Section 7.09, such failure(s) to perform and/or comply shall have been the principal reason for, or directly resulted in, the failure of the Buyer’s ability to obtain the Debt Financing for the Second Step Acquisition.

(d) No Material Adverse Effect. No Effect shall have occurred or be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Performance of Shareholders Agreement and Buyer Shareholders Agreement. (i) Each of the Company and the Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by the Shareholders Agreement (taking into account Section 7.17(b)) to be performed or complied with by it at or prior to the Second Step Closing (it being agreed that no action taken by the Company with the express authorization or approval of the Buyer or its representatives on the Board of Directors of the Company, shall be deemed to be or result in a breach by the Company), and (ii) each of the KKR Investors, the SP Investors, KKR and SP (in each case, as defined in the Buyer Shareholders Agreement) shall have performed and complied in all material respects with all agreements, covenants and obligations required by the Buyer Shareholders Agreement to be performed or complied with by it at or prior to the Second Step Closing.

(f) Officer’s Certificates. The Company shall have delivered to the Buyer an officer’s certificate, dated as of the Second Step Closing Date and signed by a duly authorized officer of the Company, to the effect that the conditions set forth in paragraphs (a), (c), (d) and, with respect to the Company, (e)(i) of this Section 9.02 have been satisfied. The Seller shall have delivered to the Buyer an officer’s certificate, dated as of the Second Step Closing Date and signed by a duly authorized officer of the Seller, to the effect that the conditions set forth in paragraphs (b), (c), (e)(ii), (g) and, with respect to the Seller, (e)(i) of this Section 9.02 have been satisfied.

(g) Principal Investor Side Letters and Limited Guaranties. Each Principal Investor Side Letter shall be in full force and effect, and each of the parties thereto (other than the Buyer) shall have performed and complied in all material respects with all agreements, covenants and obligations required by each such Principal Investor Side Letter to be performed or complied with by it at or prior to the Second Step Closing. If the Guarantee Option is selected by the Seller, each Limited Guaranty shall have been delivered and shall be in full force and effect as of the Second Step Closing.

(h) Shareholder Approval. The Buyer Shareholder Approval shall have been obtained.

Section 9.03 Conditions Precedent to Performance of the Seller. After the delivery of the Exercise Notice, the obligation of the Seller to consummate the Second Step Acquisition is further subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Seller at or prior to the Second Step Closing of each of the following conditions:

(a) Representations and Warranties Regarding the Buyer. The Fundamental Buyer Representations, to the extent relating to the Second Step Acquisition, shall be true and correct (in the case of Section 6.04(a), other than de minimis inaccuracies) as of the Second Step Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Compliance with Covenants. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by Section 7.04 and Section 7.05, to be performed or complied with by it at or prior to the Second Step Closing.

(c) Performance of the Buyer Shareholders Agreement. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by the Buyer Shareholders Agreement to be performed or complied with by it at or prior to the Second Step Closing.

(d) No Material Adverse Effect. No Effect shall have occurred or be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(e) Officer’s Certificate. The Buyer shall have delivered to the Seller an officer’s certificate, dated as of the Second Step Closing Date and signed by a duly authorized officer of the Buyer, to the effect that the conditions set forth in paragraphs (a), (b), (c) and (d) of this Section 9.03 have been satisfied.

Section 9.04 Termination After the First Step Closing and Prior to the Second Step Closing. (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time after the First Step Closing and prior to the Second Step Closing:

(i) by the written agreement of the Seller (on behalf of the Seller and the Company) and the Buyer;

(ii) by the Seller (on behalf of the Seller and the Company) or the Buyer, if:

(A) the Exercise Notice Date has not occurred on or prior to the expiration of the Call Exercise Period;

(B) the Second Step Closing shall not have occurred by the date that is the first anniversary of the Exercise Notice Date, if such date exists (the “Second Step End Date”); provided that this Agreement may not be so terminated pursuant to this Section 9.04(a)(ii)(B) if the breach of any obligation, representation or warranty under this Agreement by the Party (including, in the case of the Seller, any of the Seller and/or the Company) seeking to so terminate this Agreement has been the cause of, or resulted in, the failure of the Second Step Closing to have occurred on or prior to the Second Step End Date; or

(C) any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Second Step Acquisition and such Order or other action shall have become final and non-appealable;

(iii) by the Seller, if

(A) the Buyer has breached in any material respect any of its agreements, covenants or obligations described in Section 9.03(b) or Section 9.03(c) and such breach has not been cured by the day immediately prior to the Second Step End Date; it being agreed that the Buyer shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the Second Step End Date) until the day immediately prior to the Second Step End Date so long as it commences curing such breach within 10 days following written notice from the Seller of such breach and continues to use good faith efforts to cure such breach prior to the Second Step End Date; or

(B) there is a breach by the Buyer of any of its representations or warranties, which breach would render the condition set forth in Section

9.03(a) incapable of being satisfied and such breach has not been cured by the day immediately prior to the Second Step End Date; it being agreed that the Buyer shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the Second Step End Date) until the day immediately prior to the Second Step End Date so long as it commences curing such breach within 10 days following written notice from the Seller of such breach and continues to use good faith efforts to cure such breach prior to the Second Step End Date; or

(iv) by the Buyer, if

(A) the Seller or the Company, or any of the KKR Investors, the SP Investors, KKR or SP, as applicable, has breached in any material respect any of its agreements, covenants or obligations described in Section 9.02(c), Section 9.02(e) or Section 9.02(g) and such breach has not been cured by the day immediately prior to the Second Step End Date; provided, however, that the right to terminate this Agreement under clause (A) of this Section 9.04(a)(iv) for an uncured breach in any material respect by the Seller or the Company of any of its or his agreements, covenants or obligations described in Section 7.09 shall not be available to the Buyer unless such breach by the Seller or the Company, as the case may be, shall have been the principle reason for, or directly resulted in, the failure of the Buyer to obtain the Debt Financing in respect of the Second Step Acquisition; it being agreed that the Seller or the Company and each of the KKR Investors, the SP Investors, KKR or SP, as the case may be, shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the Second Step End Date) until the day immediately prior to the Second Step End Date so long as it commences curing such breach within 10 days following written notice from the Buyer of such breach and continues to use good faith efforts to cure such breach prior to the Second Step End Date; or

(B) there is a breach by the Seller or the Company of any of the Fundamental Seller Representations or Fundamental Company Representations, respectively, which breach would render the condition set forth in Section 9.02(a) or Section 9.02(b), as applicable, incapable of being satisfied and such breach has not been cured by the day immediately prior to the Second Step End Date; it being agreed that the Seller or the Company, as applicable, shall have the opportunity to cure such breach (except to the extent such breach is not capable of being cured prior to the Second Step End Date) until the day immediately prior to the Second Step End Date so long as it commences curing such breach within 10 days following written notice from the Buyer of such breach and continues to use good faith efforts to cure such breach prior to the Second Step End Date; or

(v) by the Buyer or the Seller (in the case of the Seller, solely if, as of such time of termination, the Buyer has not notified the Seller in writing that it intends to hold another Shareholder Meeting for the purpose of obtaining the Buyer Shareholder Approval), if the Shareholder Meeting shall have concluded without the Buyer Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Buyer Common Shares.

(b) In the event of termination of this Agreement under this Section 9.04, such termination shall be without liability to any Party to this Agreement or any Affiliate, shareholder, director or representative of such Party, except (i) that this Section 9.04(b), Sections 7.02(b) 7.07, Article X and Article XI shall survive any termination of this Agreement and (ii) to the extent that such termination results from fraud or the willful and material breach by a Party of any of its representations and warranties contained in this Agreement, or from the willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement or the Transaction Documents.

ARTICLE X

INDEMNIFICATION

Section 10.01 Indemnification by the Seller. (a) General Principles.

(i) If the First Step Closing occurs and, as applicable, if the Second Step Closing occurs, the Seller shall indemnify the Buyer for the Buyer’s Share of all losses, Taxes, Liabilities, obligations, assessments, awards, fines, penalties, claims, costs, damages and expenses (including fees and expenses of attorneys, accountants, consultants and experts and other expenses incurred in the investigation, defense or settlement of any of the same) (each, a “Loss”) (A) suffered by the AB Group or (B) suffered by the Buyer and/or its Affiliates (the Buyer’s Share of (A) and (B) being collectively referred to as the “Buyer Incurred Damages”) and in each case arising out of, resulting from or incurred in connection with (the matters set forth in clauses (1) through (4) below, the “Special Indemnification Matters”):

(1) any breach of any Fundamental Seller Representation or Fundamental Company Representation, as of the date hereof or as of the First Step Closing Date (in respect of the First Step Acquisition) or the Second Step Closing (in respect of the Second Step Acquisition), in each case as though made on and as of such date, except with respect to representations and warranties that are made as of or limited by a specific date, on and as of such date;

(2) any Galenica Restructuring Liabilities;

(3) any MEP Liabilities; and

(4) any Distribution Liabilities.

(ii) Buyer Incurred Damages arising solely in connection with or relating to the First Step Acquisition are referred to hereunder as “Specified First Step Damages”.

(iii) As used herein, with respect to Losses incurred from and following the Second Step Closing Date, the “Buyer’s Share” of a Loss means one hundred percent (100%) and, with respect to Losses incurred prior to the Second Step Closing Date, the “Buyer’s Share” of (1) a Loss suffered by the AB Group means a fraction, the numerator of which shall be the total number of Company Ordinary Shares then Beneficially Owned by the Buyer and its Affiliates, and the denominator of which shall be the total number of Company Ordinary Shares then outstanding and (2) a Loss suffered by the Buyer and/or its Affiliates means one hundred percent (100%). Notwithstanding anything herein to the contrary, the Buyer shall not have the right to be indemnified for any Losses to the extent they are in the nature of consequential, indirect or incidental damages, diminution in value damages, lost profits or punitive, special or exemplary damages (except to the extent any such damages are part of a claim by a Third Party). Any Loss for which the Buyer is entitled to indemnification under this Article X shall be determined without duplication of recovery, including by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.

(iv) The Seller hereby irrevocably waives any claim of subrogation against, or contribution from, the Company or any other member of the AB Group or any AB Principal JV in connection with any matter indemnifiable by the Seller hereunder. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that the facts, circumstances or events giving rise to a breach could (subject to the provisions hereof) form the basis of a claim with respect to both the First Step Company Shares and the Second Step Company Shares; provided that, in the event of a breach of a Fundamental Seller Representation or Fundamental Company Representation as of the First Step Closing Date that is continuing through the Second Step Closing Date, Buyer Incurred Damages relating to Losses suffered by the Company and/or any of its Affiliates recoverable in connection with the First Step Acquisition in respect of such breach shall be calculated with respect to the First Step Company Shares, and Buyer Incurred Damages relating to Losses suffered by the Company and/or any of its Affiliates recoverable in connection with the Second Step Acquisition in respect of such breach shall be calculated with respect to the Second Step Company Shares.

(b) Maximum Recovery. Notwithstanding anything in this Agreement to the contrary, the Seller’s aggregate liability for indemnification in respect of this Article X shall not exceed (i) in the event that the Second Step Acquisition is not completed £4,280 million and (ii) in the event that the Second Step Acquisition is completed, £10,320 million. For the avoidance of doubt, Specified First Step Damages shall be regarded as having been incurred in respect of breaches of representations and warranties as of the Second Step Acquisition for purposes of calculating how much of the cap set forth in the preceding sentence has been satisfied.

(c) Reductions and Increases. The liability of the Seller under this Section 10.01 will be:

(i) reduced if and to the extent that the Buyer and/or its Affiliates receives any “Loss Tax Benefit”, which for purposes hereof shall mean the Tax savings or benefits actually realized by the Buyer and/or its Affiliates in the taxable year of such Loss or any subsequent taxable year that are attributable to sustaining such Loss (determined on a with and without basis);

(ii) increased to take into account any “Tax Cost”, which for purposes hereof shall mean the Tax costs actually incurred by the Buyer and/or its Affiliates in the taxable year of the receipt or accrual of any payment under the indemnity provisions of this Agreement or any subsequent taxable year that are attributable to the receipt or accrual of the payment under the indemnity provisions of this Agreement (determined on a with and without basis); and

(iii) reduced if and to the extent that the Buyer and/or its Affiliates have actually received reimbursement for such Buyer Incurred Damages from any Third Party (including under any Third Party insurance policy) (net of the amount of any out-of-pocket costs and expenses incurred (including increases in insurance premiums as a result of the claim) to recover such reimbursement).

(d) Subsequent Receipt or Payment. If the Seller reimburses the Buyer or any of its Affiliates for Buyer Incurred Damages and the Buyer or any of its Affiliates subsequently actually receives (i) a Loss Tax Benefit or (ii) reimbursement, in whole or in part, for such Buyer Incurred Damages from any Third Party (including under any Third Party insurance policy), the Buyer will promptly repay to the Seller the lesser of:

(i) the amount of such Loss Tax Benefit or the amount recovered in respect of such Buyer Incurred Damages from such Third Party (including under such Third Party insurance policy), as the case may be, less any out-of-pocket costs and expenses (including the amount insurance premiums have increased as a result of such claim) incurred by the Buyer or any of its Affiliates in recovering the same; or

(ii) the amount paid by the Seller in respect of such Buyer Incurred Damages.

If the Seller reimburses the Buyer or any of its Affiliates for Buyer Incurred Damages and the Buyer or any of its Affiliates subsequently actually incurs a Tax Cost, the Seller will promptly pay the Buyer the amount of such Tax Cost.

(e) Other.

(i) Notwithstanding the foregoing provisions of this Article X, and without otherwise limiting any payment obligation of the Seller under this Article X, in the event that any Buyer Incurred Damages have been finally resolved in favor of the Buyer and remain unpaid as of immediately prior to the Second Step Closing, at the option of the Buyer, such outstanding Buyer Incurred Damages may be satisfied through an offset against the Second Step Cash Consideration and/or the Second Step Company Shares (at the Buyer’s option) otherwise payable by the Buyer at the Second Step Closing.

(ii) Prior to the date that is twelve (12) months after the Second Step Closing, if the Guarantee Option is not exercised, or prior to the date that is nine (9) months after the Second Step Closing, if the Guarantee Option is exercised, the Seller shall not deliver any Second Step Buyer Shares to any Shareholder Distributees, except as expressly permitted by Section 7.16(b), and shall take all necessary and appropriate action to retain and keep available such Second Step Buyer Shares to satisfy any obligations of the Seller under this Article X, it being understood that no Shareholder Distributee shall have any claim whatsoever in respect of any Second Step Buyer Shares that are delivered to the Buyer or otherwise transferred or disposed of in order to satisfy any obligations of the Seller under this Article X. The Parties acknowledge and agree that from and after the Second Step Closing and until the date that is twelve (12) months thereafter, if the Guarantee Option is not exercised, or until the date that is nine (9) months thereafter, if the Guarantee Option is exercised, any claims for indemnification pursuant to this Article X shall initially be satisfied through the transfer by the Seller to the Buyer of Second Step Buyer Shares, free and clear of all Encumbrances, other than Permitted Encumbrances, valued for this purpose by applying the Thirty Day VWAP of such Second Step Buyer Shares as of the earlier of (x) the date on which the Seller has agreed with the Buyer on the amount of such indemnifiable claim and (y) the date (if any) on which such claim is finally resolved in favor of the Buyer, it being understood that (1) this Section 10.01(e)(ii) shall not operate as any manner of cap or other maximum recovery amount, or any survival or expiration date, with respect any claims under this Article X and (2) any Losses (including claims by Shareholder Distributees) arising out of or resulting from the operation of this Section 10.01(e)(ii) shall be Distribution Liabilities hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any of the other Transaction Documents, in the event that any claim made in accordance with the terms hereof by the Buyer prior to the date that is twelve (12) months or nine (9) months, as applicable, after the Second Step Closing Date has not been finally resolved as of such date, the Seller shall not distribute or otherwise transfer or dispose of (to any Shareholder Distributee or otherwise), and shall continue to maintain for the purpose of satisfying any such unresolved claims for Buyer Incurred Damages (if and to the extent finally resolved in favor of the Buyer), such number of Second Step Buyer Shares equal to the quotient (rounded up to the nearest whole share) obtained by dividing the aggregate amount of all such unresolved claims for Buyer Incurred Damages by the Original Share Issuance Price.

Section 10.02 Survival and Notice of Claims. (a) (i) Any claims with respect to clauses (1) of the definition of Special Indemnification Matters shall survive until fifteen (15) months after the First Step Closing or twelve (12) months after the Second Step Closing, as applicable and (ii) any claims with respect to other Special Indemnification Matters shall survive until nine (9) months after the Second Step Closing; provided, that, in each case, any claim made with reasonable specificity by the Buyer within the time periods set forth in this Section 10.02 shall survive until such claim is finally resolved. Except for the Fundamental Company Representations and the Fundamental Seller Representations, which shall survive to the extent provided in the prior sentence, none of the representations or warranties set forth in Article IV or Article V shall survive the First Step Closing.

(b) The Buyer shall give the Seller notice of any matter that the Buyer has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination. The failure to provide such notice within the specified time period shall not relieve the Seller of any obligation in respect of the claim except to the extent that the Seller shall have been actually and materially prejudiced thereby.

Section 10.03 Remedies. Subject to Section 11.12, the Parties acknowledge and agree that following the First Step Closing (with respect to the First Step Acquisition) and the Second Step Closing (with respect to the Second Step Acquisition), other than in respect of fraud or willful breach, the indemnification provisions of this Article X will be the sole and exclusive remedy of the Buyer for claims under this Agreement.

Section 10.04 Third Party Claims. If any claim is made by a Third Party (other than a Taxing Authority) that, if sustained, would give rise to indemnification under Section 10.01, the Buyer will promptly notify the Seller in accordance with, and subject to, Section 10.02(b). Except pursuant to the penultimate sentence of this Section 10.04, the Seller shall have the right upon written notice to the Buyer, within fifteen (15) days after receipt from the Buyer of the applicable Section 10.02(b) notice, to conduct and control at its expense and through counsel of its own choosing that is reasonably satisfactory to the Buyer the defense against such Third Party claim. In the event that the Seller elects to conduct the defense of such Third Party claim, the Buyer will reasonably cooperate with the Seller (at the Seller’s expense) as may be reasonably requested by the Seller, and the Buyer shall have the right at its own expense to participate in the defense of such Third Party claim assisted by counsel of its own choosing. Without the prior written consent of the Buyer, the Seller will not enter into any settlement or compromise of any Third Party claim, if (i) pursuant to or as a result of such settlement, compromise or cessation, injunctive or other equitable relief would be, or would reasonably be likely to be, imposed against the Buyer or any of its Affiliates (for this purpose including the AB Group), (ii) such settlement, compromise or cessation would (or would reasonably be likely to) lead to a liability or create any financial or other obligation on the part of the Buyer or any of its Affiliates (for this purpose including the AB Group) for which the Buyer is not entitled to indemnification hereunder (in the case of financial obligations only, unless the Seller agrees to fully indemnify Buyer for any and all of such financial obligations), or (iii) such settlement, compromise or cessation would, or would reasonably be likely to, include a statement or admission of fault, culpability or failure to act by or on behalf of the Buyer or any of its Affiliates (for this purpose including the AB Group). The Seller shall not be entitled to control, and the Buyer shall be entitled to have control over (at the Buyer’s expense, but subject to the Buyer’s rights to indemnification hereunder), the defense of such Third Party claim, upon notice to the Seller, in the event (x) such Third Party claim relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation, (y) the Seller shall not have timely elected to assume control over such defense in accordance with this Section 10.04, or shall have failed to diligently conduct such defense in any respect or (z) of a Proceeding to which the Seller is also a party and a conflict exists as a result of the Seller’s control over such defense; provided that the Seller may elect to participate in such defense or settlement at any time at its own expense.

Section 10.05 Tax Treatment of Indemnity Payments. The Parties agree to treat all payments made under the indemnity provisions of this Agreement, as adjustments to the purchase price of the Company Ordinary Shares purchased from the Seller pursuant to this Agreement for all income Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law).

Section 10.06 Indemnification Information Rights. (a) On and after the Second Step Closing Date, at the Seller’s reasonable request and upon reasonable prior notice, the Buyer shall allow, and shall procure that the Company and its Subsidiaries allow, the Seller, its Affiliates and their Representatives to reasonably investigate the matter or circumstance alleged to give rise to any claim for indemnification hereunder, and the Buyer shall give, and shall procure that the Company and its Subsidiaries give, all such reasonably necessary information and assistance, including reasonable access to premises and personnel, and the right to reasonably examine and copy or photograph any assets, accounts, documents and records, in each case as the Seller, its Affiliates or their Representatives may reasonably request in connection with such investigation. Without limiting the foregoing, the Buyer shall use reasonable best efforts to procure that the auditors (both past and current) of the Company and its Subsidiaries make available to the Seller, its Affiliates and their Representatives their audit working papers in respect of audits of the Company’s or its Subsidiaries’ accounts for any relevant accounting period in connection with such investigation to the extent applicable to the claim in question. Notwithstanding the foregoing, nothing in this Section 10.06 shall require the Buyer, the Company or any of its Subsidiaries to disclose or provide access to any information to the Seller that would reasonably be likely to (w) cause a loss of privilege to the Buyer, the Company or any of its Subsidiaries, (x) cause a material breach of an existing Contract (including with respect to confidentiality) of the Buyer, the Company or any of its Subsidiaries, (y) create an undue burden on or unreasonable interference with the business or operations of the Buyer, the Company or any of its Subsidiaries or (z) constitute a violation of Applicable Law, subject, in the case of clauses (w) through (z), to the Buyer using reasonable efforts to, and cooperating with the Seller in, developing and implementing reasonable alternative arrangements to provide the Seller, its Affiliates and their Representatives with the full benefit of this Section 10.06 without causing, creating or constituting any such loss, breach, burden, interference or violation, as applicable.

(b) On and after the First Step Closing Date and prior to the Second Step Closing Date, at the Buyer’s reasonable request and upon reasonable prior notice, the Seller and the Company shall allow, and shall procure that the Company’s Subsidiaries allow, the Buyer and its Representatives to reasonably investigate the matter or circumstance alleged to give rise to any claim for indemnification hereunder, and the Seller and the Company shall give, and shall procure that the Company’s Subsidiaries give, all such reasonably necessary information and assistance, including reasonable access to premises and personnel, and the right to reasonably examine and copy or photograph any assets, accounts, documents and records, in each case as the Buyer or its Representatives may reasonably request in connection with such investigation. Without limiting the foregoing, the Seller and the Company shall use reasonable best efforts to procure that the auditors (both past and current) of the Company and its Subsidiaries make available to the Buyer and its Representatives their audit working papers in respect of audits of the Company’s or its Subsidiaries’ accounts for any relevant accounting period in connection with such investigation to the extent applicable to the claim in question. Notwithstanding the foregoing, nothing in this Section 10.06 shall require the Seller, the Company or any of its

Subsidiaries to disclose or provide access to any information to the Buyer that would reasonably be likely to (w) cause a loss of privilege to the Seller, the Company or any of its Subsidiaries, (x) cause a material breach of an existing Contract (including with respect to confidentiality) of the Seller, the Company or any of its Subsidiaries, (y) create an undue burden on or unreasonable interference with the business or operations of the Seller, the Company or any of its Subsidiaries or (z) constitute a violation of Applicable Law, subject, in the case of clauses (w) through (z), to the Seller and the Company using reasonable efforts to, and cooperating with the Buyer in, developing and implementing reasonable alternative arrangements to provide the Buyer and its Representatives with the full benefit of this Section 10.06 without causing, creating or constituting any such loss, breach, burden, interference or violation, as applicable.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Whole Agreement; Amendments and Waivers.

(a) This Agreement (including the documents and the instruments referred to in this Agreement), the other Transaction Documents and the Confidentiality Agreement contain the entire agreement between the Parties relating to the transactions contemplated hereunder at the date hereof and supersedes and replaces any previous written or oral agreement between the Parties in relation to the matters dealt with herein and therein.

(b) This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Buyer, the Company and the Seller. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 11.02 Assignment. Subject to the following sentence, no Party may, without the prior written consent of the Buyer (in the case of the Seller or the Company) or the Seller (in the case of the Buyer), assign, in whole or in part, any of its rights and obligations under this Agreement, except that the Buyer may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly-owned Affiliates, its rights and/or obligations under this Agreement, but any such transfer or assignment will not relieve the Buyer of its obligations hereunder.

Section 11.03 Third Party Rights. (a) Except as expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or the successor or permitted assignee of a Party.

Section 11.04 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 11.05 Transaction Costs. Except as expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Closing is consummated. For the avoidance of doubt, any such fees and expenses incurred by any member of the AB Group shall be borne solely by the Seller (and not any member of the AB Group).

Section 11.06 Notices. (a) Notices and other statements in connection with this Agreement and any other Transaction Document (unless the Parties expressly agree otherwise, including in such Transaction Document) shall be in writing in the English language and shall be delivered by hand, facsimile (or email) or overnight courier to the recipient’s facsimile number or address (or email address) as set forth below or to such other facsimile number or address (or email address) as a Party may notify to the other Parties from time to time and shall be given:

(i)	if to the Buyer, to:

	Name:	Walgreen Co.
	Address:	108 Wilmot Road Deerfield, Illinois 60015
	Fax:	(847) 315-3652
	Attention:	Thomas J. Sabatino, Executive Vice President, General Counsel and Corporate Secretary

with a copy to (which shall not be considered notice):

	Name:	Wachtell, Lipton, Rosen & Katz
	Address:	51 West 52nd Street New York, New York 10019
	Country:	United States
	Fax:	(212) 403-2000
	Attention:	Andrew R. Brownstein, Esq. Benjamin M. Roth, Esq.

(ii)	if to the Seller, to:

	Name:	AB Acquisitions Holdings Limited
	Address:	57/63 Line Wall Road
	Country:	Gibraltar
	Fax:	+350 200 71966
	Attention:	Marco Pagni

with a copy to (which shall not be considered notice):

	Name:	Darrois Villey Maillot Brochier
	Address:	69 avenue Victor Hugo 75116 – Paris
	Country:	France
	Fax:	+33 1 45 02 49 59
	Attention:	Me. Alain Maillot Benjamin Burman, Esq.

with a copy to (which shall not be considered notice):

	Name:	Simpson Thacher & Bartlett LLP
	Address:	425 Lexington Avenue New York, New York 10017-3954
	Country:	United States
	Fax:	(212) 455-2502
	Attention:	Mark D. Pflug, Esq.

(iii)	if to the Company, to:

	Name:	Alliance Boots GmbH
	Address:	94, Baarerstrasse
	Country:	Switzerland
	Email:	Marco.Pagni@allianceboots.com
	Attention:	Marco Pagni

with a copy to (which shall not be considered notice):

	Name:	Simpson Thacher & Bartlett LLP
	Address:	425 Lexington Avenue New York, New York 10017-3954
	Country:	United States
	Fax:	(212) 455-2502
	Attention:	Mark D. Pflug, Esq.

with a copy to (which shall not be considered notice):

Name:	Darrois Villey Maillot Brochier
Address:	69 avenue Victor Hugo 75116 – Paris
Country:	France
Fax:	+33 1 45 02 49 59
Attention:	Me. Alain Maillot Benjamin Burman, Esq.

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission in legible form if received prior to 5:00 p.m. local time on such date or at the beginning of the recipient’s next Business Day if received after 5:00 p.m. local time on such date or such date is not a Business Day, if delivered by fax or email.

Section 11.07 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each Party whose signature is required and delivered to the other Parties.

Section 11.08 Certain References. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Annex, Section, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Annex, Sections, Exhibits and Schedules mean the Articles and Sections of, and Annexes, Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, restated, supplemented, waived, replaced and otherwise modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Unless the context otherwise requires, any required or appropriate comparison or conversion between currencies shall be performed using the closing exchange rate between such currencies on the New York Stock Exchange, as reported by Bloomberg L.P. on the date of such comparison or conversion. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annexes, Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. Any reference herein to any document or information being made available or provided in the Data Room shall only be effective to the extent such document or information was made available to the Buyer and its Representatives in the Data Room at least 48 hours prior to the execution and delivery of this Agreement, unless otherwise expressly agreed by the Buyer in writing.

Section 11.09 Rules of Construction. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

Section 11.10 Governing Law. This Agreement, and any claim hereunder, shall be governed by, and construed in accordance with, the substantive laws of the State of New York, United States of America, without reference to conflict of law principles, provided that the Illinois Business Corporation Act shall govern to the extent mandatorily applicable to Illinois corporations.

Section 11.11 Dispute Resolution; Consent to Arbitration. (a) If any dispute, controversy or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, termination, breach or interpretation or any dispute regarding the validity, amount or liability for any claim arising hereunder (a “Dispute”), the Parties shall use all commercially reasonable efforts to resolve the matter amicably. If one Party gives another Party (or Parties) hereto notice that a Dispute has arisen and the applicable Parties are unable to resolve such Dispute within 20 days of service of such notice, then the Dispute shall be referred to SP, or his successor as Executive Chairperson of the Company, Dominic Murphy, or any other individual designated by the KKR Principal Investors, and Gregory D. Wasson, or his successor as Chief Executive Officer of the Buyer, who shall attempt to resolve the Dispute. No Party shall resort to arbitration against another under this Agreement until 20 days after such referral.

(b) Any Dispute which remains unresolved pursuant to Section 11.11(a) twenty (20) days after such referral and which a Party wishes to have resolved shall be referred upon the application of any Party to, and finally resolved by, arbitration under the Rules of Arbitration (the “Rules”) in force at the date of this Agreement of the International Chamber of Commerce’s International Court of Arbitration (“ICC”) and shall be administered by the ICC. The seat, or legal place, of arbitration shall be New York, New York. The language to be used in the arbitration proceedings shall be English and all submissions shall be made in English. New York law shall be applicable to the merits of the Dispute. The tribunal shall consist of three arbitrators nominated pursuant to Article 12 of the Rules.

(c) Each Party hereto acknowledges and agrees that the arbitrators shall have the power to grant any legal or equitable remedy or relief available under Applicable Law, including injunctive relief, whether interim and/or final, and specific performance pursuant to Article 28 of the Rules, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party hereto retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) Each Party hereto agrees that any arbitral proceedings under this Agreement and any arbitral proceedings under any other agreements between the Parties or their Affiliates in connection with the Transactions, including the Shareholders Agreement and the Buyer Shareholders Agreement, may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The parties hereto further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

(e) The Parties do not authorize the arbitral tribunal, and the arbitral tribunals shall have no power or jurisdiction to: (i) alter or modify, or substitute its own interpretation of, any of the express terms, provisions or conditions of this Agreement, but shall enforce the contract strictly as drafted according to its terms or (ii) settle or resolve any Dispute by amiable composition or ex aequo et bono or by arbitration in equity.

(f) Each Party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.06 of this Agreement. Nothing in this Section 11.11 shall affect the right of any Party to serve process in any other manner permitted by Applicable Law.

Section 11.12 Specific Performance. The Parties agree that failure of any Party to perform its agreements and covenants hereunder, including a Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the Parties shall be entitled to seek equitable relief including injunctive relief and specific performance of the terms hereof, and each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a Party’s obligations and to the granting by any court of the remedy of specific performance of such Party’s obligations hereunder, this being in addition to any other remedies to which the Parties are entitled at law or equity. For the avoidance of doubt, notwithstanding the provisions of Section 8.04(c), this Section 11.12 shall continue to apply with respect to the Parties and their obligations hereunder.

Section 11.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14. Other. Notwithstanding anything herein to the contrary (including, without limitation, Section 8.04(d)), each of the Parties hereto expressly agrees (i) that it will not bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources arising out of, or relating to, the transactions contemplated hereby, in any forum other than any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof (ii) to waive and hereby waives any right to trial by jury in respect of any such Action, (iii) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, and (iv) that the Financing Sources are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 11.14.

Section 11.15 No Recourse. Except as may be set forth in a separate agreement between a Party hereto and any Non-Liable Person (including in the Principal Investor Side Letters and the Limited Guaranties, if any), notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named Parties hereto shall have any obligation hereunder and that it has no rights or recovery hereunder against, and no recourse hereunder or under any documents or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing Persons, but in each case not including the named Parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law or otherwise; it being expressly agreed and acknowledged that, except as may be set forth in a separate agreement between a Party hereto and any Non-Liable Person (including in the Principal Investor Side Letters and the Limited Guaranties, if any), no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation.

Section 11.16 Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made pursuant to this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to the Parties, as applicable. The Section number headings in the Disclosure Schedules correspond to the Section numbers in this Agreement and any information disclosed in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other Section of the Disclosure Schedules where the relevance of such disclosure is reasonably apparent on its face.

Section 11.17 Conflicts and Privilege. It is acknowledged by each of the Parties hereto that the Seller and the Company have retained Simpson Thacher & Bartlett LLP (“STB”), Darrois Villey Maillot Brochier AARPI (“Darrois”), Nieder Kraft & Frey Ltd (“NKF”) and Clifford Chance LLP (“CC”), and together with STB, Darrois and NKF, the “Existing Counsel”) to act as counsel in connection with the transactions contemplated hereby and otherwise. All of the Parties recognize the community of interest that exists and will continue to exist until the First Step Closing and the Second Step Closing, and the Parties agree that such community of interest should continue to be recognized after each respective date thereof. To the extent that any material subject to the attorney-client privilege or any other applicable legal privilege, as regards the AB Group, has been shared between them, whether prior to or after the date hereof, it is the Parties’ desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way such material’s continued protection under attorney-client or any other applicable legal privilege. Specifically, the Parties agree that (a) Buyer shall not, and from and after the Second Step Closing shall cause the Company to not, seek to have any Existing Counsel disqualified from representing the Seller or (prior to the Second Step Closing only) the Company or any member of the AB Group in any dispute (whether in contract, tort or otherwise) based upon, arising out of or related to this Agreement or any of the transactions contemplated hereunder in whole or in part and (b) in connection with any dispute that may arise, prior to the Second Step Closing, between the Seller or the Company or any member of the AB Group, on the one hand, and the Buyer, on the other hand, or, from and after the Second Step Closing, the Buyer or the Company or any member of the AB Group, on the one hand, and the Seller, on the other hand, the Seller and its Affiliates involved in such dispute (and not the Company or any member of the AB Group) will have the sole and exclusive right to decide whether or not to waive any attorney-client or other applicable privilege that may apply to any communications between the Seller, the Company or any other member of the AB Group and any Existing Counsel that occurred on or prior to the Second Step Closing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be signed as of the date first written above.

ALLIANCE BOOTS GMBH

By:	/s/ Dominic Murphy
Name: Dominic Murphy
Title: Director

By:	/s/ Stefano Pessina
Name: Stefano Pessina
Title: Director

AB ACQUISITIONS HOLDINGS LIMITED

By:	/s/ Dominic Murphy
Name: Dominic Murphy
Title: Director

By:	/s/ Stefano Pessina
Name: Stefano Pessina
Title: Director

WALGREEN CO.

By:	/s/ Gregory D. Wasson
Name: Gregory D. Wasson
Title: President and Chief Executive Officer

AGREED FORM – ANNEX A

SHAREHOLDERS’ AGREEMENT

BY AND AMONG

ALLIANCE BOOTS GMBH,

AB ACQUISITIONS HOLDINGS LIMITED

AND

WALGREEN CO.

[—], 2012

-i-

Annexes:

Annex A	Shareholder Approval Rights of (i) Gibco and (ii) Walgreens prior to the Step-Down Date
Annex B	Shareholder Approval Rights of Walgreens from and after the Step-Down Date

Schedules and Exhibits

Schedule I	Share Ownership
Schedule II	Initial Directors of the Company Board
Schedule III	Tax Allocations
Schedule IV	Company Specified Persons
Schedule V	Walgreens Specified Persons

-ii-

Exhibit A	Business Plan
Exhibit B	Company Organizational Documents
Exhibit C	Company Board Reserved Matters and Related Delegated Authorities
Exhibit D	Joinder Agreement

-iii-

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is entered into as of [—], 2012, by and among Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland, having its registered office at Baarerstrasse 94, CH 6300 Zug, Switzerland and registered in the Register of Commerce of the Canton of Zug under No. CH-170.4.007-953-1 (the “Company”), AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476 (“Gibco”), and Walgreen Co., a corporation organized under the laws of Illinois (“Walgreens” and, together with Gibco and any other shareholders of the Company who become party to this Agreement from time to time pursuant to and in accordance with the terms hereof, the “Shareholders” and each, individually, a “Shareholder”).

RECITALS

WHEREAS, Gibco, Walgreens and the Company entered into a Purchase and Option Agreement, dated as of June 18, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to and subject to the terms and conditions of which, among other things, Walgreens (or a wholly owned Affiliate thereof) acquired at the First Step Closing (as defined below): (i) a minority stake of 45% of the outstanding Ordinary Shares (as defined below) of the Company from Gibco and (ii) an option, exercisable at its sole discretion (subject to the Clawback Option (as defined below)), during the Call Exercise Period (as defined below), to purchase the remaining 55% of the Shares of the Company from Gibco;

WHEREAS, immediately following the First Step Closing (as defined below) and as of the date hereof, Gibco and Walgreens Beneficially Own (as defined below) and own as of record the respective amounts of the issued and outstanding Shares set forth in Schedule I to this Agreement;

WHEREAS, each party acknowledges that it understands that the shareholders agreement among the shareholders of Gibco provide for the joint control of Gibco by the KKR Principal Investors and the SP Principal Investors through, in addition to their respective ownership of 50% of the voting stock of Gibco, among other things, their rights to designate the appointment and removal of directors on the board of directors of Gibco, the right to be present at meetings of the board of directors of Gibco in order for a quorum to be formed and the right to approve significant matters and transactions by Gibco and (to the extent of Gibco’s rights) by its Subsidiaries, and that such shareholders agreement as heretofore amended (including for purposes of rendering such agreement not inconsistent with the terms hereof) continues in effect as between Gibco and the Principal Investors as of the date hereof.

WHEREAS, pursuant to the Purchase Agreement, the execution and delivery of this Agreement is a condition precedent to the respective obligations of Gibco and Walgreens to consummate the First Step Closing; and

WHEREAS, the Company and each of the Shareholders desire to enter into this Agreement to set forth certain terms and conditions concerning the relationship between the

Shareholders and to provide for the orderly governance and management of the Company and the Group (as defined below) and such other matters set forth herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“AB Group” has the meaning set forth in the Purchase Agreement.

“Affiliate” means, with respect to any Person, another Person controlled directly or indirectly by such first Person, controlling directly or indirectly such first Person or directly or indirectly under common control with such first Person, and “Affiliated” shall have a meaning correlative to the foregoing; provided, that for purposes of this Agreement (i) neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any Shareholder (and vice versa); (ii) the Serenity Trust shall be deemed to be an Affiliate of SP; and (iii) for the avoidance of doubt, Kohlberg Kravis Roberts & Co. L.P., SP and each of their respective Affiliates shall be deemed to be Affiliates of Gibco; provided, however, that an Affiliate shall not include any “portfolio company” (as such term is customarily used among institutional investors) of Kohlberg Kravis Roberts & Co. L.P. so long as such portfolio company has not received any Confidential Information and none of Kohlberg Kravis Roberts & Co. L.P. or any of its controlled Affiliates instructs or overtly encourages any such portfolio company to take any action that would violate any provision of this Agreement that would be applicable to such portfolio company were it to be deemed to be an Affiliate hereunder.

“Agreement” has the meaning set forth in the preamble.

“ASP” means Alliance Santé Participations S.A., a société anonyme incorporated in the Grand Duchy of Luxembourg, having its registered office at 5, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered under the registration no. B 51280.

“Beneficial Ownership” of any securities means ownership by a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings. For the avoidance of doubt, (i) no Shareholder shall be deemed to Beneficially Own any securities of the Company or any of its Subsidiaries held by any other holder of such securities solely by virtue of the provisions of this Agreement (other than this definition) and (ii) the Call Option (but not the Clawback Option, to the extent it has become exercisable) shall be disregarded for the purpose of determining Beneficial Ownership of Ordinary Shares by any Shareholder.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are authorized or required by Law to be closed in Chicago, Gibraltar, London, Luxembourg, New York or Zug.

“Business Plan” means the three-fiscal year business plan of the Group set forth in the Annual Budget for fiscal year 2012-13 and the planned budgets for fiscal years 2013-14 and 2014-15, as attached hereto as Exhibit A, as may be amended, restated, modified, supplemented or replaced from time to time in accordance with this Agreement.

“Buyer Shareholders Agreement” has the meaning set forth in the Purchase Agreement.

“Call Exercise Period” has the meaning set forth in the Purchase Agreement.

“Call Option” has the meaning set forth in the Purchase Agreement.

“Capital Stock” means (i) any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests or equivalents in a Person (other than a corporation); (ii) any security or right convertible into, exchangeable for or evidencing the right to subscribe or exercise for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract, agreement, arrangement, undertaking or understanding to grant, issue, award, convey or sell any of the foregoing.

“Cause” means, with respect to the removal of a Director, such Director’s (i) willful and continued failure to perform his or her duties as a Director, (ii) willful misconduct, fraud or gross negligence that results in a material injury (financial or reputational) to the Company or the Group or that could expose the Company or the Group to civil or criminal penalties or fines or (iii) conviction of any crime constituting a felony or misdemeanor involving moral turpitude.

“Charter Documents” has the meaning set forth in the Purchase Agreement.

“CHF” means Swiss Francs, the lawful currency of Switzerland.

“Clawback Date” means the earliest date on which Gibco shall have the right to exercise the Clawback Option pursuant to and in accordance with Section 3.07 of the Purchase Agreement.

“Clawback Option” has the meaning set forth in the Purchase Agreement.

“Code” has the meaning set forth in the Purchase Agreement.

“Company Designated Entity” means any Person who, as of any time of determination, engages in any lines of business or operations that are also then actively engaged in by the Group, or related or ancillary businesses, including retail pharmacy, pharmaceutical wholesale and pre-wholesale and pharmacy benefit management services, in any country in which, as of the date hereof, the Group has active business operations, other than to a de minimis extent.

“Company Material Adverse Effect” has the meaning set forth in the Purchase Agreement.

“Company Organizational Documents” means the articles of association (Gesellschaftsstatuten) of the Company as the same may be amended, restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement. Copies of the Company Organizational Documents in effect as of the date of this Agreement are attached hereto as Exhibit B.

“Company Specified Person” means any Person set forth on Schedule IV (and any successor thereto).

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of a Shareholder or its Representatives either from the Company or its Representatives or from the other Shareholder or its Representatives, through the Transactions (including the Joint Ventures), the Beneficial Ownership of Shares, or through the rights granted pursuant hereto, pursuant to the Company Organizational Documents or pursuant to any contract with the Company or any other member of the Group, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Shareholder or such of its Representatives, (ii) was or becomes available to such Shareholder or such of its Representatives from a source other than the Company or its Representatives, or the other Shareholder or its Representatives, as the case may be; provided, that the source thereof is not known by such Shareholder or such of its Representatives to be bound by an obligation of confidentiality or (iii) is independently developed by such Shareholder or such of its Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (i)-(iii) above, Confidential Information also includes all (a) non-public information previously provided by Gibco or the Company or their respective Representatives under the provisions of any confidentiality agreement between the Company, the Shareholders or their respective Affiliates or Representatives, including the Confidentiality Agreement, including all information, documents and reports referred to thereunder, (b) subject to any disclosures permitted under Section 7.07 of the Purchase Agreement, all non-public understandings, agreements and other arrangements between and among the Company and the Shareholders and (c) all other non-public information received from, or otherwise relating to, the Company, its Subsidiaries and any Shareholder or any other investor in any of the foregoing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 17, 2011, between Gibco and Walgreens.

“Consider in Good Faith” has the meaning set forth in the Purchase Agreement.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, management control or otherwise.

“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

“Director” means a member of the Company Board (Geschäftsführer).

“Eligible Entity” has the meaning set forth in the Purchase Agreement.

“Encumbrance” has the meaning set forth in the Purchase Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“First Step Closing” has the meaning set forth in the Purchase Agreement.

“First Step Closing Date” means the date of this Agreement.

“GAAP” means the accounting principles generally accepted in the United States, consistently applied, as in effect at the date of such financial statement or information to which it refers.

“Gibco Principal Investors” means (i) the KKR Principal Investors and (ii) the SP Principal Investors.

“Governance Clawback Date” means the earlier of (i) the date, if any, on which Gibco shall have the right to exercise the Clawback Option (other than in connection with a Specified Clawback Event) pursuant to and in accordance with Section 3.07 of the Purchase Agreement and (ii) the date, if any, on which a Governance Clawback Event occurs.

“Governance Clawback Event” has the meaning set forth in the Purchase Agreement.

“Governmental Authority” has the meaning set forth in the Purchase Agreement.

“Group” means the Company and its direct and indirect Subsidiaries from time to time.

“IFRS” has the meaning set forth in the Purchase Agreement.

“Indebtedness” of a Person means, without duplication, as of any date of determination (i) all indebtedness of such Person for borrowed money, (ii) the amount of any unreimbursed drawings under letters of credit issued for the account of such Person and (iii) the principal component of all capitalized lease obligations of such Person, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent actually owing by such Person on such date and appearing on the balance sheet of such Person determined on a consolidated basis in accordance with IFRS; provided, that Indebtedness of Gibco or any of its Subsidiaries shall not include any intercompany Indebtedness among members of the Group.

“IPO” means a Public Offering of the IPO Entity.

“IPO Entity” means the Company, as the entity which undertakes the IPO, unless the Company Board otherwise determines that the “IPO Entity” shall be any Subsidiary that is wholly owned by the Company and the beneficiaries of the Management Equity Incentive Plan or any New MEP Plan and no other Person or a direct or indirect parent company that together with the beneficiaries of any Management Equity Incentive Plan and no other Person wholly owns the Company, in which case the IPO Entity shall be such Subsidiary or parent company; provided, that no IPO Entity other than the Company shall be selected to the extent that the use of such other IPO Entity would materially adversely affect any Shareholder relative to any other Shareholder, without the prior written consent of such materially affected Shareholder.

“Joint Ventures” means the joint venture formed between the Company and Walgreens pursuant to the JV Agreement, and any other joint ventures formed between the Company and Walgreens from time to time.

“JV Agreement” has the meaning set forth in the Purchase Agreement.

“KKR Investment Fund” has the meaning set forth in the Buyer Shareholders Agreement.

“KKR Non-Private Equity Business” means any business or investment of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates distinct from the private equity business of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business (i) if and at such time that any Confidential Information with respect to the Company is made available to executives or other investment professionals of Kohlberg Kravis Roberts & Co. L.P. and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (ii) Kohlberg Kravis Roberts & Co. L.P. or any of its Affiliates instructs or overtly encourages to any such business or investment to take any action that would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a KKR Principal Investor hereunder.

“KKR Principal Investors” means (i) KKR Sprint (2006) Limited, KKR Sprint (European II) Limited and KKR Sprint (KPE) Limited, collectively, (ii) any Permitted Transferee of the Persons included in clause (i) of this definition that is Transferred shares of Capital Stock of Gibco by such Person in compliance with the terms of this Agreement and (iii) any Permitted Transferee of the Persons included in clause (ii) of this definition that is Transferred shares of Capital Stock of Gibco by such Person in compliance with the terms of this Agreement.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment or decision of a Governmental Authority.

“Management Equity Incentive Plan” means, collectively, the management equity incentive plans provided by (i) the Investment Agreement, dated as of March 21, 2008, as amended on December 29, 2009, by and among AB Acquisitions Luxco 1 S.à.r.l., the Company, Alliance Boots (Nominees) Limited, the Managers party thereto and Barclays Wealth Trustees (Guernsey) Limited and (ii) the Investment Agreement, dated as of December 29, 2009, by and among AB Acquisitions Luxco 1 S.à.r.l., the Company, Alliance Boots (Nominees) Limited, SP and Barclays Wealth Trustees (Guernsey) Limited, each as in effect on the First Step Closing Date.

“Management Veto Option” means, if SP is no longer the Executive Chairperson, the option for Walgreens to exercise an approval right over the appointment of (i) members of senior management of the Group as set forth in Section 2.6(c), (ii) an Executive Chairperson subject to certain limitations as set forth in clause (i) of Annex A and (iii) a Chief Executive Officer of the Company subject to certain limitations as set forth in clause (j) of Annex A; provided, that prior to exercising the Management Veto Option, Walgreens shall provide written notice to the Company and Gibco of its intention to exercise the Management Veto Option (the “Notice of Intention”), which notice shall include which, if any, filings and/or approvals or clearances Walgreens reasonably believes are required to be obtained under any applicable antitrust, competition or other applicable Law prior to exercise of the Management Veto Option.

“Manager” has the meaning set forth in the Purchase Agreement.

“Material Company Subsidiaries” has the meaning set forth in the Purchase Agreement.

“MEP Restructuring” has the meaning set forth in the Purchase Agreement.

“Order” has the meaning set forth in the Purchase Agreement.

“Ordinary Shares” means the ordinary shares (Stammanteile), par value CHF 1,000 per share, of the Company and any securities issued in respect thereof, or in substitution or exchange therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Per Se Entity” has the meaning set forth in the Purchase Agreement.

“Permitted Transferee” means (i) with respect to any Shareholder Transferring Shares (a) any wholly owned Subsidiary of such Shareholder, (b) any Affiliate that alone or together with one or more other Affiliates directly or indirectly wholly owns such Shareholder and (c) any successor entity of such Shareholder, (ii) in addition to the foregoing, with respect to any SP Principal Investor Transferring shares of Capital Stock of Gibco, (A) (w) SP, (x) a spouse (which solely for the purposes of this definition shall include Ornella Barra), lineal descendant (whether natural or adopted), sibling or parent of SP or (y) upon SP’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of SP; (B) a foundation or similar entity established by SP for the purpose of serving charitable goals, controlled by the Persons named in clause (A); (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B), including, for the avoidance of doubt, the Serenity Trust; and (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A), (B) or (C); provided, that other than in the case of clause (A)(y), SP retains control over the voting and disposition of the Transferred shares of Capital Stock of Gibco in the hands of such Transferee, and (iii) with respect to any KKR Principal Investor Transferring shares of Capital Stock of Gibco, any other KKR Principal Investor, any KKR Investment Fund or any Person (other than any “portfolio company” (as such term is customarily used among institutional investors)) that is wholly owned by one or more KKR Principal Investors or KKR Investment Funds.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Post-Call Option Period” means the period of time from and after the end of the Pre-Second Step Period.

“Pre-Second Step Period” means the period of time beginning on the date hereof through the earlier to occur of (i) the Clawback Date (if applicable) and (ii) the date on which the Purchase Agreement terminates in accordance with its terms without the Second Step Closing having occurred.

“Principal” means a party to a Principal Investor Side letter (other than Walgreens) and its controlled Affiliates (other than a co-investment entity or vehicle in which such party does not have any economic interest, other than a nominal or de minimis economic interest).

“Principal Investor IPO Percentage” means the fraction (expressed as a percentage), the numerator of which is the sum of the number of equity securities of the IPO Entity directly or indirectly sold by the Gibco Principal Investors in the IPO for their own account and the denominator of which is the sum of the total number of equity securities of the IPO Entity directly or indirectly held by the Gibco Principal Investors for their own account.

“Principal Investor Side Letters” means the letter agreements executed and delivered by the Gibco Principal Investors and Walgreens on the date of the Purchase Agreement and attached as Exhibit C thereto.

“Public Offering” means a public offering of equity securities.

“Qualified Public Offering” means an underwritten Public Offering of ordinary shares of the IPO Entity to the extent that, immediately following the completion of such Public Offering, (i) at least 30% of the outstanding ordinary shares of the IPO Entity are publicly listed and traded or (ii) an aggregate equity valuation of the publicly listed and traded ordinary shares of the IPO Entity equals at least £3,000,000,000 (such equity valuation to be calculated based on a per share value equal to the offering price to the public of an ordinary share of the IPO Entity sold in such Public Offering).

“Recapitalization Transaction” means any transaction or series of related transactions in which one or more classes of securities issued by the Company or any of its direct or indirect Subsidiaries that are wholly owned by the Company and the beneficiaries of the Management Equity Incentive Plan and no other Person are, in whole or in part on a pro rata basis among all holders of such securities, converted into, or exchanged for, securities in another form issued by the Company, any of its direct or indirect Subsidiaries that are wholly owned by the Company and the beneficiaries of the Management Equity Incentive Plan and no other Person, and/or any newly formed direct or indirect parent company that, together with the beneficiaries of the Management Equity Incentive Plan, if any, and no other Person wholly owns the Company.

“Regarded FinCo” has the meaning set forth in the Purchase Agreement.

“Regarded UKCo” has the meaning set forth in the Purchase Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Acquisition” has the meaning set forth in the Purchase Agreement.

“Second Step Closing” has the meaning set forth in the Purchase Agreement.

“Securities” has the meaning set forth in the Purchase Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Senior Manager” has the meaning set forth in the Purchase Agreement.

“Serenity Trust” means The Serenity Trust, a Cayman Island Trust.

“Shareholder Indemnification Agreements” means each and every contract or agreement (including indemnification agreements), certificate, memorandum or articles of incorporation or association, bylaws, limited liability company operating agreement, limited partnership agreement and any other organizational document of, and each and every insurance policy maintained by, any Shareholder or its Affiliates providing for, among other things, indemnification of and advancement of expenses for the Directors designated by such Shareholder for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Shareholder Indemnitors” means the Shareholders and/or their respective Affiliates, in their capacity as indemnitors to such Shareholder’s Director designees under the applicable Shareholder Indemnification Agreements.

“Shares” means shares of the Capital Stock of the Company, including Ordinary Shares, and any securities issued in respect thereof, or in substitution or exchange therefor, in connection with any share split, conversion, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Sharing Percentage” means, with respect to each Shareholder, the fraction (expressed as a percentage), the numerator of which is the number of Shares Beneficially Owned by such Shareholder and the denominator of which is the sum of the total number of Shares Beneficially Owned by all Shareholders.

“SP” means Stefano Pessina, a citizen of Monaco and a resident, as of the date hereof, of Monte Carlo.

“Specified Clawback Event” means either:

(A) the Purchase Agreement was terminated after the First Step Closing and prior to the Second Step Closing pursuant to Section 9.04(a)(ii)(B) of the Purchase Agreement and (1) at or prior to such time of termination there shall have occurred an Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (2) at the time of such termination either of the conditions set forth in Section 9.01(b) (Regulatory Requirements) or Section 9.01(c) (No Order) of the Purchase Agreement shall have failed to be satisfied and Buyer shall have satisfied the condition set forth in Section 9.03(b) (Compliance with Covenants) of the Purchase Agreement; or

(B) (1) the Buyer has not duly and timely exercised the Call Option prior to the expiration of the Call Exercise Period as set forth in Section 3.01 of the Purchase Agreement and (2) at or prior to such expiration there shall have occurred (i) an Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) a Governmental Authority shall have enacted, issued, enforced or entered into any Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Second Step Acquisition illegal or otherwise restraining or prohibiting its consummation.

“SP Principal Investors” means (i) ASP, (ii) any Permitted Transferee of ASP that is Transferred shares of Capital Stock of Gibco by ASP in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition that is Transferred shares of Capital Stock of Gibco by such Person in compliance with the terms of this Agreement.

“SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) any other securities exchange.

“Step-Down Date” means the earlier to occur of (i) the Governance Clawback Date and (ii) the date on which Walgreens ceases to Beneficially Own at least 30% of the Ordinary Shares.

“Subsidiary” has the meaning set forth in the Purchase Agreement.

“Tag-Along Pro Rata Share” means a fraction, the numerator of which is the aggregate number of Shares proposed to be Transferred by the Selling Shareholder in the transaction subject to the applicable Inclusion Notice, and the denominator of which is the aggregate number of Shares Beneficially Owned by such Selling Shareholder and its Permitted Transferees.

“Tax” has the meaning set forth in the Purchase Agreement.

“Tax Return” has the meaning set forth in the Purchase Agreement.

“Taxing Authority” has the meaning set forth in the Purchase Agreement.

“Transactions” has the meaning set forth in the Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer” or “Transferred” means any (i) direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary or by operation of law) of any Shares (or any interest (pecuniary or otherwise) therein or rights thereto) Beneficially Owned by a Person, including pursuant to the creation of a derivative security or (ii) in respect of any such Shares or interest therein, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Shares or interest, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For the avoidance of doubt, any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or other disposition contemplated by clause (i) of the first sentence of this definition, or any swap or other agreement, transaction or series of transactions contemplated by clause (ii) of the first sentence of this definition, of, or with respect to, as applicable, shares of Capital Stock of Gibco by a Gibco Principal Investor shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. Notwithstanding the foregoing, any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition contemplated by clause (i) of the first sentence of this definition, or any swap or other agreement, transaction or series of transactions contemplated by clause (ii) of the first sentence of this definition, by (a) any shareholder of Gibco (other than a Gibco Principal Investor), or any direct or indirect shareholder or other holder of any Capital Stock of or other economic, voting or other interest in any shareholder of Gibco (other than a Gibco Principal Investor) of, or with respect to, as applicable, any non-voting Capital Stock of Gibco, (b) any stockholder of Walgreens to any other Person of, or with respect to, as applicable, any Capital Stock of Walgreens, (c) any direct or indirect limited partner of or other direct or indirect holder of any economic or other interest (other than a voting interest) in any KKR Investment Fund of, or with respect to, as applicable, any direct or indirect limited partner interest or other direct or indirect economic or other interests (other than a voting interest) in such KKR Investment Fund, or (d) any direct or indirect general partner of or other direct or indirect holder of any voting interest in any KKR Investment Fund of, or with respect to, as applicable, any direct or indirect general partner interest or other direct or indirect voting interest in such KKR Investment Fund, provided that, after giving effect to such action under this clause (d), such KKR Investment Fund continues to be managed and/or advised by Kohlberg Kravis Roberts & Co. L.P. or its controlled Affiliates, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein. Notwithstanding the foregoing, any direct or indirect mortgage, pledge, hypothecation, encumbrance or any other similar disposition of the nature of a security interest or charge contemplated by clause (i) of the first sentence of this definition, by any direct or indirect shareholder or other holder of any Capital Stock of or other economic, voting or other interest in any shareholder of Gibco (including, for the avoidance of doubt, a Gibco Principal Investor) of, or with respect to, as applicable, any such Capital Stock of or other economic, voting or other interest in such shareholder of Gibco, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein; provided, that in the case of any such mortgage, pledge, hypothecation, encumbrance, or other disposition by any Principal of any Capital Stock of or other economic, voting or other interest in any shareholder of Gibco, proper arrangements shall be made as a condition precedent to any such mortgage, pledge, hypothecation, encumbrance, or other disposition to ensure the full release of any and all mortgaged, pledged, hypothecated, encumbranced, or disposed Capital Stock of or other economic, voting or other interest in any such shareholder of Gibco in the event of a default, foreclosure, acceleration or other similar event.

“Unpaid Indemnitee Amounts” means the amount that the Company fails to indemnify or advance to an Indemnitee as required or contemplated by this Agreement.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company or any of its Subsidiaries that are then entitled to vote generally in the election of Directors or the board of directors or similar governing body of such Subsidiary, as applicable, and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock or other securities.

“Walgreens Designated Entity” means any Person who, as of any time of determination, engages in any lines of business or operations that are also then actively engaged in by Walgreens and its subsidiaries, or related or ancillary businesses, including retail pharmacy, pharmaceutical wholesale and pre-wholesale and pharmacy benefit management services, in any country in which, as of the date hereof, Walgreens and its subsidiaries have active business operations, other than to a de minimis extent.

“Walgreens Specified Person” means any Person set forth on Schedule V (and any successor thereof).

“Wholly-Owned Subsidiary” has the meaning set forth in the Purchase Agreement.

Section 1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Annual Budget	Annex A(l)
Company	Preamble
Company Board	Section 2.1(a)
Darrois	Section 6.19
Dispute	Section 6.11(a)
Executive Chairperson	Section 2.1(b)(i)(A)
Gibco	Preamble
Gibco Designated Director	Section 2.1(b)(i)(A)
Gibco Related Persons	Section 5.4(c)(i)
ICC	Section 6.11(b)
Existing Counsel	Section 6.19
Inclusion Notice	Section 3.5(b)
Inclusion Right	Section 3.5(c)
Indemnitees	Section 6.2(a)
IPO Agreements	Section 3.7(b)
Joinder Agreement	Section 3.1(c)

Losses	Section 6.2(a)
Non-Compete Fall-Away Date	Section 5.6(d)
Non-Executive Director	Section 2.1(b)(i)(C)
Notice of Intention	Section 1.1
Observer	Section 2.1(b)(iii)
Option Period	Section 3.4(c)
Purchase Agreement	Recitals
Purchase Notice	Section 3.4(c)
Recapitalization Notice	Section 3.9(b)
Recapitalization Percentage	Section 3.9(b)
Representatives	Section 5.4(c)(i)
Required Sale	Section 3.6(a)
Required Sale Notice	Section 3.6(a)
ROFO Period	Section 3.4(a)
ROFO Purchaser	Section 3.4(d)
Rules	Section 6.11(b)
Sale	Section 3.4(a)
Sale Notice	Section 3.4(a)
Selling Shareholder	Section 3.5(a)
Shareholder and Shareholders	Preamble
STB	Section 6.19
Subject Shares	Section 3.4(b)(i)
Subscription Period	Section 3.8(a)
Tag Offeree	Section 3.5(a)
Tax Advances	Section 5.3(f)
Walgreens	Preamble
Walgreens Designated Director	Section 2.1(b)(i)(B)

Section 1.3. Construction. Unless the context requires otherwise, the gender of all words (including defined terms) used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. Where a word is defined herein, each of its other grammatical forms shall have a correlative meaning. The use of the word “or” shall not be exclusive. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Annexes, Schedules and Exhibits are to Annexes, Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). All references to days shall be calendar days unless otherwise specified. Unless the context otherwise requires, any required or appropriate comparison or conversion between currencies shall be performed using the closing exchange rate between such currencies on the New York Stock Exchange, as reported by Bloomberg L.P. on the date of such comparison or conversion. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 1.4. Effectuating the Intent of the Parties.

(a) Each Shareholder shall (i) vote its Shares, if applicable, and take any and all other action in its power and authority as a shareholder of the Company and (ii) if applicable, to the fullest extent permitted by applicable Law, instruct Directors and members of any committees designated by such Shareholder to exercise their voting rights on each such body in a manner consistent with the rights and obligations of the Parties under this Agreement so as to give effect to and preserve the intent of the parties hereto as set out herein.

(b) The parties hereto acknowledge that in certain instances a provision of this Agreement may be in conflict with applicable Law or may not be enforceable or that its enforceability may be limited by applicable Law or may provide Shareholders with rights that are less favorable to such Shareholders than such Shareholders are otherwise entitled at Law. Nevertheless, the parties hereto agree that they intend to be bound by the terms of this Agreement as drafted and therefore:

(i) to the fullest extent permitted under applicable Law, each party hereto hereby unconditionally and irrevocably waives, renounces and agrees not to invoke the benefit of any right (including any consent or veto right that they may have in their capacity as Shareholders) to the extent that such right is inconsistent or in conflict with any of its obligations hereunder or is in addition to any of its rights hereunder, or in conflict with any other party’s rights hereunder, provided, that each party hereto may invoke any right in support of or as a remedy to enforce any of the rights and obligations of the parties hereunder; and

(ii) if any provision of this Agreement is held to be unenforceable, the parties hereto agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as reasonably possible, the intent of the parties hereto as reflected in or provided by such unenforceable provision.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1. Company Board Representation.

(a) Company Board Size. Unless Gibco and Walgreens otherwise agree in writing, the Company and the Shareholders shall take such action (including voting all Shares or executing proxies or written consents, causing the Company to call a meeting of Shareholders and, to the fullest extent permitted by applicable Law, directing the Directors designated by them to act) as may be necessary to cause the board of directors (Geschäftsführer) of the Company (the “Company Board”) to consist of 16 Directors, with the Company Board consisting, immediately following the First Step Closing, of those individuals identified on Schedule II. Any changes in the size or composition of the Company Board following the First Step Closing will be subject to the provisions of this Section 2.1 and Section 2.7.

(b) Company Board Composition. From and after the date hereof, unless Gibco and Walgreens otherwise agree in writing and except as otherwise expressly provided herein:

(i) Each Shareholder agrees that it will vote, or execute a written consent in lieu thereof with respect to, all of the Voting Securities Beneficially Owned or held of record by it or cause all of the Voting Securities Beneficially Owned by it to be voted, or cause a written consent in lieu thereof to be executed, to elect and, during such period, to continue in office a Company Board consisting of:

(A)	subject to Section 2.1(b)(ii), eight individuals (each, a “Gibco Designated Director”) designated by Gibco (with each such individual being designated by Gibco as Gibco shall from time to time designate in writing to the Company), of whom (x) one individual (the “Executive Chairperson”) shall be the Executive Chairperson of the Company Board (who the parties intend shall be SP as of the First Step Closing), (y) three individuals shall be representatives of the KKR Principal Investors and (z) four individuals shall be members of the Company’s executive management;

(B)	subject to Section 2.1(b)(ii), four individuals (each, a “Walgreens Designated Director”) designated by Walgreens (with each such individual being designated by Walgreens as Walgreens shall from time to time designate in writing to the Company); and

(C)

four individuals who shall be non-executive Directors (each, a “Non-Executive Director”); provided, that it is expressly agreed that the four Non-Executive Directors in office immediately before the First Step Closing, as set forth on Schedule II, shall remain in office through the end of such Non-Executive Directors’ existing three-year terms in May 2014, unless removed for Cause (or a vacancy otherwise arises through retirement, resignation, death or disability of any Non-Executive Director); provided, further, that on the expiration of such existing terms (or in the event that a vacancy otherwise arises sooner among the Non-Executive Directors), the remainder of the Company Board shall determine, acting pursuant to and in accordance with Section 2.4(c) (disregarding the proviso thereto), whether to re-nominate such Director or whom to nominate as a successor; provided, further, that unless such condition is waived by the Company Board, including the affirmative vote of at least one Walgreens Designated Director, any such (x) successor, including, for the avoidance of doubt, any Non-Executive Director in office immediately before the First Step Closing who is re-nominated, must be determined by the Company Board to be “independent” according to the provisions of the UK Corporate Governance Code, as in effect as of the date of determination and as such Code would apply to the Company if the Ordinary Shares had a Premium Listing on the London Stock Exchange and (y) re-nomination or nomination of a successor shall be subject to the

approval	of Walgreens (not to be unreasonably withheld, conditioned or delayed).

(ii) Notwithstanding the foregoing, during the Post-Call Option Period (x) Walgreens shall be entitled to designate pursuant to Section 2.1(b)(i)(B): (A) for so long as Walgreens Beneficially Owns at least 30% of the Ordinary Shares, four Walgreens Designated Directors, (B) for so long as Walgreens Beneficially Owns at least 20% but less than 30% of the Ordinary Shares, three Walgreens Designated Directors, (C) for so long as Walgreens Beneficially Owns at least 15% but less than 20% of the Ordinary Shares, two Walgreens Designated Directors, (D) for so long as Walgreens Beneficially Owns at least 10% but less than 15% of the Ordinary Shares, one Walgreens Designated Director and (E) from and after such time as Walgreens Beneficially Owns less than 10% of the Ordinary Shares, no Walgreens Designated Directors, and (y) Gibco shall be entitled to designate, in addition to its right to designate Gibco Designated Directors pursuant to Section 2.1(b)(i)(A), such number of additional Gibco Designated Directors that is equal to the excess of four minus the number of Walgreens Designated Directors that Walgreens is entitled to designate pursuant to this Section 2.1(b)(ii).

(iii) During the Post-Call Option Period until an IPO, for so long as Walgreens Beneficially Owns at least 5% of the Ordinary Shares, Walgreens shall have the right to designate one observer to attend any meetings of the Company Board (such individual, an “Observer”), and to remove any Observer so designated by it; provided, that unless otherwise consented to by the Company Board, no such Observer shall be entitled to attend any meeting of any committee of the Company Board or attend any executive session of the Company Board. Such Observer shall receive the same notices and documentation (including the agenda, minutes, committee reports and any other documentation) for such meeting as are given to the Directors. Such Observer shall have the same rights as a Director of the Company, including the right to participate in all deliberations of the Company Board; provided, that such Observer shall not have the right to participate in any vote, consent or other action of the Company Board. Such Observer shall be bound by the same duties of confidentiality as apply to the Directors and such Observer will be required to execute such customary confidentiality undertaking as may be reasonably requested by the Company.

(c) Removal. Each Shareholder agrees that it shall not vote any of its Shares in favor of the removal of any Director designated by another Shareholder pursuant to this Section 2.1 unless (i) such removal shall be for Cause or (ii) the Shareholder entitled to designate such Director shall have consented to such removal in writing; provided, however, that Gibco shall have the right to cause any Gibco Designated Director to be removed from the Company Board at any time and Walgreens shall have the right to cause any Walgreens Designated Director to be removed from the Company Board at any time, in each case with or without Cause and in the applicable Shareholder’s sole discretion; provided, further, that in the event at any time the number of Walgreens Designated Directors on the Company Board exceeds the number of Walgreens Designated Directors that Walgreens is entitled to designate pursuant to Section 2.1(b)(ii), Gibco shall, on giving 10 Business Days’ written notice to Walgreens, be entitled to remove such excess number of Walgreens Designated Directors (to the extent Walgreens shall not have already caused their removal after receipt of such notice). The Shareholders shall, and shall cause the Company to, take all action necessary to give effect to the removal rights set forth in this Section 2.1(c). To the fullest extent permitted by law, neither the Company nor the Group shall have any liability for severance or other monetary obligation to any Director so removed; provided, that the Shareholder that caused the removal shall indemnify and hold harmless the Company, the Group and the other Shareholders in the event that any severance or other monetary obligation becomes due to such removed Director (provided, that Walgreens and not Gibco shall be so required to indemnify and hold harmless the Company, the Group and Gibco in the event that Gibco acts to remove any excess number of Walgreens Designated Directors pursuant to the second proviso of the first sentence of this Section 2.1(c)).

(d) Vacancies. If a vacancy on the Company Board occurs at any time as a result of the death, disability, resignation, retirement or removal of any Director, the Shareholder that designated the Director whose death, disability, resignation, retirement or removal caused such vacancy shall have the sole right to designate a replacement Director for appointment or election to fill the vacancy. For the avoidance of doubt, the Company Board may continue to conduct business subject to and in accordance with this Article II notwithstanding that there are one or more vacancies on the Company Board.

(e) Expense Reimbursement. The Company shall reimburse each Director for all reasonable and documented out-of-pocket expenses incurred by such Director in connection with his or her attendance at meetings of the Company Board, and any committees thereof, including travel, lodging and meal expenses. In addition, each Director (other than the Executive Chairperson and any Director who is a member of the Company’s executive management) shall be entitled to receive a customary director’s fee of £65,000 per year or such higher amount as determined by the Company Board.

Section 2.2. Company Board Committees.

(a) The Company Board shall establish a Remuneration Committee, an Audit and Risk Committee and a Social Responsibilities Committee and any other committee of the Company Board that may be formed upon the approval of the Company Board acting pursuant to and in compliance with Section 2.4(c), with such powers and rights as are determined by the Company Board, and with such composition as determined by the Company Board acting pursuant to and in compliance with Section 2.4(c); provided, that such powers and rights of any such committee may not include the right to approve or otherwise consent to any matter, or to take any other action, that would otherwise require the approval of a Walgreens Designated Director pursuant to the terms of this Agreement, unless a Walgreens Designated Director is a member of such committee and any such approval, consent or other action by such committee requires the affirmative vote of such Walgreens Designated Director; provided, further, that all meetings of each committee shall be conducted in person, unless such requirement is validly waived in writing by each member of such committee.

(b) Notwithstanding the foregoing, (i) for so long as Walgreens shall be entitled to designate pursuant to Section 2.1(b) at least three Walgreens Designated Directors, each committee of the Company Board (except the Remuneration Committee) shall, subject to at least one Walgreens Designated Director meeting the applicable eligibility requirements for such committee mandated by applicable Law, include at least one Walgreens Designated Director and (ii) for so long as Walgreens shall be entitled to designate pursuant to Section 2.1(b) exactly two Walgreens Designated Directors, one Walgreens Designated Director (which for the avoidance of doubt need not be the same Walgreens Designated Director) shall be entitled to attend each meeting of any committee of the Company Board of which a Walgreens Designated Director is not a member (which committee, for the avoidance of doubt, shall include the Remuneration Committee) and to receive the same notices and documentation (including agenda, minutes, committee reports and any other documentation) for such meeting as are given to the directors who are members of such committee; provided, that, in the case of clause (ii) only, such Walgreens Designated Director shall have no right to vote on or otherwise consent to, any resolution or other action of the committee.

Section 2.3. Meetings of the Company Board. The Company Board shall hold meetings at such times and at such places as shall from time to time be determined by the Executive Chairperson, and shall be called on at least three Business Days’ notice to each Director; provided, that (a) the Company Board shall hold a meeting at least once per calendar quarter and (b) a meeting of the Company Board shall be called by the Executive Chairperson at the request of two Directors who indicate to the Executive Chairperson that, in their reasonable judgment, the request relates to a matter of an urgent nature such that waiting until the next then-scheduled meeting, if any, would be imprudent. Notice of any meeting of the Company Board may be delivered to each Director personally in writing, by mail, by telecopier, by electronic mail or by any other means of written communication reasonably calculated to give notice. Notice of any meeting of the Company Board need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement.

Section 2.4. Quorum; Acts of the Company Board.

(a) At all duly called meetings of the Company Board, a majority of all of the Directors shall constitute a quorum for the transaction of business. Directors may participate in any meeting of the Company Board by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting. For the avoidance of doubt, as used in this Agreement the phrase “all of the Directors” means the entire Company Board then in office (and does not include any vacancies on the Company Board).

(b) If a quorum shall not be present at any meeting of the Company Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, that notice for any reconvened meeting shall have been given in accordance with Section 2.3; provided, further, that the quorum for the transaction of business at any reconvened or subsequent meeting shall be a majority of all of the Directors.

(c) Each Director shall be entitled to one vote. No action shall be taken by the Company Board without the affirmative vote of a majority of the Directors present at any meeting of the Company Board that is quorate in accordance with Section 2.4(a); provided, that for so long as Walgreens shall be entitled to designate pursuant to Section 2.1(b) four Walgreens Designated Directors, such majority shall include the affirmative vote of at least one Non-Executive Director or one Walgreens Designated Director.

(d) Any instrument or writing executed on behalf of the Company by any one or more of the members of the Company Board shall be valid and binding upon the Company when authorized by the Company Board in accordance with this Section 2.4 or Section 2.5.

(e) Any Walgreens Designated Director shall have the right to appoint any other Walgreens Designated Director as its proxy and attorney-in-fact (including for purposes of determining quorum) with full power of substitution and resubstitution, to vote or act by written consent, pursuant this Section 2.4 and Section 2.5.

Section 2.5. Action by Consent. Any action required or permitted to be taken at any meeting of the Company Board may be taken without a meeting and without a vote, if a consent or consents in writing (including by facsimile and e-mail), setting forth the action so taken, shall be given by all of the Directors. A copy of any action taken by written consent shall be furnished to each Director.

Section 2.6. Management of the Group.

(a) General Principle. Gibco and Walgreens expressly intend that following the First Step Closing (i) in general and except as provided herein, the governance and management of the Company and the Group shall continue in the same manner as in effect immediately prior to the First Step Closing and (ii) in particular, the members of the Company’s executive management immediately prior to the First Step Closing shall continue in place, unless and until removed or replaced in accordance with the terms of this Agreement.

(b) Executive Chairperson. Except as otherwise provided in this Agreement (including Section 2.7), to the fullest extent permitted by applicable Law, the Executive Chairperson (who the parties intend should initially be SP) shall have full and complete discretion to manage and control the business and affairs of the Group and to make all decisions affecting the business and affairs of the Group, and to take all such actions as such Executive Chairperson deems necessary, appropriate or desirable to accomplish the purposes of the Group, subject to the oversight of the Company Board and the limits of the authority delegated thereby. The schedule of matters reserved for decision by the Company Board, and the related delegated authorities, is attached as Exhibit C, which matters and delegated authorities may be modified, subject to Section 2.7, by action of the Company Board; provided, that prior to the Step-Down Date, the Company Board may not delegate authority with respect to any matter set forth on Annex A, and after the Step-Down Date, the Company Board may not delegate authority with respect to any matter set forth on Annex B.

(c) Notwithstanding anything herein to the contrary including Section 2.4:

(i) prior to the Step-Down Date (A) for so long as SP remains as the Executive Chairperson, the Executive Chairperson shall appoint the members of senior management of the Group and (B) if SP is no longer the Executive Chairperson, the members of senior management of the Group shall be appointed by the affirmative vote of a majority of the Directors present at any meeting of the Company Board that is quorate in accordance with Section 2.4(a); provided, that in the event Walgreens exercises the Management Veto Option in compliance with the terms of the definition thereof, such majority must include the affirmative vote of at least one Walgreens Designated Director; and

(ii) from and after the Step-Down Date (A) for so long as SP remains as the Executive Chairperson, the Executive Chairperson shall appoint the members of senior management of the Group and (B) if SP is no longer the Executive Chairperson, the members of senior management of the Group shall be appointed by the Company Board acting pursuant to and in compliance with Section 2.4(c).

Section 2.7. Shareholder Approval Rights.

(a) The Company shall not take or commit to take, and shall not cause or allow any of its Subsidiaries to take or commit to take, any of the actions set forth on Annex A without the prior written consent of Gibco, acting in its capacity as Shareholder, subject to Section 2.7(b) and Section 2.7(c).

(b) Prior to the Step-Down Date, the Company shall not take or commit to take, and shall not cause or allow any of its Subsidiaries to take or commit to take, any of the actions set forth on Annex A without the prior written consent of Walgreens, acting in its capacity as Shareholder, subject to Section 2.7(a).

(c) From and after the Step-Down Date, the Company shall not take or commit to take, and shall not cause or allow any of its Subsidiaries to take or commit to take (i) for so long as Walgreens Beneficially Owns at least 20% of the Ordinary Shares, any of the actions set forth on Annex B and (ii) for so long as Walgreens Beneficially Owns at least 5% of the Ordinary Shares, any of the actions set forth in clauses (a), (c), (d) or (f) of Annex B, in each case without the prior written consent of Walgreens, acting in its capacity as Shareholder. Notwithstanding anything to the contrary in this Agreement and, for the avoidance of doubt, from and after any Specified Clawback Event, Walgreens shall have no consent right over the action set forth in clause (e) of Annex A or over a Required Sale (subject to the provisions of clause (y) of Section 3.2(e)).

(d) Walgreens expressly acknowledges and agrees that the consent and approval rights of Walgreens in its capacity as a holder of Shares set forth in this Agreement, including Section 2.7(b), Section 2.7(c) and Section 5.2, are intended to be exhaustive and exclusive. To the fullest extent permissible under applicable Law, Walgreens hereby irrevocably and unconditionally waives, and agrees not to exercise, any consent, approval or veto right that it may now or hereafter have under applicable Law or the Company Organizational Documents in its capacity as a holder of Shares, except any consent, approval or veto or other right provided, or invoked in support of or as a remedy to enforce any such right provided (or any obligation of any of the other parties hereto) under this Agreement, including Section 2.7(b), Section 2.7(c) or Section 5.2. For the avoidance of doubt, this Section 2.7(d) shall not limit, and Walgreens does not hereby agree to waive or not exercise, any consent, approval, veto or other rights that Walgreens may have in any capacity other than as a holder of Shares.

Section 2.8. Outside Activities. Subject to the provisions of Section 5.4(c), Section 5.5 and Section 5.6 hereof and Article III of the Buyer Shareholders Agreement (a) (i) any Shareholder, Director (other than the Executive Chairperson or any Director who is a member of the Company’s executive management) or Affiliate of the foregoing, in each case, other than, until the later of (A) the first anniversary of the date on which SP ceases to be employed by the Company or any successor thereof as an executive and (B) the earlier of (x) the first anniversary of the last day of the Call Exercise Period and (y) the Second Step Closing, SP, any SP Principal Investor or any of their respective Affiliates, may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Group, and may provide advice and other assistance to any such investment, business venture or Person, (ii) the Company and the Shareholders shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom and (iii) the pursuit of any such investment or venture, even if competitive with the business of the Group, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Shareholders, (b) no Shareholder, Director (other than the Executive Chairperson or any Director who is a member of the Company’s executive management) or Affiliate of the foregoing, in each case, other than, until the later of (A) the first anniversary of the date on which SP ceases to be employed by the Company or any successor thereof as an executive and (B) the earlier of (x) the first anniversary of the last day of the Call Exercise Period and (y) the Second Step Closing, SP, any SP Principal Investor or any of their respective Affiliates, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company and (c) any Shareholder, Director (other than the Executive Chairperson or any Director who is a member of the Company’s executive management) or Affiliate of the foregoing, in each case, other than, until the later of (A) the first anniversary of the date on which SP ceases to be employed by the Company or any successor thereof as an executive and (B) the earlier of (x) the first anniversary of the last day of the Call Exercise Period and (y) the Second Step Closing, SP, any SP Principal Investor or any of their respective Affiliates, shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; provided, that any Director who is a representative of the KKR Principal Investors and is offered an investment or business opportunity in his or her capacity as a Director shall be obligated to communicate such opportunity to the Company, in which case the KKR Principal Investors and their Affiliates shall not be permitted to pursue such opportunity unless the Company Board determines not to do so.

Section 2.9. Procuring Compliance with Article II.

(a) Subject to applicable Law, each Shareholder irrevocably undertakes that it shall, and it shall procure that any person who is appointed as a Director as their designee under Section 2.1 shall, comply with the provisions contained in this Article II hereof and in this Agreement generally. In particular, and without prejudice to the foregoing, each Shareholder irrevocably undertakes that it shall:

(i) not seek to appoint any person as a Director who is not entitled to be so appointed in accordance with this Agreement;

(ii) not seek to remove any Director as a Director unless it is entitled to remove such person in accordance with this Agreement;

(iii) procure that none of its designees exercises any powers to take any action that would violate this Agreement; and

(iv) procure that each of its designees shall ensure that all proceedings of the Company Board are conducted in accordance with this Article II, including the quorum necessary for meetings of the Company Board, the number of votes required to approve decisions of the Company Board and the number of votes to which each Director is entitled.

(b) Except as otherwise expressly provided pursuant to Section 2.7(a), Section 2.7(b) or Section 2.7(c), the Shareholders shall, and shall cause the Company to, (i) cause all Voting Securities Beneficially Owned by the Shareholders or the Company, as applicable, to be voted in favor of any action requiring shareholder approval that is approved by the requisite approvals of the Company Board in accordance with this Agreement and (ii) refrain from causing the Voting Securities of the Company that are Beneficially Owned by the Shareholders or the Company, as applicable, to be voted in favor of any action requiring shareholder approval that is not approved by the requisite approvals of the Company Board in accordance with this Agreement.

Section 2.10. Company Organizational Documents; Conflicting Agreements.

(a) To the fullest extent permitted by applicable Law, the Shareholders and the Company shall take, or cause to be taken, all necessary action as may be required (including voting all Voting Securities Beneficially Owned by them or executing proxies or written consents, causing the Company to call a meeting of Shareholders and, to the extent permitted by applicable Law, directing the Directors designated by them to act) to cause the Company Organizational Documents to be amended, as necessary, so that they do not at any time conflict with any provision of this Agreement and they permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement.

(b) To the fullest extent permitted by applicable Law, in the event of any conflict between this Agreement and the Company Organizational Documents, this Agreement shall control; provided, that in any such case, the Shareholders and the Company shall take, or cause to be taken, all necessary action pursuant to Section 2.10(a) to remove such conflict from the Company Organizational Documents.

(c) The Company shall not adopt any governance document, including any committee charters and any corporate governance or other similar board or committee policies, or enter into any agreements, contracts or other instruments inconsistent with the provisions of this Agreement.

ARTICLE III

TRANSFERABILITY OF SHARES; PREEMPTIVE RIGHTS

Section 3.1. Transfers Generally.

(a) Transfers Generally. No Shares may be Transferred unless such Transfer is made in accordance with the requirements of this Article III, as may be applicable, and any purported Transfer in violation of this Article III shall be null and void ab initio.

(b) Transfer Books. The Company shall not record upon its books any attempted Transfer of Shares held of record or Beneficially Owned by any Shareholder to any other Person, except Transfers made in accordance with this Agreement, and any attempted Transfer not made in accordance with this Agreement shall be null and void ab initio.

(c) Rights and Obligations of Transferees. Other than in connection with a Transfer to a Permitted Transferee, no purchaser of Shares from Walgreens shall be entitled to any rights granted to Walgreens pursuant to Section 2.1 (Company Board Representation), Section 2.2 (Company Board Committees), Section 2.4(c) (Acts of the Company Board), Section 2.7 (Shareholder Approval Rights) or Section 5.4(a) (Information, other than clauses (i) and (ii) thereof); provided, however, that in connection with a Transfer by Walgreens of at least 30% of the Ordinary Shares to a purchaser of such Ordinary Shares, Walgreens shall be permitted to assign to such purchaser Walgreens’ rights under this Agreement, except those rights set forth in Section 2.2(b); provided, further, that (i) Walgreens shall be permitted to make such assignment of approval rights only to one such purchaser, (ii) in no event shall such rights of Walgreens and such purchaser, and their respective Permitted Transferees, exceed, in the aggregate, such rights under this Agreement in the hands of Walgreens, assuming all such Ordinary Shares then Beneficially Owned by Walgreens and such purchaser, and their respective Permitted Transferees, are then owned solely by Walgreens and (iii) with respect to an assignment of Walgreens’ rights under Section 2.1(b), such purchaser shall thereafter be entitled to designate, in accordance with Section 2.1(b), (x) prior to the completion of an IPO pursuant to Section 3.7, two individuals and (y) after the completion of an IPO, one individual, to the Company Board; provided, further, that after such assignment, Walgreens shall have no further rights under Section 2.1(b), except those rights set forth in Section 2.1(b)(iii), which shall remain in effect with respect to Walgreens in accordance with its terms. For the avoidance of doubt, such purchaser shall cease to have (x) any approval rights set forth on Annex B other than those set forth in clauses (a), (c), (d) or (f), once such purchaser ceases to Beneficially Own at least 30% of the Ordinary Shares and (y) the approval rights specified in the foregoing clause (x), once such purchaser ceases to Beneficially Own at least 5% of the Ordinary Shares. Subject to the last sentence of this Section 3.1(c), no Transfer by a Shareholder of Shares that would otherwise be permitted pursuant to this Agreement shall be permitted unless (x) the transferee shall have executed an appropriate document (a “Joinder Agreement”) substantially in the form attached hereto as Exhibit D or otherwise in form and substance reasonably satisfactory to the Company and the other Shareholder(s) confirming that the transferee takes such Shares, subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound by and entitled, except as otherwise set forth herein, to the benefits of such provisions and (y) such Joinder Agreement shall have been delivered to the Company and the other Shareholder(s) prior to such transferee’s acquisition of such Shares. Where a Shareholder effects a Transfer of Shares to a transferee after such transferee has executed and delivered to the Company and the other Shareholder(s) a Joinder Agreement, and such Transfer is permitted pursuant to this Agreement, the transferee shall become a party to this Agreement and be bound by and entitled to its terms and conditions to the same extent as its transferor was so bound and entitled, except as otherwise set forth herein. Notwithstanding the foregoing, a transferee of Shares shall not be bound by any of the terms and conditions of this Agreement if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 of the Securities Act.

Section 3.2. General Restrictions on Transfer of Shares.

(a) During the Pre-Second Step Period, no Transfer of any Shares shall be permitted other than (i) Transfers by a Shareholder to a Permitted Transferee of such Shareholder, (ii) Transfers by an SP Principal Investor of Capital Stock of Gibco to a Permitted Transferee of such SP Principal Investor, (iii) Transfers by a KKR Principal Investor of Capital Stock of Gibco to a Permitted Transferee of such KKR Principal Investor, (iv) Transfers pursuant to the MEP Restructuring in accordance with Section 7.19 of the Purchase Agreement or (v) after the exercise of the Call Option, the Transfer of Shares at the Second Step Closing pursuant to the Purchase Agreement.

(b) Subject to Section 3.2(a), until the date that is 24 months after the first day of the Post-Call Option Period, Shares held by Walgreens may not be Transferred other than (i) Transfers by Walgreens to a Permitted Transferee of Walgreens, (ii) Transfers by Walgreens as a Tag Offeree pursuant to, and in accordance with, Section 3.5, (iii) in a Required Sale pursuant to Section 3.6, (iv) pursuant to Section 3.7(c) or (v) pursuant to the Clawback Option, if applicable.

(c) Subject to Section 3.1(c), Section 3.2(e), Section 3.3, Section 3.4 and Section 3.5, from and after the date that is 24 months after the first day of the Post-Call Option Period, Shares held by Walgreens may be freely Transferred at any time; provided, that prior to the completion of a Qualified Public Offering, Walgreens shall furnish a written notice to Gibco at least one month prior to engaging in any marketing or other solicitation activities with respect to any potential Transfer of Shares.

(d) Subject to Section 3.1(c), Section 3.2(e)(y), Section 3.3 and Section 3.5, during the Post-Call Option Period, Shares held by Gibco may be freely Transferred at any time.

(e) Notwithstanding anything to the contrary in this Agreement (x) Walgreens may not Transfer any Shares to a Company Specified Person without the consent of Gibco; provided, that the restrictions in clause (x) of this Section 3.2(e) shall not apply to any Transfers (i) to the Company or any of its Subsidiaries, (ii) to any Shareholder, (iii) to a Permitted Transferee, (iv) as a Tag Offeree pursuant to Section 3.5, (v) in a Required Sale pursuant to Section 3.6, (vi) pursuant to the Clawback Option or (vii) in an IPO pursuant to Section 3.7 or in any other Public Offering and (y) Gibco may not Transfer any Shares to a Walgreens Specified Person without the consent of Walgreens; provided, that the restrictions in clause (y) of this Section 3.2(e) shall not apply to any Transfers (i) to the Company or any of its Subsidiaries, (ii) to any Shareholder, (iii) to a Permitted Transferee, (iv) subject to applicable Law, in a Required Sale pursuant to

Section 3.6 involving the Transfer in such Required Sale of 100% of the Shares and in which Walgreens receives as consideration Capital Stock in any Walgreens Specified Person representing no more than 5% of the outstanding Capital Stock of such Walgreens Specified Person; provided, that, such Capital Stock (1) (I) is listed or traded on a national securities exchange (as defined in the Exchange Act) or on the London Stock Exchange, Euronext Paris (Premier Marché), the Frankfurt Stock Exchange, the Tokyo Stock Exchange, the Hong Kong Stock Exchange or the Shanghai Stock Exchange and (II) can reasonably be expected to be fully sold over a course of 90 days after receipt based on the trading volume of such Capital Stock without adversely affecting the trading price of such Capital Stock and (2) is immediately freely transferrable (without volume limitations, filing obligations or any requirement to deliver a prospective purchaser a disclosure document of any kind) by Walgreens, either pursuant to an effective registration statement under the Securities Act or valid exemption from the registration requirements thereunder (or any similar foreign securities laws or requirements that may be applicable) or (v) in which 100% of the Shares Beneficially Owned by Walgreens are Transferred for all cash consideration.

(f) In addition to any other requirements imposed by this Article III, Walgreens may not (i) prior to an IPO, distribute any Shares to its stockholders by way of any dividend or other distribution or (ii) prior to a Qualified Public Offering, effect any Public Offering of Shares, in each case other than pursuant to and in accordance with the agreements to be entered into in connection with the IPO as contemplated by Section 3.7(b).

(g) Each Permitted Transferee of any Shareholder to which Shares are transferred (or of any Gibco Principal Investor in the case of a Transfer by it of Capital Stock of Gibco) shall, and such Shareholder (or Gibco Principal Investor) shall cause such Permitted Transferee to, Transfer back to such Shareholder (or Gibco Principal Investor), or to another Permitted Transferee of such Shareholder (or Gibco Principal Investor) any Shares (or Gibco Capital Stock) it owns prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Shareholder (or Gibco Principal Investor).

Section 3.3. Other Transfer Restrictions.

(a) In addition to any other restrictions to Transfer herein contained, unless agreed by the Company Board, in no event may any Transfer of any Shares be made:

(i) subject to Section 3.7, if such Transfer would require the registration by the Company of such Transferred Share pursuant to any applicable securities Laws (unless such Transfer is pursuant to, and in accordance with, contractual registration rights granted by the Company);

(ii) if such Transfer would subject the Company, its shareholders or any of their respective Affiliates to regulation under the U.S. Investment Company Act of 1940, as amended, or Title I of ERISA, or would subject the Company, its shareholders or any of their respective Affiliates to regulation under the U.S. Investment Advisers Act of 1940, as amended;

(iii) if such Transfer would result in a violation of any applicable Law, and for the avoidance of doubt, Law includes applicable securities, ERISA and antitrust

Laws;

(iv) if such Transfer would require the Company or any of its Subsidiaries to obtain any licensing or regulatory consent other than any such license or regulatory consent that is immaterial or ministerial in nature or that is a condition to effectuating the Transfer;

(v) prior to a Qualified Public Offering if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such Transfer would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and the regulations promulgated thereunder;

(vi) if such Transfer would reasonably be expected to have an adverse regulatory impact (other than an immaterial impact) on the Company or its Subsidiaries; or

(vii) if such Transfer is made to any Person who lacks the legal right, power or capacity to own such Shares.

(b) Except as otherwise provided in Section 3.6, Section 3.7 and Section 3.9, the Shareholders effecting any Transfer of Shares permitted hereunder shall pay all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by the Company in connection with the Transfer on a pro rata basis in proportion to the number of Shares so Transferred by each such Shareholder.

(c) In furtherance of and not in limitation of Section 1.4, each Shareholder hereby agrees to take all actions in its power and authority as a shareholder of the Company (including voting its Shares) to approve any Transfer that complies with this Agreement.

Section 3.4. Right of First Offer.

(a) Following the date that is 24 months after the first day of the Post-Call Option Period (such time period, the “ROFO Period”), any proposed Transfer of Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.5, Section 3.6 or Section 3.7) by Walgreens shall be subject to the right of first offer pursuant to, and Walgreens must first comply with the provisions of, this Section 3.4. In the event Walgreens proposes to Transfer any or all of its Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.5, Section 3.6 or Section 3.7) during the ROFO Period (a “Sale”), then Walgreens shall furnish to Gibco a written notice of such proposed Transfer (a “Sale Notice”) not less than 30 Business Days prior to any such proposed Transfer.

(b) The Sale Notice shall include:

(i) (A) the number of Shares proposed to be sold by Walgreens (the “Subject Shares”), (B) all other material terms and conditions, to the extent then determined by Walgreens, in connection with such proposed Transfer, (C) the identity of any prospective third party purchasers, if known and (D) the proposed Transfer date, to the extent then determined by Walgreens; and

(ii) an invitation for Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) to make an offer to purchase all (but not less than all) of the Subject Shares for 100% cash consideration (unless otherwise agreed by Walgreens) and on any other terms and conditions set forth in the Sale Notice.

(c) Within 20 Business Days following the date of delivery of the Sale Notice (the “Option Period”), Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) may make an offer to purchase all (but not less than all) of the Subject Shares on the other terms and conditions set forth in the Sale Notice by delivering to Walgreens an irrevocable notice (the “Purchase Notice”), which Purchase Notice, in order to be valid, shall set forth the cash purchase price for the Subject Shares applicable to such offer and include customary documentation (which may consist in or include one or more “highly confident” letter(s) from bank(s) or other financial institution(s)), in the context of private acquisitions, establishing with reasonable confidence Gibco’s (or such shareholders of the Gibco Principal Investors’) ability to finance the transaction. Any Purchase Notice so delivered shall be binding upon the delivering party and irrevocable upon delivery. Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) shall be deemed to have waived all of its (and such shareholders of such Gibco Principal Investor’s) rights to purchase any Subject Shares under this Section 3.4 if a Purchase Notice that complies with the above requirements shall not have been delivered to Walgreens prior to the expiration of the Option Period.

(d) In the event that Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) has delivered a valid Purchase Notice prior to the expiration of the Option Period, Walgreens shall be obligated to, within 10 Business Days, either accept or decline the offer set forth in the Purchase Notice. In the event that Walgreens shall have accepted, or shall not have declined, the offer set forth in such valid Purchase Notice within the 10 Business Day period referred to in the immediately preceding sentence, Walgreens and Gibco (on behalf of itself or on behalf of any one or more of the shareholders of the Gibco Principal Investors to whom Gibco has assigned its rights under this Section 3.4) shall negotiate in good faith definitive documentation for the purchase and sale of the Subject Shares on terms and conditions consistent with those contained in the Purchase Notice and on such other terms and conditions as may be agreed by Walgreens and Gibco (on behalf of itself or on behalf of such shareholders of the Gibco Principal Investors), with a view to execution and delivery of such definitive documentation as soon as reasonably practicable after the acceptance of such Purchase Notice or, in the absence of such acceptance, after such 10 Business Day period referred to in the immediately preceding sentence. The closing of the Transfer of such Subject Shares pursuant to such Purchase Notice shall take place within the time period set forth in the definitive documentation mutually agreed upon by Walgreens and the Person(s) that will acquire the Subject Shares (the “ROFO Purchaser”). Each of Walgreens, the Company, Gibco and the ROFO Purchaser (if not Gibco) agrees to use its reasonable best efforts to secure any regulatory approvals or other consents or approvals, and to comply with any Law necessary in connection with the offer, sale and purchase of such Subject Shares.

(e) In the event that (i) a valid Purchase Notice is not delivered in compliance with Section 3.4(c) or (ii) Walgreens declines the offer set forth in the applicable valid Purchase Notice in compliance with Section 3.4(d), then, during the 120 day period following the expiration of the Option Period or the date on which Walgreens declines the offer set forth in the applicable valid Purchase Notice, respectively, Walgreens may Transfer all (but not less than all) of the Subject Shares to a third party but only if the purchase price for such Transfer is the same as or higher than the purchase price specified in the Purchase Notice in the case of (ii) above and the other terms and conditions for such Transfer are not less favorable in the aggregate to Walgreens than the terms and conditions for the proposed Sale of the Subject Shares specified in the Sale Notice, in the case of clause (i) above, or the terms and conditions offered by the ROFO Purchaser pursuant to the applicable valid Purchase Notice, in the case of clause (ii) above (and any such Transfer shall not be subject to the right of first offer set forth in this Section 3.4). If at the end of the 120 day period set forth above in this Section 3.4(e), Walgreens has not entered into a definitive agreement providing for the Transfer of the Subject Shares to a third party in accordance with the foregoing sentence (or, if at the end of 180 days following the date of the Sale Notice, such Transfer has not been completed), then it shall be necessary for a separate Sale Notice to be delivered, and the terms and provisions of this Section 3.4 separately complied with, in order for Walgreens to consummate a Transfer of Shares during the ROFO Period (other than a Transfer to a Permitted Transferee or in a transaction pursuant to Section 3.5, Section 3.6 or Section 3.7).

(f) In connection with a proposed Transfer to which this Section 3.4 applies, Gibco may at any time at its option assign all or any portion of its rights under this Section 3.4 to, and substitute, one or more of the shareholders of Gibco for itself to act as the purchaser(s) or to exercise any other right of Gibco, or to satisfy any obligation of Gibco, under this Section 3.4; provided, however, that (i) notwithstanding any assignment of rights pursuant to this Section 3.4(f) (x) any notice required to be made by Walgreens pursuant to this Section 3.4 shall only be required to be made to Gibco, and Gibco shall be responsible for forwarding such notices to its permitted assigns and (y) any such permitted assigns shall not be relieved of any obligations it may have under this Section 3.4 as a result of Gibco failing to forward or such Person failing to receive such notices and (ii) no assignment of rights pursuant to this Section 3.4(f) shall relieve Gibco of its obligations under this Agreement, including this Section 3.4(f).

Section 3.5. Tag-Along Rights.

(a) (i) During the Post-Call Option Period, in the case of a transaction initiated by Gibco, and (ii) following the date that is 24 months after the first day of the Post-Call Option Period, in the case of a transaction initiated by Walgreens, and in each case prior to the completion of a Qualified Public Offering, neither Gibco nor Walgreens (as applicable, the “Selling Shareholder”) shall sell or otherwise effect a sale or other Transfer of all or any number of its Shares (other than to a Permitted Transferee or in a transaction pursuant to Section 3.4 or Section 3.6 or in a Public Offering pursuant to Section 3.7) unless the terms and conditions of such Transfer include an offer, on the same terms and conditions as the offer by the proposed third party transferee to the Selling Shareholder, to the Shareholder who is neither the Selling

Shareholder nor a proposed third party transferee (the “Tag Offeree”), to include at the option of the Tag Offeree, in the sale or other Transfer to the third party, a number of Shares owned by the Tag Offeree (including its Permitted Transferees) determined in accordance with this Section 3.5. For the avoidance of doubt, any proposed Transfer by Walgreens as a Selling Shareholder pursuant to this Section 3.5 shall be subject to Walgreens’ prior compliance with Section 3.4.

(b) The Selling Shareholder shall send written notice of such third party offer (the “Inclusion Notice”) to the Tag Offeree in the manner specified herein, which Inclusion Notice shall include the material terms and conditions of the proposed Transfer, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Shareholder will provide such information, to the extent reasonably available to the Selling Shareholder (including using reasonable efforts to obtain such information from the proposed transferee, if applicable), relating to such non-cash consideration as the Tag Offeree may reasonably request in order to evaluate such non-cash consideration), (iii) the proposed Transfer date, if known, (iv) the number of Shares to be sold by the Selling Shareholder and (v) the Tag-Along Pro Rata Share.

(c) The Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of a notice to the Selling Shareholder at any time within 10 Business Days after receipt of the Inclusion Notice, to sell pursuant to such third party offer, and upon the terms and conditions set forth in the Inclusion Notice (which shall be the same terms and conditions applicable to the Selling Shareholder), that number of Shares requested to be included by the Tag Offeree, which number shall not exceed a number of the Tag Offeree’s (and its Permitted Transferees’) Shares equal to the product of (x) the Tag Offeree’s (and its Permitted Transferees’) Shares multiplied by (y) the Tag-Along Pro Rata Share (it being understood that the failure to exercise such right within such time period specified above shall be deemed to constitute a waiver of all of the Tag Offeree’s rights with respect to such proposed Transfer and any such exercise of the Inclusion Right shall be irrevocable). If the proposed third party transferee is unwilling to purchase all of the Shares proposed to be Transferred by the Selling Shareholder and an exercising Tag Offeree (determined in accordance with the first sentence of this Section 3.5(c)), then the Selling Shareholder and the exercising Tag Offeree shall reduce, on a pro rata basis based on their respective Sharing Percentages of the Shares held by the exercising Tag Offeree and the Selling Shareholder, the number of Shares that each otherwise would have sold so as to permit the Selling Shareholder and the exercising Tag Offeree to sell the number of Shares that the proposed third party transferee is willing to purchase. The Tag Offeree and the Selling Shareholder shall sell to the proposed third party transferee the Shares proposed to be Transferred by them in accordance with this Section 3.5 at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the exercising Tag Offeree, the Selling Shareholder and the proposed third party transferee shall agree. Notwithstanding the foregoing, no Tag Offeree shall be entitled to Transfer Shares pursuant to an Inclusion Right conferred pursuant to this Section 3.5 in the event that, notwithstanding delivery of an Inclusion Notice pursuant to this Section 3.5, the Selling Shareholder fails to consummate the Transfer of Shares which gave rise to such Inclusion Right. The Selling Shareholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and, subject to the Inclusion Notice and the other terms of this Section 3.5, the terms and conditions thereof. No Shareholder or any Affiliate of any such Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such proposed Transfer except to the extent such Shareholder, or such Transfer, shall have failed to comply with the provisions of this Section 3.5.

(d) In connection with any such Transfer, an exercising Tag Offeree must agree to make the same representations, warranties, covenants and indemnities to the same extent, mutatis mutandis, as the Selling Shareholder; provided, that (x) no such Tag Offeree shall be required to make representations and warranties or covenants or provide indemnities as to any other Shareholder and no such Tag Offeree shall be required to make any representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company or its Subsidiaries) about the business of the Company or its Subsidiaries, (y) no Tag Offeree shall be liable for the breach of any covenant by any other Shareholder and (z) notwithstanding anything in this Section 3.5(d) to the contrary, any liability relating to representations, warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Transfer shall be shared by the exercising Tag Offeree and the Selling Shareholder pro rata in proportion to the number of Shares to be actually Transferred by each of those Shareholders and in any event shall not exceed with respect to any Shareholder the proceeds received by such Shareholder in the proposed Transfer. An exercising Tag Offeree participating in such Transfer will be responsible for its proportionate share (pro rata in proportion to the number of Shares to be actually Transferred by such Tag Offeree) of the costs of the proposed Transfer to the extent not paid or reimbursed by the proposed third party transferee.

Section 3.6. Drag-Along Right.

(a) During the Post-Call Option Period until the completion of a Qualified Public Offering, if Gibco (acting at the direction of the KKR Principal Investors) proposes to sell or otherwise effect a sale or other Transfer of all or any number of its Shares (other than to a Permitted Transferee) (a “Required Sale”), then Gibco (acting at the direction of the KKR Principal Investors) may deliver a written notice to Walgreens (a “Required Sale Notice”) with respect to such proposed Required Sale as soon as practicable but in any event at least 20 Business Days prior to the anticipated closing date of such Required Sale. If Gibco (acting at the direction of the KKR Principal Investors) does not exercise its rights under this Section 3.6 in respect of a Transfer, such Transfer will be subject to Section 3.5.

(b) The Required Sale Notice will include the material terms and conditions of the Required Sale, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, Gibco will provide such information, to the extent reasonably available to Gibco (including using reasonable efforts to obtain such information from the proposed transferee, if applicable), relating to such non-cash consideration as Walgreens may reasonably request in order to evaluate such non-cash consideration), (iii) the proposed Transfer date, if known, and (iv) the number of Shares to be sold by Gibco. Gibco will deliver or cause to be delivered to Walgreens copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c) Walgreens, upon receipt of a Required Sale Notice, shall be obligated: to sell or otherwise Transfer a percentage of its Shares equal to the corresponding percentage that Gibco is proposing to Transfer under the Required Sale, and participate in the Required Sale; to vote, if required by this Agreement or otherwise, its Shares in favor of the Required Sale at any meeting of shareholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale; subject to applicable Law, to cause any Walgreens Designated Directors serving on the Company Board to vote in favor of the Required Sale in a vote among the Company Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale; to waive all dissenters’ or appraisal or similar rights, if any, in connection with the Required Sale; to enter into agreements relating to the Required Sale (including instruments of conveyance and transfer, and any purchase agreements, merger agreements, indemnity agreements and escrow agreements, to the extent also entered into by Gibco and as Gibco may reasonably require, in order to carry out the terms of this Section 3.6); to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants and indemnities to the same extent, mutatis mutandis, as Gibco agrees to make in connection with the Required Sale; and to use commercially reasonable efforts to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale (provided, that Walgreens shall not be required pursuant to this Section 3.6 to agree to any divestitures or restrictions or similar actions or agreements in connection with any required approval of an antitrust or other Governmental Authority in connection therewith); provided, that (x) unless otherwise agreed, Walgreens may not be required to make representations and warranties or provide indemnities as to Gibco or any other Shareholder and Walgreens shall not be required to make any representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations and warranties made by the Company or its Subsidiaries) about the business of the Company or its Subsidiaries, (y) Walgreens shall not be liable for the breach of any covenant by Gibco or any other Shareholder and (z) notwithstanding anything in this Section 3.6(c) to the contrary, any liability relating to representations and warranties and covenants (and related indemnities) and other indemnification obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Required Sale shall be shared by all Shareholders based on their respective Sharing Percentages and in any event shall not exceed with respect to any Shareholder the proceeds received by such Shareholder in the Required Sale.

(d) In the event that the proposed transferee in any Required Sale is a Walgreens Specified Person, then the Walgreens Designated Directors shall not attend or participate in any discussions of the Company Board with respect to such Required Sale; provided, that, for the avoidance of doubt, any such Transfer to a Walgreens Specified Person shall be prohibited under this Agreement unless in accordance with the requirements of clause (y) of Section 3.2(e).

(e) Any expenses incurred for the benefit of the Company or all Shareholders, and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company (other than those that relate to representations or indemnities concerning a Shareholder’s valid ownership of its Shares free and clear of all Encumbrances or a Shareholder’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Shareholders in accordance with their respective Sharing Percentages.

(f) Gibco (acting at the direction of the KKR Principal Investors) shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Required Sale and, subject to the Required Sale Notice and the other terms of this Section 3.6, the terms and conditions thereof. No Shareholder or any Affiliate of any such Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Required Sale except to the extent such Shareholder, or such Required Sale, shall have failed to comply with the provisions of this Section 3.6.

(g) Following Gibco’s delivery (acting at the direction of the KKR Principal Investors) of a Required Sale Notice, Walgreens shall be permitted to make proposals to the Company Board for alternative transactions to the applicable proposed Required Sale; provided, that Gibco (acting at the direction of the KKR Principal Investors) shall solely control the sale process and, without limiting the rights of any Director hereunder, Walgreens shall not have any right to participate in such process other than the making of any such proposal or as otherwise set forth in this Section 3.6.

Section 3.7. IPO; IPO Agreements.

(a) During the Post-Call Option Period, Gibco (acting at the direction of the KKR Principal Investors) may in its absolute discretion (but subject to the remainder of this Section 3.7) (i) establish the timing, structure, pricing and other terms and conditions of any IPO and (ii) approve any Recapitalization Transactions; provided, that no Recapitalization Transaction shall be permitted hereunder if such Recapitalization Transaction would materially adversely impact any Shareholder relative to any other Shareholder, without the prior written consent of such adversely affected Shareholder.

(b) Without limiting the provisions of Section 3.7(a), prior to an IPO, Walgreens shall take all such actions as Gibco (acting at the direction of the KKR Principal Investors) may reasonably require it to take in order to effect such IPO, to the extent also taken by Gibco, including entering into (i) one or more customary agreements with respect to various matters regarding such IPO and the rights and obligations of the Shareholders in connection therewith, including timing, structure and pricing of the IPO, underwriting agreements, lock-ups, provisions designed to result in an orderly disposition of securities by the Shareholders, indemnification of Shareholders by the Company and/or the IPO Entity, the obligation of each Shareholder to provide information relating to it and its investment in the Group, customary representations and indemnities in respect of any such information and any other matters customary in the context of an initial public offering, (ii) a customary registration rights or offering rights agreement for the benefit of the Shareholders and the shareholders of Gibco (which, in any event, shall include rights, obligations and other provisions, including with respect to the payment by the Company of costs and expenses in connection with registrations and offerings, substantially similar to the provisions set forth in Article V of the Buyers Shareholders Agreement as if each of Gibco, each of the Gibco Principal Investors and Walgreens were “Demand Shareholders” thereunder and the other shareholders of Gibco were holders of registrable securities (but were not “Demand Shareholders”) thereunder, mutatis mutandis, but taking into account required changes due to differing jurisdictions of organization (including as it relates to applicable Law) or the stock exchange on which the IPO Entity shall be listed; provided, that Gibco (acting at the direction of the KKR Principal Investors) shall have the right to initiate the first such registration or offering following an IPO), (iii) subject to the proviso in Section 3.7(a), one or more agreements in respect of any Recapitalization Transactions undertaken in connection with, and in furtherance of, such IPO and (iv) such other agreements with respect to various matters regarding the rights and obligations of the Shareholders as may be agreed among such Shareholders (collectively, the “IPO Agreements”). For the avoidance of doubt, Gibco and the Company shall use reasonable best efforts to take all actions necessary in order to effect the provisions of this Section 3.7(b), including entering into the customary registration rights or offering rights agreement described in clause (ii).

(c) If required by Gibco (acting at the direction of the KKR Principal Investors), Walgreens shall participate proportionally to the Principal Investor IPO Percentage in any IPO if such IPO includes securities to be sold by the Shareholders; provided, that Walgreens shall have the right to elect to participate up to proportionally to the Principal Investor IPO Percentage in any IPO which includes securities to be sold by the Shareholders if Gibco’s right described in this Section 3.7(c) is not exercised.

(d) Notwithstanding anything to the contrary herein (but giving effect to the proviso in clause (ii) of Section 3.7(b)), Walgreens shall not be treated less favorably in any material respect than the Gibco Principal Investors, considered in the aggregate (but with respect to pricing, individually), in respect of the terms and conditions of any IPO, any IPO Agreements or any Recapitalization Transactions.

(e) Each Shareholder hereby agrees that in preparation for the Company’s first IPO, the Shareholders will negotiate in good faith, and consult with the managing underwriters, to determine the appropriate governance structure for the IPO Entity as a publicly listed and traded entity, including the appropriate size for a reduced board of directors and the appropriate representation thereon of executive and non-executive directors (including independent directors) and directors nominated by the Shareholders, giving due regard to both the expectation of the public market with respect to transparent governance and the existing governance rights of the Shareholders set forth herein. In furtherance of the foregoing, Walgreens agrees that it shall accept the right to designate the same number of directors for election to the board of the IPO Entity as may be designated, directly or indirectly (i.e., through Gibco or another contractual arrangement), by KKR and its Affiliates.

Section 3.8. Preemptive Rights.

(a) Subject to Section 3.8(e), prior to an IPO, if the Company proposes to issue additional Capital Stock of the Company or any Subsidiary of the Company proposes to issue additional Capital Stock of such Subsidiary to any Person other than any member of the Group that is the Company or, directly or indirectly, wholly owned by the Company and the Managers and no other Person, the Company shall deliver to each Shareholder a written notice of such proposed issuance at least 20 Business Days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 6.5 of such notice until the expiration of such 20 Business Day period, the “Subscription Period”). Such notice shall include, to the extent applicable, (i) the identity of the issuer, (ii) the amount, kind and terms of the Capital Stock to be included in the issuance, (iii) the price of the Capital Stock to be included in the issuance and (iv) the proposed issuance date, if known.

(b) Subject to Section 3.8(e), each Shareholder shall have the option, exercisable at any time during the first 10 Business Days of the Subscription Period by delivering an irrevocable written notice to the Company (except as otherwise provided in this Section 3.8) and on the same terms as those of the proposed issuance of such additional Capital Stock (including the number or amount, as applicable, of Capital Stock issuable upon exercise or conversion of any security), to irrevocably subscribe for such number or amount, as applicable, of Capital Stock up to (but in no event more than) an amount equal to the product of (i) the number or amount of any such additional Capital Stock (including the number or amount, as applicable, of Capital Stock issuable upon exercise or conversion of any security) to be offered and (ii) a fraction the numerator of which is the number of Shares owned by such Shareholder and the denominator of which is the total number of Shares outstanding (calculated on a fully diluted basis) immediately prior to such issuance, in each case, on the same terms and conditions as are to be provided to the proposed purchaser(s) in the issuance in question. In the event a Shareholder fails to exercise such option in accordance with the above requirements such Shareholder shall be deemed to have waived all of its rights with respect to such issuance. For the avoidance of doubt, unless the Company determines otherwise, no Shareholder shall have the right to subscribe for any Capital Stock with respect to which any other Shareholder has not, in whole or in part, exercised its preemption right hereunder.

(c) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by Section 3.8(a) (as such period may be extended to the extent necessary to obtain any required regulatory approvals), the Company or its Subsidiary, as applicable, has not completed the issuance, each Shareholder, in the event it has exercised its right under this Section 3.8, shall be released from its obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 3.8 separately complied with, in order to consummate such issuance.

(d) Each Shareholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 3.8.

(e) The provisions of this Section 3.8 shall not apply to issuances by the Company or any Subsidiary of the Company as follows:

(i) any issuance of securities upon the exercise or conversion of any shares, options, warrants or convertible securities issued and outstanding on the First Step Closing Date (in accordance with their terms as of the First Step Closing Date) or issued after the First Step Closing Date in a transaction that complied with the provisions of this Section 3.8 and was approved, as necessary, under this Agreement (in accordance with the terms of such securities);

(ii) any issuance of equity securities, options, warrants or convertible securities to officers, employees, directors or consultants of the Company or its Subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its Subsidiaries, or pursuant to any New MEP Plan, in each case, to the extent approved by the governing body of the entity making such issuance and approved, as necessary, under this Agreement;

(iii) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by the governing body of the entity making such issuance and approved, as necessary, under this Agreement (A) as acquisition consideration in any direct or indirect business combination or acquisition transaction approved, as necessary, under this Agreement, involving the Company or any of its Subsidiaries or (B) as acquisition consideration in connection with any joint venture or strategic partnership approved, as necessary, under this Agreement or (C) to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence, approved, as necessary, under this Agreement, of Indebtedness of the Company or any of its Subsidiaries;

(iv) any issuance of equity securities pursuant to an IPO or other Public Offering, approved, as necessary, under this Agreement;

(v) any issuance of securities in connection with any share split, share dividend paid on a proportionate basis to all holders of the affected class of equity interest or recapitalization approved by the governing body of the entity making such issuance and approved, as necessary, under this Agreement; or

(vi) any issuance of securities in connection with a Recapitalization Transaction conducted in accordance with Section 3.9.

Section 3.9. Recapitalization Transactions.

(a) Each Shareholder hereby agrees, if requested by Gibco in connection with an IPO or Required Sale, to the extent determined in good faith by Gibco to be reasonably necessary or appropriate in connection therewith, to exchange or convert all or any portion of the Shares held by such Shareholder in any Recapitalization Transaction, in each case in the manner and on the terms set forth in this Section 3.9; provided, that notwithstanding anything to the contrary contained herein, no Recapitalization Transaction shall be permitted hereunder if such Recapitalization Transaction would materially adversely impact any Shareholder relative to any other Shareholder, without the prior written consent of such adversely affected Shareholder.

(b) The Company shall furnish a written notice (the “Recapitalization Notice”) to each Shareholder at least 10 Business Days prior to the consummation of any Recapitalization Transaction. The Recapitalization Notice shall set forth the principal terms and conditions of the proposed Recapitalization Transaction, including (i) the number of Shares to be exchanged or converted in the Recapitalization Transaction, (ii) the percentage of Shares owned by each of the Shareholders that are to be exchanged or converted by the Shareholders (the “Recapitalization Percentage”), (iii) the new form of securities to be received upon exchange or conversion of such Shares, (iv) the proposed or reasonably anticipated conversion or exchange date and (v) an explanation for the necessity and/or appropriateness of the Recapitalization in the context of such IPO or Required Sale. Following receipt of such Recapitalization Notice, each Shareholder may request additional information to assist such Shareholder in its evaluation of the impact of such Recapitalization Transaction on such Shareholder, and Gibco will endeavor in good faith to provide such information as soon as reasonably practicable. If the Recapitalization Transaction described in such Recapitalization Notice is consummated, each Shareholder shall: (x) be bound and obligated to convert or exchange the Recapitalization Percentage of such Shareholder’s Shares on the same terms and conditions as the other Shareholder; and (y) receive the same securities per Share exchanged or converted except for differences, if any, that relate to the election and voting power of directors; provided, that in the case of this clause (y), any such differences are consistent with the Shareholders’ rights under this Agreement. If at the end of the 120th day after the date of delivery of the Recapitalization Notice the Recapitalization Transaction has not been completed, the Recapitalization Notice shall be null and void, each Shareholder shall be released from such Shareholder’s obligation under the Recapitalization Notice and it shall be necessary for a separate Recapitalization Notice to be furnished, and the terms and provisions of this Section 3.9(b) separately complied with, in order to consummate such proposed Recapitalization Transaction pursuant to this Section 3.9.

(c) Each Shareholder shall, at the Company’s expense, take or cause to be taken all such actions as may be necessary or reasonably desirable in order to expeditiously consummate any Recapitalization Transaction, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments and otherwise cooperating, to the extent reasonably requested by the Company and Gibco, in connection with such Recapitalization Transaction. Without limiting the generality of the foregoing, each Shareholder agrees, to (i) execute and deliver such agreements as may be reasonably specified by the Company or Gibco (including a shareholders’ agreement with terms that are substantially equivalent (to the extent reasonably practicable) to the terms of this Agreement, taking into account any change in the legal form of the issuer of the securities into which the Shares are being converted or exchanged), (ii) deliver, at or before the consummation of such Recapitalization Transaction, the share certificates for such Shares, duly endorsed, or with share (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Encumbrances, with any share (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration, (iii) vote or consent in favor of such Recapitalization Transaction (to the extent a vote or consent is required) and (iv) waive any appraisal or dissenters’ rights with respect to the Recapitalization Transaction.

(d) Subject to the last sentence of Section 3.9(b), the closing of a Recapitalization Transaction to which this Section 3.9 applies shall take place (i) on the proposed conversion or exchange date, if any, specified in the Recapitalization Notice (provided, in each case, that all material authorizations, orders, consents and approvals of any Governmental Authority legally required for the closing of such Recapitalization Transaction shall have been obtained and be in effect) or (ii) if no proposed transfer date was specified in the Recapitalization Notice, at such time as the Company or Gibco shall specify by reasonable notice to each Shareholder.

Section 3.10. Specific Performance. In furtherance of and not in limitation of Section 6.12, each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the Company or the Shareholder(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction or obligation is material, and that in the event of any such failure, neither the Company nor the Shareholder(s) shall have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Article III and to prevent any Transfer of Shares in contravention of any terms of this Article III, and waives, any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Company. The Company hereby represents and warrants to, and agrees with, each of the Shareholders that, as of the date hereof:

(a) the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by the Company and constitutes the binding obligation of the Company enforceable against the Company in accordance with its terms, subject to Creditors’ Rights;

(c) the execution, delivery and performance by the Company of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which the Company is subject, (ii) violate any order, judgment, or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company is a party or any term or condition of the Company Organizational Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder; and

(d) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of the Company to perform its obligations hereunder or to authorize the execution, delivery and performance by the Company of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which the Company is a party.

Section 4.2. Representations and Warranties of each Shareholder. Each Shareholder (severally and not jointly, as to itself) hereby represents and warrants to, and agrees with, the Company and the other Shareholders that, as of the date hereof:

(a) such Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Shareholder of this Agreement have been duly authorized by all necessary action;

(b) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to Creditors’ Rights;

(c) such Shareholder is the Beneficial Owner and holder of record of the number of Shares set forth next to its name on Schedule I hereto;

(d) the execution, delivery, and performance by such Shareholder of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Shareholder is subject, (ii) violate any order, judgment, or decree applicable to such Shareholder or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Shareholder is a party or any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Shareholder’s ability to satisfy its obligations hereunder;

(e) no consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Shareholder to perform its obligations hereunder or to authorize the execution, delivery and performance by such Shareholder of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Shareholder’s ability to satisfy its obligations hereunder or under any agreement or other instrument to which such Shareholder is a party;

(f) such Shareholder has acquired the Shares for investment and not with a view toward any resale or distribution thereof; and such Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement; and

(g) such Shareholder is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the investment in the Company; such Shareholder acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby, and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof; and the Shareholder has not relied on any due diligence investigation of any other Shareholder or its advisors and their respective Affiliates, or on any oral or written materials prepared or presented by any other Shareholder or its advisors, including any projections, forecasts, return on investment or other future cash flow illustrations prepared by any such Shareholder or its advisors or their respective Affiliates.

ARTICLE V

OTHER COVENANTS

Section 5.1. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Shareholder shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein; provided, that any such instrument or action does not increase a Shareholder’s obligations or have an adverse effect upon such Shareholder’s rights under this Agreement.

Section 5.2. Certain Tax Matters. Without limiting the obligations of the Company and Gibco under the Purchase Agreement and for so long as Walgreens holds at least 10% of the total outstanding Ordinary Shares and the Company or any Subsidiary of the Company is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code:

(i) At the prior written request of Walgreens, the Company shall make or cause to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date specified by Walgreens (which shall be no sooner than the day prior to First Step Closing Date) and electing “disregarded entity,” partnership or corporate status, as specified by Walgreens, with respect to any Wholly-Owned Subsidiary (whether existing at or formed or acquired after the First Step Closing other than AB Acquisitions Limited, Regarded FinCo or Regarded UKCo) which is an Eligible Entity; provided, that if any such election would reasonably be expected to have an adverse effect on the Company or any Shareholder other than Walgreens, the Company shall promptly inform Walgreens of such adverse effect in writing describing in reasonable detail the adverse effect and requesting Walgreens’ consent not to make such election, which consent shall not be unreasonably withheld, conditioned or delayed. Walgreens must respond to such any request within 15 Business Days (but no later than five Business Days prior to any applicable deadline for making such election) or be deemed to have given its consent. Company and Walgreens shall cooperate in good faith to resolve any dispute over such consent. If such consent is given or is unreasonably withheld, conditioned or delayed, the Company shall not be required to make such election.

(ii) Gibco and the Company shall consult and cooperate in good faith with Walgreens regarding minimizing the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates. At the prior written request of Walgreens, the Company shall Consider in Good Faith (1) making or causing to be made an entity classification election pursuant to U.S. Treasury Regulation Section 301.7701-3(c) having an effective date and electing the entity classification specified by Walgreens with respect to any Subsidiary of the Company (other than a Wholly-Owned Subsidiary, AB Acquisitions Limited, Regarded FinCo or Regarded UKCo) and (2) taking or refraining from taking any other action to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates.

(iii) From and after the First Step Closing Date, except as otherwise provided in this Section 5.2 or Section 7.14 of the Purchase Agreement, the Company and the other members of the AB Group shall, and Gibco shall cause the Company and the members of the AB Group to, refrain from, directly or indirectly, (A) filing or permitting to be filed any elections pursuant to Section 754 or entity classification elections pursuant to U.S. Treasury Regulations Section 301.7701-3(c) with respect to the Company or any of its Subsidiaries; (B) converting the Company or any Subsidiary of the Company under local law from an Eligible Entity to a Per Se Entity or from a Per Se Entity into an Eligible Entity, as applicable; (C) amending or otherwise modifying the organizational documents of the Company or any Subsidiary of the Company that qualifies as an Eligible Entity (or any other agreements or arrangements relating to the personal liability of any member of the Company or any such Subsidiary) if such amendment or modification would cause the Company or the respective Subsidiary, as applicable, not to qualify as an Eligible Entity or to change the default classification of the Company or any such Subsidiary pursuant to U.S. Treasury Regulation Section 301.7701-3(b); or (D) agreeing to or authorizing, or committing to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (A)-(C) above; provided that the Company shall be permitted to take such action with the written consent of Walgreens, not to be unreasonably withheld, conditioned or delayed.

(iv) The Company shall consult in good faith with Walgreens and use reasonable efforts to determine if any material transaction contemplated by the Company or its Subsidiaries would or would be reasonably expected to generate “subpart F income” within the meaning of Section 952 of the Code or otherwise result in an income inclusion by Walgreens or any of its Affiliates pursuant to Section 951 of the Code. If the Company makes such a determination, the Company shall promptly notify Walgreens in writing of such transaction and shall provide Walgreens with information reasonably requested by Walgreens in writing with respect to such transaction in sufficient detail to permit Walgreens to make an independent evaluation of the U.S. federal income tax consequences of such transaction to Walgreens. The Company shall Consider in Good Faith any comments received from Walgreens with respect to such transaction and shall, at the written request of Walgreens, Consider in Good Faith refraining from effecting such transaction or otherwise modifying such transaction to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates.

(v) The Company shall deliver to Walgreens any periodic Tax report prepared by the Director of Tax of the Company in the Ordinary Course of Business for delivery to the Finance Committee and the Group Audit Committee promptly after such Tax report is delivered. At a time mutually agreed to by Walgreens and the Company that is promptly after the end of each quarter, the Company will cause the Director of Tax of the Company to participate in a meeting or conference call with the Divisional Vice President of Tax of Walgreens to review and discuss (i) any material Tax planning arrangements of the Group; (ii) any material transfer pricing matters with respect to the Group; (iii) any material current or proposed transaction (including any material current or proposed intercompany transactions or arrangements between any member of the

Group that would reasonably be expected to increase the amount of any income inclusion pursuant to Section 951 of the Code by Walgreens or any of its Affiliates); (iv) any material threatened or pending claim, audit or other proceeding with any Taxing Authority relating to any Tax or Tax Return of any member of the Group; (v) any material pending ruling request, closing agreement or other material agreement with any Taxing Authority; and (vi) any other material Tax matters with respect to the Group. Promptly following such meeting or conference call, the Company shall provide Walgreens with information reasonably requested by Walgreens in writing with respect to any matters discussed during such meeting or conference call in sufficient detail to permit Walgreens to make an independent evaluation of the U.S. federal income tax consequences of such matters to Walgreens. The Company shall Consider in Good Faith any comments received from Walgreens with respect to the matters discussed during such meeting or conference call and shall, at the written request of Walgreens, Consider in Good Faith taking or refraining from taking action with respect to such matters, in each case, to minimize the amount of “subpart F income” within the meaning of Section 952 of the Code or any other income inclusion pursuant to Section 951 of the Code to the Buyer or its Affiliates.

(b) Without limiting the obligations of the Company and Gibco under the Purchase Agreement and for so long as Walgreens holds at least 10% of the total outstanding Ordinary Shares, Gibco shall procure that neither it nor any company other than the Company or its Subsidiaries shall take any steps that would result in either: (i) any amount of interest expense of the Company or one of its Subsidiaries falling to be disallowed for the purposes of UK corporation tax as a result of the provisions of Part 7 of the UK Taxation (International and Other Provisions) Act 2010, or (ii) the group of companies of which the Company and its Subsidiaries are members for the purposes of paragraph 26 of Schedule 7AC to the UK Taxation of Chargeable Gains Act 1992 ceasing to be treated as a “qualifying group” under paragraph 18 of that Schedule.

(c) Each of Gibco and the Company shall (and shall cause their respective Affiliates, officers, employees, agents and representatives to) reasonably cooperate with Walgreens to adopt an initial taxable year, for U.S. federal income tax purposes, of the Company and each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ending on a date designated by Walgreens (which date, with respect to any Subsidiary of the Company that is a “controlled foreign corporation,” Walgreens contemplates will be within 29 days of the First Step Closing Date), and shall furnish or cause to be furnished to Walgreens, upon request, as promptly as practicable, such information and assistance as reasonably necessary to effect the foregoing; provided that nothing in this paragraph (c) shall be construed as requiring the Company or any of its Subsidiaries to change its financial reporting year or any other reporting period other than for U.S. federal income tax purposes.

(d) With respect to any period during which Walgreens holds Ordinary Shares and the Company is treated as a partnership for U.S. federal income tax purposes, the allocation of items of income, gain, loss, deduction or credit, for U.S. federal income tax purposes, among holders of Shares shall be governed by Schedule III hereto, and any amendment thereto that adversely affects Walgreens shall require the prior written consent of Walgreens, not to be unreasonably withheld, conditioned or delayed.

(e) The Company shall (i) use reasonable best efforts to conduct its operations such that no Shareholder (x) is treated as being engaged in “commercial activity” within the meaning of Section 892 of the Code; (y) recognizes income that is “effectively connected with the conduct of a trade or business within the United States” within the meaning of Sections 871 and 882 of the Code; or (z) recognizes unrelated business taxable income within the meaning of Section 512 of the Code and (ii) conduct its operations such that no Shareholder recognizes income other than qualifying income under Section 7704(d) of the Code.

(f) To the extent Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of any Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder. If a distribution to a Shareholder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Shareholder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Shareholder hereby agrees to indemnify and hold harmless the Company and the Shareholders from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Shareholder.

Section 5.3 Management Equity Incentive Plan. Each Shareholder acknowledges and agrees that pursuant to the Management Equity Incentive Plan, until the Second Step Closing, a portion of the total equity of the Group shall be held by management of the Company (such portion not to exceed 2.872% of the Group’s total share capital).

Section 5.4. Information.

(a) (i) The Company and its Subsidiaries will prepare and provide, or cause to be prepared and provided, to each Shareholder:

(A)	as soon as practicable, and in any event within 90 days after the end of each fiscal year, the audited consolidated financial statements of the Group, prepared in accordance with IFRS, audited in accordance with PCAOB auditing standards, including the audited consolidated Group statement of financial position as at the end of each such fiscal year and audited consolidated Group statements of income, cash flows and changes in equity for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year, accompanied by the audit report of the Company’s statutory auditors;

(B)

as soon as practicable, and in any event within 45 days after the end of each quarterly accounting period in each fiscal year (other than the last fiscal quarter of the fiscal year) which aligns to the reporting period on which Walgreens will reflect the Group’s financials, the unaudited consolidated financial statements of the Group, prepared in accordance with IFRS, reviewed by the Group’s statutory auditors, (except for the absence of the notes to the consolidated financial statements and subject to year-end adjustments), comprising the unaudited consolidated Group statement of financial position as at the end of each such fiscal quarter and for the current fiscal year to date and unaudited consolidated Group statements of income, cash flows and changes in equity for such fiscal quarter and for the current fiscal year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;

(C)	as promptly as practicable following the end of each monthly accounting period in each fiscal quarter, and in any event reasonably concurrently with the provision of such materials to any outside recipient and in no event later than the time they are provided to the KKR Principal Investors, the unaudited consolidated financial statements of the Group prepared in accordance with IFRS, including the unaudited consolidated Group statement of financial position as at the end of each such monthly period and for the current fiscal year to date and unaudited consolidated Group statements of income, cash flows and changes in equity for each such monthly period and for the current fiscal year to date;

(D)	within a reasonable time following written request by such Shareholder, reasonable access to the premises, officers, employees, books and records of any member of the Group, at reasonable hours and so as not to unduly disrupt the operations of the Company and its Subsidiaries and shall use their reasonable best efforts to provide such Shareholder reasonable access to the auditors of the Company; and

(E)	within a reasonable time following written request by such Shareholder, such other financial or other information regarding the Company’s or any other member of the Group’s operations, activities, finances and accounts as may already exist and as such Shareholder may reasonably request.

(ii) For so long as Walgreens is a Shareholder, as soon as practicable after written request from Walgreens, subject to the last sentence of this clause (ii), the Company and its Subsidiaries will provide, or cause to be prepared and provided, any information relating to the Company and its Subsidiaries or their respective assets or businesses as Walgreens may reasonably request for purposes of preparing and filing Tax Returns, making any Tax elections, preparing for any claim, audit or other proceeding with any Taxing Authority, prosecuting or defending any claim, audit or other proceeding with any Taxing Authority relating to any Tax or Tax Return, or accounting for Taxes, which information the Company shall prepare in the manner and on the basis as Walgreens may reasonably request. With respect to information requests relating to preparing and filing periodic Tax Returns, Walgreens will consult and cooperate in good faith with the Company as soon as reasonably practicable at the beginning of the relevant taxable period regarding the information that Walgreens reasonably expects to need for preparing and filing such Tax Returns for such taxable year such that the Company can implement the appropriate reporting systems to collect and report such information for the taxable year.

(iii) For so long as Walgreens Beneficially Owns at least 5% of the total outstanding Ordinary Shares, the Company will use its reasonable best efforts to prepare and provide or assist Walgreens with preparing, or use its reasonable best efforts to cause to be prepared and provided, in a reasonably timely fashion upon reasonable prior request by Walgreens, any (A) financial information (including those described in clauses (A)-(C) of Section 5.4(a)(i)) or other data relating to the Group and (B) any other relevant information or data in each case, to the extent necessary, as reasonably determined in good faith by Walgreens, for Walgreens to, (x) comply with GAAP or its obligations under applicable Law or the rules and regulations of any SRO (including reporting, filing and accounting obligations that may arise under applicable Law or the rules and regulations of any SRO in the course of Walgreens’ business and financing activities) or (y) apply the equity method of accounting in accordance with GAAP and/or United States generally accepted auditing standards and applicable Law, and agrees to use its reasonable best efforts to cause its and its Subsidiaries Representatives to cooperate in good faith with Walgreens in connection with the foregoing.

(b) For the avoidance of doubt, the provisions of Section 7.09, Section 7.05 and Section 7.02 of the Purchase Agreement shall be the only provisions pursuant to which Gibco and the Company or any of their Affiliates shall have any obligation to Walgreens or any of its Affiliates in respect of the preparation and provision of information and the provision of cooperation or assistance with respect to Debt Financing (as defined in the Purchase Agreement) or the Proxy Statement (as defined in the Purchase Agreement), and Walgreens hereby acknowledges and agrees that it shall not have any right to claim that the failure of Gibco or the Company to perform any obligation under Section 5.4(a) has resulted in the failure of Gibco or the Company to perform any obligation under Section 7.09, Section 7.05 or Section 7.02 of the Purchase Agreement.

(c) In furtherance of and not in limitation of any other similar agreement such Shareholder or any of its Representatives may have with the Company or its Subsidiaries, each Shareholder agrees that all Confidential Information shall be kept confidential by such Shareholder and shall not be disclosed by such Shareholder in any manner whatsoever, except as permitted by this Section 5.4(c). Any Confidential Information may be disclosed:

(i) by a Shareholder (x) to any of its Affiliates, (y) to such Shareholder’s or such Affiliate’s respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) and (z) in the case of Gibco, to any direct or indirect shareholder of Gibco and, if any such direct or indirect shareholder of Gibco is a limited partnership, limited liability company or other investment vehicle, to any current or prospective direct or indirect general partner, limited partner, member, equityholder or management company of such direct or indirect shareholder of Gibco or any former direct or indirect general partner, limited partner, member, equityholder or management company which retained an economic interest in such direct or indirect shareholder of Gibco (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (each of the Persons described in clause (z), collectively, “Gibco Related Persons” and each of the Persons described in clauses (x), (y) and (z), collectively, for purposes of this Section 5.4(c) and the definition of “Confidential Information”, “Representatives”), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to assist such Shareholder (or its Affiliates or, in the case of Gibco, any Gibco Related Persons, as applicable) in evaluating or reviewing its existing or prospective direct or indirect investment in the Group, including in connection with the disposition thereof, and each Representative of a Shareholder shall be deemed to be bound by the provisions of this Section 5.4(c) (provided, that with respect to Gibco Related Persons, such Person shall instead be deemed to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, which has restrictions substantially similar to this Section 5.4(c)) and such Shareholder shall be responsible for any breach of this Section 5.4(c) (or such other agreement or obligation, as applicable) by any such Representative;

(ii) by a Shareholder or any of its Representatives to the extent the Company and the other Shareholder consent in writing;

(iii) by a Shareholder or any Gibco Related Person or any of their respective Representatives to a potential Transferee (so long as such Transfer is permitted hereunder); provided, that such Transferee agrees to be bound by the provisions of this Section 5.4(c) (or a confidentiality agreement having restrictions substantially similar to this Section 5.4(c)) and such Shareholder shall be responsible for any breach of this Section 5.4(c) (or such confidentiality agreement) by any such Transferee; and

(iv) by any Shareholder or any Gibco Related Person or any of their respective Representatives to the extent that such Shareholder, Gibco Related Person or Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or Governmental Authority request or the rules of any securities exchange on which its securities are listed or the rules and regulations of any SRO; provided, that prior to making such disclosure, such Person uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law, including to the extent practicable and permitted by Law, consulting with the Company and Walgreens (in the case of Gibco or any of its Representatives) or Gibco (in the case of Walgreens or any of its Representatives) regarding such disclosure and, if reasonably requested by the Company or Walgreens (in the case of Gibco or any of its Representatives), or the Company or Gibco (in the case of Walgreens or any of its

Representatives), assisting such requesting party, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that such Shareholder, Gibco Related Person or Representative which is required to disclose Confidential Information, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by applicable Governmental Authority or as is, based on the advice of its counsel, legally required or compelled. Notwithstanding anything to the contrary herein, the confidentiality obligations of (x) Walgreens under this Section 5.4(c) shall not apply to any disclosures reasonably determined in good faith by Walgreens to be necessary in connection with its reporting and filing obligations under applicable Law or its application of the equity method of accounting in accordance with GAAP and/or United States generally accepted auditing standards or (y) any Shareholder or Gibco Related Person under this Section 5.4(c) shall not apply to the disclosure of the fact that such Shareholder or Gibco Related Person has an investment in the Group in name only (it being understood that this disclosure shall not include the investment amount, valuation information or any other information related thereto); provided, that for the avoidance of doubt, such information may otherwise be disclosed by such Shareholder or Gibco Related Person to its Representatives in accordance with the first sentence of this Section 5.4(c). The terms and provisions of this Section 5.4(c), together with Section 1.6(c) of the Buyer Shareholders Agreement, shall supersede the terms of the Confidentiality Agreement, which is hereby expressly terminated.

(d) Notwithstanding anything to the contrary herein, without limiting any such Director’s fiduciary duties under applicable Law, and subject to Section 2.8 and Section 5.5 hereof and Section 3.2 of the Buyer Shareholders Agreement, each of the Shareholders hereby consents to the Gibco Designated Directors that are representatives of the KKR Principal Investors sharing any information such Directors (in their capacities as such) receive from any member of the Group with officers, directors, members, employees, attorneys, accountants, consultants, bankers and financial advisors of Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and their respective Affiliates (other than any portfolio companies thereof), in each case, who shall agree to be bound by the provisions of Section 5.4(c) and this Section 5.4(d) (or to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, which has restrictions substantially similar to Section 5.4(c) and this Section 5.4(d)) (and Gibco shall also remain responsible for any breach of such provisions, or such other agreements or obligations, as applicable, by any such Person) for the internal use by Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and such Affiliates, and to the internal use by Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and such Affiliates of any information received from any member of the Group, in each case subject, however, to (x) Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of Walgreens or the Company in violation of applicable Law and (y) compliance by Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, the KKR Investment Funds and their respective Affiliates with the confidentiality provisions set forth in Section 5.4(c).

Section 5.5. Non-Solicitation; Non-Hire. Until the applicable Non-Compete Fall-Away Date (a) each Shareholder shall not (and shall use its reasonable efforts to procure that its Affiliates do not) and (b) each Shareholder (other than Walgreens and its Permitted Transferees) and the Company shall not, and the Company shall cause its Subsidiaries not to (and each such Shareholder and the Company shall use reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any Senior Manager, in the case of clause (a), or of the management team of Walgreens and its Subsidiaries with a title of Vice-President or higher, in the case of clause (b), without the approval of the Company Board (acting by simple majority of the disinterested Directors), in the case of clause (a), or without the approval of the board of directors of Walgreens (acting by simple majority of its disinterested directors), in the case of clause (b), and, in each case, shall not make any offers to any such executive; provided, that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such executive (i) resulting from general advertisements for employment conducted by such party or its Affiliates, (ii) six months following cessation of such executive’s employment with the Group, in the case of clause (a), or with Walgreens and its Subsidiaries, in the case of clause (b), without any encouragement by such party or its Affiliates or (iii) in the case of clause (a), by Walgreens, following exercise of the Call Option in accordance with the Purchase Agreement, so long as employment by Walgreens of any such executive remains conditioned in all respects on the completion of the Second Step Closing. For purposes of this Section 5.5, an “Affiliate” of Gibco or the Company shall not be deemed to include (i) any “portfolio company” (as such term is customarily used among institutional investors) of Kohlberg Kravis Roberts & Co. L.P. so long as such portfolio company has not received any Confidential Information and none of Kohlberg Kravis Roberts & Co. L.P. or any of its controlled Affiliates instructs or overtly encourages any such portfolio company to take any action that would violate any provision of this Agreement that would be applicable to such portfolio company were it to be deemed to be an Affiliate hereunder or (ii) any KKR Non-Private Equity Business.

Section 5.6. Non-Competition.

(a) In order to induce the Shareholders and the Company to enter into this Agreement and the Transactions, until the applicable Non-Compete Fall-Away Date (x) each of Gibco and the Company and (y) Walgreens, hereby covenants and agrees that it shall not, directly or indirectly (including through Affiliates), own, manage or operate, or participate in, or benefit from, the ownership, management or operation of, or have any Beneficial Ownership interest in, any (1) Walgreens Designated Entity, in the case of clause (x), or (2) Company Designated Entity, in the case of clause (y); provided, that without limiting the generality of the foregoing, this Section 5.6(a) shall not prohibit:

(i) the Beneficial Ownership, as a passive investment, of less than five percent of the outstanding stock of any publicly traded corporation;

(ii) the operation of any businesses conducted by the Group, in the case of clause (x), or Walgreens and its Subsidiaries, in the case of clause (y), in each case that exist as of the date hereof, in the lines of business, and in the geographic markets, in which they are actively engaged as of the date hereof;

(iii) the performance of any act or the conducting of any business conducted by the Joint Ventures;

(iv) taking any action that is expressly required by this Agreement, any of the Transaction Documents (including the Buyer Shareholders Agreement); or

(v) the acquisition of a Person or business or more than 50% of the outstanding Capital Stock of such Person or business, if such Person or business conducts, directly or indirectly, businesses of any Walgreens Designated Entity, in the case of clause (x), or of any Company Designated Entity, in the case of clause (y), in each case or any lesser percentage if such acquisition results in the holding of the right to control such Person or business, and, prior to such acquisition, neither such Person nor any of its Affiliates, nor such business nor any of its Affiliates, as the case may be, was an Affiliate of the acquiror or its Affiliates, and such Person or business, as the case may be, and its Affiliates derived not more than 10% of its total consolidated revenues in its most recent fiscal year from activities of such Walgreens Designated Entity, in the case of clause (x), or of such Company Designated Entity, in the case of clause (y).

(b) In furtherance of and not in limitation of Section 6.12, each of the parties to this Agreement acknowledges that it shall be impossible to measure in money damages to the other parties hereto if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Section 5.6, that every such restriction or obligation is material, and that in the event of any such failure, the other parties hereto shall not have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Section 5.6 and to prevent any breach of any terms of this Section 5.6, and waives, any defenses thereto, including the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

(c) Each of the parties hereto acknowledges and agrees that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate interests of the others and constitute a material inducement to the other to enter into this Agreement, the other Transaction Documents and consummate the transactions contemplated by this Agreement and the Transactions. It is the intent of the parties that the provisions of this Section 5.6 shall be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.6 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

(d) For purposes of this Agreement, the “Non-Compete Fall-Away Date” means the date that is the first anniversary of the earlier of (A) the last day of the Call Exercise Period and (B) the Governance Clawback Date.

(e) For purposes of this Section 5.6, an “Affiliate” of Gibco or the Company shall not be deemed to include Kohlberg Kravis Roberts & Co. L.P., any KKR Principal Investor, any KKR Investment Fund or any of the Affiliates or portfolio companies of Kohlberg Kravis Roberts & Co. L.P., any KKR Principal Investor or any KKR Investment Fund.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the written consent of both Shareholders, (ii) the completion of the Second Step Closing, (iii) after the completion of a Qualified Public Offering, the first date on which Walgreens Beneficially Owns fewer Shares than the aggregate number of publicly listed and traded Shares and (iv) the 25th anniversary of the First Step Closing. At the time any Shareholder ceases to Beneficially Own any Shares, such Shareholder shall automatically cease to be a party to this Agreement. Termination of this Agreement shall not relieve any party for the breach of any obligations under this Agreement prior to such termination. Notwithstanding any such termination of this Agreement in its entirety or in respect of any Shareholder pursuant to this Section 6.1, the provisions of Section 2.1(e), Section 2.8, Section 3.3(b), the final two sentences of Section 3.5(c), clause (z) of the penultimate sentence and the final sentence of Section 3.5(d), Section 3.6(e), Section 3.6(f), the agreements entered into in connection with an IPO as contemplated by Section 3.7(b), Section 5.4(c), Section 5.5, Section 5.6 and this Article VI shall survive any termination of this Agreement in accordance with their respective terms or, if the terms of any such provision do not contain an expiration, until the later of the fifth anniversary of such termination and the liquidation and dissolution of the Company; provided, that in all cases, the latest that any provision of this Agreement may survive is until the 25th anniversary of the First Step Closing.

Section 6.2. Indemnification.

(a) The Company agrees to indemnify, pay, protect and hold harmless, to the maximum extent permitted by applicable Law, each member of the Company Board, each Shareholder and its Affiliates and their respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys and the defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against any Indemnitee) and all costs of investigation in connection therewith (collectively, “Losses”) which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction prior to, on or after the date of this Agreement, on the part of the Indemnitee when acting on behalf of any member of the Group in any capacity, including as a member of the Company Board or committee thereof or as a member of any other board of directors or other governing body or committee thereof of any member of the Group (other than any such Losses by a Shareholder as a result of a breach of this Agreement by such Shareholder without prejudice to any other remedy a Shareholder may have as a result of such breach, or such Losses which are finally determined by a competent court (after all appeals have been heard or waived) to have resulted from such Indemnitee’s fraud, gross negligence or willful misconduct).

(b) The right to indemnification conferred in this Section 6.2 shall include the right to be paid or reimbursed by the Company the expenses incurred by a Person of the type to be indemnified under Section 6.2(a) who was, is or is threatened to be made, a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the Person’s ultimate entitlement to indemnification. Such expenses shall, at the request of the Person entitled to be indemnified under Section 6.2(a), be advanced by the Company on behalf of such Person in advance of the final disposition of a proceeding so long as such Person shall have provided the Company with a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 6.2 or otherwise.

(c) In any action, suit or proceeding against any Indemnitee relating to or arising out of, or alleged to relate or to arise out of, any such action or non-action, the Indemnitee shall have the right jointly to employ, at the expense of the Company, counsel appointed by the Company, which counsel shall be reasonably satisfactory to the Indemnitee, in such action, suit or proceeding. If joint counsel is so retained, an Indemnitee may nonetheless employ separate counsel, but at such Indemnitee’s own expense. If an Indemnitee is determined by a court, tribunal or other relevant body to have committed fraud or to have acted with gross negligence or to have been guilty of willful misconduct, the Indemnitee shall reimburse all the expenses paid by the Company on its behalf under this paragraph.

(d) The Company acknowledges and agrees that its indemnification obligations under this Section 6.2 to indemnify or advance expenses to any Indemnitee for the matters covered hereby shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith, and any obligation on the part of any Shareholder Indemnitor under any Shareholder Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and any Shareholder Indemnitor makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any Shareholder Indemnification Agreement on account of such Unpaid Indemnitee Amounts, such Shareholder Indemnitor shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnitee Amounts.

(e) The indemnification rights contained in this Section 6.2 will be cumulative of, and in addition to, any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators may otherwise be entitled by contract or as a matter of Law. The indemnification provided in this Section 6.2 will inure to the benefit of the heirs, successors, permitted assignees and administrators of each of the Indemnitees. To the extent that any Indemnitee is entitled to be indemnified by the Company, any other Indemnitee and/or any insurer under a policy procured by such Indemnitee (i) the obligations of the Company hereunder shall be primary and the obligations of such other Indemnitee or insurer secondary and (ii) the Company shall not be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer.

(f) The indemnity provided by this Section 6.2 shall in no event cover damages or indemnifiable expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy carried by the Company or any of its Subsidiaries, provided, that neither the Company nor any of its Subsidiaries shall be obligated to carry any such policy.

(g) Except as set forth in the last sentence of Section 6.2(c), under no circumstances will any Shareholder be liable for or have any obligation to satisfy any indemnification claim under this Section 6.2.

Section 6.3. Amendments and Waivers. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by each of the Company and the Shareholders; provided, that any Shareholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. A waiver or consent to or of any breach or default by any Person in the performance by that Person of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to this Agreement. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

Section 6.4. Successors, Assigns and Transferees. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; and by their signatures hereto, each party intends to and does hereby become bound. Subject to the limitations set forth herein, the rights and obligations of any Shareholder under this Agreement shall not be assigned except to a Transferee to which a Shareholder Transfers its Shares in compliance with this Agreement. Any assignment of rights or obligations in violation of this Section 6.4 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person any right, remedy or claim under, in or in respect of this Agreement or any provision herein contained other than the parties hereto and their respective permitted successors and assigns.

Section 6.5. Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent via facsimile or email and confirmed, or mailed by certified mail, return receipt requested, or sent by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

if to the Company, to it at:

94, Baarerstrasse

6300 Zug

Switzerland

Attention: Marco Pagni

Email: Marco.Pagni@allianceboots.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, New York 10017

Attention: Mark D. Pflug

Facsimile: (212) 455-2502

Email: mpflug@stblaw.com

and

Darrois Villey Maillot Brochier

69, avenue Victor Hugo

Paris 75783

France

Attention:       Alain Maillot

                         Ben Burman

Facsimile: +33 1 45 02 49 59

Email:     amaillot@darroisvilley.com

                bburman@darroisvilley.com

if to Gibco, to it at:

57/63 Line Wall Road

Gibraltar

Attention: Marco Pagni

Facsimile: +350 200 71966

Email: Marco.Pagni@allianceboots.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, New York 10017

Attention: Mark D. Pflug

Facsimile: (212) 455-2502

Email: mpflug@stblaw.com

and

Darrois Villey Maillot Brochier

69, avenue Victor Hugo

Paris 75783

France

Attention:        Alain Maillot

                          Ben Burman

Facsimile: +33 1 45 02 49 59

Email:     amaillot@darroisvilley.com

                bburman@darroisvilley.com

if to Walgreens, to it at:

Walgreen Co.

108 Wilmot Road

Attention:     Thomas J. Sabatino, Executive Vice President,

                       General Counsel and Corporate Secretary

Facsimile:    (847) 315-3652

Email:           thomas.sabatino@walgreens.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:       Andrew R. Brownstein

                         Benjamin M. Roth

Facsimile:      (212) 403-2233

Email:             arbrownstein@wlrk.com

                         bmroth@wlrk.com

if to any Shareholder who becomes a party to this Agreement after the date hereof, to the address, facsimile number and email address set forth below its name on the signature page hereto or on the applicable Joinder Agreement.

(b) Any such notice shall (i) if delivered personally, be deemed received upon delivery; (ii) if delivered by facsimile or email, be deemed received on the first Business Day following confirmation; (iii) if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and (iv) if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the mail.

(c) To the extent permitted by Law, whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.6. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (including the documents and the instruments referred to in this Agreement) and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.7. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 6.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Switzerland.

Section 6.9. Severability. Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect. Any such invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision as comes closest to the economic intent and purpose as of such invalid or unenforceable provision as regards subject matter, amount, time, place and extent.

Section 6.10. Limitation of Liability. To the fullest extent permitted by Law, and except as arising from the fraud or willful and material breach of such party, neither the Company nor any Shareholder shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle (in each case, except to the extent any such damages are part of a claim by a third party), and the Company and each Shareholder releases each of the other such Persons from liability for any such damages.

Section 6.11. Dispute Resolution; Consent to Arbitration.

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement or the other Transaction Documents, including any question regarding its existence, validity, termination, breach or interpretation or any dispute regarding the validity, amount or liability for any claim arising hereunder (a “Dispute”), the parties hereto shall use all commercially reasonable efforts to resolve the matter amicably. If one party gives another party (or parties) hereto notice that a Dispute has arisen and the applicable parties are unable to resolve such Dispute within 20 days of service of such notice, then the Dispute shall be referred to SP (or his successor as Executive Chairperson), Dominic Murphy (or any other individual designated by the KKR Principal Investors) and Gregory D. Wasson (or his successor as chief executive officer of Walgreens), who shall attempt to resolve the Dispute. No party shall resort to arbitration against another under this Agreement until 20 days after such referral.

(b) Any Dispute which remains unresolved pursuant to Section 6.11(a) 20 days after service of notice of such Dispute as given and which a Shareholder wishes to have resolved shall be referred upon the application of any party hereto to, and finally resolved by, arbitration under the Rules of Arbitration (the “Rules”) in force at the date of this Agreement of the International Chamber of Commerce’s International Court of Arbitration (the “ICC”) and shall be administered by the ICC. The seat, or legal place, of arbitration shall be New York, New York. The language to be used in the arbitration proceedings shall be English and all submissions shall be made in English. The substantive laws of Switzerland shall be applicable to the merits of the Dispute. The tribunal shall consist of three arbitrators nominated pursuant to Article 12 of the Rules.

(c) Each party hereto acknowledges and agrees that the arbitrators shall have the power to grant any remedy or relief available under Law, including injunctive relief, whether interim and/or final, and specific performance pursuant to Article 28 of the Rules, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) Each party hereto agrees that any arbitral proceedings under this Agreement and any arbitral proceedings under the Purchase Agreement and any of the other Transaction Documents, including the Buyer Shareholders Agreement, and any other agreements between the parties hereto or their Affiliates in connection with the Transactions may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular Dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The parties hereto further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

(e) The parties hereto do not authorize the arbitral tribunal, and the arbitral tribunal shall have no power or jurisdiction to: (i) alter or modify, or substitute its own interpretation of, any of the express terms, provisions or conditions of this Agreement, but shall enforce the contract strictly as drafted according to its terms or (ii) settle or resolve any Dispute by amiable composition or ex aequo et bono or by arbitration in equity.

(f) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 6.5 of this Agreement. Nothing in this Section 6.11 shall affect the right of any party to serve process in any other manner permitted by Law.

Section 6.12. Specific Performance. Each party hereto expressly acknowledges and agrees that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that certain provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to the parties, an aggrieved party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies and any and all other remedies provided for in this Agreement shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party hereto may otherwise have.

Section 6.13. Subsequent Acquisition of Shares. Any Shares acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement and such securities shall be considered to be “Shares” as such term is used herein for purposes of this Agreement.

Section 6.14. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 6.15. Fiduciary Duties; Exculpation; No Conflicts. To the maximum extent permitted by applicable Law, no Shareholder (in its capacity as Shareholder) shall have a fiduciary or similar duty to the other Shareholder, its respective Affiliates, to any members of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group, and each Shareholder and the Company hereby waives any claim relating to a breach of fiduciary or similar duty any Shareholder (in its capacity as Shareholder) has or may have in connection with any action or inaction by such Shareholder (in its capacity as Shareholder). No contract, agreement or understanding by or among any of Kohlberg Kravis Roberts & Co. L.P., the KKR Principal Investors, SP, the SP Principal Investors, Gibco, the Group, or any of their respective Affiliates, including any Charter Documents of Gibco or any of its Affiliates, shall conflict with (and Gibco hereto agrees to take all action necessary to ensure that none of the foregoing shall conflict with) the rights of Walgreens and its Affiliates set forth in this Agreement or the other Transaction Documents.

Section 6.16. Nature of Parties’ Rights and Obligations; Exclusion of Certain Rights, Obligations and Powers . The rights and obligations of the parties hereunder are contractual in nature, and the parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) in accordance with art. 530 et seq. of the Swiss Code of Obligations. No party shall, solely as a consequence of entering into this Agreement, have any right, duty or obligation to:

(a) provide any financing or funding to the Company or to any other member of the Group;

(b) make any contribution, whether financial or otherwise, to any of the purposes pursued by any party in entering into this Agreement; or

(c) share with any other party any revenues, profits, or losses, or reimburse any other party for any losses;

in each case other than as provided for in this Agreement or the other Transaction Documents, or any of the other agreements referenced herein or therein. Except as otherwise provided for in this Agreement, nothing in this Agreement shall give any party any right or power to act in the name or on behalf of, or to take any action for the account of, any other party or of the parties collectively.

Section 6.17. No Recourse. Except as expressly set forth in the Principal Investor Side Letters or the Limited Guaranties (as defined in the Purchase Agreement) (if any), only the parties that are signatories hereto or to a deed of adherence or accession to this Agreement or a Joinder Agreement shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, except as expressly set forth in the Limited Guaranties (if any) or the Principal Investor Side Letters), no recourse under this Agreement shall be had against any current or future Representative of any Shareholder or any current or future direct or indirect Affiliate, shareholder, member, general or limited partner or other Beneficial Owner of any Shareholder or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, it being expressly agreed and acknowledged that, except as expressly set forth in the Limited Guaranties or the Principal Investor Side Letters, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Shareholder under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.18. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable). This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 6.19. Conflicts and Privilege. It is acknowledged by each of the parties hereto that Gibco and the Company have retained Simpson Thacher & Bartlett LLP (“STB”), Darrois Villey Maillot Brochier AARPI (“Darrois”), Niederer Kraft & Frey Ltd. and Clifford Chance LLP (collectively, the “Existing Counsel”) to act as counsel in connection with the transactions contemplated hereby and otherwise. All of the parties hereto recognize the community of interest that exists and will continue to exist until the First Step Closing and the Second Step Closing, and the parties hereto agree that such community of interest should continue to be recognized after each respective date thereof. To the extent that any material subject to the attorney-client privilege, or any other applicable legal privilege, as regards Gibco or the Group, has been shared between them, whether prior to or after the date hereof, it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material is not intended to, and shall not, waive or diminish in any way such material’s continued protection under attorney-client or any other applicable legal privilege. Specifically, the parties hereto agree that (a) Walgreens shall not, and from and after the Second Step Closing shall cause the Company not to, seek to have any Existing Counsel disqualified from representing Gibco or (prior to the Second Step Closing only) the Company or any member of the Group in any dispute (whether in contract, tort or otherwise) based upon, arising out of or related to this Agreement or any of the transactions contemplated hereunder in whole or in part and (b) in connection with any dispute that may arise, prior to the Second Step Closing, between Gibco or the Company or any member of the Group, on the one hand, and Walgreens, on the other hand or, from and after the Second Step Closing, Walgreens or the Company or any member of the Group, on the one hand, and Gibco, on the other hand, Gibco and its Affiliates involved in such dispute (and not the Company or any member of the Group) will have the sole and exclusive right to decide whether or not to waive any attorney-client or other applicable privilege that may apply to any communications between Gibco, the Company or any other member of the Group and any Existing Counsel that occurred on or prior to the Second Step Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

ALLIANCE BOOTS GMBH

By:
Name:
Title:

AB ACQUISITIONS HOLDINGS LIMITED

By:
Name:
Title:

WALGREEN CO.

By:
Name:
Title:

[Signature Page to Swissco Shareholders’ Agreement]

ANNEX A

SHAREHOLDER APPROVAL RIGHTS OF (I) GIBCO AND (II) WALGREENS PRIOR TO THE STEP-DOWN DATE

(a) amending the Company Organizational Documents, or amending the terms of the Shares if such amendment to the terms of the Shares adversely affects such Shareholder, in each case unless (i) such amendment is required by Law or (ii) such amendment necessitated by any other action as to which such Shareholder’s consent is required and received (and the necessity of such amendment is brought to the attention of such Shareholder in advance of any such consent);

(b) (i) except in accordance with the Business Plan, materially changing the business purpose of the Group or (ii) undertaking any business operations in any jurisdiction that is then subject to a sanction program administered by The Office of Foreign Assets Control of the United States Department of the Treasury or any successor regime;

(c) unless required by applicable Law, entering or applying for liquidation, including any bankruptcy, composition, voluntary or involuntary dissolution, liquidation or winding up proceedings, moratorium or suspension of payments (or any similar proceedings in the relevant jurisdiction) of the Company or any Material Company Subsidiary;

(d) increasing or reducing the size of the Company Board (other than the removal, or appointment to fill any vacancy, of any Director pursuant to the terms of this Agreement, without changing the size of the entire Company Board);

(e) any IPO (for the avoidance of doubt, including any listing or admission to trading of Shares on a stock exchange or other trading facility);

(f) (i) declaring or paying any dividends or other distributions on account of Capital Stock (other than in respect of a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or repaying, redeeming or repurchasing any Capital Stock (other than a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or (ii) effecting any other recapitalization or reclassification, equity interest split or combination, or like reorganization or change in capitalization, if such recapitalization, reclassification, equity interest split, combination, reorganization or change in capitalization would adversely impact Walgreens relative to any other Shareholder, other than, in the case of each of clauses (i) and (ii), with respect to any economic interests in Galenica (subject to Article X of the Purchase Agreement);

(g) other than with respect to any matters or actions delegated by the Company Board in accordance with this Agreement, entering into or amending any affiliate transaction between any member of the Group, on the one hand, and any Shareholder, any Gibco Principal Investor or any of their respective Affiliates, including, for the avoidance of doubt Galenica, UK Holdings and their respective Subsidiaries, on the other hand, in each case other than (i) any agreement or transaction entered into in the ordinary course of business that is on arm’s-length terms and approved by the Company Board acting pursuant to and in compliance with Section 2.4(c), (ii) directors fees and expenses pursuant to Section 2.1(e) and (iii) payment of transaction and monitoring fees and expense reimbursement pursuant to the Second Amended and Restated Advisory Services Agreement, dated as of June 18, 2012, by and among Gibco, Kohlberg Kravis Roberts & Co. L.P. and Alliance Participations Ltd., as amended on the date of the Purchase Agreement;

(h) approval of any acquisitions or dispositions of businesses (by way of merger, share acquisition or disposition, acquisition or disposition of assets or similar business combination) or assets by any member of the Group, including joint ventures or strategic alliances or similar transactions, with an aggregate enterprise value in excess of £1,000 million in the aggregate per any twelve-month period, commencing as of the date of the Purchase Agreement;

(i) subject to Walgreens’ exercise of the Management Veto Option, appointing any Executive Chairperson, in the event SP ceases to be the Executive Chairperson; provided, that if such proposed Executive Chairperson (i) is proposed by SP, (ii) is at such time a Senior Manager and (iii) was employed as of the date of the Purchase Agreement by the Group, then in each case no Shareholder shall have a consent right pursuant to this clause (i);

(j) subject to Walgreens’ exercise of the Management Veto Option, appointing a Chief Executive Officer of the Company; provided, that if such proposed Chief Executive Officer (i) is proposed by SP, (ii) is at such time a Senior Manager and (iii) was employed by the Group as of the date of the Purchase Agreement, then in each case no Shareholder shall have a consent right pursuant to this clause (j);

(k) issuing any Capital Stock by any member of the Group to any Person, other than (i) any issuance of Capital Stock by any member of the Group (other than the Company) to the Company or another member of the Group that is, directly or indirectly, wholly owned by the Company and the Managers and no other Person (ii) any grants of awards under the Management Equity Incentive Plan or any New MEP Plan (to the extent permitted by clause (m) below if required, but which in the case of the Management Equity Incentive Plan shall be directly and economically borne by Gibco and not any other Shareholder or any member of the Group), (iii) as consideration in any acquisition transaction approved under clause (h) above, or any acquisition transaction of the type contemplated in clause (h) above (including a business combination, joint venture or strategic alliance or similar transaction) that is not required to be approved under clause (h) above as a result of not exceeding the limits contemplated thereby or (iv) any issuance of Capital Stock to financial institutions, commercial lenders or other debt investors, broker/finders or any similar party, or their respective designees in connection with the incurrence of Indebtedness (ignoring for this purpose the proviso therein); provided that no Shares may be issued pursuant to clauses (i)-(iv) above unless irrevocably subject to the Call Option;

(l) materially amending (i) the Business Plan or (ii) the then-approved annual budget of the Group (the “Annual Budget”), in each case in an amount in excess of 20% of the amounts reflected in the Business Plan or Annual Budget, in the aggregate with all other such amendments; provided, that no Shareholder shall have a consent right over any such amendments which are necessary or proper (in the good faith determination of the Board) by any material adverse change in (x) the financial, securities or commodities markets, (y) the industry or industries in which the Group operates, taken as a whole, or (z) any changes in Law affecting the Group; provided, further, that any Business Plan or Annual Budget adopted by the Company Board with the approval of at least one Walgreens Designated Director, or any action taken by any member of the Group with Walgreens’ consent pursuant to this Annex A, shall be deemed to amend the Business Plan and/or Annual Budget (as the case may be) without any further action by, or any consent required of, any Party; provided, further, that the amounts involved in any such deemed amendments shall not be counted towards the 20% limitation set forth above in the case of any subsequent amendments subject to this clause (l); it being understood and agreed by the parties hereto that, notwithstanding anything to the contrary contained herein, in the case of any non-compliance, non-adherence or any other deviation by the Group from the Business Plan or Annual Budget of more than 20% of the amounts reflected in the Business Plan or Annual Budget, in the aggregate, a meeting of the Company Board shall be promptly convened in accordance with the provisions of Article II for the purpose of discussing any such non-compliance, non-adherence or deviation and whether or not the Business Plan or Annual Budget requires amendment or modification;

(m) other than in the ordinary course of business consistent with past practice of the Group or as may not, in the sole discretion of SP for so long as he remains Executive Chairman, be considered commercially unreasonable, after good faith consultation and discussion with Walgreens (unless a Walgreens Designated Director is a member of the Remunerations Committee at the time the relevant determination or deliberation is made), increasing the planned or effective annual total compensation or benefits (including cash or non-cash bonuses and severance benefits), including through any New LTIP, or accelerating the vesting, funding or payment of any compensation or benefits, for Senior Managers;

(n) amending other than in any de minimis respect the schedule of matters reserved for decision by the Company Board, and the related delegated authorities, referred to in Section 2.6(b); and

(o) removing or replacing the Company’s statutory auditors; provided, that no Shareholder shall have a consent right over (and, accordingly, such right shall not apply to) replacing the Company’s statutory auditors with an internationally recognized independent public accounting firm.

ANNEX B

SHAREHOLDER APPROVAL RIGHTS OF WALGREENS FROM AND AFTER THE STEP-DOWN DATE

(a) amending the Company Organizational Documents in any material respect, or amending the terms of the Shares if such amendment materially adversely affects Walgreens, or in either case if such amendment is inconsistent with the provisions of this Agreement, in each case unless (i) such amendment is required by applicable Law or (ii) such amendment is necessitated by any other action as to which Walgreens’ consent is required and received (and the necessity of such amendment is brought to the attention of such Shareholder in advance of any such consent);

(b) (i) except in accordance with the Business Plan, materially changing the business purpose of the Group or (ii) undertaking any business operations in any jurisdiction that is then subject to a sanction program administered by The Office of Foreign Assets Control of the United States Department of the Treasury or any successor regime;

(c) unless required by applicable Law, entering or applying for liquidation, including any bankruptcy, composition, voluntary or involuntary dissolution, liquidation or winding up proceedings, moratorium or suspension of payments (or any similar proceedings in the relevant jurisdiction) of the Company or any Material Company Subsidiary;

(d) (i) declaring or paying any dividends or other distributions on account of Capital Stock (other than in respect of a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or repaying, redeeming or repurchasing any Capital Stock (other than a class of Capital Stock (x) wholly owned by a member of the Group that is wholly owned, directly or indirectly, by the Company and the Managers and by no other Person or (y) issued on a pro rata basis by any of the Material Company Subsidiaries whose results are not 100% attributable to equity shareholders of the Company) or (ii) effecting any other recapitalization or reclassification, equity interest split or combination, or like reorganization or change in capitalization, if such recapitalization, reclassification, equity interest split, combination, reorganization or change in capitalization would materially adversely impact such Shareholder relative to any other Shareholder, in each case other than in the case of each of clauses (i) and (ii) (A) in a pro rata manner among all Shareholders, (B) Recapitalization Transactions pursuant to and in accordance with Section 3.9 or (C) with respect to any economic interests in Galenica (subject to Article X of the Purchase Agreement);

(e) increasing or reducing the size of the Company Board (other than the removal, or appointment to fill any vacancy, of any Director pursuant to the terms of this Agreement, without changing the size of the entire Company Board);

(f) other than with respect to any matters or actions delegated by the Company Board in accordance with this Agreement, entering into or amending any affiliate transaction between any member of the Group, on the one hand, and any Shareholder, any Gibco Principal Investor or any of their respective Affiliates, including, for the avoidance of doubt Galenica, UK Holdings and their respective Subsidiaries, on the other hand, in each case other than (i) any agreement or transaction entered into in the ordinary course of business that is on arm’s-length terms and approved by the Company Board acting pursuant to and in compliance with Section 2.4(c), (ii) directors fees and expenses pursuant to Section 2.1(e) and (iii) payment of transaction and monitoring fees and expense reimbursement pursuant to the Second Amended and Restated Advisory Services Agreement, dated as of June 18, 2012, by and among Gibco, Kohlberg Kravis Roberts & Co. L.P. and Alliance Participations Ltd., as amended on the date of the Purchase Agreement;

(g) approval of any acquisitions or dispositions of businesses (by way of merger, share acquisition or disposition, acquisition or disposition of assets or similar business combination) or assets by any member of the Group, including joint ventures or strategic alliances or similar transactions, with an aggregate enterprise value in excess of £1,000 million in the aggregate per any twelve-month period, commencing as of the date of the Purchase Agreement;

(h) amending other than in any de minimis respect the schedule of matters reserved for decision by the Company Board, and the related delegated authorities, referred to in Section 2.6(b); and

(i) removing or replacing the Company’s statutory auditors; provided, that no Shareholder shall have a consent right over (and, accordingly, such right shall not apply to) replacing the Company’s statutory auditors with an internationally recognized independent public accounting firm.

SCHEDULE I

SHARE OWNERSHIP

Name	Shares
Gibco	[—] Shares
Walgreens	[—] Shares

AGREED FORM – ANNEX B

WALGREEN CO. SHAREHOLDERS AGREEMENT

Dated as of [                    ], 2012

-i-

-ii-

SHAREHOLDERS AGREEMENT, dated as of [            ], 2012 (this “Agreement”), among (i) Walgreen Co., an Illinois corporation (the “Company”), (ii) Stefano Pessina (“SP”), (iii) KKR Sprint (Europe II) Limited, KKR Sprint (2006) Limited and KKR Sprint (KPE) Limited, each of which is an exempted limited company organized under the laws of the Cayman Islands (each an “Initial KKR Investor” and collectively, the “Initial KKR Investors”), (iv) Alliance Santé Participations S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (together with SP, the “Initial SP Investors” and the Initial SP Investors, together with the Initial KKR Investors, the “Initial Primary Investors”), (v) each of the Persons becoming a party to this Agreement as an “Initial Other Investor” by executing a joinder to this Agreement pursuant to Section 7.16 of the Purchase Agreement (each Person described in this clause (v), an “Initial Other Investor” and, together with the Initial Primary Investors, the “Initial Investors”), and (vi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”).

W I T N E S S E T H:

WHEREAS, on June 18, 2012, the Company, Alliance Boots GmbH, a private limited liability company incorporated under and governed by the laws of Switzerland, having its registered office at Baarerstrasse 94, CH 6300 Zug, Switzerland and registered in the Register of Commerce of the Canton of Zug under No. CH-170.4.007-953-1 (“AB”), and AB Acquisitions Holdings Limited, a private limited liability company incorporated under and governed by the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476 (“Gibco”), entered into a Purchase and Option Agreement (as it may be amended from time to time, the “Purchase Agreement”) pursuant to which, among other things, the Company (or a wholly owned Affiliate designee thereof) (i) on the date hereof purchased from Gibco the First Step Company Shares and (ii) may, following the exercise, if applicable, by the Company (or a wholly owned Affiliate designee thereof) of the Call Option during the Call Exercise Period, subject to the terms and conditions of the Purchase Agreement, purchase from Gibco the Second Step Company Shares;

WHEREAS, pursuant to and subject to the terms and conditions of the Purchase Agreement, as soon as practicable after the First Step Closing, Gibco will deliver to the Initial Investors (in accordance with their respective entitlements thereto) cash and shares (“First Step Walgreens Shares”) of common stock, par value $0.078125 per share, of the Company (“Company Common Stock”), which cash and First Step Walgreens Shares were delivered to Gibco by the Company (or a wholly owned Affiliate designee thereof) as the First Step Purchase Price;

WHEREAS, pursuant to and subject to the terms and conditions of the Purchase Agreement, at the Second Step Closing, if applicable, the Company (or a wholly owned Affiliate designee thereof) will deliver to Gibco cash and shares (“Second Step Walgreens Shares” and, together with the First Step Walgreens Shares, the “Shares”) of Company Common Stock as the Second Step Purchase Price in respect of the Second Step Company Shares, and, as soon as practicable after the Second Step Closing, Gibco will deliver such cash to the Investors (in accordance with their respective entitlements thereto) and, as soon as practicable after the date that is nine (9) months or twelve (12) months, as applicable and pursuant to Section 7.16 of the Purchase Agreement, after the Second Step Closing, other than in the case of Second Step Walgreens Shares previously distributed as expressly permitted under Section 7.16 of the Purchase

Agreement, Gibco will deliver the Second Step Walgreens Shares to the Investors (in accordance with their respective entitlements thereto);

WHEREAS, pursuant to and in accordance with Section 7.16 of the Purchase Agreement, as a condition precedent to receiving any Shares from Gibco, the Initial Investors have agreed, or hereafter shall agree (but in any case prior to receiving any Shares from Gibco), to be bound by the terms and conditions of this Agreement; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investors’ ownership of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Composition of the Board of Directors at the Closing. On the date hereof, (i) the Company’s board of directors (the “Board”) shall take (or has taken) all action necessary and appropriate (including by amending the bylaws of the Company, if necessary) to cause the number of directors on the Board to be increased by two and (ii) the Board shall appoint (1) SP and (2) Dominic Murphy (“DM”)1 to the Board.

1.2 Continuing Composition of the Board of Directors.

(a) Following the First Step Closing and until an SP Investor Rights Termination Event or KKR Investor Rights Termination Event, as applicable, subject to the other provisions of this Section 1.2, including Section 1.2(b), and Section 1.3, at each annual or special meeting of the shareholders of the Company at which directors are to be elected to the Board, the Company will nominate and use its reasonable best efforts (which shall, subject to Applicable Law, include including in any proxy statement used by the Company to solicit the vote of its shareholders in connection with any such meeting the recommendation of the Board that shareholders of the Company vote in favor of the slate of directors) to cause the election to the Board of a slate of directors which includes (i) one SP Investor Designee (prior to an SP Investor Rights Termination Event) and (ii) one KKR Investor Designee (prior to a KKR Investor Rights Termination Event).

(b) The SP Investors shall notify the Company of the identity of the proposed SP Investor Designee, in writing, on or before the time such information is reasonably requested by the Board or the Nominating and Governance Committee for inclusion in a proxy statement for a meeting of shareholders, together with all information about the proposed SP Investor

[1]	NTD: If DM is not available to serve on KKR’s behalf on the Closing Date, a replacement KKR representative will be selected by KKR and the Company prior to the Closing Date.

Designee as shall be reasonably requested by the Board or the Nominating and Governance Committee (including, at a minimum, any information regarding the proposed SP Investor Designee to the extent required by applicable securities laws or for any other person nominated for election to the Board). Notwithstanding the foregoing, for so long as SP is serving as Executive Chairperson or Chief Executive Officer of AB or, notwithstanding the absence of either such title, remains actively involved in an operational and management capacity in the business activities and operational decisions of AB, Walgreens or their respective subsidiaries: (i) it is hereby acknowledged and agreed that the SP Investor Designee shall be SP; (ii) the SP Investors irrevocably waive any right to designate any other individual as the SP Investor Designee; and (iii) SP agrees to serve, when appointed and if, as and when re-elected, as the SP Investor Director. In furtherance of the foregoing, effective from the date hereof and until an SP Investor Rights Termination Event, the Company hereby waives, and, subject to Applicable Law, agrees to take all necessary and appropriate action to continue to waive, in respect of SP, any mandatory retirement age policy otherwise applicable to membership on the Board.

(c) The KKR Investors shall notify the Company of the identity of the proposed KKR Investor Designee, in writing, on or before the time such information is reasonably requested by the Board or the Nominating and Governance Committee for inclusion in a proxy statement for a meeting of shareholders, together with all information about the proposed KKR Investor Designee as shall be reasonably requested by the Board or the Nominating and Governance Committee (including, at a minimum, any information regarding the proposed KKR Investor Designee to the extent required by applicable securities laws or for any other person nominated for election to the Board).

(d) Subject to Section 1.2(b) and Section 1.3, so long as no SP Investor Rights Termination Event or KKR Investor Rights Termination Event has occurred, as applicable, in the event of the death, disability, removal or resignation of the SP Investor Director or KKR Investor Director, the Board will promptly appoint as a replacement SP Investor Director or KKR Investor Director, as applicable, the SP Investor Designee designated by the SP Investors or the KKR Investor Designee designated by the KKR Investors, as applicable, to fill the resulting vacancy, and such individual shall then be deemed an SP Investor Director or KKR Investor Director, as applicable, for all purposes hereunder; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained herein, without limiting the rights of the SP Investors and KKR Investors, as applicable, under this Section 1.2 with respect to subsequent annual or special meetings of the shareholders of the Company at which directors are to be elected to the Board, neither the Company nor the Board shall be under any obligation to appoint any SP Investor Director (including, for the avoidance of doubt, SP) to the Board or any KKR Investor Director to the Board, as applicable, in the event of the failure of an SP Investor Designee or a KKR Investor Designee, as applicable, to be elected to the Board at any annual or special meeting of the shareholders of the Company at which such SP Investor Designee or such KKR Investor Designee, as applicable, stood for election but was nevertheless not elected. So long as no SP Investor Rights Termination Event or no KKR Investor Rights Termination Event, as applicable, has occurred, the Board will not remove the SP Investor Director or the KKR Investor Director without the prior written consent of the SP Investors or the KKR Investors, respectively, unless the SP Investor Director or the KKR Investor Director, as applicable, is no longer eligible for designation as a member of the Board pursuant to Section 1.3.

(e) The Company will at all times provide the SP Investor Director, including, for the avoidance of doubt, SP (in his or her capacity as a member of the Board) and the KKR Investor Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to the other members of the Board. The Company acknowledges and agrees that any such indemnification obligations to indemnify or advance expenses to the SP Investor Director or the KKR Investor Director, as applicable, in his or her capacity as such, for the matters covered by such indemnification obligations shall be the primary source of indemnification and advancement of such SP Investor Director and KKR Investor Director, as applicable, in connection therewith, and any obligation on the part of any Investor Indemnitor under any Investor Indemnification Agreement to indemnify or advance expenses to such SP Investor Director or KKR Investor Director shall be secondary to the Company’s obligation and shall be reduced by any amount that such SP Investor Director or KKR Investor Director may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to the SP Investor Director or KKR Investor Director as required by such indemnification obligations and this Agreement (such unpaid amounts, the “Unpaid Indemnitee Amounts”), and any Investor Indemnitor makes any payment to such SP Investor Director or KKR Investor Director in respect of indemnification or advancement of expenses under any Investor Indemnification Agreement on account of such Unpaid Indemnitee Amounts, such Investor Indemnitor shall be subrogated to the rights of such SP Investor Director or KKR Investor Director, as applicable, under this Agreement in respect of such Unpaid Indemnitee Amounts.

1.3 Objection to Investor Designee. Notwithstanding the provisions of this Article I, the SP Investors will not be entitled to designate any SP Investor Designee (or, for the avoidance of doubt, any SP Investor Director, including SP), and the KKR Investors will not be entitled to designate any KKR Investor Designee (or, for the avoidance of doubt, any KKR Investor Director) to, the Board pursuant to this Article I in the event that the Board reasonably determines that (i) the election of such SP Investor Designee (including, for the avoidance of doubt, SP) or such KKR Investor Designee, as applicable, to the Board would cause the Company to not be in compliance with Applicable Law, (ii) such SP Investor Designee (including, for the avoidance of doubt, SP) or such KKR Investor Designee, as applicable, has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company or (iii) such SP Investor Designee or such KKR Investor Designee, as applicable, is not reasonably acceptable to the Board or Nominating and Governance Committee; provided, that for the purposes of this clause (iii): (A) SP shall be deemed to be acceptable to the Board and Nominating and Governance Committee for so long as (x) this Agreement remains in effect and (y) (1) the SP Investors are required to designate SP as the SP Investor Designee pursuant to Section 1.2(b) and (2) none of the circumstances set forth in clauses (i) or (ii) of this sentence shall be applicable with respect to SP; and (B) DM shall be deemed to be acceptable to the Board and the Nominating and Governance Committee for so long as (x) this Agreement remains in effect and (y) (1) DM remains employed by any of the KKR Investors or their Affiliates and (2) none of the circumstances set forth in clauses (i) or (ii) of this sentence shall be applicable with respect to DM. In any such case described in clauses (i), (ii) or (iii) of the immediately preceding sentence, the SP Investors or the KKR Investors, as applicable, will withdraw the designation of such proposed SP Investor Designee or KKR Investor Designee, as applicable, and, so long as no SP Investor Rights Termination Event or KKR Investor Rights Termination Event has occurred, as applicable, be permitted to designate a replacement therefor (which replacement SP Investor Designee or KKR Investor Designee, as applicable, will also be subject to the requirements of this Section 1.3).

1.4 No Adverse Action; Voting Agreement.

(a) Until the occurrence of any SP Investor Rights Termination Event or KKR Investor Rights Termination Event, as applicable, without the prior consent of the SP Investors or the KKR Investors, as applicable, except as required by Applicable Law, the Company shall not take any action to cause the amendment of its charter or bylaws such that the SP Investors’ rights or the KKR Investors’ rights, respectively, under this Article I would not be given effect; provided, that, for the avoidance of doubt, the foregoing shall not prohibit any increase or decrease in the size of the Board.

(b) Until (i) with respect to the SP Investors’ obligations hereunder, the later to occur of (A) no SP Investor Director serving as a director on the Board (and the SP Investors either no longer having any rights under this Article I to designate any SP Investor Designee to serve on the Board or irrevocably waiving any such rights) and (B) SP no longer serving as Executive Chairperson or Chief Executive Officer of AB and, notwithstanding the absence of either such title, no longer being actively involved in an operational and management capacity in the business activities and operational decisions of AB, Walgreens or their respective subsidiaries, and (ii) with respect to the KKR Investors’ obligations hereunder, no KKR Investor Director serving as a director on the Board (and the KKR Investors either no longer having any rights under this Article I to designate any KKR Investor Designee to serve on the Board or irrevocably waiving any such rights), each SP Investor and KKR Investor, respectively, agrees to cause each Voting Security Beneficially Owned by it to be voted (including, if applicable, through the execution of one or more written consents if shareholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of the Company): (x) in favor of all those persons nominated to serve as directors of the Company by the Board or the Nominating and Governance Committee and (y) with respect to any other action, proposal or other matter to be voted upon by the shareholders of the Company (including through action by written consent), in accordance with the recommendation of the Board.

(c) For so long as it is subject to the voting requirements of Section 1.4(b), each KKR Investor hereby appoints the Chairman of the Board of the Company and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to shares of Company Common Stock in accordance with Section 1.4(b). This proxy and power of attorney is given to secure the performance of the duties of such Investor under this Agreement. Each KKR Investor hereby agrees that it shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy; this proxy and power of attorney granted by such KKR Investor, shall be irrevocable during the term of this Agreement (but subject to Section 1.4(b)), shall be deemed to be coupled with an interest sufficient under Applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such KKR Investor with respect to shares of Company

Common Stock. The power of attorney granted by each KKR Investor herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such KKR Investor.

(d) For so long as it is subject to the voting obligations of Section 1.4(b), each SP Investor hereby irrevocably and unconditionally agrees, no later than ten Business Days after any definitive proxy statement (which definitive proxy statement shall include a form of proxy) is mailed to the shareholders of the Company in connection with the solicitation of any proxy, it shall return a duly dated and signed form of proxy on which it shall (i) appoint as its proxy the Chairman of the Board of the Company (and/or such other person(s) as the Company shall propose for appointment as proxy) to vote all of the shares of Company Common Stock Beneficially Owned by it and (ii) direct the proxy so appointed to vote such shares (x) in favor of all those persons nominated to serve as directors of the Company by the Board and (y) with respect to any other action, proposal or other matter to be voted upon, in accordance with the recommendation of the Board. Each SP Investor irrevocably undertakes not to revoke such proxy or to deliver any proxy dated as of a later date, unless otherwise requested to do so, in writing, by the Company. As used in this Section 1.4(d), the terms “proxy statement”, “proxy”, “form of proxy” and “solicitation” shall have the meanings ascribed thereto in Regulation 14A promulgated under the Exchange Act.

1.5 Termination of Board Designation Rights. Promptly upon the occurrence of any SP Investor Rights Termination Event or KKR Investor Rights Termination Event, as applicable, all obligations of the Company with respect to the SP Investors and any SP Investor Director or SP Investor Designee (including SP) pursuant to this Article I, or with respect to the KKR Investors and any KKR Investor Director or KKR Investor Designee pursuant to this Article I, respectively, shall forever terminate and unless otherwise consented to by a majority of the members of the Board (in each case, excluding the SP Investor Director and the KKR Investor Director, if any) (a) with respect to an SP Investor Rights Termination Event, the SP Investors shall cause the SP Investor Director to, and (b) with respect to a KKR Investor Rights Termination Event, the KKR Investors shall cause the KKR Investor Director to, immediately resign from the Board.

1.6 Information Rights.

(a) Subject to Section 1.6(c), prior to an SP Investor Rights Termination Event, the Company and its subsidiaries will prepare and provide, or cause to be prepared and provided, to SP (in his capacity as the SP Investor Director), for so long as SP is the SP Investor Director any materials prepared for or given to any other member of the Board (excluding the Chief Executive Officer), and such other business, financial and operational information relating to the Company as may be available to the Company’s senior management and reasonably requested by SP including, as promptly as practicable following the end of each month (and in any event substantially at the same time as such materials are provided to other recipients), the Monthly Operating Performance Material reporting package, in substantially the same form currently prepared (with such changes as may be approved from time to time by the Company).

(b) Subject to Section 1.6(c), prior to a KKR Investor Rights Termination Event, the Company and its subsidiaries will prepare and provide, or cause to be prepared and provided, to the KKR Investor Director (in his or her capacity as such), if any, any information relating to the management, operations and finances of the Company and its subsidiaries as and when generally provided to Directors of the Company or as and when reasonably requested by the KKR Investor Director.

(c) In furtherance of and not in limitation of any other similar agreement such party or any of its Representatives may have with the Company or its subsidiaries or the AB Group, each of the Investors, SP and KKR hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and shall not be disclosed by it in any manner whatsoever, except as permitted by this Section 1.6(c). Any Confidential Information may be disclosed:

(i) by an Investor, SP or KKR (w) to each other and each other’s respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof), but only for so long as both SP and a KKR Investor Director serve as directors on the Board, (x) to any of its Affiliates, (y) to such Investor’s or such Affiliate’s respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) and (z) in the case of any KKR Investor that is a limited partnership, limited liability company or other investment vehicle, to any current or prospective direct or indirect general partner, limited partner, member, equityholder or management company of such KKR Investor or any former direct or indirect general partner, limited partner, member, equityholder or management company which retained an economic interest in such KKR Investor (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (each of the Persons described in clause (z), collectively, “KKR Related Persons” and each of the Persons described in clauses (x), (y) and (z) (but, for the avoidance of doubt, not those described in clause (w)), collectively, for purposes of this Section 1.6(c) and the definition of Confidential Information, “Representatives”), in each case, solely if and to the extent any Representative needs to be provided such Confidential Information to assist such Investor, SP or KKR (as the case may be) (or its Affiliates or, in the case of the KKR Investors, any KKR Related Persons, as applicable) in evaluating or reviewing its existing or prospective direct or indirect investment in the Company, including in connection with the disposition thereof, and each Representative of an Investor, SP or KKR (as the case may be) shall be deemed to be bound by the provisions of this Section 1.6(c) (provided, that with respect to KKR Related Persons, such Persons shall instead be deemed to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, which has restrictions substantially similar to this Section 1.6(c)) and such Investor, SP or KKR (as the case may be) shall be responsible for any breach of this Section 1.6(c) (or such other agreement or obligation, as applicable) by any such Representative;

(ii) by an Investor or any of its Representatives to the extent the Company consents in writing;

(iii) by an Investor or any KKR Related Person or any of their respective Representatives to a potential Transferee (so long as such Transfer is permitted hereunder); provided, that such Transferee agrees to be bound by the provisions of this Section 1.6(c) (or a confidentiality agreement having restrictions substantially similar to this Section 1.6(c)) and such Investor shall be responsible for any breach of this Section 1.6(c) (or such confidentiality agreement) by any such Transferee and, in any case, such Investor shall remain liable for any breach of any such provisions by such Transferee; and

(iv) by any Investor or any KKR Related Person or any of their respective Representatives to the extent that such Investor, KKR Related Person or Representative has received advice from its counsel that it is legally compelled to do so or is required to do so to comply with Applicable Law or legal process or Governmental Authority request or the rules of any securities exchange on which its securities are listed or the rules and regulations of any SRO; provided, that prior to making such disclosure, such Person uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Applicable Law, including, to the extent practicable and permitted by Applicable Law, consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that such Investor, KKR Related Person or Representative which is required to disclosure Confidential Information, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Authority or as is, based on the advice of its counsel, legally required or compelled.

Notwithstanding anything to the contrary herein, without limiting any such KKR Investor Director’s fiduciary duties under Applicable Law, and subject to Section 3.2, each of the parties hereto hereby consents to the KKR Investor Director sharing any information such KKR Investor Director (in his or her capacity as such) receives from the Company with officers, directors, members, employees, attorneys, accountants, consultants, bankers and financial advisors of KKR, the KKR Investors, the KKR Investment Funds and their respective Affiliates (other than any portfolio companies thereof) in each case, who shall agree to be bound by the provisions of this Section 1.6(c) (or to be bound by any confidentiality agreement or obligation to which such Person is a party or is otherwise bound, which has restrictions substantially similar to this Section 1.6(c)) (and KKR shall also remain responsible for any breach of such provisions, or such other agreements or obligations, as applicable, by any such Person), for the internal use by KKR, the KKR Investors, the KKR Investment Funds and such Affiliates of any such information, subject, however, to (x) KKR, the KKR Investors, the KKR Investment Funds and their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of Applicable Law and (y) compliance by KKR, the KKR Investors, the KKR Investment Funds and their respective Affiliates with the confidentiality provisions set forth in this Section 1.6(c).

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS

2.1 Transfer Restrictions.

(a) Other than solely in the case of a Permitted Transfer, no Investor shall Transfer any First Step Walgreens Shares (whether or not such First Step Walgreens Shares were originally Beneficially Owned by such Investor as of the First Step Closing) prior to the earlier of (i) (x) in the case of an SP Investor, the earlier of (1) the Second Step Closing or (2) the date on which the Purchase Agreement terminates in accordance with its terms without the Second Step Closing having occurred, (y) in the case of an Other MEP Investor, the date that is twelve (12) months after the First Step Closing and (z) in the case of a KKR Investor and any Other Investor (other than any Other MEP Investor), the second anniversary of the First Step Closing; and (ii) in the case of an SP Investor, the death or permanent disability of SP, or, in the case of an Other Investor that is an individual, the death or permanent disability of such Other Investor (such period, the “First Step Restricted Period”). Each KKR Investor and each Other Investor (other than the Other MEP Investors) hereby further agrees that, notwithstanding anything to the contrary contained herein, including Article V, other than solely in the case of a Permitted Transfer, it shall not Transfer any First Step Walgreens Shares (whether or not such First Step Walgreens Shares were originally Beneficially Owned by such Investor as of the First Step Closing) during the period beginning on the date that is 30 months after the First Step Closing Date and ending on the earlier of (A) the Second Step Closing or (B) the date on which the Purchase Agreement terminates in accordance with its terms without the Second Step Closing having occurred (such period, the “Pre-Second Step Restricted Period”).

(b) Other than solely in the case of a Permitted Transfer, no Investor shall Transfer any Second Step Walgreens Shares (whether or not such Second Step Walgreens Shares were originally Beneficially Owned by such Investor as of the Second Step Closing) prior to the earlier of (but, for the avoidance of doubt, subject in each case to Section 7.16(b) and Section 10.01(e)(ii) of the Purchase Agreement) (i) (x) in the case of an SP Investor, nine (9) months after the Second Step Closing or (y) in the case of any other Investor, the date that is nine (9) months after the Second Step Closing Date, if applicable, and (ii) in the case of an SP Investor, the death or permanent disability of SP, or, in the case of an Other Investor that is an individual, the death or permanent disability of such Other Investor (such period, the “Second Step Restricted Period”, and together with the First Step Restricted Period and the Pre-Second Step Restricted Period, the “Restricted Periods”).

(c) “Permitted Transfers” mean, in each case, so long as such Transfer is in accordance with Applicable Law and, solely in the case of sub-clauses (i) and (iii) below, any such Transfer would not result in the SP Investors or the KKR Investors exceeding the SP Ownership Limit or the KKR Ownership Limit, respectively:

(i) a Transfer to a Permitted Transferee of the applicable Investor, so long as such Permitted Transferee, in connection with such Transfer, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be an “SP Investor,” in the case of a Transfer by an SP Investor, a “KKR Investor,” in the case of a Transfer by a KKR Investor, or an “Other Investor,” in the case of a Transfer by an Other Investor, in each case for all purposes of this Agreement;

(ii) a Transfer solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by the Company; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if (A) such tender or exchange offer includes an irrevocable minimum tender condition of no less than 66 2/3% of the then-outstanding shares of Company Common Stock and (B) as of the expiration of such offer (x) no shareholder rights plan or analogous “poison pill” of the Company is in effect or (y) the Board is affirmatively publicly recommending to the Company’s shareholders that such shareholders tender into such offer;

(iii) a Transfer solely between (A) a KKR Investor and an SP Investor or (B) a KKR Investor or an SP Investor, on the one hand, and any Other Investor, on the other hand; provided, that any such Transfer under sub-clause (B) to any Other Investor shall be permitted only if, after giving effect to such Transfer, such Other Investor Beneficially Owns less than 5% of the Total Voting Power and the Total Economic Interest;

(iv) from and after the Second Step Closing, if applicable, a single Transfer by the SP Investors of 100% of the shares of Voting Securities then Beneficially Owned by the SP Investors to an un-Affiliated third party (x) that (1) is not an Affiliate of any KKR Investor and does not otherwise Beneficially Own more than 1% of the Voting Securities, (2) is not a Prohibited Transferee, (3) after giving effect to such Transfer, the SP Investor would be required to file reports under Section 16(a) of the Exchange Act (whether as a result of stock ownership or as a result of SP serving as a director), if the equity securities received by the SP Investor were registered under Section 12 of the Exchange Act (regardless whether such equity securities are in fact so registered) and (4) executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Transferee agrees to be an “SP Investor,” for all purposes of this Agreement, including being bound by Section 1.4 and Section 2.1 (such Transferee, an “Exchange Transferee”) and (y) in exchange for consideration consisting solely of equity securities of such Exchange Transferee; provided, that, notwithstanding anything to the contrary contained herein, the parties understand and agree that, from and after the effective time of any Transfer pursuant to this Section 2.1(c)(iv), with respect to Article I only, in the event of (A) the death, disability, resignation or removal (in accordance with Article I) from the Board of SP, (B) SP no longer being eligible to serve as a member of the Board pursuant to Section 1.3 or (C) any individual other than SP being designated as an SP Investor Designee, an SP Investor Rights Termination Event shall be deemed to have occurred for all purposes hereunder. Notwithstanding the foregoing, this Section 2.1(c)(iv) shall be void and of no further effect, and an SP Investor Rights Termination Event shall be deemed to have occurred, on the date that such SP Investor ceases, or would cease, to be required to file reports under Section 16(a) of the Exchange Act in respect of the equity securities of the Exchange Transferee;

(v) a Transfer by way of dividend or distribution in kind (or in specie) by any direct or indirect shareholder of AB; provided that such shareholder is a pooled investment vehicle, special purpose vehicle or similar entity or vehicle for one or more investors, so long as each distributee that receives any Shares pursuant to such Transfer (i) subject to clause (iii) below, in the case of any Affiliate of (x) KKR or any KKR Investor or (y) SP or any SP Investor, as applicable, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such distribute agrees to be a “KKR Investor” or a “SP Investor”, respectively, for all purposes of this Agreement, (ii) in the case of other non-Affiliated distributes, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such distribute agrees to be an “Other Investor,” for all purposes of this Agreement or (iii) in the case of any jointly Controlled Affiliate of KKR and SP that receives Shares in such dividend or distribution in kind for the purpose of temporarily holding such Shares pending further distribution to further indirect shareholders of AB following receipt of required approvals or consents, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such distributee agrees to be a “KKR Investor” or a “SP Investor” (as determined by such distributee) for purposes of Section 1.4 only of this Agreement and an “Other Investor” for all other purposes of this Agreement, it being understood and agreed that any Shares held pursuant to this clause (iii) shall be excluded from any calculation of the KKR Ownership Limit or SP Ownership Limit; provided, that upon such further distribution, such further indirect shareholders shall be subject to clause (i) or (ii) above, as applicable.

(d) Notwithstanding anything to the contrary contained herein, including Article V hereof and the expiration or inapplicability of the First Step Restricted Period, the Second Step Restricted Period and/or, in the case of the KKR Investors and the Other Investors (other than the Other MEP Investors), the Pre-Second Step Restricted Period, no Investor shall Transfer any Voting Securities:

(i) other than in accordance with all Applicable Laws and the other terms and conditions of this Agreement;

(ii) except in a Permitted Transfer (A) in one or more transactions in which any Person or Group, to such Investor’s knowledge, acquires 5% or more of the Total Voting Power or the Total Economic Interest or (B) (x) to any Person or Group (other than any Person who, to such Investor’s knowledge, is an Activist or Group that, to such Investor’s knowledge, includes an Activist) who, to such Investor’s knowledge, after giving effect to such Transfer, would Beneficially Own 10% or more of the Total Voting Power or the Total Economic Interest or (y) to any Person who, to such Investor’s knowledge, is an Activist or Group that, to such Investor’s knowledge, includes an Activist, who, to such Investor’s knowledge, after giving effect to such Transfer, would Beneficially Own 5% or more of the Total Voting Power or the Total Economic Interest; provided, that the restriction set forth in this clause (ii) shall not apply to Transfers effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement;

(iii) except in a Permitted Transfer, on any given day in an amount (in aggregate across all Investors and their Affiliates) greater than 10% of the average daily trading volume of Company Common Stock for the 20-trading day period immediately preceding the date of such Transfer (the “Volume Limitation”); provided, that the Volume Limitation shall not apply to Transfers effected solely through a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article V of this Agreement; provided, further, that from and after the date that is six (6) months after the end of the Second Step Restricted Period with respect to all Investors and their Affiliates, the Volume Limitation shall increase to 15% of the average daily trading volume of Company Common Stock for the 20-trading day period immediately preceding the date of such Transfer; or

(iv) to any SP Investor (in the case of Transfers by KKR Investors or Other Investors) or to any KKR Investor (in the case of Transfers by SP Investors or Other Investors), if after giving effect to such Transfer, the Beneficial Ownership of the SP Investors or the KKR Investors, as applicable, would exceed the SP Ownership Limit or the KKR Ownership Limit, respectively.

(e) Without limiting any other provision of this Article II, prior to the expiration of any Restricted Period with respect to any Investor, the Initial KKR Investors and SP will use commercially reasonable efforts to develop a plan for the orderly disposition, in accordance with the Volume Limitation, of Voting Securities by such Investors and, to the extent reasonably practicable, the Other Gibco Investors.

(f) Any Transfer or attempted Transfer of Voting Securities in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

(g) With respect to any KKR Investor, SP Investor or Other Gibco Investor, any certificates for Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Shares under the Securities Act and under this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other foreign, federal, state, local or other jurisdiction (a “Foreign or State Act”). The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable Foreign or State Act or (ii) exempt from, or not subject to, the Securities Act (including pursuant to Regulation S thereunder) and each applicable Foreign or State Act. If the proposed sale, assignment or other transfer will be made pursuant to clause (ii) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.

The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Shareholders Agreement dated [            ], 2012, among the Company and certain other parties thereto (a copy of which is on file with the Secretary of the Company).”

(h) With respect to any Other MEP Investor, each such Other MEP Investor acknowledges and agrees that its Shares have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each such Other MEP Investor represents, warrants and undertakes that it has not offered or sold, and (without limiting any other provision of this Agreement, including the other provisions of this Article II) will not offer and sell any Shares (i) as part of their distribution at any time and (ii) otherwise until six months after the First Step Closing (in the case of First Step Walgreens Shares) or the Second Step Closing (in the case of Second Step Walgreens Shares), as applicable, except in accordance with Regulation S, and it has not and will not engage in any hedging transactions involving the Shares unless in compliance with the Securities Act. Each such Other MEP Investor also agrees that, at or prior to confirmation of sale of any Shares, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Shares from it during the distribution compliance period a confirmation or notice, and any certificates for its Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer of such Shares under the Securities Act and under this Agreement, which confirmation, notice or legend, as the case may be, shall state in substance:

“The securities [covered][evidenced] hereby have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other foreign, federal, state, local or other jurisdiction (a “Foreign or State Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until six months after the First Step Closing (in the case of First Step Walgreens Shares) or the Second Step Closing (in the case of Second Step Walgreens Shares) (as such terms are defined in the Shareholders Agreement referred to below), except in either case in accordance with Regulation S under the Securities Act. No hedging transaction can be conducted with regard to the securities except as permitted by the Securities Act. Terms used above have the meanings given to them by Regulation S.

The securities [covered ][evidenced] hereby are subject to restrictions on transfer set forth in a Shareholders Agreement dated [            ], 2012, among the Company and certain other parties thereto (a copy of which is on file with the Secretary of the Company).”

Terms used in this Section 2.1(h) but not otherwise defined in this Agreement have the meanings given to them by Regulation S under the Securities Act.

(i) Notwithstanding the foregoing subsections (g) and (h), the holder of any certificate(s) for Shares shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on Transfer of such shares under the Securities Act or any other Foreign or State Act, subject to delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other Foreign or State Act.

2.2 Standstill Provisions.

(a) During the Standstill Period, the KKR Investors, the SP Investors, KKR and SP shall not, directly or indirectly, and shall not permit any of their Controlled Affiliates, directly or indirectly, to, and KKR shall not permit any KKR Investment Fund, directly or indirectly, to (i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, Voting Securities, or securities of the Company that are convertible, exchangeable or exercisable into Voting Securities, other than (A) pursuant to the terms of the Purchase Agreement, (B) as a result of any stock split, stock dividend or subdivision of Voting Securities, (C) in the case of the SP Investors, acquisitions of shares of Company Common Stock, so long as after giving effect to all such acquisitions, the SP Investors would Beneficially Own less than the SP Ownership Limit, (E) in the case of the KKR Investors, any acquisition pursuant to and in accordance with Section 2.1(c)(i) or Section 2.1(c)(iii) (including the ownership limits set forth therein), subject to the KKR Ownership Limit or (F) any acquisition of shares of Company Common Stock by any KKR Non-Private Equity Business, so long as after giving effect to such acquisition, all KKR Non-Private Equity Businesses would Beneficially Own, in the aggregate, less than 5% of the Total Voting Power and the Total Economic Interest, (ii) deposit any Voting Securities in a voting trust or similar Contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other Contract (other than between the KKR Investors, KKR, the KKR Investment Funds, the SP Investors, SP and their respective Controlled Affiliates), or grant any proxy with respect to any Voting Securities (other than (A) pursuant to Section 1.4(b), Section 1.4(c) and Section 1.4(d) or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company or (C) in the case of KKR, the KKR Investors, any KKR Investment Fund and their Controlled Affiliates, to the SP Investors, SP or any of their respective Controlled Affiliates, or in the case of the SP Investors, SP and their respective Controlled Affiliates, to KKR, the KKR Investors, the KKR Investment Funds or any of their respective Controlled Affiliates), (iii) enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless (1) such transaction is affirmatively publicly recommended by the Board and there has otherwise been no breach of this Section 2.2 in connection with or relating to such transaction or (2) such action is expressly permitted by Section 2.1(c)(ii)), (iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any Voting Securities, (v) call, or seek to call, a meeting of the shareholders of the Company or initiate any shareholder proposal for action by shareholders of the Company, (vi) form, join or in any way participate in a Group (other than with its Permitted Transferee that is bound by the restrictions of this Section 2.2(a) or a Group which consists solely of any of SP, the SP Investors, KKR, and KKR Investment Fund, the KKR Investors and their respective Controlled Affiliates), with respect to any Voting Securities, (vii) otherwise act, alone or in concert with others, to seek to Control or influence the management or the policies of the Company (provided, that this clause (vii) shall in no way limit the activities of any SP Investor Director or any KKR Investor Director taken in good faith solely in his or her capacity as a director of the Company), (viii) publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing or (ix) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements, or arrangements or other Contracts with any other Persons in connection with the foregoing. The KKR Investors, the SP Investors, KKR and SP further agree that, during the Standstill Period, the KKR Investors, the SP Investors, KKR and SP shall not, directly or indirectly, and shall not permit any of their Controlled Affiliates, directly or indirectly, to, and KKR shall not permit any KKR Investment Fund, directly or indirectly, to (x) request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or matter described in this Section 2.2; provided, that this clause (y) shall in no way limit the activities of any SP Investor Director or any KKR Investor Director taken in good faith solely in his or her capacity as a director of the Company.

(b) “Standstill Period” shall mean (i) with respect to SP and the SP Investors, until the date that is six (6) months after the later to occur of (x) the SP Investor Director ceasing to serve as a director on the Board (and the SP Investors either no longer having any rights under Article I to designate any SP Investor Designee to serve on the Board or irrevocably waiving any such rights) and (y) an SP Investor Rights Termination Event and (ii) with respect to KKR and the KKR Investors, until the date that is six (6) months after the later to occur of (x) the KKR Investor Director ceasing to serve as a director on the Board (and the KKR Investors either no longer having any rights under Article I to designate any KKR Investor Designee to serve on the Board or irrevocably waiving any such rights) and (y) a KKR Investor Rights Termination Event. Notwithstanding the foregoing, from and after the Governance Clawback Date (as defined in the Shareholders Agreement), if any, the Standstill Period shall expire on the date that is six (6) months after the later to occur of (i) the earlier to occur of (I) the last day of the Call Exercise Period and (II) the termination of the Purchase Agreement with respect to the Second Step Acquisition in accordance with the terms of the Purchase Agreement and (ii) (A), with respect to SP and the SP Investors, the SP Investor Director ceasing to serve as a director on the Board (and the SP Investors either no longer having any rights under Article I to designate any

SP Investor Designee to serve on the Board or irrevocably waiving any such rights) and (B) with respect to KKR and the KKR Investors, the KKR Investor Director ceasing to serve as a director on the Board (and the KKR Investors either no longer having any rights under Article I to designate any KKR Investor Designee to serve on the Board or irrevocably waiving any such rights). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, at all times during the Standstill Period, each of (1) the SP Investors and (2) KKR and the KKR Investors agree that their Beneficial Ownership, on a fully diluted basis, of Voting Securities or securities of the Company that are convertible, exchangeable or exercisable into Voting Securities, shall not exceed the SP Ownership Limit or the KKR Ownership Limit, respectively.

ARTICLE III

NON-COMPETITION; NON-SOLICIT

3.1 Non-Competition; Non-Solicit.

(a) In order to induce the Company to enter into the Transactions, each of SP and the SP Investors hereby covenants and agrees that, until (1) in the event that the Purchase Agreement terminates in accordance with its terms without the Second Step Closing having occurred, the date that is one (1) year after no SP Investor Director serves as a director on the Board (and the SP Investors either no longer having any rights under Article I to designate any SP Investor Designee to serve on the Board or irrevocably waiving any such rights) or (2) in the event that the Second Step Closing shall have occurred, the date that is one (1) year after the later to occur of (A) no SP Investor Director serving as a director on the Board (and the SP Investors either no longer having any rights under Article I to designate any SP Investor Designee to serve on the Board or irrevocably waiving any such rights) and (B) SP no longer serving as Executive Chairperson or Chief Executive Officer of AB and, notwithstanding the absence of either such title, no longer being actively involved in an operational and management capacity in the business activities and operational decisions of AB, Walgreens or their respective subsidiaries, it shall not, directly or indirectly (including through Controlled Affiliates, but in each case excluding from the restrictions of this Section 3.1 any actions directly taken by any member of the AB Group):

(i) own, manage or operate, or participate in, or benefit from, the ownership, management or operation of, or have any Beneficial Ownership interest in, any Designated Entity; provided, that without limiting the generality of the foregoing, this Section 3.1(a) shall not prohibit:

(A) the Beneficial Ownership, as a passive investment, of less than five percent (5%) of the outstanding stock of any publicly traded corporation;

(B) the operation of any businesses conducted by SP, the SP Investors or any of their respective Affiliates that exist as of the date hereof, in the lines of business in which they are actively engaged as of the date hereof;

(C) the performance of any act or the conducting of any business expressly required by this Agreement or any of the other Transaction Documents; or

(D) the acquisition of a Person or business or more than 50% of the outstanding capital stock or other equity interests of such Person or business, if such Person or business conducts, directly or indirectly, businesses of any Designated Entity (or any lesser percentage if such acquisition results in the holding of the right to Control such Person or business) and, prior to such acquisition, neither such Person nor any of its Affiliates, nor such business nor any of its Affiliates, as the case may be, was an Affiliate of the acquiror or its Affiliates, and such Person or business, as the case may be, and its Affiliates derived not more than 10% of its total consolidated revenues in its most recent fiscal year from activities conducted by such Designated Entity; or

(ii) solicit for employment any person that is (or was within the six-month period prior to the date of determination) a member of the management team of the Company or any of its subsidiaries with the title of Vice-President or higher, or of the management team of any member of the AB Group who is a Senior Manager; provided, that general, non-targeted media advertising or the use of an independent search firm that contacts employees of the Company or any of its subsidiaries, or of any member of the AB Group, without the direction or advice of any of the Persons whose activities are restricted by this Section 3.1(a) shall not be deemed to be direct or indirect solicitations.

(b) For the avoidance of doubt, in the event of a breach of the obligations under this Section 3.1, in addition to all other available remedies, the Company shall be entitled to seek specific performance to enforce the provisions of this Section 3.1 in any court of competent jurisdiction in accordance with Section 7.10.

(c) Each of SP and the SP Investors acknowledges that the restrictions contained in this Section 3.1 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement, the other Transaction Documents and consummate the transactions contemplated by this Agreement and the Transaction Documents. It is the intent of the parties that the provisions of this Section 3.1 shall be enforced to the fullest extent permissible under the Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 3.1 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

3.2 Outside Activities. Subject to the provisions of Section 1.6 and Section 3.1:

(a) KKR, any KKR Investor, any KKR Investment Fund, SP, any SP Investor, any Other Investor and any of their respective Affiliates may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or Person;

(b) the Company shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom; and

(c) the pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its subsidiaries or the Investors. None of KKR, the KKR Investors, any KKR Investment Fund, SP, any SP Investor, any Other Investor or any of their respective Affiliates shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and KKR, any KKR Investor, any KKR Investment Fund, SP, any SP Investor, any Other Investor and any of their respective Affiliates shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; provided, that a SP Investor Director or a KKR Investor Director, as the case may be, who is offered an investment or business opportunity in his or her capacity as a member of the Board (or in the case of SP, after the Second Step Closing, as an officer or employee of the Company or AB) shall be obligated to communicate such opportunity to the Company, in which case SP, the SP Investors and their respective Affiliates, or KKR, the KKR Investors, the KKR Investment Funds and their respective Affiliates, respectively, shall not be permitted to pursue such opportunity unless the Board determines not to do so.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Investors. Each Investor, on behalf of itself and not any other Investor, hereby represents and warrants to the Company as follows as of the date hereof (or, if applicable, as of the date the joinder agreement pursuant to which such Investor shall have become a party to this Agreement):

(a) Such Investor is the sole record and Beneficial Owner of the number of shares of Company Common Stock listed on Annex A (or, in the case of a joinder agreement, as listed on an annex to such joinder agreement) opposite such Investor’s name and such shares constitute all of the Voting Securities of the Company owned of record or Beneficially Owned by such Investor.

(b) Such Investor (if it is not an individual) has been duly formed, is validly existing and, where such concept is applicable, is in good standing under the laws of its jurisdiction of organization. Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of such Investor (if it is not an individual) or (z) any contract or agreement to which such Investor is a party.

(d) The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) In the case of a KKR Investor, SP Investor or Other Gibco Investor, such Investor: (i) is acquiring the Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. In the case of an Other MEP Investor, such Other MEP Investor: (x) is acquiring the Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of any such laws, (y) is not a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act and (z) represents, warrants and undertakes that neither it, its affiliates (as defined in Rule 501(b) under the Securities Act), nor any Persons acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Shares, and it and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. Such Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that the Shares are not registered under the Securities Act or any other Applicable Law and that such Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Applicable Law) or pursuant to an applicable exemption therefrom.

4.2 Representations and Warranties of SP. SP hereby represents and warrants to the Company as follows:

(a) He has all requisite capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

(b) The execution and delivery by him of this Agreement and the performance by him of his obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law or (y) any contract or agreement to which he is a party.

(c) This Agreement has been duly executed and delivered by him and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of him, enforceable against him in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.3 Representations and Warranties of KKR. KKR hereby represents and warrants to the Company as follows:

(a) It is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization. It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of KKR or (z) any contract or agreement to which it is a party.

(c) The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on the part of it. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.4 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as follows:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Illinois. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x)

Applicable Law, (y) the organizational documents of the Company (following any actions taken pursuant to Section 1.1(i)) or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

ARTICLE V

REGISTRATION

5.1 Demand Registrations.

(a) From and after the expiration of the First Step Restricted Period (subject, in the case of the KKR Investors, to the Pre-Second Step Restricted Period) and/or the Second Step Restricted Period, as applicable, subject to the terms and conditions hereof (x) solely during any period that the Company is then-ineligible under Applicable Law to register Registrable Securities on Form S-3 pursuant to Section 5.3 or, if the Company is so eligible but has failed to comply with its obligations under Section 5.3 or (y) following the expiration of the Company’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 5.3(c), but only if there is no Shelf Registration Statement then in effect, any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make an unlimited number of written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders that equals or is greater than the Registrable Amount (a “Demand Registration”). Thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 5.1(b), but subject to Section 5.1(g); and

(iii) all shares of Company Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 5.1, but subject to Section 5.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Company Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Shareholder(s). Within ten (10) days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within ten (10) days after the Company’s notice required by this paragraph has been given, subject to Section 5.1(g). Each such written request shall comply with the requirements of a Demand as set forth in this Section 5.1(b).

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least one hundred eighty (180) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred eighty (180) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Shareholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 5.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration, for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within six (6) months of a “firm commitment” Underwritten Offering in which all Demand Shareholders (as hereinafter defined) were offered “piggyback” rights pursuant to Section 5.2 (subject to Section 5.2(b)) and at least 50% of the number of Registrable Securities requested by such Demand Shareholders to be included in such Demand Registration were included, (B) within six (6) months of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement) or (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements; provided, that the Company shall use its reasonable best efforts to obtain such financial statements as promptly as practicable.

(f) The Company shall be entitled to postpone (upon written notice to the Demand Shareholders) the filing or the effectiveness of a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Board, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Shareholders, which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Shareholders on the basis of the number of such Registrable Securities requested to be included by such Demand Shareholders; (ii) second, up to the number of Registrable Securities requested to be included in such Demand Registration by other holders of Registrable Securities, pro rata on the basis of the amount of such Registrable Securities requested to be included by such holders; (iii) third, securities the Company proposes to sell; and (iv) fourth, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Shareholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

5.2 Piggyback Registrations

(a) From and after the expiration of the First Step Restricted Period (but, subject, as applicable, to the Pre-Second Step Restricted Period) and/or the Second Step Restricted Period, as applicable, subject to the terms and conditions hereof, whenever the Company proposes to register any Company Common Stock under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) on a Shelf Registration Statement or (iv) pursuant to Section 5.1) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all holders of Registrable Securities prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Company Common Stock proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Company Common Stock, in each case to the extent then known. Subject to Section 5.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by holders of Registrable Securities (a “Piggyback

Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises the Company that, in its opinion, the inclusion of all the shares of Company Common Stock sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have shares of Company Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of shares of Company Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such shares of Company Common Stock as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Company Common Stock to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Company Common Stock sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock to be sold by the Company and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 5.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Company Common Stock as set forth in this Section 5.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Company Common Stock, the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 5.1.

5.3 Shelf Registration Statement.

(a) From and after the expiration of the First Step Restricted Period (subject, as applicable, to the Pre-Second Step Restricted Period) and/or the Second Step Restricted Period, as applicable, subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to the Company, any of the Demand Shareholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use reasonable best efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Shareholders that equals or is greater than the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto.

(b) Within ten (10) days after receipt of a Shelf Notice pursuant to Section 5.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within ten (10) days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 5.3(d), the Company will use its reasonable best efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three (3) years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which the holders of Registrable Securities, in the aggregate, no longer hold Registrable Securities that represent at least 2.0% of the Total Voting Power; provided, that the Company’s obligations under this Section 5.3(c) shall cease after completion of the fifth (5th) Shelf Offering by the Demand Shareholders (taking into account the time periods described in Section 5.1(c) as if such Shelf Offering were a Demand Registration).

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Board, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company to the extent necessary shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) At any time that a Shelf Registration Statement is effective, if any Demand Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all of part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Offering”), then, the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 5.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) such proposing Demand Shareholder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Shareholder(s) and the Company within five (5) days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Shareholder(s) that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Shareholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 5.1(g). Except as otherwise expressly specified in this

Section 5.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article V as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 5.1(e)(ii) and Section 5.1(g).

5.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the mailing of such notice, such Demand Shareholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

5.5 Holdback Agreements. Each Demand Shareholder, and each other holder of Registrable Securities who at such time Beneficially Owns greater than three percent (3%) of the Total Voting Power or the Total Economic Interest, agrees to enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s) or such lesser period as is required by the lead managing underwriter(s).

If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as such lead managing underwriter(s) may agree to with the Company), after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

5.6 Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 5.1, Section 5.2 or Section 5.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article V; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Shareholders which are including Registrable Securities in such registration (“Selling Shareholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Shareholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article V, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 5.6(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(iv) furnish to the Selling Shareholders and each underwriter, if any, of the securities being sold by such Selling Shareholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Shareholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Shareholders;

(v) use reasonable best efforts to register or qualify or cooperate with the Selling Shareholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Shareholders and any underwriter of the securities being sold by such Selling Shareholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Shareholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Shareholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market;

(vii) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the Selling Shareholder(s) thereof to consummate the disposition of such Registrable Securities;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and use its reasonable best efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if an underwriting agreement has been entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 5.9 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(x) in connection with an Underwritten Offering, use reasonable best efforts to obtain for the Selling Shareholders and underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Shareholders and underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(xi) make available for inspection by the Selling Shareholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Shareholders or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company

(collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this clause (xi) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Shareholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xii) as promptly as practicable notify in writing the Selling Shareholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any mutual agreement (including any underwriting agreement) contemplated by Section 5.6(a)(ix) cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Shareholder, promptly prepare and furnish to such Selling Shareholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 5.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiv) cooperate with the Selling Shareholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Shareholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Shareholders and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) The Company may require each Selling Shareholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Shareholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 5.6(a)(xii), such Selling Shareholder shall forthwith discontinue such Selling Shareholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.6(a)(xi), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 5.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 (or any successor form), the Company shall:

(i) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

5.7 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article V, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 5.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of the Company incurred in connection with any “road show” and (f) reasonable and documented fees and disbursements of one counsel for all holders of Registrable Securities whose shares are included in a registration statement, which counsel shall be selected by, in the case of a Demand Registration, the Requesting Shareholders, in the case of a Shelf Offering, the Demand Shareholder(s) requesting such offering, or in the case of any other registration, the holders of a majority of the Registrable Securities being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective. In connection with the Company’s performance of its obligations under this Article V, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Shareholder’s Registrable Securities pursuant to any registration.

5.8 Miscellaneous.

(a) Not less than ten (10) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights the terms of which are more favorable than, senior to or conflict with the rights granted to the holders of Registrable Securities hereunder to any other Person without the prior written consent of Demand Shareholders holding a majority of the Registrable Securities then held by all Demand Shareholders.

5.9 Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Shareholder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Shareholder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 5.9(a)) will reimburse each such Selling Shareholder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Selling Shareholder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any other party expressly for use therein.

(b) In connection with any registration statement in which a Selling Shareholder is participating, without limitation as to time, each such Selling Shareholder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 5.9(b)) will reimburse the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Shareholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Shareholder shall be liable under this Section 5.9(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Shareholder shall be required to make a contribution in excess of the amount received by such Selling Shareholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE VI

DEFINITIONS

6.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“AB” has the meaning set forth in the recitals.

“AB Group” has the meaning set forth in the Purchase Agreement.

“Activist” means, as of any date of determination, a Person (other than an Investor) that has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the five-year period immediately preceding such date of determination, (i) made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any equity securities of any issuer, including in connection with a proposed change of Control or other extraordinary or fundamental transaction, or a proposal for the election or replacement of directors, not approved (at the time of the first such proposal) by the board of directors of such issuer, (ii) called, or publicly sought to call, a meeting of the shareholders of any issuer or initiated any shareholder proposal for action by shareholders of any issuer, in each case not approved (at the time of the first such action) by the board of directors of such issuer, (iii) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the management or the policies of any issuer (provided, that this clause (iii) is not intended to include the activities of any member of the board of directors of an issuer, with respect to such issuer, taken in good faith solely in his or her capacity as a director of such issuer), (iv) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of an issuer that was not approved (at the time of commencement) by the board of directors of such issuer in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act, or (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing.

“Affiliate” has the meaning set forth in the Purchase Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” has the meaning set forth in the Purchase Agreement.

“Beneficially Own” has the meaning set forth in the Purchase Agreement.

“Blackout Period” means (i) any regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and (ii) in the event that the Company determines in good faith that the registration would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company, a period of up to seventy-five (75) days; provided, that a Blackout Period described in this clause (ii) may not occur more than twice in any period of eighteen (18) consecutive months.

“Board” has the meaning set forth in Section 1.1.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Call Exercise Period” has the meaning set forth in the Purchase Agreement.

“Call Option” has the meaning set forth in the Purchase Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of an Investor or its Representatives from the Company or its Representatives, the Beneficial Ownership of Shares or through the rights granted pursuant hereto, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Investor or such of its Representatives, (ii) was or becomes available to such Investor or such of its Representatives on a non-confidential basis from a source other than the Company or its Representatives, or any other Investor or its Representatives, as the case may be, provided, that the source thereof is not known by such Investor or such of its Representatives to be bound by an obligation of confidentiality, or (iii) is independently developed by such Investor or such of its Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (i)-(iii) above, Confidential Information also includes (a) all non-public information previously provided by the Company or its Representatives under the provisions of any confidentiality agreement between the Company, the Investors or their respective Affiliates or Representatives, including the Confidentiality

Agreement, including all information, documents and reports referred to thereunder, (b) subject to any disclosures permitted under Section 7.07 of the Purchase Agreement, all non-public understandings, agreements and other arrangements between and among the Company and the Investors, and (c) all other non-public information received from, or otherwise relating to, the Company, its subsidiaries and any Investor or any other investor in any of the foregoing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 17, 2011, between Gibco and the Company.

“Consent” has the meaning set forth in the Purchase Agreement.

“Contract” has the meaning set forth in the Purchase Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“Darrois” has the meaning set forth in Section 7.14.

“Demand” has the meaning set forth in Section 5.1(a).

“Demand Registration” has the meaning set forth in Section 5.1(a).

“Demand Shareholder” means any SP Investor or any KKR Investor, in either case that holds Registrable Securities.

“Designated Entity” means any Person (i) set forth on Schedule I (and any successor thereof) or (ii) who, as of any time of determination, engages in the retail pharmacy, pharmaceutical wholesale, pharmaceutical pre-wholesale or pharmacy benefit management services businesses, other than to a de minimis extent.

“Dispute” has the meaning set forth in Section 7.10(a).

“DM” has the meaning set forth in Section 1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Transferee” has the meaning set forth in Section 2.1(c)(iv).

“Existing Counsel” has the meaning set forth in Section 7.14.

“First Step Closing” has the meaning set forth in the Purchase Agreement.

“First Step Closing Date” has the meaning set forth in the Purchase Agreement.

“First Step Company Shares” has the meaning set forth in the Purchase Agreement.

“First Step Ownership Period” means the period beginning on the First Step Closing Date and ending on the earlier of (a) the date immediately following the final day of the Standstill Period and (b) the Second Step Closing Date, if any.

“First Step Purchase Price” has the meaning set forth in the Purchase Agreement.

“First Step Restricted Period” has the meaning set forth in Section 2.1(a).

“First Step Walgreens Shares” has the meaning set forth in the recitals.

“Foreign or State Act” has the meaning set forth in Section 2.1(g).

“Form S-3” has the meaning set forth in Section 5.3(a).

“Free Writing Prospectus” has the meaning set forth in Section 5.6(a)(iv).

“Gibco” has the meaning set forth in the recitals.

“Gibco Principal Investors” has the meaning set forth in the Shareholders Agreement.

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“ICC” has the meaning set forth in Section 7.10(b).

“Initial Investors” has the meaning set forth in the preamble.

“Initial KKR Investors” has the meaning set forth in the preamble.

“Initial Other Investor” has the meaning set forth in the preamble.

“Initial Primary Investors” has the meaning set forth in the preamble.

“Initial SP Investors” has the meaning set forth in the preamble.

“Inspectors” has the meaning set forth in Section 5.6(a)(xi).

“Investor Indemnification Agreements” means each and every certificate, memorandum or articles of incorporation or association, bylaws, limited liability company operating agreement, limited partnership agreement and any other organizational document of, and each and every insurance policy maintained by, the SP Investors, KKR, the KKR Investors or their respective Affiliates, as applicable, providing for, among other things, indemnification of and advancement of expenses for the SP Investor Director and the KKR Investor Director, as applicable, for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Investor Indemnitors” means the SP Investors and the KKR Investors and their respective Affiliates, as applicable, in their capacity as indemnitors to the SP Investor Director and KKR Investor Director, as applicable, under the applicable Investor Indemnification Agreements.

“Investors” means the KKR Investors, the SP Investors and the Other Investors.

“KKR” has the meaning set forth in the preamble.

“KKR Investment Fund” means any investment fund, separate account or other similar investment vehicle that is, directly or indirectly, managed or advised by KKR or any of its Controlled Affiliates.

“KKR Investor Designee” means, subject to Section 1.3, an individual (who must be an employee of KKR or one of its Controlled Affiliates) designated in writing by the KKR Investors for election or appointment to the Board.

“KKR Investor Director” means a KKR Investor Designee who has been elected or appointed to the Board.

“KKR Investor Rights Termination Event” shall be deemed to occur if (i) as of the end of any Business Day following the earlier to occur of (a) the Second Step Closing Date and (b) the date of termination of the Purchase Agreement with respect to the Second Step Acquisition, the KKR Investors Beneficially Own less than the lesser of (x) 4% of the Total Voting Power or the Total Economic Interest and (y) 65% of the Shares Beneficially Owned by the KKR Investors as of immediately following the Second Closing (provided, that, if the Purchase Agreement is terminated with respect to the Second Step Acquisition without the Second Closing having occurred, then as of immediately following the First Step Closing) or (ii) KKR, any KKR Investment Fund or any of their respective Affiliates (in each case, excluding any KKR Non-Private Equity Business) Beneficially Owns 5% or more of the outstanding voting securities of a Walgreens Specified Person; provided, that, for purposes of clause (ii), in the case of the acquisition of such Beneficial Ownership in a Walgreens Specified Person listed on part (B) of Schedule I, KKR shall (to the extent practicable) notify the Company in advance of such acquisition (and, in any event, no later than promptly following such acquisition), KKR and the Company shall thereafter discuss in good faith the effect of such acquisition on the service of any KKR Investor Designee on the Board, and the Board and the Company generally, and the Company shall, in its sole discretion, determine whether a KKR Investor Rights Termination Event shall be deemed to have occurred.

“KKR Investors” means (i) the Initial KKR Investors, (ii) any Permitted Transferee of any Initial KKR Investor that is Transferred Shares by such Initial KKR Investor in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition that is Transferred Shares by such Person in compliance with the terms of this Agreement.

“KKR Non-Private Equity Business” means any business or investment of KKR and its Affiliates distinct from the private equity business of KKR and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that (i) any Confidential Information with respect to the Company is made available to executives or other investment professionals of KKR and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (ii) KKR or any of its Affiliates instructs or overtly encourages any such business or investment to take any action that would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a KKR Investor hereunder.

“KKR Ownership Limit” means, during the First Step Ownership Period, 5% of the Total Voting Power or the Total Economic Interest, and during the Second Step Ownership Period, 10% of the Total Voting Power or the Total Economic Interest; provided, that, in either case, the effect of any share repurchases by the Company shall not be counted for purposes of any measurement of the KKR Ownership Limit (and, for the avoidance of doubt, none of the KKR Investors shall be required to sell or otherwise dispose of any shares of Company Common Stock as a consequence of any such repurchase or any other similar action undertaken by the Company) unless and until any KKR Investor has acquired Beneficial Ownership of additional Voting Securities following such repurchase; provided, further, that the parties hereto acknowledge and agree that with respect to any measurement of the KKR Ownership Limit (and the KKR Investors’ compliance therewith) for purposes of this Agreement following the Second Step Closing and until the final Transfer by Gibco of 100% of the Second Step Walgreens Shares to either the Shareholder Distributees and/or the Company pursuant to Section 7.16 and Article X of the Purchase Agreement, the KKR Investors shall be deemed to have already received and to continue Beneficially Own all of the Second Step Walgreens Shares that the KKR Investors would have received if Gibco Transferred 100% of the Second Step Walgreens Shares solely to the Shareholder Distributees on the Second Step Closing Date.

“KKR Related Persons” has the meaning set forth in Section 1.6(c).

“Limited Guarantees” has the meaning set forth in the Purchase Agreement.

“Losses” has the meaning set forth in Section 5.9(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 5.3(e).

“MEP Agreement” has the meaning set forth in the Purchase Agreement.

“Nominating and Governance Committee” means the Nominating and Governance Committee of the Company or any such successor committee.

“Non-Liable Person” has the meaning set forth in Section 7.13.

“Order” has the meaning set forth in the Purchase Agreement.

“Other Demanding Sellers” has the meaning set forth in Section 5.2(b).

“Other Gibco Investors” means (i) Initial Other Investors that are Shareholder Distributees of Gibco, (ii) any Permitted Transferee of any Initial Other Investor that is a Shareholder Distributee of Gibco, which Permitted Transferee is Transferred Shares by such Initial Other Investor in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition, which Permitted Transferee is Transferred Shares by such Person in compliance with the terms of this Agreement.

“Other Investors” means (i) the Other Gibco Investors and (ii) the Other MEP Investors.

“Other MEP Investors” means (i) Initial Other Investors that receive First Step Walgreens Shares or Second Step Walgreens Shares, as applicable, pursuant to the MEP Agreement or the MEP Restructuring, (ii) any Permitted Transferee of any Initial Other Investor included in clause (i) of this definition, which Permitted Transferee is Transferred Shares by such Initial Other Investor in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition, which Permitted Transferee is Transferred Shares by such Person in compliance with the terms of this Agreement.

“Other Proposed Sellers” has the meaning set forth in Section 5.2(b).

“Permitted Transfer” has the meaning set forth in Section 2.1(c).

“Permitted Transferee” means (a) with respect to the Initial SP Investors (i) SP; (ii) any Person (other than an individual) (x) that is wholly-owned directly or indirectly by SP and the Serenity Trust and no other Person and (y) with respect to which SP controls directly or indirectly 100% of the voting power; (iii)(x) a spouse (which for the purposes of this Agreement shall include Ornella Barra), lineal descendant (whether natural or adopted), sibling or parent of SP or (y) upon SP’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of SP; (iv) a foundation or similar entity established by SP for the purpose of serving charitable goals, Controlled by the Persons named in clause (iii); (v) the Serenity Trust, a Cayman Island Trust, and any other trust, the beneficiaries of which include only the Persons named in clause (iii) or (iv); and (v) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (i), (ii) or (iii); (b) with respect to any Investor that is not an individual, any Affiliate of such Investor; and (c) with respect to any Investor that is an individual (i) (x) a spouse, lineal descendant (whether natural or adopted), sibling or parent of such Investor or (y) upon such Investor’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Investor; (ii) a foundation or similar entity established by such Investor for the purpose of serving charitable goals, Controlled by the Persons named in clause (i); (iii) any trust, the beneficiaries of which include only the Persons named in clause (i) or (ii); and (iv) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (i), (ii) or (iii); provided, in the case of any of clause (a), clause (b) or clause (c), that such Transferee would continue to qualify as a Permitted Transferee of the applicable Transferor if such Transfer were to take place as of any time of determination (and, in the event that such Transferee would no longer so qualify, such Transferee shall immediately Transfer back the Transferred securities to such Transferor and such Transfer shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer on the share register of the Company).

“Person” has the meaning set forth in the Purchase Agreement.

“Piggyback Notice” has the meaning set forth in Section 5.2(a).

“Piggyback Registration” has the meaning set forth in Section 5.2(a).

“Piggyback Seller” has the meaning set forth in Section 5.2(a).

“Pre-Second Step Restricted Period” has the meaning set forth in Section 2.1(a).

“Principal Investor Side Letters” means the letter agreements executed and delivered by the Gibco Principal Investors and the Company on the date of the Purchase Agreement and attached as Exhibit C thereto.

“Proceeding” has the meaning set forth in the Purchase Agreement.

“Prohibited Transferee” means any Designated Entity or any Activist.

“Purchase Agreement” has the meaning set forth in the recitals.

“Records” has the meaning set forth in Section 5.6(a)(xi).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $250 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the applicable Requesting Shareholder; provided, that such lesser amount shall have an aggregate value of at least $100 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means (a) following the expiration of the First Step Restricted Period, the First Step Walgreens Shares held by the SP Investors, the First Step Walgreens Shares held by the KKR Investors and the First Step Walgreens Shares held by any Other Gibco Investor and (b) following the expiration of the Second Step Restricted Period, the First Step Walgreens Shares and Second Step Walgreens Shares held by the SP Investors, the First Step Walgreens Shares and Second Step Walgreens Shares held by the KKR Investors and the First Step Walgreens Shares and Second Step Walgreens Shares held by any Other Gibco Investor; provided, that any such Shares shall cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 under the Securities Act or (iii) they shall have ceased to be outstanding.

“Representatives” has the meaning set forth in Section 1.6(c).

“Requested Information” has the meaning set forth in Section 5.8(a).

“Requesting Shareholders” has the meaning set forth in Section 5.1(a).

“Restricted Periods” has the meaning set forth in Section 2.1(b).

“Rules” has the meaning set forth in Section 7.10(b).

“Second Step Closing” has the meaning set forth in the Purchase Agreement.

“Second Step Closing Date” has the meaning set forth in the Purchase Agreement.

“Second Step Company Shares” has the meaning set forth in the Purchase Agreement.

“Second Step Ownership Period” means the period beginning on the Second Step Closing Date and ending on the date immediately following the final day of the Standstill Period.

“Second Step Purchase Price” has the meaning set forth in the Purchase Agreement.

“Second Step Restricted Period” has the meaning set forth in Section 2.1(b).

“Second Step Walgreens Shares” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Purchase Agreement.

“Selling Shareholders” has the meaning set forth in Section 5.6(a)(i).

“Senior Manager” has the meaning set forth in the Purchase Agreement.

“Shareholders Agreement” has the meaning set forth in the Purchase Agreement.

“Shareholder Distributees” has the meaning set forth in the Purchase Agreement.

“Shares” has the meaning set forth in the recitals.

“Shelf Notice” has the meaning set forth in Section 5.3(a).

“Shelf Offering” has the meaning set forth in Section 5.3(e).

“Shelf Registration Statement” has the meaning set forth in Section 5.3(a).

“SP” has the meaning set forth in the preamble.

“SP First Step Ownership Limit” means, as at any time of measurement during the First Step Ownership Period, the sum of (A) 95 million shares of Company Common Stock plus (B) from and after the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the SP Investors equals 95 million shares, only such additional shares of Company Common Stock that are purchased by the SP Investors solely through the reinvestment of dividends paid on any shares of Company Common Stock Beneficially Owned by the SP Investors as of the dividend record date; it being acknowledged and agreed that the only shares of Company Common Stock that the SP Investors may acquire at any time during the First Step Ownership Period in excess of 95 million shall be shares acquired through the reinvestment of dividends.

“SP Investor Designee” means, subject to Section 1.3, an individual designated in writing by the SP Investors for election or appointment to the Board; provided, that, other than SP, such individual may not be a (i) current director, officer or employee of AB or any of its Controlled Affiliates, or any of the foregoing during the last three years prior to the time of measurement or (ii) a current or former director, officer or employee of Walgreens or any of its Controlled Affiliates (other than any former director, officer or employee of Fox).

“SP Investor Director” means an SP Investor Designee who has been elected or appointed to the Board.

“SP Investor Rights Termination Event” shall be deemed to occur (i) if, as of the end of any Business Day following the earliest to occur of (a) the Second Step Closing Date and (b) the termination of the Purchase Agreement with respect to the Second Step Acquisition: (x) the SP Investors Beneficially Own less than 5% of the Total Voting Power and (y) SP is no longer serving as Executive Chairman or Chief Executive Officer of AB or, notwithstanding such title, is no longer actively involved in an operational and management capacity in the business activities and operational decisions of AB, Walgreens and its subsidiaries.

“SP Investors” means (i) the Initial SP Investors, (ii) any Permitted Transferee of an Initial SP Investor that is Transferred Shares by such Initial SP Investor in compliance with the terms of this Agreement and (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition that is Transferred Shares by such Person in compliance with the terms of this Agreement and (iv) any Exchange Transferee of any of the Persons included in clauses (i), (ii) or (iii) that is Transferred Shares by such Person in compliance with the terms of this Agreement.

“SP Ownership Limit” means, during the First Step Ownership Period, the SP First Step Ownership Limit, and during the Second Step Ownership Period, the SP Second Step Ownership Limit.

“SP Second Step Ownership Limit” means, as at any time of measurement during the Second Step Ownership Period, the sum of (A) 167 million shares of Company Common Stock plus (B) from and after the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the SP Investors equals 167 million shares, only such additional shares of Company Common Stock that are purchased by the SP Investors solely through the reinvestment of dividends paid on any shares of Company Common Stock Beneficially Owned by the SP Investors as of the dividend record date; it being acknowledged and agreed that (i) the only shares of Company Common Stock that the SP Investors may acquire at any time in excess of 167 million shall be shares acquired through the reinvestment of dividends and (ii) with respect to any measurement of the SP Second Step Ownership Limit (and the SP Investors’ compliance therewith) for purposes of this Agreement from and after the Second Step Closing until the final Transfer by Gibco of 100% of the Second Step Walgreens Shares to either the Shareholder

Distributees and/or the Company pursuant to Section 7.16 and Article X of the Purchase Agreement, the SP Investors shall be deemed to have already received and to continue to Beneficially Own the sum of (A) the number of shares of Company Common Stock equal to the product of (x) the SP Sharing Percentage multiplied by (y) the Second Step Walgreens Shares plus (B) the number of shares of Company Common Stock equal to the product of (x) the SP Sharing Percentage multiplied by (y) the Second Step Cash Consideration divided by (z) the Thirty Day VWAP (calculated in U.S. Dollars) of the shares of Company Common Stock as of the Second Step Closing Date.

“SP Sharing Percentage” means a fraction, expressed as a percentage, (x) the numerator of which is the total equity invested by the Initial SP Investors in Gibco and (y) the denominator of which is the total equity invested in Gibco by all the Initial SP Investors, all the Initial KKR Investors and all the other Gibco Investors.

“SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market, or (iii) any other securities exchange.

“Standstill Period” has the meaning set forth in Section 2.2(b).

“STB” has the meaning set forth in Section 7.14.

“Take-Down Notice” has the meaning set forth in Section 5.3(e).

“Total Economic Interest” means, as of any date of determination, the total economic interests of all Voting Securities then outstanding. The percentage of the Total Economic Interest Beneficially Owned by any Person as of any date of determination is the percentage of the Total Economic Interest then Beneficially Owned by such Person, including pursuant to any swaps or any other agreements, transactions or series of transactions, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast in the election of directors of the Company if all Voting Securities then outstanding were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the Total Voting Power of the Company that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Securities then Beneficially Owned by such Person.

“Transactions” has the meaning set forth in the Purchase Agreement.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Unpaid Indemnitee Amounts” has the meaning set forth in Section 1.2(e).

“Volume Limitation” has the meaning set forth in Section 2.1(d)(iii).

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

“Walgreens Specified Person” means any Person set forth on Schedule II (and any successor thereof).

6.2 Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Annex, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles, Sections and Annexes of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annexes, Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding shares of Company Common Stock by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth therein that continue to be applicable on the date of such change. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

ARTICLE VII

MISCELLANEOUS

7.1 Term. This Agreement will be effective as of the date hereof and shall automatically terminate upon the date that the SP Investors and the KKR Investors, in the aggregate, Beneficially Own less than 2% of the Total Voting Power, so long as, as of such date, all of the then-remaining Registrable Securities Beneficially Owned by the SP Investors and all of the then-remaining Registrable Securities Beneficially Owned by the KKR Investors, in each case, may be sold in a single transaction without limitation under Rule 144 under the Securities Act. If this Agreement is terminated pursuant to this Section 7.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 1.6(c) (which shall survive termination of this Agreement for a period of five (5) years), Section 5.9, Section 6.2 and this Article VII, and except that no termination hereof pursuant to this Section 7.1 shall have the effect of shortening the Standstill Period or the period defined by clause (1) or (2) of the first sentence of Section 3.1.

7.2 Notices.

(a) Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, facsimile or overnight courier to the recipient’s facsimile number or address as set forth below or to such other facsimile number or address as a party hereto may notify to the other parties hereto from time to time and shall be given:

(i) if to the Company, to:

Name:	Walgreen Co.
Address:	108 Wilmot Road Deerfield, Illinois 60015
Fax:	(847) 315-3652
Attention:	Thomas J. Sabatino, Executive Vice President, General Counsel and Corporate Secretary

with a copy to (which shall not be considered notice):

Name:	Wachtell, Lipton, Rosen & Katz
Address:	51 West 52nd Street New York, New York 10019
Country:	United States
Fax:	(212) 403-2000
Attention:	Andrew R. Brownstein, Esq. Benjamin M. Roth, Esq.

(ii) if to SP or an SP Investor, to:

Name:	Alliance Santé Participations S.A.
Address:	14, Avenue du X Septembre L-2550 Luxembourg
Country:	Grand Duchy of Luxembourg
Fax:	+ 352 22 42 41
Attention:	Jean-Paul Goerens

with a copy to (which shall not be considered notice):

Name:	Darrois Villey Maillot Brochier
Address:	69 avenue Victor Hugo 75116 Paris
Country:	France
Fax:	+33 1 45 02 49 59
Attention:	Me. Alain Maillot Benjamin Burman, Esq.

(iii) if to KKR or a KKR Investor, to:

Name:	c/o Kohlberg Kravis Roberts & Co. L.P.
Address:	9 West 57th Street, Suite 4200 New York, New York 10019
Country:	United States
Fax:	(212) 750-0003
Attention:	David J. Sorkin

with a copy to (which shall not be considered notice):

Name:	Simpson Thacher & Bartlett LLP
Address:	425 Lexington Avenue New York, New York 10017
Country:	United States
Fax:	(212) 455-2502
Attention:	Mark D. Pflug, Esq.

(iv) if to an Other Investor, to the address of such Other Investor as set forth in the applicable joinder pursuant to which such Other Investor became party to this Agreement.

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission in legible form if received prior to 5:00 p.m. local time on such date or at the beginning of the recipient’s next Business Day if received after 5:00 p.m. local time on such date or such date is not a Business Day, if delivered by fax.

7.3 Investor Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the SP Investors, the KKR Investors or the Investors, as applicable, shall be made by, and shall be valid and binding upon, all SP Investors, all KKR Investors or all Investors, respectively, if made by (i) in the case of the SP Investors, the SP Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all SP Investors, (ii) in the case of the KKR Investors, the KKR Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all KKR Investors and (iii) in the case of all Investors, a majority of the Total Voting Power then Beneficially Owned by all Investors.

7.4 Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) the Company, (ii) the SP Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all SP Investors, (iii) the KKR Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all KKR Investors and (iv) Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

7.5 Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 7.5 shall be void.

7.6 Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

7.8 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the other Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

7.9 Governing Law; Jurisdiction. This Agreement, and any claim hereunder, shall be governed by, and construed in accordance with, the substantive laws of the State of New York, United States of America, without reference to conflict of law principles, provided that the Illinois Business Corporation Act shall govern to the extent mandatorily applicable to Illinois corporations.

7.10 Dispute Resolution; Consent to Arbitration.

(a) If any dispute, controversy or claim arises out of or in connection with this Agreement or the other Transaction Documents, including any question regarding its existence, validity, termination, breach or interpretation or any dispute regarding the validity, amount or liability for any claim arising hereunder (a “Dispute”), the parties hereto shall use all commercially reasonable efforts to resolve the matter amicably. If one party gives another party (or parties) hereto notice that a Dispute with respect of Article I or Article III hereof has arisen and the applicable parties are unable to resolve such Dispute within 20 days of service of such notice, then the Dispute shall be referred to SP (or, in the event of his death or permanent disability, any other individual designated by the SP Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all SP Investors), DM (or any other individual designated by the KKR Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all KKR Investors) and Gregory D. Wasson (or his successor as chief executive officer of Walgreens), who shall attempt to resolve the Dispute. No party shall resort to arbitration against another with respect to any such Dispute under this Agreement until 20 days after such referral.

(b) Any Dispute in respect of Article I or Article III hereof which remains unresolved pursuant to Section 7.10(a) 20 days after such referral, or any Dispute in respect of any other provisions hereof, which a party wishes to have resolved shall be referred upon the application of any party hereto to, and finally resolved by, arbitration under the Rules of Arbitration (the “Rules”) in force at the date of this Agreement of the International Chamber of Commerce’s International Court of Arbitration (the “ICC”) and shall be administered by the ICC. The seat, or legal place, of arbitration shall be New York, New York. The language to be used in the arbitration proceedings shall be English and all submissions shall be made in English. The substantive laws of New York shall be applicable to the merits of the Dispute (except where the substantive laws of Illinois shall mandatorily apply, in which case such laws shall be applicable to the merits of the Dispute). The tribunal shall consist of three arbitrators nominated pursuant to Article 12 of the Rules.

(c) Each party hereto acknowledges and agrees that the arbitrators shall have the power to grant any remedy or relief available under Applicable Law, including but not limited to injunctive relief, whether interim and/or final, and specific performance pursuant to Article 28 of the Rules, and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(d) Each party hereto agrees that any arbitral proceedings under this Agreement and any arbitral proceedings under the Purchase Agreement and any of the other Transaction Documents and any other agreements between the parties hereto or their Affiliates in connection with the Transactions (including the Shareholders Agreement) may (to the extent the arbitral tribunal considers appropriate given the subject matter of the particular Dispute) be consolidated or be heard together concurrently before the same arbitral tribunal. The parties hereto further agree that any arbitral tribunal constituted under this Agreement shall have the power to order consolidation of proceedings or concurrent hearings.

(e) The parties hereto do not authorize the arbitral tribunal, and the arbitral tribunal shall have no power or jurisdiction to: (i) alter or modify, or substitute its own interpretation of, any of the express terms, provisions or conditions of this Agreement, but shall enforce the contract strictly as drafted according to its terms or (ii) settle or resolve any Dispute by amiable composition or ex aequo et bono or by arbitration in equity.

(f) Each party hereto irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 7.2 of this Agreement. Nothing in this Section 7.10 shall affect the right of any party to serve process in any other manner permitted by Law.

7.11 Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

7.12 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 5.9 are intended third party beneficiaries of Section 5.9, and Non-Liable Persons are intended third party beneficiaries of Section 7.13.

7.13 No Recourse. Except as expressly set forth in the Principal Investor Side Letters or, upon execution and delivery thereof, if any, at the Second Step Closing in accordance with the Purchase Agreement, the Limited Guarantees, notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights or recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Investor (or any of their heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law or otherwise; it being expressly agreed and acknowledged that except as expressly set forth in Principal Investor Side Letters or the Limited Guarantees, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation.

7.14 Conflicts and Privilege. It is acknowledged by each of the parties hereto that Gibco and AB have retained Simpson Thacher & Bartlett LLP (“STB”), Darrois Villey Maillot Brochier AARPI (“Darrois”), Niederer Kraft & Frey Ltd. and Clifford Chance LLP (collectively, “Existing Counsel”) to act as counsel in connection with the transactions contemplated hereby and otherwise. All of the parties hereto recognize the community of interest that exists and will continue to exist until the First Step Closing and the Second Step Closing, and the parties hereto agree that such community of interest should continue to be recognized after each respective date thereof. To the extent that any material subject to the attorney-client privilege, or any other applicable legal privilege, as regards Gibco or the AB Group, has been shared between them, whether prior to or after the date hereof, it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material is not intended to, and shall not, waive or diminish in any way such material’s continued protection under attorney-client or any other applicable legal privilege. Specifically, the parties hereto agree that (a) the Company shall not, and from and after the Second Step Closing shall cause AB not to, seek to have any Existing Counsel disqualified from representing Gibco or AB or any member of the AB Group in any dispute (whether in contract, tort or otherwise) based upon, arising out of or related to this Agreement or any of the transactions contemplated hereunder in whole or in part and (b) in connection with any dispute that may arise, prior to the Second Step Closing, between Gibco or AB or any member of the AB Group, on the one hand, and Walgreens, on the other hand or, from and after the Second Step Closing, Walgreens or AB or any member of the AB Group on the one hand, and Gibco, on the other hand, Gibco and its Affiliates involved in such dispute (and not AB or any member of the AB Group) will have the sole and exclusive right to decide whether or not to waive any attorney-client or other applicable privilege that may apply to any communications between Gibco, AB or any other member of the AB Group and any Existing Counsel that occurred on or prior to the Second Step Closing.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

WALGREEN CO.

By:
Name:
Title:

KKR SPRINT (EUROPEAN II) LIMITED

By:
Name:
Title:

KKR SPRINT (2006) LIMITED

By:
Name:
Title:

KKR SPRINT (KPE) LIMITED

By:
Name:
Title:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:
Name:
Title:

ALLIANCE SANTÉ PARTICIPATIONS S.A.

By:
Name:
Title:

STEFANO PESSINA